Exhibit 99.1

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern District of TexaS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
CUMULUS MEDIA INC., et al.,[1]	)	Case No. 26-[_] (_)
)
Debtors.	)	(Joint Administration Requested)
)

DISCLOSURE STATEMENT FOR
THE JOINT PREPACKAGED CHAPTER 11 PLAN OF
REORGANIZATION OF CUMULUS MEDIA INC. AND ITS DEBTOR AFFILIATES

PAUL, WEISS, RIFKIND,
WHARTON & GARRISON LLP

Paul M. Basta (pro hac vice pending)
Jacob A. Adlerstein (pro hac vice pending)
Kyle J. Kimpler (pro hac vice pending)
Sarah Harnett (pro hac vice pending)
Stephanie P. Lascano (pro hac vice pending)
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
pbasta@paulweiss.com
jadlerstein@paulweiss.com
kkimpler@paulweiss.com
sharnett@paulweiss.com
slascano@paulweiss.com

PORTER HEDGES LLP
Porter Hedges LLP
John F. Higgins (TX Bar No. 09597500)
M. Shane Johnson (TX Bar No. 24083263)
Megan Young-John (TX Bar No. 24088700)
James A. Keefe (TX Bar No. 24122842)
Jack M. Eiband (TX Bar No. 24135185)
1000 Main St., 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6000
Facsimile: (713) 226-6248
jhiggins@porterhedges.com
sjohnson@porterhedges.com
myoung-john@porterhedges.com
jkeefe@porterhedges.com
jeiband@porterhedges.com

Proposed Counsel to the Debtors and Debtors in Possession	Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: March 4, 2026

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at www.veritaglobal.net/cumulusmedia. The Debtors’ service address for purposes of these chapter 11 cases is: 780 Johnson Ferry Road, N.E., Suite 500, Atlanta, Georgia 30342.

THE SOLICITATION OF VOTES ON THE PLAN (THE “SOLICITATION”) WITH RESPECT TO THE ABL FACILITY CLAIMS, THE 2029 SECURED CLAIMS, AND THE OTHER FUNDED DEBT CLAIMS IS NOT AN OFFER TO SELL ANY SECURITIES AND THIS DISCLOSURE STATEMENT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

THIS SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE PLAN BEFORE THE FILING OF VOLUNTARY PETITIONS UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (AS AMENDED FROM TIME TO TIME, THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE.

AFTER THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING “ADEQUATE INFORMATION,” APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN CONDUCTED IN COMPLIANCE WITH SECTIONS 1125 AND 1126(B) OF THE BANKRUPTCY CODE, AND CONFIRMING THE PLAN. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE.

UNLESS EXTENDED BY THE DEBTORS (SUBJECT TO ANY CONSENT RIGHTS OF THE CONSENTING 2029 HOLDERS), THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON APRIL 7, 2026 (THE “VOTING DEADLINE”). BALLOTS MUST BE ACTUALLY RECEIVED BY THE CLAIMS AND NOTICING AGENT (AS DEFINED HEREIN) BY THE VOTING DEADLINE.

BENEFICIAL HOLDERS WHO HOLD THEIR CLAIMS THROUGH VOTING NOMINEES MUST RETURN SUCH BENEFICIAL HOLDER BALLOTS TO THEIR RESPECTIVE VOTING NOMINEES AS SOON AS POSSIBLE TO ALLOW SUFFICIENT TIME FOR VOTING NOMINEES TO VALIDATE AND INCLUDE THEIR VOTES ON A MASTER BALLOT AND RETURN SUCH MASTER BALLOTS TO THE CLAIMS AND NOTICING AGENT ON OR BEFORE THE PLAN VOTING DEADLINE.

FOR YOUR VOTE TO BE COUNTED, THE MASTER BALLOT SUBMITTED ON YOUR BEHALF MUST BE ACTUALLY RECEIVED BY THE CLAIMS AND NOTICING AGENT ON OR BEFORE THE PLAN VOTING DEADLINE.

IF YOU HOLD YOUR CLAIMS DIRECTLY, YOU MUST RETURN YOUR COMPLETED BALLOT TO THE CLAIMS AND NOTICING AGENT ON OR BEFORE THE PLAN VOTING DEADLINE.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS AND INTERESTS MAY VOTE ON THE PLAN IS FEBRUARY 23, 2026.

DISCLOSURE STATEMENT

SOLICITATION OF VOTES ON THE
JOINT PREPACKAGED CHAPTER 11 PLAN OF
REORGANIZATION OF CUMULUS MEDIA INC.
AND ITS DEBTOR AFFILIATES FROM HOLDERS OF OUTSTANDING:

VOTING CLASS	NAME OF CLASS UNDER PLAN
CLASS 3	ABL FACILITY CLAIMS
CLASS 4	2029 SECURED CLAIMS
CLASS 5	OTHER FUNDED DEBT CLAIMS

Dated: March 4, 2026

ONLY HOLDERS OF CLAIMS IN CLASS 3 (ABL FACILITY CLAIMS), CLASS 4 (2029 SECURED CLAIMS), AND CLASS 5 (OTHER FUNDED DEBT CLAIMS), (COLLECTIVELY, THE “VOTING CLASSES”) ARE ENTITLED TO VOTE ON THE PLAN AND ARE BEING SOLICITED TO VOTE ON THE PLAN UNDER THIS DISCLOSURE STATEMENT.

THE PLAN PROVIDES THAT (I) ALL HOLDERS OF CLAIMS THAT (A) VOTE TO ACCEPT OR REJECT THE PLAN OR ARE DEEMED TO ACCEPT THE PLAN, AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED FOR IN THE PLAN BY CHECKING THE BOX ON THE APPLICABLE BALLOT OR RELEASE OPT OUT FORM INDICATING THAT THEY ELECT TO OPT OUT OF SUCH RELEASES OR (B) ABSTAIN FROM VOTING ON THE PLAN AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED FOR IN THE PLAN BY CHECKING THE BOX ON THE APPLICABLE BALLOT INDICATING THAT THEY ELECT TO OPT OUT OF SUCH RELEASES, OR (II) WITH RESPECT TO HOLDERS OF CLAIMS AND INTERESTS IN CLASS 9 (EXISTING EQUITY INTERESTS AND 510(B) CLAIMS), AFFIRMATIVELY OPT IN TO THE RELEASES PROVIDED FOR IN THE PLAN BY CHECKING THE BOX ON THE APPLICABLE RELEASE OPT IN FORM INDICATING THAT THEY OPT TO GRANT THE RELEASES PROVIDED IN THE PLAN, ARE, IN EACH CASE, DEEMED TO HAVE GRANTED THE RELEASES SET FORTH IN ARTICLE VIII.D OF THE PLAN.

RECOMMENDATION BY THE DEBTORS
AND KEY STAKEHOLDER SUPPORT

EACH DEBTOR’S BOARD OF DIRECTORS, MEMBER, MANAGER, OR SIMILAR GOVERNING BODY, AS APPLICABLE, HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH DEBTOR’S ESTATE, AND PROVIDE THE BEST RECOVERY TO HOLDERS OF CLAIMS AND INTERESTS. AT THIS TIME, EACH DEBTOR BELIEVES THAT THE PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES. EACH DEBTOR, THEREFORE, STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS IN THE VOTING CLASSES WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE CLAIMS AND NOTICING AGENT NO LATER THAN 4:00 P.M. (PREVAILING CENTRAL TIME) ON APRIL 7, 2026 PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOTS.

AS OF THE DATE HEREOF, HOLDERS OF 72.05% OF 2029 DEBT CLAIMS HAVE ALREADY AGREED, SUBJECT TO THE TERMS AND CONDITIONS OF THE RESTRUCTURING SUPPORT AGREEMENT (AS DEFINED HEREIN), TO VOTE IN FAVOR OF THE PLAN.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Bankruptcy Court has not reviewed this Disclosure Statement or the Plan, and the securities to be issued on or after the Effective Date UNDER OR IN CONNECTION WITH the PLAN will not BE ISSUED PURSUANT TO a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”), or any similar u.s. federal, state, or local laws. The Plan has not been approved or disapproved by the SEC or BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, and neither the SEC nor any state regulatory authority or similAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. The Debtors are relying on section 4(a)(2) and/or Regulation D PROMULGATED UNDER the Securities Act (“rEGULATION d”) AND/OR REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), and similar PROVISIONS UNDER THE BLUE SKY LAWS, to exempt from registration under the Securities Act and Blue Sky Laws the offer to certain holders of 2029 SECURED DEBT CLAIMS in Class 4 AND THE OTHER FUNDED DEBT CLAIMS IN CLASS 5 that are “accredited investors” or “qualified institutional buyers” OR PERSONS LOCATED OUTSIDE OF THE UNITED STATES OTHER THAN “U.S. PERSONS” within the meaning of U.S. securities laws of Plan Securities prior to the Petition Date, including in connection with the solicitation of votes to accept or reject the Plan.

v

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code, SECTION 4(a)(2) of the securities Act, REGULATION D, Regulation S or other exemptions under the securities Act and blue sky laws to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution UNDER THE PLAN of NEW CLASS A COMMON STOCK IN THE REORGANIZED DEBTORS (THE “NEW COMMON STOCK”), WARRANTS THAT ARE EXERCISABLE FOR, OR CONVERTIBLE INTO, THE NEW COMMON STOCK (COLLECTIVELY, THE “special Warrants”) (THE NEW COMMON STOCK AND SPECIAL WARRANTS, THE “EQUITY PLAN SECURITIES”) AND THE EXIT CONVERTIBLE NOTES (COLLECTIVELY WITH THE EQUITY PLAN SECURITIES, THE “PLAN SECURITIES”). Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

Except to the extent publicly available, this Disclosure Statement, the Plan, and the information set forth herein and therein are confidential. This Disclosure Statement and the Plan may contain material non-public information concerning the Debtors, their affiliates, and their respective INDEBTEDNESS and Securities. each recipient hereby acknowledges that it: (a) IS familiar with the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; and (B) agrees that it will not use or communicate to any Person or Entity, under circumstances where it is reasonably likely that such Person or Entity is likely to use or cause any Person or Entity to use, any confidential information in contravention of the Exchange Act or any of its rules and regulations, including, WITHOUT LIMITATION, Rule 10b-5.

ADDITIONAL DISCLAIMERS

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CERTAIN CLAIMS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING ALL ATTACHED EXHIBITS AND DOCUMENTS INCORPORATED INTO THIS DISCLOSURE STATEMENT, AS WELL AS THE RISK FACTORS DESCRIBED IN ARTICLE XI OF THIS DISCLOSURE STATEMENT.

UPON CONFIRMATION OF THE PLAN, THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR SIMILAR U.S. FEDERAL, STATE, OR LOCAL LAWS IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145(A) OF THE BANKRUPTCY CODE, SECTION 4(A)(2) OF THE SECURITIES ACT, AND/OR REGULATION D, AND/OR REGULATION S AND/OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES LAWS OF THE UNITED STATES OR TO NON-“U.S. PERSONS” PURSUANT TO REGULATION S. TO THE EXTENT EXEMPTION FROM REGISTRATION UNDER SECTION 1145(A) OF THE BANKRUPTCY CODE DOES NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR ISSUED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT OR (II) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. IN ACCORDANCE WITH SECTION 1125(e) OF THE BANKRUPTCY CODE, A DEBTOR OR ANY OF ITS AGENTS THAT PARTICIPATES, IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, IN THE OFFER, ISSUANCE, SALE, OR PURCHASE OF A SECURITY OFFERED OR SOLD UNDER THE PLAN OF THE APPLICABLE DEBTOR, OF AN AFFILIATE PARTICIPATING IN A JOINT PLAN WITH EACH DEBTOR, OR OF A NEWLY ORGANIZED SUCCESSOR OF THE APPLICABLE DEBTOR UNDER THE PLAN IS NOT LIABLE, ON ACCOUNT OF SUCH PARTICIPATION, FOR VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION CONCERNING THE OFFER, ISSUANCE, SALE, OR PURCHASE OF SECURITIES.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

NEITHER THe SOLICITATION of votes on the plan NOR THIS Disclosure Statement CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED. THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(A)(2) OF THE SECURITIES ACT, REGULATION D AND/OR REGULATION S OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

ALL SECURITIES DESCRIBED HEREIN ARE EXPECTED TO BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR THE BLUE SKY LAWS.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD-LOOKING STATEMENTS.” SUCH FORWARD-LOOKING STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “FORECAST,” “OUTLOOK,” “BUDGET,” OR “CONTINUE,” OR THE NEGATIVE THEREOF, OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS.

THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, RISKS AND UNCERTAINTIES RELATING TO:

•	the Debtors’ ability to successfully complete a restructuring under Chapter 11;
•	the Debtors’ ability to obtain timely approval by the Bankruptcy Court with respect to the motions filed in the Chapter 11 Cases;
•	objections to the Debtors’ restructuring process, the Debtors’ use of cash collateral, or other pleadings filed that could protract or increase the cost of the Chapter 11 Cases;
•	the Debtors’ ability to maintain relationships with vendors, customers, employees, and other third parties and regulatory authorities;
•	the outcome of ongoing commercial or other negotiations and disputes with various stakeholders in the Chapter 11 Cases;
•	the Debtors’ ability to comply with the conditions of the restructuring support agreement;
•	the ongoing impact of weakening or uncertain economic conditions on the Debtors’ operations, financial condition, and liquidity;
•	the Debtors’ achievement of certain expected revenue results, including as a result of factors or events that are unexpected or otherwise outside of their control;
•	the Debtors’ ability to generate sufficient cash flows to service their debt and other obligations and their ability to access capital, including debt or equity;
•	general economic or business conditions affecting the radio broadcasting industry which may be less favorable than expected, decreasing spending by advertisers;
•	changes in market conditions which could impair the Debtors’ intangible assets and the effects of any material impairment of our intangible assets;
•	the Debtors’ ability to execute their business plan and strategy;
•	the ability to attract, motivate, and/or retain key executives and associates;

•	increased competition in and with the media industry and the Debtors’ ability to respond to changes in technology, including artificial intelligence, in order to remain competitive;
•	the Debtors’ ability to respond successfully to various legal, regulatory, and operational issues related to the ongoing development of artificial intelligence;
•	shifts in population, demographics, audience tastes, and listening preferences;
•	disruptions or security breaches of the Debtors’ information technology infrastructure;
•	the impact of current, pending or future legislation and regulations, antitrust considerations, and pending or future litigation or claims;
•	changes in regulatory or legislative policies or actions or in regulatory bodies;
•	changes in uncertain tax positions and tax rates;
•	changes in the financial markets;
•	changes in capital expenditure requirements;
•	changes in interest rates;
•	the possibility that the Debtors may be unable to achieve any expected cost-saving or operational synergies in connection with any acquisitions or business improvement initiatives, or achieve them within the expected time periods;
•	force majeure events;
•	the implementation of the Restructuring Transactions (as defined herein); and
•	the factors as set out in Article X of this Disclosure Statement—“Certain Risk Factors To Be Considered,” and other factors that are not known to the Debtors at this time.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS SET FORTH HEREIN, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW. THE READER IS AGAIN CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTED IN SUCH FORWARD-LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, PROJECTIONS, AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE VALUE OF THE PROPERTY DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES, OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE. FOR MORE INFORMATION REGARDING THE FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PRESENTED IN THE FORWARD-LOOKING STATEMENTS, PLEASE REFER TO ARTICLE XI—“CERTAIN RISK FACTORS TO BE CONSIDERED” OF THIS DISCLOSURE STATEMENT AND “ITEM 1A—RISK FACTORS” OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024 OF CUMULUS MEDIA INC., FILED WITH THE SEC ON FEBRUARY 27, 2025.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST, AS APPLICABLE, TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURES CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN OR A GUARANTEE BY THE BANKRUPTCY COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, A SUMMARY OF THE PLAN, CERTAIN EVENTS LEADING UP TO, AND EXPECTED TO OCCUR IN THE DEBTORS’ CHAPTER 11 CASES, AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND THERETO, WHICH ARE INCORPORATED HEREIN BY REFERENCE, OR THAT MAY BE FILED LATER WITH THE PLAN SUPPLEMENT. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR RELEVANT STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS, IN EACH CASE, AS APPLICABLE, BY REFERENCE TO SUCH DOCUMENTS, STATUTORY PROVISIONS, OR EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENT, THE PLAN OR SUCH OTHER DOCUMENT, AS APPLICABLE, WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT AS OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS, AS WELL AS VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION AND THE LIQUIDATION ANALYSIS, THE FINANCIAL INFORMATION AND LIQUIDATION ANALYSIS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN) AND NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND ITS FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO RELY ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

x

Neither thIS Disclosure Statement, the PLAN, the Confirmation Order, Nor the Plan Supplement waive any rights of the Debtors with respect to the Holders of Claims OR INTERESTS BEFORE the Effective Date UNDER THE PLAN. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO POTENTIAL CONTESTED MATTERS, POTENTIAL ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM IS OR IS NOT IDENTIFIED IN THIS DISCLOSURE STATEMENT. EXCEPT AS PROVIDED UNDER THE PLAN, THE DEBTORS OR THE REORGANIZED DEBTORS, AS APPLICABLE, MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND CAUSES OF ACTION AND MAY OBJECT TO CLAIMS AFTER CONFIRMATION OR THE EFFECTIVE DATE UNDER THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS ON THE TERMS SPECIFIED IN THE PLAN.

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS SENT. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE RESTRUCTURING SUPPORT AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE COMPANY AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, BEFORE DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE UNDER THE PLAN OCCURS, THEN ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS OR INTERESTS, AS APPLICABLE, WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NOTWITHSTANDING ANY RIGHTS OF APPROVAL OR OTHERWISE PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT OR OTHERWISE AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN, OR ANY OTHER DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NONE OF THE CONSENTING STAKEHOLDERS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS, OR AGENTS, HAVE INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN OR TAKES ANY RESPONSIBILITY THEREFOR, AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN OR THEREIN, AS APPLICABLE.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO BECOME EFFECTIVE WILL BE SATISFIED OR WAIVED.

TABLE OF CONTENTS

Article I. INTRODUCTION		1

Article II. OVERVIEW OF THE COMPANY’S BUSINESS AND OPERATIONS		7
A.	Overview	7
B.	The Radio Broadcasting Industry	8
C.	Cumulus Media	9
D.	Federal Regulation of Radio Broadcasting	11
E.	Significant Ratings Materials and Advertising Sales Contracts	14
F.	Corporate Structure	14
G.	Directors and Officers	15
H.	Prepetition Capital Structure	19

Article III. KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES		23
A.	Declining Broadcast Industry and Macroeconomic Headwinds	23
B.	Liability Management and Other Strategic Actions	24
C.	Ongoing Operational Challenges, Liquidity Pressures, and Market Decline	25
D.	Retention of Professionals	26
E.	Appointment of Independent Director and Restructuring, Transaction Committees	26
F.	Stakeholder Engagement	27

Article IV. RESTRUCTURING SUPPORT AGREEMENT AND RESTRUCTURING TRANSACTIONS		27
A.	Restructuring Support Agreement	27
B.	Consensual Use of Cash Collateral	29
C.	ABL Commitment Letter	29

Article V. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES		29
A.	Commencement of the Chapter 11 Cases	29
B.	First Day Motions	29
C.	Retention of Restructuring and Other Professionals	33
D.	Confirmation Hearing	33

Article VI. SUMMARY OF PLAN		33
A.	Administrative, Priority Claims, and Statutory Fees	34
1.	Administrative Claims	34
2.	Restructuring Expenses	34
3.	Professional Fee Claims	35
4.	Priority Tax Claims	36
5.	Statutory Fees	36
B.	Classification of Claims and Interests	37
C.	Means for Implementation	44
6.	Sources of Consideration for Plan Distributions	44
7.	Restated ABL Credit Agreement	44
8.	Issuance and Distribution of the Plan Securities	45
9.	Exit Convertible Notes	46
10.	General Settlement of Claims and Interests	47
11.	Restructuring Transactions	47
12.	Reorganized Debtors	48
13.	Corporate Existence	49
14.	Exemption from Registration	49
15.	FCC Licenses	50
16.	Vesting of Assets in the Reorganized Debtors	51
17.	Cancellation of Existing Securities and Agreements	51
18.	Corporate Action	52
19.	New Organizational Documents	52
20.	Directors, Managers, and Officers of the Reorganized Debtors	53
21.	Liability of Officers, Directors, and Agents	53
22.	Effectuating Documents; Further Transactions	54
23.	Section 1146 Exemption	54
24.	Preservation of Causes of Action	54
25.	Management Incentive Plan	55
26.	Employment and Retiree Benefits	55
27.	Dissolution of Certain Debtors	56
B.	Private Company	57
C.	Contingent Debtor-in-Possession Financing	57
D.	Treatment of Executory Contracts and Unexpired Leases	58
E.	Procedures for Resolving Contingent, Unliquidated and Disputed Claims and Interests	63
F.	Provisions Governing Distributions	65
G.	Release, Injunction, and Related Provisions	71
1.	Discharge of Claims and Termination of Interests	71
2.	Release of Liens	72
3.	Debtor Release	73
4.	Third-Party Release	74
5.	Exculpation	75
6.	Injunction	76
7.	Waiver of Statutory Limitations on Releases	78
8.	Protection against Discriminatory Treatment	78
9.	Document Retention	78
10.	Reimbursement or Contribution	78
H.	Conditions Precedent to Consummation of the Plan	79
1.	Conditions Precedent to the Effective Date	79
2.	Waiver of Conditions	80
3.	Substantial Consummation	80
4.	Effect of Nonoccurrence of a Condition	80
I.	Modification, Revocation, or Withdrawal of the Plan	81
J.	Retention of Jurisdiction	82

Article VII. VALUATION OF THE REORGANIZED DEBTORS		85

Article VIII. CERTAIN FCC CONSIDERATIONS		86
A.	Required FCC Consents	86
B.	Information Required from Prospective Stockholders of the Reorganized Company	87
C.	Attributable Interests in Media Under FCC Rules	88
D.	FCC Foreign Ownership Restrictions for Entities Controlling Broadcast Licenses	89
E.	Media Ownership Restrictions	90

Article IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		91
A.	Section 1145 Securities	91
B.	Section 4(a)(2) Securities	94

Article X. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		97
A.	Introduction	97
B.	Restructuring Transactions	99
C.	Certain U.S. Federal Income Tax Considerations for the Debtors and Reorganized Debtors	99
D.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Certain Allowed Claims	102
E.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims	113
F.	Information Reporting and Back-Up Withholding	117

Article XI. CERTAIN RISK FACTORS TO BE CONSIDERED		118
A.	Certain Bankruptcy Law Considerations	118
B.	Risks Relating to the Debtors’ or Reorganized Debtors’ Business and Industry	127
C.	Factors Relating to Securities to Be Issued Under the Plan Generally	129
D.	Risks Relating to Regulation	132
E.	Risks Relating to the Reorganized Debtors’ Indebtedness	134
F.	Additional Considerations	135

Article XII. VOTING PROCEDURES AND REQUIREMENTS		136
A.	The Voting Record Date and Voting Deadline	136
B.	Holders of Claims and Interests Entitled to Vote	136
C.	Types of Ballots	136
D.	Voting Instructions	137
E.	Fiduciaries and Other Representatives	139
F.	Agreements Upon Furnishing Ballots	140
G.	Change of Vote	140
H.	Waivers of Defects, Irregularities, Etc.	140
I.	Tabulation Rules	140
J.	Miscellaneous	141

Article XIII. CONFIRMATION OF THE PLAN		142
A.	Confirmation Hearing	142
B.	Objections to Confirmation	142
C.	Requirements for Confirmation of the Plan	143

Article XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		147
A.	Alternative Plan of Reorganization	148
B.	Sale Under Section 363 of the Bankruptcy Code	148
C.	Liquidation Under Chapter 7 of the Bankruptcy Code	148

Article XV. CONCLUSION AND RECOMMENDATION		148

EXHIBIT A:	Plan

EXHIBIT B:	Restructuring Support Agreement

EXHIBIT C:	Corporate Structure Chart

EXHIBIT D:	Valuation Analysis

EXHIBIT E:	Liquidation Analysis

EXHIBIT F:	Financial Projections

Article I.
INTRODUCTION

Cumulus Media Inc. and certain of its affiliates, as debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors” and together with their non-debtor affiliates, the “Company” or “Cumulus Media”) submit this Disclosure Statement in connection with the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates, dated March 4, 2026, (as may be amended, supplemented, or modified from time to time, the “Plan”) attached hereto as Exhibit A.2 The Debtors under the Plan are Cumulus Media Inc. and certain of its affiliates and subsidiaries, certain of which are either borrowers, issuers, or guarantors under the ABL Credit Agreement, the 2029 Credit Agreement, the 2029 Notes Indenture, the 2026 Credit Agreement, or the 2026 Notes Indenture. The Debtors anticipate filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on March 4, 2026 (the “Petition Date”).

The Company is a media company delivering premium audio content to a quarter of a billion people every month and providing highly efficient traditional and digital media solutions to tens of thousands of companies. In the years leading up to the Petition Date, core revenues across the industry in which the Company operates have been affected by competition from digital audio and streaming platforms, shifts toward programmatic and performance-based ad buying, and persistent annual declines in radio listenership, which were exacerbated by pandemic-era behavioral changes and the failure of audience drivetime metrics and associated audience-based advertiser demands to rebound post-COVID. At the same time, persistent inflation increased operating costs, and elevated benchmark interest rates materially increased cash interest expense, further pressuring free cash flow and limiting financial flexibility. In response, the Debtors implemented multiyear cost-reduction and asset-optimization initiatives and undertook significant balance-sheet actions. Since 2018, the Company reduced gross debt by approximately $630 million and monetized approximately $510 million of assets, comprised of approximately $120 million of land no longer required for operations, $180 million of non-strategic stations, and $210 million of tower assets through selective divestitures structured to maintain market coverage and service continuity.

By early 2024, however, it was clear that a comprehensive refinancing was needed to proactively address upcoming maturities under the Company’s debt facilities. In May 2024, the Company completed exchange transactions pursuant to a transaction support agreement with its secured lenders that converted 97% of its existing first-lien term loans maturing in 2026 into new first-lien term loans maturing in 2029 and 94% of its existing senior notes due 2026 into new senior secured notes due 2029. While these transactions extended the maturities applicable to nearly all funded indebtedness previously scheduled to mature in 2026, certain holders did not participate, leaving a small portion of 2026 maturities unaddressed.

[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meanings ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

Although the 2024 exchange transactions provided substantial maturity extensions, persistent industry-wide revenue declines and various macroeconomic pressures, including high interest rates and inflation, continued to offset the benefits of the Company’s strategic initiatives, creating additional liquidity pressure through 2024 and 2025. To mitigate these pressures, the Debtors implemented operational measures throughout the second half of 2024 and 2025 to preserve liquidity, including incremental fixed-cost reductions, renegotiation of key contracts, streamlining of legacy operations, intensified working-capital discipline, targeted reductions in non-essential capital expenditures, and selective draws under the ABL Facility (as defined below) to bridge periods of revenue volatility. The Company also pursued initiatives intended to improve advertising monetization effectiveness and moderate certain third-party costs. Despite these measures, ongoing industry revenue declines and macroeconomic headwinds continued to constrain liquidity and free cash flow.

As a result of these various pressures, in the last quarter of 2025, the Company, with the assistance of its advisors, began to explore various strategic alternatives and potential liquidity-enhancing transactions. After considering the available options, the Debtors and their advisors determined that the best path forward was to implement a comprehensive recapitalization transaction either out-of-court or through the filing of prepackaged chapter 11 cases. Beginning in Q4 2025, the Company and its advisors advanced discussions regarding the terms of a comprehensive restructuring transaction with its key stakeholders, including the ABL Agent and an ad hoc group of secured lenders represented by Gibson, Dunn & Crutcher LLP, as counsel and Guggenheim Securities, LLC, as investment banker (the “Ad Hoc Group”). While the Company originally aimed to complete the transactions on an out-of-court basis, given ongoing industry pressures, the Company began to pivot to preparing for a prepackaged chapter 11 filing in early 2026. The Debtors determined that a prepackaged filing anchored by an agreement with their key stakeholders on the terms of a comprehensive restructuring would avoid a value destructive freefall, minimize execution risk, reduce cost and disruption, and was in the best interests of all stakeholders. In connection with the Company’s assessment of potential transactions, on January 28, 2026, the board of directors of Cumulus Media Inc. (the “Board”) appointed Ms. Carol Flaton as an independent director and formed special restructuring and investigation committees to assist with the evaluation of restructuring alternatives and conduct an independent review of potential claims, respectively.

Following significant arm’s-length negotiations, on March 4, 2026, the Debtors and the members of the Ad Hoc Group entered into that certain Restructuring Support Agreement (the “Restructuring Support Agreement”) which contemplates an in-court restructuring of the Debtors through a prepackaged chapter 11 plan. The Restructuring Support Agreement provides for a substantial deleveraging of the Debtors’ balance sheet by approximately $592 million, a reduction in annual cash interest expense of approximately $49 million, and a streamlined capital structure that positions the reorganized Company to compete effectively and pursue future strategic opportunities.

In parallel with the negotiation of the Restructuring Support Agreement, the Debtors also engaged in discussions with the ABL Parties in an effort to develop a broadly supported and comprehensive series of restructuring transactions. The Debtors and the ABL Parties ultimately entered into a commitment letter that provides for up to $100 million in aggregate commitments under an amended and restated ABL Facility (the “ABL Commitment Letter”). The ABL Parties and the Ad Hoc Group have also consented to the Debtors’ use of Cash Collateral during the chapter 11 cases pursuant to a negotiated interim cash collateral order, thereby avoiding costly and distracting litigation at the outset of these cases

Under the terms of the Plan, and in accordance with the Restructuring Support Agreement, the Debtors expect to deleverage their balance sheet through the equitization of 2029 Secured Claims and Other Funded Debt Claims. Additionally, Allowed General Unsecured Claims will be Unimpaired under the Plan to ensure strong go-forward relationships with contract counterparties, vendors and customers. The key terms of the Plan are as follows:

(a)	2029 Secured Claims will be canceled in exchange for (i) 95% of the equity in the reorganized Company distributed on the Effective Date (subject to the terms of the Plan as described in further detail below) and (ii) the Exit Convertible Notes;

(b)	Other Funded Debt Claims will be canceled in exchange for 5% of the equity in the reorganized Company distributed on the Effective Date (subject to the terms of the Plan as described in further detail below)

(c)	the Reorganized Debtors will enter into the Restated ABL Credit Agreement the proceeds thereof shall be utilized to refinance claims outstanding under the ABL Credit Agreement in satisfaction of the ABL Facility Claims;

(d)	Allowed General Unsecured Claims will be Unimpaired under the Plan and treated in the ordinary course; and

(e)	all Existing Equity Interests will be cancelled for no consideration on the Effective Date.

Through the Restructuring Transactions, the Debtors expect to emerge from these Chapter 11 Cases with a sustainable capital structure that will leave the Debtors’ businesses intact and substantially deleveraged, providing for a reduction of approximately $592 million of debt upon emergence. This de-leveraging will enhance the Debtors’ long term growth prospects and competitive position and allow them to emerge from chapter 11 better positioned to pursue value maximizing opportunities and withstand competition in the broadcast radio and audio content industry. The Debtors expect to generate the liquidity necessary to support their go-forward operations through ordinary course operations and draws on the ABL Facility. Moreover, the Plan provides a framework for the long-term sustainability of the Debtors’ business for the benefit of their employees, vendors, and customers.

The Debtors strongly believe that the Plan is in the best interests of the Debtors’ Estates, represents the Debtors’ best available alternative, and provides for value-maximizing transactions which will inure to the benefit of all of the Debtors’ stakeholders. Given the Debtors’ core strengths, including their experienced management team and employees, the Debtors are confident that they can implement the Plan’s value-maximizing restructuring to ensure the long-term viability of their business.

Consummating the Restructuring Transactions in a timely manner is of critical importance.  An efficient chapter 11 process is necessary in order for the Debtors to maintain their relationships with advertising customers and listeners.  Moreover, the pre-packaged bankruptcy process contemplated under the Plan preserves value for stakeholders while minimizing restructuring costs and potential delays. Management’s focus can then turn from balance sheet management towards operational performance and value creation.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan of reorganization unless, for reasons discussed in greater detail below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code. Under section 1124 of the Bankruptcy Code, a class of claims or interests, as applicable, is deemed to be “impaired” under a plan unless: (a) the plan leaves unaltered the legal, equitable, and contractual rights of the holders of such claims or interests, as applicable; or (b) notwithstanding any legal right to an accelerated payment on account of such claims or interests, as applicable, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claims or interests, as applicable, as they existed before the defaults.

There are three Classes entitled to vote on the Plan whose acceptances thereof are being solicited under this Disclosure Statement (a) ABL Facility Claims (Class 3), (b) 2029 Secured Claims (Class 4), and (c) Other Funded Debt Claims (Class 5).

ONLY HOLDERS OF CLAIMS IN CLASS 3 (ABL FACILITY CLAIMS), CLASS 4 (2029 SECURED CLAIMS), AND CLASS 5 (OTHER FUNDED DEBT CLAIMS), (COLLECTIVELY, THE “VOTING CLASSES”) ARE ENTITLED TO VOTE ON THE PLAN AND ARE BEING SOLICITED TO VOTE ON THE PLAN UNDER THIS DISCLOSURE STATEMENT.

THE PLAN PROVIDES THAT (I) ALL HOLDERS OF CLAIMS THAT (A) VOTE TO ACCEPT OR REJECT THE PLAN OR ARE DEEMED TO ACCEPT THE PLAN, AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED FOR IN THE PLAN BY CHECKING THE BOX ON THE APPLICABLE BALLOT OR RELEASE OPT OUT FORM INDICATING THAT THEY ELECT TO OPT OUT OF SUCH RELEASES OR (B) ABSTAIN FROM VOTING ON THE PLAN AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED FOR IN THE PLAN BY CHECKING THE BOX ON THE APPLICABLE BALLOT INDICATING THAT THEY ELECT TO OPT OUT OF SUCH RELEASES, OR (II) WITH RESPECT TO HOLDERS OF CLAIMS AND INTERESTS IN CLASS 9 (EXISTING EQUITY INTERESTS AND 510(B) CLAIMS), AFFIRMATIVELY OPT IN TO THE RELEASES PROVIDED FOR IN THE PLAN BY CHECKING THE BOX ON THE APPLICABLE RELEASE OPT IN FORM INDICATING THAT THEY OPT TO GRANT THE RELEASES PROVIDED IN THE PLAN, ARE, IN EACH CASE, DEEMED TO HAVE GRANTED THE RELEASES SET FORTH IN ARTICLE VIII.D OF THE PLAN.

The following table summarizes: (a) the treatment of Claims and Interests under the Plan; (b) which Classes are Impaired by the Plan; (c) which Classes are entitled to vote on the Plan; and (d) the estimated recoveries for Holders of Claims and Interests. The following table is qualified in its entirety by reference to the full text of the Plan. A more detailed summary of the terms and provisions of the Plan is provided in the summary of the Plan set forth in Article VI of this Disclosure Statement. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is provided in the Valuation Analysis (as defined herein) set forth in Article VII and Exhibit D hereof.

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
1	Other Secured Claims[3]	Each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (with the consent of the Required Consenting Stakeholders) or Reorganized Debtors, as applicable: (1) payment in full in Cash of such Holder’s Allowed Other Secured Claim; (2) delivery of the collateral securing such Holder’s Allowed Other Secured Claim; (3) Reinstatement of such Holder’s Allowed Other Secured Claim; or (4) such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
2	Other Priority Claims[4]	Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash of such Holder’s Allowed Other Priority Claim or such other treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Allowed Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
3	ABL Facility Claims[5]	On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Agreement and each Holder of an Allowed ABL Facility Claim shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Claim, its Pro Rata share of the New ABL Loans, which shall be issued in an amount equal to the Allowed ABL Facility Claims.	Impaired	Entitled to Vote	100%
4	2029 Secured Claims[6]	On the Effective Date, each Holder of an Allowed 2029 Secured Claim shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Claim, its Pro Rata share of (i) the Exit Convertible Notes and (ii) the 2029 Secured Claims Equity Distribution; provided that, notwithstanding anything in this Plan to the contrary, the 2029 Secured Claims Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.	Impaired	Entitled to Vote	96.5%

[3]	“Other Secured Claims” means any Secured Claim against the Debtors that is not an ABL Facility Claim or 2029 Secured Claim.

[4]	“Other Priority Claims” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claim has not already been paid during the Chapter 11 Cases, other than: (a) an Administrative Claim; (b) a Cure Claim; or (c) a Priority Tax Claim.

[5]	“ABL Facility Claims” means any Claim on account of the ABL Loans.

[6]	“2029 Secured Claims” means that portion of the 2029 Debt Claims that are Secured.

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
5	Other Funded Debt Claims[7]	On the Effective Date, each Holder of an Other Funded Debt Claim shall receive its Pro Rata share of the Other Funded Debt Claims Equity Distribution; provided, however, that any distributions owing to 2026 Term Loan Lenders shall be turned over to the 2029 Term Loan Lenders and the 2029 Noteholders in accordance with the Junior Lien Intercreditor Agreement; provided, further, that, notwithstanding anything in this Plan to the contrary, the Other Funded Debt Claims Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.	Impaired	Entitled to Vote	1.2%
6	General Unsecured Claims[8]	Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors (in consultation with the Required Consenting 2029 Holders) agrees to a less favorable treatment on account of such Claim or such Claim has been paid or Disallowed by Final Order prior to the Effective Date, on and after the Effective Date, the Reorganized Debtors shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced, subject to all claims, defenses, or disputes the Debtors and Reorganized Debtors may have with respect to such Claims, including as provided in Article IV.S of the Plan; provided that Allowed Lease Rejection Claims shall be paid in full on the later of (i) the Effective Date or (ii) entry of a Final Order Allowing a Lease Rejection Claim.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
7	Intercompany Claims[9]	On the Effective Date, at the Debtors’ election (with the consent of the Required Consenting 2029 Holders), each Holder of an Intercompany Claim shall have its Intercompany Claim Reinstated, or cancelled, released, and extinguished without any distribution.	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)	100% / 0%

[7]	“Other Funded Debt Claims” means all (a) 2026 Debt Claims and (b) 2029 Deficiency Claims.

[8]	“General Unsecured Claim” means any Claim against a Debtor that is not a Secured Claim and that is not an Administrative Claim, a Priority Tax Claim, a Professional Fee Claim, a Restructuring Expense, an Other Secured Claim, an Other Priority Claim, an ABL Facility Claim, a 2029 Secured Claim, an Other Funded Debt Claim, an Intercompany Claim, or any 510(b) Claim. For the avoidance of doubt, General Unsecured Claims shall include any Lease Rejection Claim.

[9]	“Intercompany Claim” means a Claim or a Cause of Action against a Debtor held by a Debtor or a Non-Debtor Affiliate.

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
8	Intercompany Interests[10]	On the Effective Date, at the Debtors’ election (with the consent of the Required Consenting 2029 Holders), each Holder of an Intercompany Interest shall have its Intercompany Interest Reinstated, or cancelled, released, and extinguished without any distribution.	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)	100% / 0%
9	Existing Equity Interests[11]	On the Effective Date, each Holder of an Existing Equity Interest and/or 510(b) Claim shall have its Existing Equity Interest and/or 510(b) Claim (as applicable) cancelled, released, discharged, and extinguished without any distribution.	Impaired	Not Entitled to Vote (Deemed to Reject)	0%

WHERE TO FIND ADDITIONAL INFORMATION: Cumulus Media Inc. currently files annual reports with, and submits other information to, the SEC. Copies of any document filed with or submitted to the SEC may be obtained by visiting the SEC website at http://www.sec.gov. The Reorganized Debtors intend to take steps necessary to be a private company upon emergence or as soon as reasonably practicable thereafter in accordance with and to the extent permitted by the Securities Act and the Exchange Act. As a private company, the Reorganized Company (as defined below) will not be subject to the reporting requirements of the Securities Act or the Exchange Act and holders of the Plan Securities will not be entitled to any information except as expressly required by the applicable governance or debt documents.

Article II.
OVERVIEW OF THE COMPANY’S BUSINESS AND OPERATIONS

A.            Overview

The Debtors comprise the operating business of the Company. Cumulus Media is a media company delivering premium audio content to a quarter of a billion people every month and providing highly efficient traditional and digital media solutions to tens of thousands of companies. Cumulus Media engages listeners with high-quality local programming through 394 owned-and-operated radio stations across 84 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, US Soccer, AP News, and the Academy of Country Music Awards, and many other world-class partners across more than 7,800 affiliated stations through Westwood One, a leading national audio network in America; and inspires listeners through the Cumulus Podcast Network, an established and influential platform for original podcasts that are smart, entertaining, and thought provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences.

Cumulus Media Inc. is a Delaware corporation, organized in 2018, and the successor to a Delaware corporation with the same name that was organized in 2002.12

Additional information about the Company’s operations, capital structure, and financial position are set forth in the Declaration of Francisco J. Lopez-Balboa in Support of Chapter 11 Petitions and First Day Motions (the “First Day Declaration”), which is incorporated herein (together with the exhibits appended thereto) by reference as if fully set forth herein.

[10]	“Intercompany Interests” means an Interest in a Debtor held by another Debtor or Non-Debtor Affiliate.

[11]	“Existing Equity Interests” means the Interests in the Company as of the Petition Date, including 510(b) Claims.

[12]	Cumulus Media Inc.’s predecessor, CM Wind Down Topco Inc. (formerly known as Cumulus Media, Inc., “Old Cumulus”), and certain of its direct and indirect subsidiaries filed voluntary petitions for bankruptcy relief in November 2017 in the Bankruptcy Court for the Southern District of New York. Old Cumulus and its debtor subsidiaries emerged from chapter 11 on June 4, 2018 and, prior to winding down its business, it transferred substantially all of its remaining assets to an indirect wholly owned subsidiary of reorganized Cumulus Media Inc.

B.            The Radio Broadcasting Industry

Radio broadcasting companies derive their primary revenue from the sale of advertising time to local, regional, and national spot advertisers, and radio networks derive their primary revenue from the sale of advertising time to national network advertisers. Given the size and variety of its audiences, and low advertising rates compared to many other media, radio is considered an efficient, cost-effective means of reaching specifically identified demographic groups at scale. Radio broadcasting companies and network radio companies also sell endorsements, where on-air talent serves as the voice for, and lends credibility to, a particular advertiser.

Stations are typically classified by their on-air format, such as country, rock, adult contemporary, oldies and news/talk. A station’s format and style of presentation allow it to attract specific listener segments sharing certain demographic features and therefore market its broadcasting time to advertisers seeking to reach that audience. Generally, content broadcast on a radio station is either generated locally or comes from a radio network, where such content is generated centrally and syndicated to that radio station. Advertisers and their agencies use data published by audience measuring services, such as Nielsen, to estimate how many people within particular geographical markets and demographics listen to specific stations.

The format of a particular station and the competitive environment generally dictate the type and number of advertisements that a station can broadcast without jeopardizing listening levels and the resulting ratings. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year unless there is a specific strategy implemented to change that approach.

A station’s local sales staff generates the majority of its local and regional advertising sales through direct solicitations of advertising agencies and local businesses. To generate national advertising sales, a station usually will engage a firm that specializes in soliciting radio-advertising sales on a national level. Stations may also engage directly with an internal national sales team that supports the efforts of third-party sales representatives and generates new business. National network sales representatives generally sell spots that have been received as payment for the syndication of content to a network affiliate or that have been otherwise acquired (e.g., purchased for cash).

The Company has attempted to improve its competitive position with advertisers through its broad portfolio of offerings across various content platforms, including local stations, the Westwood One network, the Cumulus Podcast Network, the Company’s leading U.S. streaming audio advertising network, and an array of local digital marketing services. The Company has successfully extended content from one platform to another to build audiences and monetization opportunities. The Company also provides a national platform which allows it to more effectively and efficiently compete for national and network advertising dollars. The Company’s high-quality broadcast and podcast programming and exclusive radio broadcast partnerships with the NFL and NCAA allow it to provide advertisers with national reach and the ability to create compelling campaigns from a local to a national level across broadcast, digital, and live event offerings.

C.            Cumulus Media

1.            Reportable Segments

Cumulus Media has one operating and reportable segment. The Company centralizes the management of its overall executive, administrative and support functions, including finance, accounting, legal, human resources, revenue management, marketing and information technology functions.

2.            Revenue

The Company generates revenue across the following three major revenue streams:

a.            Broadcast Radio Revenue.

Most of the Company’s revenue is generated through the sale of terrestrial, broadcast radio spot advertising time to local, regional, and national clients. Local spot and regional spot advertising is sold by Cumulus-employed sales personnel. National spot advertising for the Company’s owned and operated stations is marketed and sold by both the Company’s internal national sales team and Katz Media Group, Inc. (“Katz”) in an outsourced arrangement.

In addition to local, regional and national spot advertising revenues, the Company monetizes its available inventory in the network sales marketplace. To effectively deliver network advertising for its customers, the Company distributes content and programming through third party affiliates in order to reach a broader national audience. Typically, in exchange for the right to broadcast radio network programming, third party affiliates remit a portion of their advertising time to the Company, which is then aggregated into packages focused on specific demographic groups and sold by the Company to its advertiser clients that want to reach those demographic groups on a national basis. Network advertising airing across the Company’s owned, operated, and affiliated stations is sold by the Company’s internal sales team located across the United States to predominantly national and regional advertisers.

The Company strives to maximize revenue by managing its on-air inventory of advertising time and adjusting prices based on supply and demand. The optimal number of advertisements available for sale depends on the programming format of a particular radio program. Each program has a general target level of on-air inventory available for advertising. This target level of advertising inventory may vary at different times of the day but tends to remain stable over time. The Company seeks to broaden its base of advertisers in each of its markets by providing a wide array of audience demographic segments across each cluster of stations, thereby providing potential advertisers with an effective means to reach a targeted demographic group. The Company’s advertising contracts are generally short-term.

b.            Digital Revenue.

Cumulus Media generates digital advertising revenue by offering digital marketing services and through the sale of advertising and promotional opportunities across its podcasting network, streaming audio network, websites, and mobile applications. It sells premium advertising adjacent to, or embedded in, podcasts through its network of owned and distributed podcasts. The Company also operates one of the largest streaming audio advertising networks in the United States, including owned and operated internet radio simulcasted stations with either digital ad inserted or simulcasted ads. The Company sells display ads across 394 local radio station websites, mobile applications, and ancillary custom client microsites. In addition, the Company sells an array of campaign-based local digital marketing services to new and existing advertisers, such as email marketing, geo-targeted display, video solutions, and search engine marketing, as well as subscription-based services such as website building and hosting, social media management, reputation management, listing management, and search engine optimization.

c.            Other Revenue.

Other revenue includes trade and barter transactions, remote and event revenues, and non-advertising revenue. Non-advertising revenue represents fees received for licensing network content, imputed tower rental income, satellite rental income, and proprietary software licensing.

3.            Advertising Sales

The Company’s major advertiser categories are automotive, entertainment, financial, general services, home products, professional services, restaurants, retail, and telecommunications/media. Each station’s local sales staff solicits advertising, both broadcast and digital, either directly from a local advertiser or indirectly through an advertising agency. When the Company’s local sales account executives engage with local advertisers to help them grow their businesses, they sell a diversified product offering including broadcast radio and digital products. The Company uses a tiered commission structure to focus its sales staff on new business development.

Advertising sales to national spot advertisers for the Company’s radio stations are made by Katz on the national level, in exchange for a commission that is based on the revenue from the advertising generated. Regional sales, which the Company defines as sales in regions surrounding its markets to buyers that advertise in those markets, are generally made by the Company’s local sales staff and market managers. While the Company seeks to grow its local sales through more customer-focused sales staff, it seeks to grow its national and regional sales by offering key national and regional advertisers access to groups of stations within specific markets and regions that make it a more attractive platform.

The Company’s network sales team leverages scale, efficiency, and marquee name brand content to sell inventory directly to national advertisers and/or their advertising agencies across a wide spectrum of delivery platforms. The Company’s network sales team has the ability to aggregate advertising inventory time across the Company’s owned and operated and/or affiliate networks to sell to national advertisers and are incented based on sales volume, new business development, and mix of inventory sold.

4.            Employees

As of the Petition Date, Cumulus Media employed approximately 3,000 people, 2,000 of whom were employed full-time. Of these employees, approximately 100 employees were covered by 8 collective bargaining agreements. In order to protect its interests in valuable relationships and content, Cumulus Media enters into contracts with many of its on-air personalities and podcast hosts, including, in certain instances, contracts to syndicate their content on an exclusive, or semi-exclusive, basis.

D.            Federal Regulation of Radio Broadcasting

The ownership, operation and sale of radio broadcast stations, including those licensed to the Company, are subject to the jurisdiction of the Federal Communications Commission (“FCC”), which acts under authority of the Communications Act of 1934, as amended (the “Communications Act”). Among its other regulatory responsibilities, the FCC issues permits and licenses to construct and operate radio stations, assigns broadcast frequencies, determines whether to approve changes in ownership or control of station licenses, regulates transmission equipment, operating power, and other technical parameters of stations, adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations, regulates the content of some forms of radio broadcast programming, and has the authority under the Communications Act to impose penalties for violations of its rules.

The following is a brief summary of certain provisions of the Communications Act, and related FCC rules and policies (collectively, the “Communications Laws”). This description does not purport to be comprehensive, and reference should be made to the Communications Laws, public notices, and decisions issued by the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations. A more detailed discussion of the regulations applicable to the Company’s operations is set forth in the Form 10-K and in the other filings Cumulus Media Inc. has made with the SEC, which are available by visiting the SEC website at http://www.sec.gov.

1.            License Grant and Renewal. Radio broadcast licenses are generally granted and renewed for terms of up to eight years at a time. Licenses are renewed by filing an application with the FCC, which is subject to review and approval. The Communications Act expressly provides that a radio station is authorized to continue to operate after the expiration date of its existing license until the FCC acts on a pending renewal application. Petitions to deny license renewal applications may be filed by interested parties, including members of the public. The most recent renewal cycle for radio licenses began in June 2019 and concluded in April 2022. Historically, the Company’s FCC licenses have generally been renewed for the full term.

2.            Regulatory Approvals. The Communications Laws prohibit the assignment or transfer of control of a broadcast license without the prior approval of the FCC. In determining whether to grant an application for assignment or transfer of control of a broadcast license, the Communications Act requires the FCC to find that the assignment or transfer would serve the public interest. The FCC considers a number of factors in making this determination. The FCC may also review the effect of proposed assignments and transfers of broadcast licenses on economic competition and diversity.

In connection with the Company’s 2011 acquisition of Citadel Broadcasting Corporation and its emergence from Chapter 11 in June 2018, the Company was required to place certain stations into divestiture trusts in compliance with the FCC rules. The trust agreements stipulated that the Company must fund any operating shortfalls from the activities of the stations in the trusts, and any excess cash flow generated by such stations will be distributed to us until the stations are sold. As of the Petition Date, two stations remain in trust.

3.            Ownership Matters. The Communications Act generally restricts companies which control broadcast licenses from having more than 25% of their capital stock owned or voted by non-U.S. persons, foreign governments or non-U.S. corporations. The FCC granted a petition allowing the Company to have 100% foreign voting and/or equity ownership, subject to certain conditions. The Company is required to take steps to monitor the citizenship of its stockholders based principally on its review of ownership information that is known or reasonably should be known to it to establish a reasonable basis for certifying compliance with the foreign ownership restrictions of the Communications Act. In February 2024, after determining that a non-U.S. stockholder held over 10% of its stock, the Company filed a separate petition with the FCC requesting approval of such foreign holdings. Prior to FCC action, that petition was voluntarily withdrawn by the Company after the non-U.S. stockholder disposed of all of its stock in the Company. The Communications Laws also generally restrict the number of radio stations one person or entity may own, operate or control in a local market.

4.            Programming and Operation. The Communications Act requires broadcasters to serve the “public interest.” To satisfy that obligation, broadcasters are required by FCC rules and policies to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. FCC rules require that each radio broadcaster place a list in its public inspection file at the end of each quarter that identifies important community issues and the programs the radio broadcaster used in the prior quarter to address those issues. Radio station public inspection files are maintained on the FCC’s publicly accessible online database, and station licensees are required to upload required information to their respective files.

Complaints from listeners concerning a station’s programming may be filed at any time and will be considered by the FCC both at the time they are filed and in connection with a licensee's renewal application. FCC rules also require broadcasters to provide equal employment opportunities (“EEO”) in the hiring of personnel, to abide by certain procedures in advertising employment opportunities, to make information available on employment opportunities on their website (if they have one), and maintain certain records concerning their compliance with EEO rules. The FCC will entertain individual complaints concerning a broadcast licensee’s failure to abide by the EEO rules and also conducts random audits on broadcast licensees’ compliance with EEO rules. Stations also must follow provisions in the Communications Laws that regulate a variety of other activities, including political advertising, the broadcast of obscene or indecent programming, sponsorship identification, the broadcast of contests and lotteries, and technical operations (including limits on radio frequency radiation).

5.             Local Marketing Agreements. From time to time, radio stations enter into local marketing Agreements (each, an “LMA”). In a typical LMA, the licensee of a station makes available, for a fee and reimbursement of its expenses, airtime on its station to a party which supplies programming to be broadcast during that airtime, and collects revenues from advertising aired during such programming. LMAs are subject to compliance with the antitrust laws and the Communications Laws, including the requirement that the licensee must maintain independent control over the station and, in particular, its personnel, programming, and finances. As of the Petition Date, the Company did not operate any stations under LMA.

A station that brokers more than 15% of the weekly programming hours on another station in its market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC’s ownership rules. As a result, a radio station may not enter into an LMA that allows it to program more than 15% of the weekly programming hours of another station in the same market that it could not own under the FCC’s multiple ownership rules.

6.            Joint Sales Agreements. From time to time, radio stations enter into joint sales agreements (each, a “JSA”). A typical JSA authorizes one party or station to sell another station’s advertising time and retain the revenue from the sale of that airtime in exchange for a periodic payment to the station whose airtime is being sold (which may include a share of the revenue collected from the sale of airtime). Like LMAs, JSAs are subject to compliance with antitrust laws and the Communications Laws, including the requirement that the licensee must maintain independent control over the station and, in particular, its personnel, programming, and finances.

Under the FCC’s ownership rules, a radio station that sells more than 15% of the weekly advertising time of another radio station in the same market will be attributed with the ownership of that other station. For that reason, a radio station cannot have a JSA with another radio station in the same market if the FCC’s ownership rules would otherwise prohibit that common ownership. As of the Petition Date, the Company does not operate under any JSAs.

7.            Enforcement Authority. The FCC has the power to impose penalties for violations of its rules under the Communications Act, including the imposition of monetary fines, the issuance of short-term licenses, the imposition of a condition on the renewal of a license, the denial of authority to acquire new stations, and the revocation of operating authority.

8.            Proposed and Recent Changes. From time to time, Congress and the FCC have considered, and may in the future consider and adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership or profitability of the Debtors’ radio stations, result in the loss of audience share and advertising revenues for their radio stations, or affect their ability to acquire additional radio stations or finance such acquisitions.

E.             Significant Ratings Materials and Advertising Sales Contracts

The radio broadcast industry’s principal ratings service is Nielsen, which publishes surveys for domestic radio markets. Certain of the Company’s subsidiaries have previously entered into agreements with Nielsen under which they received programming ratings information, though the renewal of such agreements is subject to pending litigation as described further below.

The Company engages Katz as its national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by the Company during the term of the contract, would obligate the Company to pay a termination fee to Katz, based upon a formula set forth in the contract.

F.             Corporate Structure

1.            The Debtors’ Corporate Structure

Cumulus Media Inc. is the Debtors’ ultimate parent company and issuer of the publicly traded equity securities. Cumulus Media Inc. is the direct parent of Cumulus Media Intermediate Inc., which is also a Debtor and is a guarantor under the ABL Credit Agreement, 2029 Credit Agreement, 2029 Notes Indenture, and the 2026 Credit Agreement. Cumulus Media Intermediate Inc. is the direct parent of Cumulus Media New Holdings Inc., which is also a Debtor and is the borrower under the ABL Facility, 2029 Credit Agreement, and 2026 Credit Agreement and the issuer of the 2029 Notes and 2026 Notes. Like Cumulus Media Inc. and Cumulus Media Intermediate Inc., Cumulus Media New Holdings is a holding company and directly or indirectly owns the Debtors’ operating subsidiaries. Exhibit C attached hereto sets forth the Company’s organizational structure.

2.             Non-Debtor Affiliates, Joint Ventures and Partnerships

Certain direct and indirect subsidiaries of Cumulus Media Inc. did not file for Chapter 11 relief, including (a) eight companies that hold FCC licenses (each FCC license, an “FCC License,” and such non-debtor companies, the “Non-Debtor FCC License Holders”) and (b) two companies that are designated as “Non-Significant Subsidiaries” under the Debtors’ prepetition debt documents (collectively with the Non-Debtor FCC License Holders, the “Non-Debtor Entities”). None of the Non-Debtor Entities (a) conduct any material business operations, (b) have any employees, (c) are obligors on the Debtors’ prepetition funded debt, or (d) have pledged any assets in favor of the prepetition secured lenders.13

In addition, the Debtors are beneficiaries of a trust that holds for divestiture certain radio assets with de minimis value in accordance with and pursuant to a Memorandum Opinion and Order released by the FCC. See in the Matter of Citadel Broad. Co., 22 FCC Rcd 7083 (2007).

The Debtors also own interests in various joint ventures and partnerships, none of which filed for Chapter 11 protection. Most of the joint ventures and partnerships were created for the purposes of owning and operating physical radio assets, such as towers, antenna systems, or combiner systems.

[13]	The Non-Debtor Entities are subsidiaries of certain Debtor entities, which Debtor parent entities have pledged their equity interests in the applicable Non-Debtor Entity subsidiaries as collateral under the ABL Credit Agreement, 2029 Credit Agreement, 2029 Notes Indenture, and, in the case of certain entities only, the 2026 Credit Agreement.

G.            Directors and Officers

1.            Directors.

The composition of the post-Effective Date board of directors or managers of the Reorganized Debtors will be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code. The current members of the Board are identified below:

Mr. Andrew W. Hobson serves as Chairman of the Board. Mr. Hobson was most recently a Partner and Chief Financial Officer of Innovatus Capital Partners, LLC. Prior to that, he was a senior financial executive and eventually the Chief Financial Officer of Univision, Inc., the premier media company serving the Hispanic market. During his 20 years with the company, Hobson led the long-term strategic planning efforts across its business units (Television, Radio, Music, and Internet) and was involved with mergers & acquisitions, investments, debt, and equity capital market transactions, capital allocation, banking, investor relations, affiliate relations, information technology, procurement, human resources, and corporate administration. During his tenure, Univision’s revenues grew from $180 million to $2.9 billion and EBITDA from $38 million to $1.25 billion. Throughout his career Hobson has focused on building and leading teams of finance executives that specialize in problem solving and value creation. Prior to his career with Univision, Hobson worked for Chartwell Partners LLC and was a member of the three-person team responsible for the leveraged buy-out of Univision. Hobson previously worked in mergers & acquisitions at Bankers Trust Company. Hobson earned a B.S. in Economics, magna cum laude with concentrations in Finance and Accounting, from the Wharton School of the University of Pennsylvania.

Ms. Mary G. Berner is the Company’s President and Chief Executive Officer and has served on the Board since April 2015. Ms. Berner was named President and Chief Executive Officer of Cumulus Media Inc. in October 2015. Before joining Cumulus, Ms. Berner served as President and Chief Executive Officer of MPA (The Association of Magazine Media), where she leveraged her deep understanding of media to aggressively champion and advocate for the industry among advertisers, investors, consumers, and regulators. Ms. Berner previously served as Chief Executive Officer of Reader’s Digest Association, the $2 billion global media and direct marketing company where she developed and executed a successful turnaround strategy that ultimately led to a doubling of the stock price. She oversaw the restructuring of the company’s acquisition related debt, and optimized its brands and assets, including through the development of new digital revenue streams. Berner led Fairchild Publications, Inc. for more than five years, first as President and Chief Executive Officer of the standalone company, and later when it became a division of Condé Nast Publications and she served as President and an officer of Condé Nast. She had joined Fairchild from a position as Vice President and Publisher of Condé Nast’s Glamour, and was previously the Publisher of News Corp’s TV Guide. She began her career selling advertising for a neighborhood newspaper in Boston. Ms. Berner received a B.A. from the College of the Holy Cross.

Deborah Farrington is cofounder and managing partner of New York City-based StarVest Partners, founded in 1997 to invest in technology-enabled business services. StarVest is one of the largest women majority owned venture capital firms. In addition, she is a director of Ceridian HCM Holdings, Inc. (NYSE: CDAY). Formerly, she was lead director of NetSuite (NYSE: N) prior to its acquisition by Oracle in 2016, a director of Collectors Universe (NASDAQ: CLCT), a director of NCR (NYSE: NCR), and a director of RedBall Acquisition Corp. (NYSE: RBAC). She has chaired all major board committees. Earlier in her career, she was CEO of Victory Ventures, a multi-strategy investment firm headquartered in New York City, a managing director of Asian Oceanic Group in New York and Hong Kong, and an investment banker and division director of Merrill Lynch in New York, Hong Kong, and Tokyo. She began her career at the Chase Manhattan Bank. Ms. Farrington has been named multiple times to the Forbes Midas List of Top 100 Venture Capitalists and in 2018 received the Foreign Policy Association Medal for Achievement in Financial Services. She was recently named to the 2024 Forbes 50 Over 50 list. She received an MBA from the Harvard Business School where she has served on the Visiting Committee and is a graduate of Smith College where she has served on the Board of Trustees.

Ms. Carol Flaton was appointed to the Board in January of 2026. Ms. Flaton has served as an independent director for several public and private companies since her retirement in 2019. Her career in banking and finance was primarily working with companies and constituencies undergoing substantial transformation or financial turnaround. She was a Managing Director at Alix Partners from 2014-2019 and from 2008-2014 was a Managing Director at Lazard Freres. Prior to that, she spent 13 years at Citigroup and Credit Suisse First Boston supporting clients in refinancings, capital raises and restructuring transactions. She currently serves on the Board of the Berkshire Taconic Community Foundation (BTCF), the Northwest Connecticut Land Conservancy (NCLC), and is a member of the Board of Finance of Sharon, CT. Ms. Flaton has an M.B.A. from IMD (Lausanne, Switzerland) and a B.S. from the University of Delaware.

Mr. Steven M. Galbraith is a managing member of Kindred Capital. Previously, he was managing member of Herring Creek Capital and a partner at Maverick Capital. Prior to joining Maverick, he served as Chief Investment Officer of Morgan Stanley. From 1998 to 2008, he was an Adjunct Professor at Columbia University Business School where he taught securities analysis. Mr. Galbraith has served on the Board of Trustees of Tufts University, the National Constitution Center in Philadelphia and was an advisor to the Office of Financial Research, appointed by the U.S. Treasury. Mr. Galbraith sits on the board of trustees of the Success Academy Charter Schools where he served as Chair, as well as Third Way, the Educational Equity Lab and the American Friends of Hebrew University Endowment. He also sits on the board of directors of Narragansett Brewing Company, Equity Data Science, and Saïd Holdings limited. Galbraith received his B.A. summa cum laude from Tufts University.

On March 4, 2026, Elizabeth Abrams and David Tolley were appointed to the Board and Transaction Committee as discussed in Article III.E hereof.

2.             Executive Officers.

The following table sets forth the names of Cumulus Media’s principal executive officers and their current positions:

Name	Position
Mary G. Berner	President and Chief Executive Officer
Francisco J. Lopez-Balboa	Executive Vice President, Chief Financial Officer
Richard S. Denning	Executive Vice President, General Counsel and Secretary
Collin R. Jones	Executive Vice President, Corporate Strategy and Development and President of Westwood One
David Milner	President of Operations
Robert J. Walker	President of Operations

Please see Section II.G.1, above, for Ms. Berner’s biography.

Francisco J. Lopez-Balboa is the Company’s Executive Vice President, Chief Financial Officer (“CFO”). Mr. Lopez-Balboa joined the Company in March 2020. Prior to joining the Company, Mr. Lopez-Balboa served as Executive Vice President and CFO of Univision Communications Inc., (“Univision”), the leading media company serving Hispanic America, from 2015 to 2018. He has deep experience in the media sector; prior to joining Univision, Mr. Lopez-Balboa was an investment banker working with TMT companies. Mr. Lopez-Balboa was a Managing Director at Goldman, Sachs & Co. for more than 20 years where he last led the firm’s TMT Investment Grade Debt Financing business. Mr. Lopez-Balboa began his career in the Investment Banking Capital Markets Group at Merrill, Lynch & Co. Mr. Lopez-Balboa currently serves on the board of directors of United Rentals, Inc. (NYSE: URI) and is a member of that company’s Audit and Compensation Committees. Mr. Lopez-Balboa is an Emeritus Trustee of the Board of Visitors for the undergraduate college at Columbia University and is a Trustee and former member of the Finance and Investment Committees for St. Mark’s School in Southborough, Massachusetts. Mr. Lopez-Balboa holds an MBA from Harvard University and Bachelor of Arts in Economics from Columbia University.

Mr. Richard S. Denning is the Company’s Executive Vice President, General Counsel and Secretary. Prior to joining the Company in February 2002, Mr. Denning was an attorney with Dow, Lohnes & Albertson, PLLC (“DL&A”) within DL&A’s corporate practice group in Atlanta, advising a number of media and communications companies on a variety of corporate and transactional matters. Mr. Denning also spent four years in DL&A’s Washington, D.C. office and has extensive experience in regulatory proceedings before the FCC. Mr. Denning has been a member of the Pennsylvania Bar since 1991, the District of Columbia Bar since 1993, and the Georgia Bar since 2000. He is a graduate of The National Law Center, George Washington University.

Collin R. Jones is the Company’s Executive Vice President of Corporate Strategy & Development and President of Westwood One. In this role, he oversees strategic initiatives, investor relations and corporate development for the Company as well as leads the Company’s radio network, Westwood One, the Cumulus Podcast Network, and the Company’s daily deals and e-commerce platform, IncentRev/Sweet Deals. Mr. Jones began serving as President of Westwood One in January 2024 and joined the Company in November 2011 as Director of Corporate Strategy & Development. Prior to joining Cumulus Media in 2011, Mr. Jones held investment banking roles with Macquarie Capital and Argentum Group. He currently serves as the chairman of the National Association of Broadcasters Joint Board of Directors of the National Association of Broadcasters, and he previously served as the Vice Chair of the Radio Music License Committee. Mr. Jones received his Bachelor of Science degree in Economics from Duke University.

David Milner is the Company’s President of Operations since July 2021. In this role, he leads operations for the Company’s large market portfolio. Mr. Milner joined Cumulus Media in December 2014 as SVP, Operation of the Western Region. Prior to joining Cumulus Media, he was President/Market Manager of iHeart’s Sacramento Market. Other key roles in his 30-year broadcasting career include Vice President of Sales for Entercom San Francisco, as well as Clear Channel Portland. He received a bachelor’s degree from the University of Oregon.

Robert J. Walker is the Company’s President of Operations since July 2021. In this role, Mr. Walker’s responsibility is for the vast majority of the markets where audiences are measured by Nielsen using the Diary methodology or smaller markets with no audience measurement by Nielsen. He is also the co-Head of the Office of Programming for the Company. Mr. Walker joined Cumulus in January of 2013 as the Senior Vice President of Brand Solutions. Prior to joining Cumulus, Mr. Walker was the Executive Vice President-General Manager at The Weather Channel responsible for the cable network. Mr. Walker began his career with Gannett (now Tegna) at WXIA-TV in Atlanta in 1988 and remained with Gannett for nearly 22 years where he ultimately became President-General Manager. Mr. Walker began his professional career at Arthur Andersen with the Denver office in 1982. He received his Bachelor of Science degree in Business Administration and Management from the University of Colorado-Boulder.

H.           Prepetition Capital Structure

As of the Petition Date, the Debtors have approximately $697.1 million in aggregate principal amount of funded debt obligations outstanding. The following table summarizes the Debtors’ funded indebtedness outstanding as of the Petition Date.14

Agreement	Principal Amount Outstanding	Maturity Date
Secured Funded Debt
ABL Credit Agreement	$55,000,000	March 1, 2029
2029 Term Loan Credit Agreement	$311,844,954	May 2, 2029
2029 Notes Indenture	$306,375,000	July 1, 2029
2026 Term Loan Credit Agreement	$1,202,709	March 31, 2026
Unsecured Funded Debt
2026 Notes Indenture	$22,697,000	July 1, 2026

1.            Funded Indebtedness

a.            ABL Facility

Cumulus Media Intermediate Inc. (“Intermediate Holdings”), as guarantor, Cumulus Media New Holdings, Inc. (“Holdings”) and certain of its subsidiaries, as borrowers, Fifth Third Bank, as administrative agent and collateral agent (in such capacity, the “ABL Agent”) and lender (in such capacity collectively with its capacity as the ABL Agent, the “Prepetition ABL Secured Parties”) are party to that certain Credit Agreement, dated as of March 6, 2020 (as amended, supplemented, amended and restated, or otherwise modified from time to time, including most recently on May 2, 2024, the “ABL Credit Agreement”). The ABL Credit Agreement provides for a senior secured asset-based revolving credit facility (the “ABL Facility”, and the loans thereunder, the “ABL Loans”) in an aggregate amount of up to $125,000,000. As of the Petition Date, approximately $55,000,000 in unpaid aggregate principal amount and approximately $5,000,000 aggregate undrawn face amount in letters of credit are outstanding under the ABL Facility. The ABL Facility matures on March 1, 2029.

Availability under the ABL Facility is tied to a borrowing base equal to 85% of the accounts receivable of the borrowers, subject to customary reserves and eligibility criteria and reduced by outstanding letters of credit. Under the ABL Facility, up to $15.0 million of availability may be drawn in the form of letters of credit and up to $10.0 million of availability may be drawn in the form of swing line loans. Borrowings under the ABL Facility bear interest, at the option of Cumulus Holdings, based on SOFR plus (i) a credit adjustment spread of 0.10% and (ii) an applicable margin of 1.00% or the Alternative Base Rate. The Alternative Base Rate is defined, for any day, as the per annum rate equal to the rate identified as the “Prime Rate” by Fifth Third Bank. In addition, the unused portion of the ABL Facility is subject to a commitment fee of 0.25%.

Amounts outstanding under the ABL Facility are guaranteed by Intermediate Holdings and the present and future wholly-owned restricted subsidiaries of Intermediate Holdings that are not borrowers thereunder, subject to certain exceptions as set forth in the ABL Credit Agreement (the “ABL Guarantors”).15 The obligations under the ABL Facility are secured by a first-priority (with respect to the ABL Priority Collateral (as defined in the ABL Credit Agreement)) and third-priority (with respect to the Term Loan Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement (as defined below))) security interest in, subject to permitted liens and certain exceptions, substantially all of the assets of Holdings, the subsidiaries of Holdings party to the ABL Credit Agreement as borrowers, and the ABL Guarantors (the “ABL Collateral”). Certain subsidiaries that are designated as unrestricted under the 2026 Term Loans Credit Agreement and the 2026 Notes Indenture are borrowers under the ABL Facility.

14 The following description of the Debtors’ funded indebtedness is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements. Capitalized terms used in the following chart but not defined in the Interim Order have the meanings ascribed to them in the First Day Declaration.

15 Each wholly-owned subsidiary (collectively, the “Broadcast Licensing Subsidiaries”) that (a) owns or holds no material assets other than FCC licenses and related rights and (b) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to the ownership or holding of such licenses and related rights have been excluded from the guarantee requirement under the Debtors’ prepetition funded debt facilities. The Broadcast Licensing Subsidiaries are Radio License Holdings LLC, Radio License Holding CBC, LLC, Radio License Holding SRC LLC, CMP Houston-KC LLC, Cumulus Licensing LLC, Cumulus Licensing Holding Company LLC, KLIF Lico, LLC, and KPLX Lico, LLC.

b.            2029 Term Loans

As part of the 2024 Exchange Transactions (as defined below), Intermediate Holdings, Holdings and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent (the “2029 Agent”), and the lenders from time to time party thereto (together with the 2029 Agent, the “Prepetition 2029 Term Loan Secured Parties”) entered into that certain Term Loan Credit Agreement, dated as of May 2, 2024 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “2029 Credit Agreement”). The 2029 Credit Agreement consists of a term loan facility (the “2029 Term Loans”) maturing in May 2029. As of the Petition Date, approximately $311,844,954 in aggregate principal amount of 2029 Term Loan obligations is outstanding under the 2029 Credit Agreement.

The 2029 Term Loans bear interest at a per annum rate equal to (i) SOFR, subject to a SOFR floor of 1.00%, and an applicable margin of 5.00%, or (ii) the Alternative Base Rate (as defined in the 2029 Credit Agreement) and an applicable margin of 4.00%. As of the Petition Date, the 2029 Term Loans bore interest at a rate of 8.901% per annum.

The 2029 Term Loans are guaranteed by Intermediate Holdings and the present and future wholly-owned restricted subsidiaries of Intermediate Holdings that are not borrowers thereunder, subject to certain exceptions as set forth in the 2029 Credit Agreement (the “2029 Term Loan Guarantors”). The 2029 Term Loans are secured by first-priority (with respect to the Term Loan Priority Collateral) and second-priority (with respect to the ABL Priority Collateral) security interests in, subject to permitted liens and certain exceptions, substantially all of the existing and future assets of Holdings, the subsidiaries of Holdings party to the 2029 Credit Agreement as borrowers, and the 2029 Term Loan Guarantors (the “2029 Collateral”). Certain subsidiaries that are designated as unrestricted under the 2026 Credit Agreement and the 2026 Notes Indenture are borrowers under the 2029 Credit Agreement.

c.            2029 Notes

As part of the 2024 Exchange Transaction, Holdings, as issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “2029 Trustee”, and together with each Holder (as defined in the 2029 Notes Indenture), the “2029 Notes Secured Parties”) entered into that certain Indenture, dated as of May 2, 2024 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “2029 Notes Indenture”). Pursuant to the 2029 Notes Indenture, Holdings issued $306,375,000 in aggregate principal amount of 8.00% senior secured first-lien notes due 2029 (the “2029 Notes”) maturing on July 1, 2029. As of the Petition Date, approximately $306,375,000 in aggregate principal amount of 2029 Notes are issued and outstanding under the 2029 Notes Indenture.

The 2029 Notes are fully and unconditionally guaranteed by Intermediate Holdings and the present and future wholly-owned restricted subsidiaries of Holdings, subject to the terms of the 2029 Notes Indenture (the “2029 Notes Guarantors”). Certain subsidiaries that are designated as unrestricted under the 2026 Credit Agreement and the 2026 Notes Indenture are 2029 Notes Guarantors. Other than certain assets that constitute ABL Priority Collateral (as to which the 2029 Notes are secured on a second-priority basis), the 2029 Notes and related guarantees are secured on a first-priority basis pari passu with the 2029 Term Loans (subject to certain exceptions) by liens on the 2029 Collateral.

d.            2026 Term Loans

Intermediate Holdings, Holdings and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent (the “2026 Agent”) and the other banks and financial institutions party thereto (together with the 2026 Agent, the “Prepetition 2026 Secured Parties”, and together with the Prepetition ABL Secured Parties, the Prepetition 2029 Term Loan Secured Parties, and the Prepetition 2029 Notes Secured Parties, the “Prepetition Secured Parties”) are party to that certain Credit Agreement, dated as of September 26, 2019 (as amended, supplemented, amended and restated, or otherwise modified from time to time, including most recently on May 2, 2024, the “2026 Credit Agreement”). The 2026 Credit Agreement originally consisted of a $525 million senior secured term loan facility (the “2026 Term Loans”) maturing on March 31, 2026. As of the Petition Date, as a result of, among other things, the 2024 Exchange Transactions and the Company’s repayment of certain of the 2026 Term Loans, approximately $1,202,709 in aggregate principal amount of 2026 Term Loans are outstanding under the 2026 Credit Agreement.

Amounts outstanding under the 2026 Credit Agreement bear interest at a per annum rate equal to (i) SOFR plus a SOFR Adjustment, subject to a SOFR floor of 1.00%, and an applicable margin of 3.75%, or (ii) the Alternative Base Rate (as defined in the 2026 Credit Agreement). As of the Petition Date, the 2026 Term Loans bore interest at a rate of 7.687% per annum.

Amounts outstanding under the 2026 Credit Agreement are guaranteed by Intermediate Holdings and the present and future wholly-owned restricted subsidiaries of Holdings that are not borrowers thereunder, subject to certain exceptions as set forth in the 2026 Credit Agreement (the “2026 Term Loan Guarantors”). The 2026 Term Loans are secured by a security interest in substantially all of the assets of Holdings, the subsidiaries of Holdings party to the 2026 Credit Agreement as borrowers, and the 2026 Term Loan Guarantors (the “2026 Term Loan Collateral”, and together with the ABL Collateral and the 2029 Collateral, the “Prepetition Collateral”). In connection with the 2024 Exchange Transactions, Holdings obtained requisite consents from lenders of the 2026 Term Loans to make certain proposed amendments to the 2026 Credit Agreement, which, among other things, subordinated the liens securing the 2026 Term Loans to the liens securing the 2029 Term Loan and the 2029 Notes pursuant to the Junior Lien Intercreditor Agreement (as defined below).

e.            2026 Notes

Holdings, as issuer, the guarantors party thereto, U.S. Bank National Association, as trustee, are party to that certain Indenture, dated as of June 26, 2019 (as amended, supplemented, amended and restated, or otherwise modified from time to time, including most recently on May 2, 2024, the “2026 Notes Indenture”). Pursuant to the 2026 Notes Indenture, Holdings issued $500,000,000 in aggregate principal amount of 6.75% senior notes due 2026 (the “2026 Notes”) maturing July 1, 2026. As of the Petition Date, as a result of, among other things, the 2024 Exchange Transactions and the Company’s repayment of certain of the 2026 Notes, approximately $22,697,000 in aggregate principal amount of 2026 Notes are issued and outstanding under the 2026 Notes Indenture.

The 2026 Notes are fully and unconditionally guaranteed by Intermediate Holdings and the present and future wholly-owned restricted subsidiaries of Holdings, subject to the terms of the 2026 Notes Indenture. In connection with the 2024 Exchange Transactions, Holdings obtained requisite consents from holders of the 2026 Notes to certain proposed amendments to the 2026 Notes Indenture, which, among other things, released all the collateral securing the 2026 Notes. As a result, the 2026 Notes are not secured by any liens on the Prepetition Collateral.

2.            Intercreditor Agreements

The respective rights and interests of the lenders and noteholders under the ABL Credit Agreement, the 2029 Credit Agreement, the 2029 Notes Indenture, and the 2026 Credit Agreement are governed by three intercreditor agreements, each dated May 2, 2024 (collectively, the “Intercreditor Agreements”): (a) that certain Amended and Restated ABL/Term Loan Intercreditor Agreement, dated as of May 2, 2024, by and among Intermediate Holdings, Holdings, the other grantors from time to time party thereto, the ABL Agent, the 2029 Agent, the 2029 Trustee, and the 2026 Agent (the “ABL/Term Loan Intercreditor Agreement”); (b) that certain First Lien Intercreditor Agreement, dated as of May 2, 2024, by and among Intermediate Holdings, Holdings and certain of its subsidiaries, the other grantors party thereto, the 2029 Agent, and the 2029 Trustee (the “Pari Passu Intercreditor Agreement”); and (c) that certain Junior Lien Intercreditor Agreement, dated as of May 2, 2024, by and among Intermediate Holdings, Holdings, the other grantors party thereto, the ABL Agent, the 2029 Agent, and the 2029 Trustee (the “Junior Lien Intercreditor Agreement”). Among other things, the Intercreditor Agreements set forth the parties’ respective rights and interests relating to their rights in the Prepetition Collateral, their ability to exercise remedies in connection with an event of default, and the relative rights and obligations in the event of a chapter 11 filing by the Debtors, including various enforcement, standstill, turnover, and cash collateral and debtor-in-possession financing provisions.

Pursuant to the Intercreditor Agreements: (i) the obligations under the ABL Credit Agreement are secured on a first-priority basis by liens on the ABL Priority Collateral (which generally consists of cash, accounts receivables, chattel paper, and related proceeds) and a third-priority basis by liens on the Term Loan Priority Collateral (which generally consists of all Prepetition Collateral that is not ABL Priority Collateral); (ii) the obligations under the 2029 Credit Agreement are secured on a first-priority basis by liens on the Term Loan Priority Collateral and a second-priority basis by liens on the ABL Priority Collateral; (iii) the obligations under the 2029 Notes Indenture are secured on a first-priority basis pari passu with the 2029 Term Loans (subject to certain exceptions) by liens on Term Loan Priority Collateral and on a second-priority basis pari passu with the 2029 Term Loans by liens on the ABL Priority Collateral; and (iv) the liens securing the obligations under the 2026 Credit Agreement are subordinated to the liens securing the obligations under the 2029 Credit Agreement and the 2029 Notes Indenture.

3.                  Equity Interests

Pursuant to its Charter, Cumulus Media Inc. is authorized to issue an aggregate of 300,000,000 shares of stock divided into three classes consisting of: (a) 100,000,000 shares of Class A common stock (b) 100,000,000 shares of Class B common stock; and (c) 100,000,000 shares of preferred stock.

As of the Petition Date, Cumulus Media had the following issued and outstanding shares:

	Class A Common	Class B Common	Treasury Stock	Total
Issued	22,943,154	312,041	(5,815,111)	17,440,084
Outstanding	17,128,043	312,041	0	17,440,084

As of the Petition Date, no shares of preferred stock are outstanding.

Shares of Cumulus Media Inc.’s Class A common stock have historically traded on Nasdaq Global Market (“Nasdaq”) under the symbol “CMLS”. However, trading was suspended on May 2, 2025 as part of Nasdaq’s delisting procedures. At the open of business on May 2, 2025, the Company’s Class A common stock began trading on the OTC Markets’ OTCQB® market tier. There is no established public trading market for Cumulus Media Inc.’s Class B common stock.

Article III.
KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

A.            Declining Broadcast Industry and Macroeconomic Headwinds

Following emergence from their prior chapter 11 cases in 2018, the Company set forth on a plan to reposition its business for long-term success. Despite successfully implementing many aspects of its strategy and long-term business plan, the Company’s efforts were inhibited by significant challenges posed by the structurally declining broadcast radio industry. Among other things, continued competition from digital audio and streaming platforms exerted sustained pressure on advertising demand and core revenues. This pressure was exacerbated by programmatic buying and performance-marketing attribution that favor digital channels, thereby limiting cash flow growth and reinvestment capacity. The COVID-19 pandemic also caused a precipitous decline in commuting activity, which significantly reduced audiences in prime time segments, and hybrid work patterns have continued to depress drive-time listening relative to historical norms. Despite return-to-office trends, radio listenership remains well below pre-pandemic levels, particularly in the large markets where the Company’s operations are concentrated.

In parallel, the Debtors battled macroeconomic and cyclical headwinds that contributed to volatility in advertiser spending, compounding the effects of competitive displacement by alternative media and technology channels. Billions in advertising budgets have been diverted away from traditional radio broadcasting and into digital platforms, driving down revenues and profitability. Persistent inflation increased wages, content and production costs, third-party services, and other expenses, while sharply higher benchmark interest rates elevated cash interest burdens and tightened credit availability.

B.            Liability Management and Other Strategic Actions

To address these challenges and preserve liquidity, the Debtors undertook a multi-year sequence of strategic and balance-sheet initiatives leading up to these Chapter 11 Cases. The Debtors’ management team implemented recurring cost reductions and operating efficiencies, and maintained strict working capital discipline while refocusing investment on audio-centric and digital growth opportunities. Through liability-management actions and portfolio rationalization, the Debtors reduced gross debt by approximately $630 million (roughly 50% from 2018 levels) supported by an asset-monetization program totaling approximately $510 million. That program included sales of approximately $120 million of land no longer required for operations, approximately $180 million of non-strategic stations, and approximately $210 million of tower assets through selective divestitures structured to maintain market coverage and service continuity. These steps were complemented by approximately $120 million of cash generated from operations and opportunistic refinancings that lowered interest expense and extended maturities. Notwithstanding these actions, the impacts of persistent industry-wide pressure on core broadcast revenues outweighed the benefits of these initiatives, necessitating additional restructuring measures.

In May 2024, to address near-term maturities and preserve liquidity, the Company consummated a series of exchange offers (the “2024 Exchange Transactions”) in accordance with a transaction support agreement with an ad hoc group representing approximately 80% of the then outstanding 2026 Notes and approximately 97% of the then-outstanding 2026 Term Loans. Pursuant to the 2024 Exchange Transactions: (a) approximately $328.3 million of the 2026 Term Loan was exchanged for approximately $311.8 million of new 2029 Term Loan, and (b) approximately $323.0 million of the 2026 Notes was exchanged for approximately $306.4 million of new 2029 Notes. Following settlement of the exchange offers on May 2, 2024, $1.2 million in principal amount of the 2026 Term Loan and $23.2 million principal amount of the 2026 Notes remained outstanding.

In connection with the exchanges, the Company obtained consents to amend the 2026 Credit Agreement and the 2026 Notes Indenture to eliminate substantially all restrictive covenants and certain events of default, release all collateral securing the 2026 Notes, and subordinate the liens securing the 2026 Term Loan to the liens securing the 2029 Term Loan and the 2029 Notes. Concurrently, the Company amended its ABL Facility to extend its maturity to March 1, 2029 and increase aggregate commitments from $100 to $125 million.

While the 2024 Exchange Transactions provided the Company with necessary extensions of upcoming debt maturities, the transactions did not significantly reduce the Company’s overall debt burden and annual cash interest expense increased. In addition, because certain holders elected not to participate, small “stub” amounts of the 2026 Term Loan and 2026 Notes remained outstanding. Throughout 2024 and 2025, the Company made interest payments on the remaining 2026 Term Loans and 2026 Notes, which have near-term maturities in March and July 2026, respectively.

C.            Ongoing Operational Challenges, Liquidity Pressures, and Market Decline

The Company’s operating results and liquidity continued to deteriorate following the 2024 Exchanges. Demand in both national and local markets remained weak relative to historic levels, which amplified the Company’s sensitivity to macroeconomic conditions. In 2024, industry-wide national and local advertising slowdowns intensified. Despite the breathing room afforded by the 2024 Exchange Transactions, higher interest expense and inflationary cost pressures constrained liquidity and free cash flow. During 2024, the Company used $3.1 million of cash in operating activities and recorded substantial non-cash impairments, highlighting the ongoing earnings and cash flow challenges inherent in the industry environment. The Company also continued to face restrictive debt covenants and structural limitations that, taken together with market conditions, reduced financial and operational flexibility notwithstanding the prior amendments and exchanges.

Throughout the second half of 2024 and 2025, the Debtors undertook additional actions to stabilize liquidity. The Company executed additional fixed-cost reductions, streamlined legacy operations, and accelerated high-ROI digital initiatives, while intensifying working-capital discipline, renegotiating vendor arrangements where practicable, curtailing non-essential capital expenditures, and pursuing incremental monetization of non-core assets. The Debtors also drew under the ABL Facility to preserve liquidity during periods of revenue volatility. In parallel, the Debtors obtained a preliminary injunction against Nielsen’s network tying policy, which prevents Nielsen from conditioning access to national radio ratings on the purchase of local ratings and caps pricing for national ratings.16 This interim relief is expected to moderate audience-measurement costs and support ad-sales effectiveness, and a favorable outcome could, over time, lower structural ratings expenses and improve advertising monetization flexibility.

Despite these initiatives and events, continued declines in advertising revenue, elevated interest burdens, and the cumulative effect of long-term industry decline and pandemic era dislocations persisted, leading to mounting liquidity constraints. In light of these circumstances—and after considering liability management alternatives—the Debtors determined that commencing these prepackaged Chapter 11 Cases would provide the optimal forum to address its capital structure and position the business to capitalize on near term opportunities in the highly competitive and consolidating radio broadcasting industry.

[16]	Nielsen subsequently appealed, and on February 3, 2026, the U.S. Court of Appeals for the Second Circuit granted Nielsen’s motion for a stay pending appeal, temporarily staying the preliminary injunction. The stay restored uncertainty and subjected the Company to coercive pricing at a critical moment when 2026 advertising contracts were being negotiated, increasing the risk of losing advertising customers and overall market share. Further, the Company has been compelled to commit to devoting significant management time and legal expense to the dispute. On February 2, 2026, Nielsen filed an answer and counterclaims in the underlying litigation against Cumulus. The Nielsen litigation remains pending in the District Court for the Southern District of New York.

D.             Retention of Professionals

In September 2025, the Company retained Moelis & Company LLC (“Moelis”), as investment banker to begin exploring strategic alternatives. In November and December 2025, respectively, the Company retained each of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as restructuring counsel, and Alvarez & Marsal North America, LLC (“A&M”), as financial advisor, to assist with these efforts. Together with the Company, the advisors analyzed the Company’s capital structure, potential sources of liquidity, and available financial runway in order to address the Company’s balance sheet and its ability to service its debt payments as they came due.

E.             Appointment of Independent Director and Restructuring, Transaction Committees

In January 2026, in recognition of the importance of the Company’s independent review of its strategic alternatives, the board of directors of Cumulus Media Inc. (the “Board”) established a special restructuring committee of the Board (the “Restructuring Committee”) and appointed Ms. Carol Flaton, Mr. Andrew Hobson, Mary G. Berner, and Mr. Steven Galbraith as the initial members of the Restructuring Committee. The Restructuring Committee was delegated the full and exclusive authority to (i) plan for, negotiate, review, and evaluate potential strategic alternatives and contingency planning in connection with potential restructuring, financing, and other similar transactions and (ii) make recommendation to the Board regarding what actions should be taken by the Board with respect to such matters. The Restructuring Committee met regularly from February 5, 2026 to March 2, 2026 with the Company’s management and advisors to evaluate, consider, assess, and direct the Company with respect to conflict and restructuring matters—conducting approximately five (5) Restructuring Committee meetings during this period. On March 4, the Restructuring Committee was disbanded in connection with the Company’s execution of the Restructuring Support Agreement.

In addition, the Company established a special investigation committee of the Board (the “Investigation Committee”) and appointed Ms. Carol Flaton, as an independent director and the sole member of the Investigation Committee. As part of its mandate, the Investigation Committee was delegated the authority to conduct an independent investigation into potential claims against the Debtors’ insiders and equity holders if the Restructuring Committee determines such investigation is appropriate, and to determine whether any claims against insiders or equity holders should be pursued. Ms. Flaton, with the assistance of counsel, directed an investigation concerning such potential causes of action against the Company’s insiders and equity holders. The Debtor Release with respect to any Released Parties remains subject to the Investigation Committee’s conclusion of the investigation.

On March 4, 2026, the Board established a special transaction committee (the “Transaction Committee”) in accordance with the terms of the Restructuring Support Agreement, and appointed Elizabeth Abrams, David Tolley, and Steven M. Galbraith as the initial members of the Transaction Committee. The Transaction Committee was authorized and delegated with authority to assess, review, provide input on negotiations of, and recommend to the full Board (i) any M&A Transactions or Asset Sales (as defined in the Restructuring Support Agreement and in each case, other than Permitted Transactions as defined in the Restructuring Support Agreement), (ii) the incurrence of professional fees and any professional fee budget, (iii) the entry into, termination or amendment of, material contracts, (iv) any additional and/or subsequent financing, and (v) any settlement or material change to the Company’s current legal strategy with respect to any material litigation, (collectively, the “Transaction Committee Matters”). The Transaction Committee’s consent is required in connection with the Transaction Committee Matters.

F.            Stakeholder Engagement

In the last quarter of 2025, the Debtors and their advisors entered into discussions with the Ad Hoc Group to explore a comprehensive restructuring of their indebtedness. In early 2026, the Debtors also commenced discussions with the ABL Agent. Over the next several months, the Debtors engaged in extensive discussions with the ABL Agent and the Ad Hoc Group regarding potential transactions.

Ultimately, on March 4, 2026, after extensive, arm’s-length negotiations, the Debtors entered into the Restructuring Support Agreement with Consenting 2029 Holders who hold, in the aggregate, approximately 72.05% of the 2029 Debt Claims. The Restructuring Support Agreement contemplates an in court restructuring of the Debtors (the “Restructuring Transactions”) to be implemented through prepackaged chapter 11 cases. The Restructuring Transactions are set forth in the Restructuring Support Agreement and the term sheet attached thereto (the “Restructuring Term Sheet”).17 More information on the Restructuring Support Agreement is set forth in Article IV of this Disclosure Statement.

Article IV.
RESTRUCTURING SUPPORT AGREEMENT AND RESTRUCTURING TRANSACTIONS18

A.            Restructuring Support Agreement

The Restructuring Support Agreement is attached as Exhibit B hereto. On the Petition Date, the Debtors expect to file the Plan, which documents the terms of the restructuring as contemplated by the Restructuring Support Agreement.

The Restructuring Support Agreement envisions a substantial deleveraging of the Debtors’ balance sheet by approximately $592 million and a reduction of approximately $49 million in annual cash interest expense. The delevered capital structure contemplated by the Restructuring Support Agreement will position the reorganized Debtors for potential strategic transactions in the consolidating radio broadcast industry following their emergence from these Chapter 11 Cases. Pursuant to the Restructuring Support Agreement and subject to the conditions specified therein, the Consenting 2029 Holders have agreed, among other things, to support the Restructuring Transactions and vote in favor of the Plan.

[17]	The following description of the Restructuring Transactions is for informational purposes only and is qualified in its entirety by reference to the Restructuring Support Agreement and the Restructuring Term Sheet.

[18]	The following summary is provided for illustrative purposes only and is qualified in its entirety by reference to the Restructuring Support Agreement. In the event of any inconsistency between this summary and the Restructuring Support Agreement, the Restructuring Support Agreement will control in all respects.

The Restructuring Support Agreement contemplates that the Debtors will achieve certain milestones (the “Milestones”) over the course of the Chapter 11 Cases. Although the Debtors will request that the Bankruptcy Court grant the relief described below by the applicable dates, there can be no assurance that the Bankruptcy Court will grant such relief. These Milestones include the following:

Deadline	Milestone
March 4, 2026	The Debtors shall launch solicitation of creditor acceptance of the Plan.
March 4, 2026	The Petition Date shall take place. The Company Parties shall file the Plan, Disclosure Statement, Scheduling Motion, and the Cash Collateral Motion.
As soon as reasonably practicable after the Petition Date, but in any event no later than three days thereafter.	The Bankruptcy Court shall enter the Scheduling Order and the Interim Cash Collateral Order.
No later than 30 days after the Petition Date; provided that this deadline may be extended by the Company by up to 25 days if the purpose of such extension is solely to align the hearing on the Final Cash Collateral Order with the Confirmation hearing.	The Bankruptcy Court shall enter the Final Cash Collateral Order.
No later than 55 days after the Petition Date.	The Bankruptcy Court shall enter the Confirmation Order.
As soon as practicable after entry of the Confirmation Order, but in any event no later than 75 days after entry of the Confirmation Order; provided that the Company may extend this deadline for up to an additional 120 days solely to the extent that the Company Parties have otherwise complied with the Restructuring Support Agreement, and all conditions to the Plan Effective Date have been satisfied other than (i) the receipt of required regulatory or other governmental approvals and (ii) any conditions that, by their nature, can only be satisfied on the Plan Effective Date.	The Plan Effective Date shall occur.

Failure to meet such milestones may give rise to certain termination rights in favor of the Consenting 2029 Holders under the Restructuring Support Agreement.

B.            Consensual Use of Cash Collateral

While the Company negotiated the terms of a comprehensive transaction with the Ad Hoc Group, it simultaneously engaged in discussions with the ABL Agent and the Ad Hoc Group regarding the consensual use of cash collateral during the pendency of these Chapter 11 Cases. Without access to cash collateral, the Debtors would not have the means to continue operating their businesses or fund the administrative costs of these Chapter 11 Cases. The Debtors sought and obtained the consent of lenders representing a majority of each of the ABL Loans, 2029 Term Loans, and 2029 Notes regarding the use of cash collateral.

As set forth more fully in the Cash Collateral Motion, lenders constituting the requisite majority of ABL Loans, 2029 Term Loans, and 2029 Notes have agreed to the Company’s consensual use of cash collateral in compliance with an approved initial budget (the “Approved Budget”), subject to certain permitted variances and milestones. The Debtors, with the assistance of their advisors, developed the initial Approved Budget governing the use of cash collateral in connection with negotiations with the ABL Agent and the Ad Hoc Group. As reflected in the Approved Budget, as of the Petition Date, the Debtors collectively hold approximately $46 million of cash on hand.

C.            ABL Commitment Letter

On March 4, 2026, the Debtors and the ABL Parties entered into the Exit ABL Commitment Letter, pursuant to which the ABL Parties have committed to enter into the Restated ABL Credit Agreement. The Restated ABL Agreement will provide for a $100 million revolving credit facility on terms substantially similar to the Existing ABL Facility, subject to certain modifications as described in the ABL Commitment Letter. On the Effective Date, each Holder of an Allowed ABL Facility Claim will receive its pro rata share of the New ABL Loans, which shall be issued under the Restated ABL Agreement in an amount equal to the Allowed ABL Facility Claims.

Article V.
ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

A.            Commencement of the Chapter 11 Cases

On the Petition Date, in accordance with the Restructuring Support Agreement, the Debtors intend to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits of, and become subject to the limitations of, the Bankruptcy Code. After the Petition Date, the Debtors intend to continue to operate their business as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B.            First Day Motions

On the Petition Date or as soon thereafter as is reasonably practicable, the Debtors intend to file multiple motions (the “First Day Motions”) requesting that the Bankruptcy Court grant relief designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruption to the Debtors’ operations during the pendency of the Chapter 11 Cases. The following is a brief overview of the relief sought in the First Day Motions.19

[19]	This summary of the First Day Motions and related proposed orders, as applicable, is qualified in its entirety by reference to the First Day Motions and related proposed orders, as applicable. In the case of any inconsistency between this Disclosure Statement and the First Day Motions and related proposed orders, as applicable, the First Day Motions and related proposed orders, as applicable, govern.

1.                  Cash Management Motion

The Debtors maintain an integrated cash management system in the ordinary course of their business. To lessen the disruption caused by the bankruptcy filings and maximize the value of their Estates during the Chapter 11 Cases, the Debtors intend to seek authority to maintain their cash management system and be authorized to, among other things, pay any outstanding bank, processing, and security fees owed in relation to their cash management system, continue utilizing their corporate credit cards, maintain their existing business forms, and continue engaging in intercompany transactions in the ordinary course of business.

2.                  Wages Motion

As of the Petition Date, the Debtors employ approximately 3,000 people, approximately 2,000 of whom are employed full-time. Of these employees, approximately 100 are covered by one of the Debtors’ eight collective bargaining agreements. This workforce relies on the compensation and benefits provided or funded by the Debtors to continue to pay their daily living expenses, and would be exposed to significant financial difficulties if the Debtors were not permitted to pay these obligations. It is essential to the smooth operation of the Debtors’ business that their workforce continues to perform in the ordinary course of business, and so a stable workforce is critical to the uninterrupted continuation of the Debtors’ business and the preservation and maximization of the value of the Debtors’ Estates during the Chapter 11 Cases. On this basis, the Debtors intend to seek authorization to, among other things, (i) pay prepetition wages, salaries, other compensation, and reimbursable expenses to their employees and (ii) continue employee benefits programs in the ordinary course of business, including payment of certain prepetition obligations related thereto.

3.                  On Air Talent, Programming, and Other Trade Motion

In the ordinary course of business, the Debtors incur obligations to various trade creditors, service providers, and other parties, including (i) certain individuals crucial to the Debtors’ broadcasting content and syndicated on-air and other media programming business, including disc jockeys, radio personalities, and talk show, podcast, and other program hosts, (ii) station compensation obligations, (iii) programming costs, including royalties, production and post-production costs, and affiliation, syndication, and network programming fees, (iv) sales and marketing vendors, (v) other prepetition trade claims, including vendors that delivered goods to the Debtors in the ordinary course of business within 20 days before the Petition Date. The Debtors believe that payment of certain claims as they come due in the ordinary course of business is critical to the successful operation of the Debtors’ business during the Chapter 11 Cases and is consistent with the Unimpaired treatment of General Unsecured Claims under the Plan. Because of the nature of their business, the Debtors believe that many trade creditors would make credible and actionable threats to cease providing the Debtors or the Reorganized Debtors, as applicable, with the specialized goods and services necessary to maintain the smooth operation of the Debtors’ business during the pendency of the Chapter 11 Cases or the Reorganized Debtors’ business upon the occurrence of the Effective Date under the Plan.

4.                  Taxes Motion

In the ordinary course of business, the Debtors incur various taxes, fees, and similar charges in multiple jurisdictions. The Debtors’ failure to pay certain taxes and fees when due may adversely affect their business operations. Depending on the relevant jurisdiction, tax authorities may have the ability to initiate audits if taxes and fees are not timely paid. Similarly, tax authorities may attempt to seek to lift the automatic stay or even seek to hold the Debtors’ directors and officers personally liable for any unpaid amounts. Accordingly, the Debtors will seek authorization to pay all taxes, fees, assessments, and other charges to applicable taxing authorities in the ordinary course of business that may be due under applicable law both prior to and after the Petition Date.

5.                  Utilities Motion

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services including, among others, electricity, natural gas, water and sewage, telephone, internet, and other similar services from several utility providers. The Debtors will seek an order (i) prohibiting utility providers from altering, refusing, or discontinuing utility services, (ii) deeming the utility providers to be adequately assured of future payment, and (iii) establishing procedures for determining adequate assurance of payment.

6.                  Equity and Claims Trading Motion

The Debtors possess net operating loss (“NOL”) carryforwards and other tax attributes. Under the U.S. Internal Revenue Code, the Debtors’ ability to use these NOL carryforwards and other tax attributes may be limited if, among other things, the Debtors experience a change of control. In order to protect the Debtors’ ability to use their tax attributes, the Debtors will seek an order approving notification and hearing procedures for certain transfers of Cumulus Media Inc.’s common equity interests and notification, hearing, and sell-down procedures related to claims (as defined in section 101(5) of the Bankruptcy Code) against the Debtors.

7.                  Customer Programs Motion

As described in detail in the Debtors’ customer programs motion, the Debtors provide certain incentives, discounts, promotions, and accommodations, and administer related programs, to attract customers and maintain positive customer relationships. These customer programs promote customer satisfaction and inure to the goodwill of the Debtors’ business and the value of their brands. Continuing to administer these programs without interruption during the pendency of the Chapter 11 Cases is critical to preserve the value of the Debtors’ assets by, most importantly, preserving the Debtors’ valuable customer relationships, goodwill, and market share. Accordingly, the Debtors will seek an order confirming the Debtors’ authority to maintain and administer their customer-related programs, policies, and practices and honor certain prepetition obligations related thereto.

8.                  Insurance Motion

As described in detail in the Debtors’ insurance motion, the Debtors maintain a variety of insurance policies and surety arrangements in the ordinary course of their business. The Debtors’ existing insurance and surety programs are essential to preserve the value of the Debtors’ business, properties, and assets. In many cases, the insurance coverage provided by the existing insurance policies is required by diverse regulations, laws, and contracts. Failure to make the payments required to maintain the Debtors’ insurance policies could have a significant negative impact on the Debtors’ operations. Absent sufficient and continuing insurance coverage, the Debtors may also be exposed to substantial liability and lose the ability to operate in certain key jurisdictions. As a result, the Debtors will seek authorization to, among other things, continue, renew or supplement their prepetition insurance and surety arrangements and pay premiums and other amounts arising thereunder.

9.                  Cash Collateral Motion

To enable the Debtors to fund administration of the Chapter 11 Cases and consummate the Plan and the Restructuring Transactions contemplated thereby, the Debtors intend to seek authorization to, among other things, use the cash collateral of the Prepetition Secured Parties who have perfected liens and securities interests therein (the “Cash Collateral”) and to provide adequate protection to the Prepetition Secured Parties for the use thereof.

The Debtors’ ability to access and use Cash Collateral is essential to ensuring their continued operations during these Chapter 11 Cases. Absent access to Cash Collateral, the Debtors would not have adequate unencumbered cash on hand to pay critical operating expenses.

In consideration of the Debtors’ use of the Cash Collateral, the Debtors have agreed to provide certain forms of adequate protection to the Prepetition Secured Parties, including, among other things, (a) operation within a specified budget (subject to certain permitted variances); (b) compliance with certain reporting requirements; (c) with respect to the Prepetition ABL Secured Parties only, payment of interest at the current, non-default interest rate; and (d) payment of certain professional fees and expenses.

10.               FCC Ownership Procedures Motion

The Debtors will seek authorization of procedures to comply with media and foreign ownership requirements of the FCC. The relevant procedures and considerations are discussed in greater detail in Article VIII hereof.

11.               Lease Rejection Motion

The Debtors will seek authorization to reject certain unexpired leases that are no longer economically viable or necessary to the Debtors’ operations.

12.                Administrative Motions

The Debtors likewise intend to file various other procedural motions seeking relief common to chapter 11 proceedings of similar size and complexity as these Chapter 11 Cases, including designation of these Chapter 11 Cases as “complex” for purposes of the Bankruptcy Local Rules for the Southern District of Texas (the “Bankruptcy Local Rules”), joint administration of the Chapter 11 Cases solely for procedural purposes, authorization to file a consolidated list of creditors, and authorization to retain KCC/Verita Global, LLC (“Verita”) as Claims and Noticing Agent.

C.            Retention of Restructuring and Other Professionals

To assist the Debtors in carrying out their duties as debtors in possession and to otherwise represent the Debtors’ interests in these Chapter 11 Cases, the Debtors are seeking authorization from the Bankruptcy Court to retain and employ various professionals including, among others: (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Debtors; (b) Porter Hedges LLP, as co-counsel to the Debtors; (c) Moelis, as investment banker to the Debtors; (d) A&M, as financial advisor to the Debtors; and (e) KPMG LLP as tax advisor to the Debtors. As of the Petition Date, the Debtors expect they will continue to employ various professionals in the ordinary course of business, including, without limitation, law firms, attorneys, auditors, tax professionals, and other non-attorney professionals.

D.            Confirmation Hearing

On the Petition Date, the Debtors will seek entry of an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (a) the adequacy of this Disclosure Statement and (b) confirmation of the Plan. The Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing for April 15, 2026 (or as soon thereafter as the Bankruptcy Court has availability). The Debtors intend to propose that the deadline to object to confirmation of the Plan and/or adequacy of this Disclosure Statement be April 7, 2026 at 4:00 p.m. (prevailing Central Time). The Debtors anticipate that notice of the Confirmation Hearing will be published and mailed to all known holders of Claims and Interests in advance of the objection deadline.

Article VI.
SUMMARY OF PLAN

The complete Plan is attached hereto as Exhibit A and the Debtors recommend you read the Plan in its entirety, as the summary of the Plan provisions below and as otherwise described in the Disclosure Statement are not intended to be reviewed in lieu of reviewing the Plan.

THE FOLLOWING SUMMARIZES CERTAIN OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN. IN THE CASE OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN SHALL GOVERN IN ALL RESPECTS.

A.             Administrative, Priority Claims, and Statutory Fees

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors (with the consent of the Required Consenting Stakeholders) or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code) shall be paid in full in Cash an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in full and final satisfaction, compromise, settlement, release, and discharge of such Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date, or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed on or prior to the Effective Date, the first Business Day after the date that is thirty days after the date such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

2.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the Cash Collateral Orders) without the requirement to file a fee application with the Bankruptcy Court, without the need for time detail, and without any requirement for review or approval by the Bankruptcy Court or any other party. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date; provided that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre- and post-Effective Date Restructuring Expenses, whether incurred before, on, or after the Effective Date.

3.	Professional Fee Claims

a.                  Professional Fee Escrow

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount, which funds shall come from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Allowed Professional Fee Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow in accordance with Article II.C.2 of the Plan; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Allowed Professional Fee Claims of the Professionals to be paid from the Professional Fee Escrow. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

b.                  Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than forty-five (45) calendar days after the Effective Date. Any objections to Professional Fee Claims shall be served and Filed no later than twenty-one days after the date of Filing of the applicable final request for payment. After notice (and opportunity for objections) and a hearing, if necessary, in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows from the Professional Fee Escrow, after taking into account any prior payments to and retainers held by such Professionals, as soon as reasonably practicable following the date when such Professional Fee Claims are Allowed by entry of an Order of the Bankruptcy Court.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Allowed Professional Fee Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A of the Plan. After all Allowed Professional Fee Claims have been paid in full, the escrow agent shall promptly return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

c.                  Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall reasonably estimate in good faith their Professional Fee Claims through and including the Effective Date, and shall deliver such estimate to the Debtors and the Ad Hoc Group Advisors (and consult with the Ad Hoc Group Advisors regarding the same) no later than five days prior to the anticipated Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates. If any of the Professionals fail to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

d.                  Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan or the Confirmation Order, from and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, Order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors or the Reorganized Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor or Reorganized Debtors, as applicable, may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court.

4.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtors (with the consent of the Required Consenting Stakeholders) agree to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business by the Reorganized Debtors.

5.	Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

B.             Classification of Claims and Interests

1.                  Classification in General

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

2.                  Formation of Debtor Groups for Convenience Only

The Plan is a separate plan of reorganization for each Debtor. The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, Confirmation of the Plan, and making Plan distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

3.                  Summary of Classification

The classification of Claims against and Interests in each Debtor (as applicable) pursuant to the Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.I of the Plan.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:20

Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	ABL Facility Claims	Impaired	Entitled to Vote
4	2029 Secured Claims	Impaired	Entitled to Vote
5	Other Funded Debt Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
7	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
8	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
9	Existing Equity Interests and 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

4.                  Treatment of Claims and Interests

Subject to Article IV of the Plan, each Holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest, except to the extent less favorable treatment is agreed to by the Debtors (in consultation with the Required Consenting 2029 Holders) or the Reorganized Debtors and the Holder of such Allowed Claim or Interest. Unless otherwise indicated, the Holder of an Allowed Claim or Interest shall receive such treatment on the later of the Effective Date and the date such Holder’s Claim or Interest becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter.

a.                  Class 1 – Other Secured Claims

i.                  Classification: Class 1 consists of all Other Secured Claims.

ii.                  Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (with the consent of the Required Consenting Stakeholders) or Reorganized Debtors, as applicable:

(1)                  payment in full in Cash of such Holder’s Allowed Other Secured Claim;

(2)                  delivery of the collateral securing such Holder’s Allowed Other Secured Claim;

(3)                  Reinstatement of such Holder’s Allowed Other Secured Claim; or

(4)                  such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

[20]	The information in the table is provided in summary form and is qualified in its entirety by Article III.D of the Plan.

iii.               Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

b.                  Class 2 – Other Priority Claims

i.                  Classification: Class 2 consists of all Other Priority Claims.

ii.                  Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash of such Holder’s Allowed Other Priority Claim or such other treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Allowed Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

iii.               Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

c.                  Class 3 – ABL Facility Claims

i.                  Classification: Class 3 consists of all ABL Facility Claims.

ii.                Allowance. On the Effective Date, the ABL Facility Claims shall be Allowed in an amount equal to the outstanding principal amount of the ABL Loans plus all accrued and unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the ABL Credit Agreement as of the Effective Date, but excluding any make whole or other similar amounts or premiums triggered by the filing of the Chapter 11 Cases.

iii.                 Treatment: On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Agreement and each Holder of an Allowed ABL Facility Claim shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Claim, its Pro Rata share of the New ABL Loans, which shall be issued in an amount equal to the Allowed ABL Facility Claims.

iv.                Voting: Class 3 is Impaired under the Plan. Each Holder of an Allowed ABL Facility Claim will be entitled to vote to accept or reject the Plan.

d.                 Class 4 – 2029 Secured Claims

i.                  Classification: Class 4 consists of all Allowed 2029 Secured Claims.

ii.                 Allowance: On the Effective Date, the 2029 Secured Claims shall be Allowed in an aggregate principal amount of $168,579,947.

iii.                Treatment: On the Effective Date, each Holder of an Allowed 2029 Secured Claim shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Claim, its Pro Rata share of (i) the Exit Convertible Notes and (ii) the 2029 Secured Claims Equity Distribution; provided that, notwithstanding anything in the Plan to the contrary, the 2029 Secured Claims Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

iv.                Voting: Class 4 is Impaired under the Plan. Each Holder of an Allowed 2029 Secured Claim will be entitled to vote to accept or reject the Plan.

e.                  Class 5 – Other Funded Debt Claims

i.                  Classification: Class 5 consists of all 2026 Debt Claims and all 2029 Deficiency Claims.

ii.                  Allowance: On the Effective Date, the Other Funded Debt Claims shall be Allowed in the following amounts:

(1)                  The 2026 Notes Claims shall be Allowed in the aggregate principal amount of $22,965,108, plus any accrued and unpaid interest, fees, and other amounts payable under the 2026 Notes Indenture as of the Petition Date.

(2)                The 2026 Term Loan Claims shall be Allowed in the aggregate principal amount of $1,227,363, plus any accrued and unpaid interest, fees, and other amounts payable under the 2026 Credit Agreement as of the Petition Date.

(3)               The 2029 Deficiency Claims shall be Allowed in the aggregate principal amount of $470,321,003, representing the unsecured portion of the aggregate principal amount outstanding under the 2029 Credit Agreement and 2029 Notes Indentures, plus all accrued and unpaid interest, and make-whole premiums and all other accrued and unpaid fees and other expenses payable under the 2029 Credit Agreement and 2029 Notes Indentures.

iii.                Treatment: On the Effective Date, each Holder of an Other Funded Debt Claim shall receive its Pro Rata share of the Other Funded Debt Claims Equity Distribution; provided, however, that any distributions owing to 2026 Term Loan Lenders shall be turned over to the 2029 Term Loan Lenders and the 2029 Noteholders in accordance with the Junior Lien Intercreditor Agreement; provided, further, that, notwithstanding anything in the Plan to the contrary, the Other Funded Debt Claims Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

iv.                 Voting: Class 5 is Impaired under the Plan. Each Holder of an Allowed Other Funded Debt Claim will be entitled to vote to accept or reject the Plan.

f.                  Class 6 – General Unsecured Claims

i.                  Classification: Class 6 consists of all General Unsecured Claims.

ii.                 Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors (in consultation with the Required Consenting 2029 Holders) agrees to a less favorable treatment on account of such Claim or such Claim has been paid or Disallowed by Final Order prior to the Effective Date, on and after the Effective Date, the Reorganized Debtors shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced, subject to all claims, defenses, or disputes the Debtors and Reorganized Debtors may have with respect to such Claims, including as provided in Article IV.S of the Plan; provided that Allowed Lease Rejection Claims shall be paid in full on the later of (i) the Effective Date or (ii) entry of a Final Order Allowing a Lease Rejection Claim.

iii.                  Voting: Class 6 is Unimpaired under the Plan. Each Holder of a General Unsecured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

g.                  Class 7 – Intercompany Claims

i.                  Classification: Class 7 consists of all Intercompany Claims.

ii.                 Treatment: On the Effective Date, at the Debtors’ election (with the consent of the Required Consenting 2029 Holders), each Holder of an Intercompany Claim shall have its Intercompany Claim Reinstated, or cancelled, released, and extinguished without any distribution.

iii.                  Voting: Class 7 is either deemed Unimpaired under the Plan, and each such Holder of an Intercompany Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Claim is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

h.                  Class 8 – Intercompany Interests

i.                  Classification: Class 8 consists of all Intercompany Interests.

ii.                Treatment: On the Effective Date, at the Debtors’ election (with the consent of the Required Consenting 2029 Holders), each Holder of an Intercompany Interest shall have its Intercompany Interest Reinstated, or cancelled, released, and extinguished without any distribution.

iii.                Voting: Class 8 is either deemed Unimpaired under the Plan, and each such Holder of an Intercompany Interest will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Interest is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

i.                  Class 9 – Existing Equity Interests and 510(b) Claims

i.                  Classification: Class 9 consists of all Existing Equity Interests and 510(b) Claims.

ii.                 Treatment: On the Effective Date, each Holder of an Existing Equity Interest and/or 510(b) Claim shall have its Existing Equity Interest and/or 510(b) Claim (as applicable) cancelled, released, discharged, and extinguished without any distribution.

iii.                  Voting: Class 9 is Impaired under the Plan. Each Holder of an Existing Equity Interest and/or 510(b) Claim is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan. Each Holder of an Existing Equity Interest and/or 510(b) Claim shall be provided a Release Opt In Form solely for the purpose of providing such Holder with the opportunity to affirmatively opt in to the releases set forth in Article VIII.D of the Plan.

5.                 Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors, subject to the terms of the Restructuring Support Agreement, including any consent rights set forth therein, reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

6.                 No Substantive Consolidation

Although the Plan is presented as a joint plan of reorganization for administrative purposes, the Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Except as expressly provided in the Plan, nothing in the Plan, the Confirmation Order, or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. A Claim or Interest against or in multiple Debtors will be treated as a separate Claim or Interest against or in each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim or Interest will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim (inclusive of post-petition interest, if applicable) or Interests under the Plan for all such Debtors.

7.                 Deemed Rejection of Plan

Class 9 is Impaired under the Plan and Holders of Existing Equity Interests and/or 510(b) Claims in such Class shall receive no distribution under the Plan on account of such Existing Equity Interests and/or 510(b) Claims. Therefore, the Holders of Existing Equity Interests and/or 510(b) Claims in such Class are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

8.                 Special Provision Governing Unimpaired Claims or Interests

Except as otherwise set forth in the Plan or the Confirmation Order, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of (i) any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests and (ii) any Causes of Action of the Debtors or the Reorganized Debtors with respect to any such Unimpaired Claims or Interests.

9.                 Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the commencement of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

10.               Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted the Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code or any insider under section 101(31) of the Bankruptcy Code, (i) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

11.              Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims in such Class shall be deemed to have accepted the Plan.

Holders of Claims and Interests in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 6 (General Unsecured Claims), and Class 9 (Existing Equity Interests and 510(b) Claims) are either (a) Unimpaired and, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and, therefore, deemed to have rejected the Plan pursuant to 1126(g) of the Bankruptcy Code. Accordingly, Holders of Claims and Interests in such Classes are not entitled to vote on the Plan and the votes of such Holders shall not be solicited. Notwithstanding their non-voting status, Holders of such Claims and Interests in these non-voting Classes shall receive a Release Opt Out Form or Release Opt In Form, as applicable, solely for purposes of providing such Holders with the opportunity to opt out of or in to, as applicable, the releases set forth in Article VIII.D of the Plan.

12.               Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

13.               Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in Non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless provided otherwise by any Order of the Bankruptcy Court or the Restructuring Transactions Memorandum, if any.

14.               Relative Rights and Priorities

Unless otherwise expressly provided in the Plan or the Confirmation Order, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of such Claims or Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise, and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right (with the consent of the Required Consenting 2029 Holders) to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C.            Means for Implementation

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further Order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the New Board deems appropriate.

6.	Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with (i) Cash on hand, (ii) the Plan Securities, and (iii) the New ABL Loans.

7.	Restated ABL Credit Agreement

On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Agreement, including any related guarantee, security, or intercreditor agreement or any other ancillary agreements (collectively, the “Restated ABL Documents”), without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Restated ABL Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, the Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Restated ABL Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

Confirmation of the Plan shall be deemed approval of the Restated ABL Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Restated ABL Documents.

On the Effective Date, all Liens and security interests granted pursuant to the applicable Restated ABL Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy Law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable Law, the Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the applicable Restated ABL Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

8.	Issuance and Distribution of the Plan Securities

On the Effective Date, all Existing Equity Interests shall be cancelled and the Reorganized Company shall issue or cause to be issued, in accordance with the terms of the Plan and the Confirmation Order, the Plan Securities comprising (i) New Common Stock (including the New Common Stock issued on account of the Special Warrants, New Common Stock issuable under the Management Incentive Plan, and New Common Stock issuable under the Exit Notes Documents), (ii) Special Warrants (which shall be issued and, subject to Communications Laws and FCC Approval, exercisable into New Common Stock as of the Effective Date), and (iii) Exit Convertible Notes (which shall be issued and convertible into New Common Stock as set forth in the Exit Notes Documents). All of the Plan Securities issuable under the Plan and the Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable. Each distribution and issuance referred to in Article IV of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Organizational Documents and other instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The allocation of Equity Plan Securities among the Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims shall be made in accordance with the Equity Allocation Mechanism. The issuance of the New Common Stock by the Reorganized Company, including options, stock appreciation rights, restricted stock units, or other equity awards in connection with the Management Incentive Plan, is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

The New Common Stock and Special Warrants shall be issued in accordance with the New Organizational Documents and applicable exemptions under section 1145 of the Bankruptcy Code and/or section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder (“Regulation D”), as applicable.

Any Entity’s acceptance of any Plan Security shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms, and each such Entity shall be bound thereby in all respects.

9.	Exit Convertible Notes

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Notes Documents without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Notes Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, the Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Notes Documents (and other definitive documentation related thereto) are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

Confirmation of the Plan shall be deemed approval of the Exit Convertible Notes and the Exit Notes Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Exit Notes Documents.

On the Effective Date, the Reorganized Company shall issue or cause to be issued the Exit Convertible Notes in the principal amount of $50 million pursuant to the Exit Indenture for distributions to eligible Holders of Claims in Class 4 (2029 Secured Claims) as set forth in the Plan, the Exit Indenture, and/or the applicable Exit Notes Documents, and such Reorganized Debtor shall be authorized to do so without further act or action under applicable Law, regulation, order or rule, and without further corporate proceedings or action.

On the Effective Date, all Liens and security interests granted pursuant to the applicable Exit Notes Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law, the Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the applicable Exit Notes Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

10.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan and the Confirmation Order, upon the Effective Date, the provisions of the Plan and the Confirmation Order shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights of Holders with respect to such Allowed Claims and Interests or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests, and is fair, equitable, and within the range of reasonableness. Subject to Article VII of the Plan, all distributions made to Holders of Allowed Claims or Interests in any Class are intended to be and shall be final. The compromises and settlements described in the Plan shall be non-severable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

11.	Restructuring Transactions

On or after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall be authorized to enter into any transactions and take other actions consistent with the Plan and the Confirmation Order as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions. The applicable Debtors or the Reorganized Debtors will, with the consent of the Required Consenting 2029 Holders, take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors in accordance with the Restructuring Transactions Memorandum, if any, and the Definitive Documents, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, disposition, dissolution, transfer, liquidation, spinoff, sale, or purchase containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of the New Organizational Documents and any appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state law; (4) the issuance of the Equity Plan Securities (including New Common Stock on account of the MIP Equity Pool and the Special Warrants); (5) the execution and delivery of the New Organizational Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and premiums, fees, and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (6) the settlement, reconciliation, payment, cancellation, discharge, and/or release, as applicable, of Intercompany Claims consistent with the Plan; (7) the filing of any required FCC Applications; (8) the execution and delivery of any Exit Notes Documents and the issuance of the Exit Convertible Notes in accordance therewith; (9) the execution and delivery of the Restated ABL Documents; (10) the execution and delivery of Definitive Documents not otherwise included in the foregoing, if any; (11) the implementation of any transaction contemplated by the Restructuring Transactions Memorandum, as applicable and (12) all other actions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

12.	Reorganized Debtors

The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in a manner to be determined by the Debtors, with the consent of the Required Consenting 2029 Holders, and will not violate the terms of the Plan.

13.	Corporate Existence

Except as otherwise provided in the Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in the Plan, the Confirmation Order, or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as a separate corporation, limited liability company, or other form of Entity under governing law with all the powers of such corporation, limited liability company, or other form of Entity, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan, the Confirmation Order, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan or the Confirmation Order, and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law). For the avoidance of doubt, nothing in Article IV.H of the Plan prevents, precludes, or otherwise impairs the Reorganized Debtors, or any one of them, from amending or modifying their respective certificate of incorporation and bylaws (or other formation documents), merging, amalgamating, or otherwise restructuring their legal Entity form, without supervision or approval by the Bankruptcy Court, as applicable, and in accordance with applicable non-bankruptcy law after the Effective Date.

14.	Exemption from Registration

No registration statement will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of the Plan Securities. The offering, issuance, and distribution of the Plan Securities under the Plan shall be exempt from registration requirements under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, or, if section 1145(a) of the Bankruptcy Code is not available, then the Plan Securities under the Plan will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws, including pursuant to section 4(a)(2) thereof and/or Regulation D and/or Regulation S promulgated thereunder.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Plan Securities on account of the 2029 Secured Claims or Other Funded Debt Claims (a) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code, (b)(i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any initial recipient thereof that (w) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (x) has not been such an “affiliate” within ninety calendar days of such transfer, (y) has not acquired Plan Securities from an “affiliate” of the Reorganized Debtors within one year of such transfer, and (z) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code, and (c) will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions in the New Organizational Documents, and (iv) the receipt of applicable regulatory approvals, including any applicable required FCC Approval.

The Plan Securities issued to an entity that is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, or for which section 1145 of the Bankruptcy Code is otherwise not permitted or not applicable, will be offered, issued and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D and/or reliance on Regulation S, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and subject to (i) the restrictions in the New Organizational Documents and (ii) the receipt of applicable regulatory approvals, including any applicable required FCC approval.

In the event the Reorganized Company elects, on or after the Effective Date, to reflect any ownership of the Plan Securities issued pursuant to the Plan through the facilities of DTC, the Reorganized Company need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such Plan Securities under the applicable securities laws. Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC or any transfer agent, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. The Confirmation Order shall provide that DTC or any transfer agent shall be required to accept and conclusively rely upon the Plan or the Confirmation Order in lieu of a legal opinion regarding whether the Plan Securities are exempt from registration and/or eligible for DTC-book-entry delivery, settlement, and depository services.

15.	FCC Licenses

The required FCC Applications shall be filed as promptly as practicable, including the FCC Long Form Application and the Petition for Declaratory Ruling. After such filing is made, any person who thereafter acquires a 2029 Secured Claim or Other Funded Debt Claim may be issued Special Warrants in lieu of any New Common Stock that would otherwise be issued to such Entity under the Plan. In addition, the Debtors or Reorganized Debtors, as applicable may, with the consent of the Required Consenting 2029 Holders, request that the Bankruptcy Court implement restrictions on trading of Claims and Interests that might adversely affect the FCC Approval process. The Debtors or Reorganized Debtors, as applicable, shall request that the FCC process the FCC Long Form Application separate and apart from the Petition for Declaratory Ruling. Regardless of whether the FCC consents to the request for separate processing, the Debtors shall diligently prosecute the FCC Applications and shall promptly provide such additional documents or information requested by the FCC in connection with its review of the FCC Applications. In the event the FCC Approval is obtained while the Petition for Declaratory Ruling remains pending, the Debtors (or Reorganized Debtors, as applicable) shall continue to diligently prosecute the Petition for Declaratory Ruling.

16.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in the Plan, the Confirmation Order, or the Plan Supplement, or pursuant to any other Final Order of the Bankruptcy Court, on the Effective Date, all property (including all interests, rights, and privileges related thereto) in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan or the Confirmation Order, including Interests held by the Debtors in any Non-Debtor Affiliates, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, rights, or other encumbrances subject to and in accordance with the Plan. On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

17.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under the Plan or as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in the Plan, the Confirmation Order, or the Plan Supplement, on the Effective Date, (1) any certificate, security, share, note, bond, credit agreement, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing, relating to, or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest or to any rights or obligations relating to any Claims against or Interests in the Debtors (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan) and any rights of any Holder in respect thereof shall be cancelled without any need for a Holder to take further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, released, discharged, and of no force or effect; and (2) the obligations of the Debtors or the Reorganized Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the Holder of a Claim shall continue in effect for purposes of: (a) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided in the Plan; (b) allowing the Distribution Agent to make distributions under the Plan as provided in the Plan; (c) preserving any rights of the Prepetition Agents to payment of fees and expenses as provided under the relevant Prepetition Debt Documents; and (d) preserving the Indemnitees’ (as defined in the 2029 Credit Agreement) respective rights to any contingent or indemnification obligations of the Debtors pursuant and subject to the terms of the 2029 Credit Agreement.

On the Effective Date, each holder of a certificate or instrument evidencing a Claim or Interest that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim or Interest. Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, Article IV.L of the Plan.

18.	Corporate Action

On the Effective Date, all actions contemplated by the Plan or the Confirmation Order, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved by the Bankruptcy Court, in all respects, including, as applicable: (1) the implementation of the Restructuring Transactions; (2) the adoption and execution of the New Organizational Documents and any other new corporate governance documents; (3) the selection of the directors and officers for the Reorganized Debtors; (4) the execution and delivery of the applicable Definitive Documents and any related instruments, agreements, guarantees, filings, or other related documents; (5) the issuance of the New Common Stock and Exit Convertible Notes; (6) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (7) the implementation of the transactions contemplated by the Restructuring Transactions Memorandum (if applicable); and (8) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

On the Effective Date, all matters provided for in the Plan or the Confirmation Order involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company, or related action required by the Debtors or the Reorganized Debtors in connection with the Plan or the Confirmation Order, shall be deemed to have occurred in accordance with the Plan and shall be in effect, without any requirement of further action by the security interest Holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. The authorizations and approvals contemplated by Article IV.M of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

19.	New Organizational Documents

On the Effective Date, the New Organizational Documents shall be adopted automatically by the applicable Reorganized Debtors. On or promptly after the Effective Date, the Reorganized Debtors may file their respective New Organizational Documents and other applicable agreements with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

After the Effective Date, each Reorganized Debtor may amend and restate its limited liability company agreement, certificate of incorporation, and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents, as applicable.

20.	Directors, Managers, and Officers of the Reorganized Debtors

On the Effective Date, the term of the current members of the board of directors of the Company shall expire, and the existing members of the board of directors of the Company shall be deemed to resign from such boards of directors, and the New Board of the Reorganized Company shall be appointed to the New Board after having been determined and selected by the Required Consenting 2029 Holders in accordance with the Restructuring Support Agreement and the New Organizational Documents. The existing board members or managers of the Debtor subsidiaries of the Company, and the officers of each of such Reorganized Debtors, as applicable, shall continue in their existing positions as of the Effective Date, subject to the terms of the New Organizational Documents. Notwithstanding the foregoing, the members of the New Board shall not be constrained in their ability to replace any of the existing board members, managers or officers of the Debtor subsidiaries. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing as part of the Plan Supplement, to the extent known at such time, the identity and affiliations of any Person proposed to serve on the New Board or as an officer of any of the Reorganized Debtors.

Except as otherwise provided in the Plan, the Confirmation Orders, the Plan Supplement, or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

21.	Liability of Officers, Directors, and Agents

The provisions of section 1125(e) of the Bankruptcy Code govern the protection from liability with respect to all matters governed by section 1125(e) of the Bankruptcy Code. The Debtors and their successors (and the officers, directors or agents of the Debtors or their successors) have no liability for conduct that was authorized by an Order of the Bankruptcy Court. With respect to conduct during the period from the Petition Date through the Effective Date, the Debtors and their successors (and the officers, directors or agents of the Debtors or their successors) may be subject to liability only for conduct that constituted: (i) actual fraud, (ii) gross negligence, or (iii) willful misconduct; provided that the provisions of Article IV.P of the Plan apply only to the extent that such limitations on liability exist under applicable non-bankruptcy law. Notwithstanding Article IV.P of the Plan, the Plan does not limit liability for conduct for which the Bankruptcy Court’s approval was required by applicable Law, but for which approval was not granted.

22.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Organizational Documents, the Exit Notes Documents and the Securities issued pursuant to the Plan, including the New Common Stock, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan. The authorizations and approvals contemplated by Article IV.Q of the Plan shall be effective notwithstanding any requirements under non-bankruptcy Law.

23.	Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property pursuant to the Plan or the Confirmation Order (including under any of the Definitive Documents and related documents) shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by the Plan, and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (f) the other Definitive Documents.

24.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, in their respective discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, Order, or approval of the Bankruptcy Court.

25.	Management Incentive Plan

On the Effective Date, the Reorganized Debtors shall reserve the MIP Equity Pool for distribution to participating employees of the Reorganized Debtors and independent members of the New Board pursuant to the Management Incentive Plan. The New Board, in consultation with the Company’s Chief Executive Officer, shall adopt and implement the Management Incentive Plan and allocate, grant, and issue a portion of the MIP Equity Pool in a manner consistent with the terms of the Employee Matters Term Sheet.

26.	Employment and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Debtors under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) assume, pursuant to section 365 of the Bankruptcy Code, the employment agreements, including any retention agreements, applicable to all of the Debtors’ officers and other employees as of immediately prior to the Effective Date; (2) adopt, assume, assign, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans in place immediately prior to the Effective Date, in accordance with their respective terms, for, among other things, employment, compensation, bonus, retention, equity, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the current and former officers, directors, members, partners, employees, service providers, or retirees of any of the Debtors; and (3) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court; provided that the consummation of the transactions contemplated in the Plan shall not constitute a “change in control” with respect to any of the foregoing arrangements. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, to the extent that the Debtors have any retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), such retiree benefits shall continue to be paid in accordance with applicable Law.

Notwithstanding the immediately preceding paragraph, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtors. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs and plans.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, effective as of the Confirmation Date, the Debtors shall enter into the Amended CEO Agreement and the Amended CFO Agreement, each of which shall be in form and substance consistent with, and shall contain, the terms and conditions set forth in the Employee Matters Term Sheet. The Amended CEO Agreement and the Amended CFO Agreement, as so amended and restated, shall be deemed assumed as of the Confirmation Date pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code.

27.	Dissolution of Certain Debtors

On or after the Effective Date, certain of the Debtors may be dissolved without further action under applicable Law, regulation, Order, or rule, including any action by the stockholders, members, the board of directors, or similar governing body of the Debtors or the Reorganized Debtors; provided that, subject in all respects to the terms of the Plan, the Reorganized Debtors shall have the power and authority to take any action necessary to wind down and dissolve the applicable Debtors, and may, to the extent applicable: (1) file a certificate of dissolution for such Debtors, together with all other necessary corporate and company documents, to effect such Debtors’ dissolution under the applicable Laws of their states or jurisdictions of formation; (2) complete and file all final or otherwise required federal, state, and local tax returns and pay taxes required to be paid for such Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any such Debtors or their Estates, as determined under applicable tax laws; and (3) represent the interests of the Debtors or their Estates before any taxing authority in all tax matters, including any action, proceeding or audit.

B.             Private Company

The Reorganized Company, which shall be the issuer of the Equity Plan Securities, intends to take steps necessary to be a private company upon the Effective Date or as soon as reasonably practicable thereafter in accordance with and to the extent permitted by the Securities Act and the Exchange Act and the issuer of the Exit Convertible Notes, if not the Reorganized Company, shall be a private company. The Plan Securities will not be listed on any U.S. or foreign stock exchange. As a private company, the Reorganized Company (and the issuer of the Exit Convertible Notes, if different), will not be subject to the reporting requirements of the Securities Act or the Exchange Act or any stock exchange disclosure requirements, and holders of the Plan Securities will not be entitled to any information except as expressly required by the applicable governance or debt documents.

To the extent the following actions have not been completed on or prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall and shall be authorized to do any of the following: (i) take all actions reasonably necessary or desirable to deregister under the Exchange Act, as promptly as practicable, in compliance with SEC rules, (ii) file post-effective amendments to terminate all of the Company’s currently effective registration statements under the Securities Act, (iii) file a Form 15 notifying the SEC of the suspension of the Company’s duty to file reports under Section 15(d) of the Exchange Act, and/or (iv) take all actions and enter into any such transactions reasonably necessary or desirable to ensure (A) that the Plan Securities shall not be listed on a public securities exchange and that the Debtors shall not be required to list the Plan Securities on a securities exchange, except, in each case, as otherwise may be required pursuant to the New Organizational Documents or the Special Warrants or the Exit Notes Documents, as applicable, and (B) that the Debtors and the Reorganized Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, in each case, subject to compliance with applicable Law.

C.            Contingent Debtor-in-Possession Financing

Notwithstanding anything to the contrary in the Plan, at any time after the Petition Date and prior to the Effective Date, the Debtors shall be authorized, but not obligated, to obtain debtor-in-possession financing (the “DIP Facility”) if the Debtors determine, in the exercise of their business judgment (with the consent of the Required Consenting 2029 Holders), that such financing is necessary or appropriate to fund the Chapter 11 Cases and the administration of the Estates. The DIP Facility shall be provided pursuant to sections 364(c) and 364(d) of the Bankruptcy Code and shall be subject to entry of a Final Order of the Bankruptcy Court (the “DIP Order”). The DIP Facility shall be secured by liens on substantially all assets of the Debtors and their Estates, which liens shall be junior to the liens securing the ABL Facility Claims on ABL Priority Collateral and senior to, and expressly authorized to prime pursuant to section 364(d) of the Bankruptcy Code, the liens securing the 2029 Debt Claims, and shall otherwise constitute superpriority administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code, subject only to a customary carve-out for professional fees and any other customary exceptions set forth in the DIP Order. The DIP Facility shall be backstopped by certain Holders of 2029 Debt Claims (the “DIP Backstop Parties”), the material terms of which shall be acceptable to the Debtors and the Required Consenting 2029 Holders.

The DIP Facility shall have customary terms and conditions for similarly situated DIP facilities as approved in chapter 11 cases in the Southern District of Texas. The key terms of the DIP Facility shall include the following:

Term	Description
Principal Amount	Up to $25 million
Maturity Date	The earliest to occur of (a) 6 months after the Petition Date, (b) the Effective Date, and (c) the occurrence of customary events of default
Interest Rate	Up to SOFR + 10.0%
Default Interest Rate	Up to 2.0% per annum above the otherwise applicable rate
Upfront Fee	Up to 2.5%
Backstop Premium	Up to 7.5%
Commitment Fee	Up to 2.5%
Exit Fee	Up to 2.0%

The DIP Facility shall be subject to an agreed budget (including permitted variances), customary affirmative and negative covenants, reporting requirements, case milestones, and customary events of default to be set forth in the DIP Order and definitive documentation. Proceeds of the DIP Facility shall be used for working capital and general corporate purposes, payment of costs and expenses of the Chapter 11 Cases (including professional fees), and other purposes as approved by the Bankruptcy Court.

To the extent any obligations under the DIP Facility remain outstanding as of the Effective Date, such obligations may, in the sole discretion of the Debtors (with the consent of the Required Consenting 2029 Holders), be (i) paid in full in Cash, (ii) converted into or exchanged for New Common Stock, (iii) converted into or exchanged for Exit Convertible Notes, or (iv) converted into or exchanged for a new debt instrument of the Reorganized Debtors, which new debt instrument shall be junior in right of payment and lien priority to the obligations under the Restated ABL Credit Agreement (as defined in the Plan), in each case pursuant to the applicable Definitive Documents and subject to approval by the Bankruptcy Court.

D.            Treatment of Executory Contracts and Unexpired Leases

1.                  Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, Order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected by the Debtors, pursuant to an Order of the Bankruptcy Court; (2) previously expired or terminated pursuant to its terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases.

Subject to and upon the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in the Plan, the Confirmation Order or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract or Unexpired Lease set forth on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be deemed rejected on, and as of, the Effective Date.

Each Executory Contract and Unexpired Lease assumed pursuant to the Plan, the Confirmation Order, or any other Order of the Bankruptcy Court shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of any Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law (following notice and an opportunity to object to the affected counterparties). Except as otherwise provided in the Plan or agreed to by the Debtor and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, Permits, rights, privileges, immunities, options, rights of first refusal, and any other interests.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other rights with respect thereto.

The Debtors reserve the right (with the consent of the Required Consenting 2029 Holders) to alter, amend, modify or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including forty-five days after the Effective Date. The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

2.                 Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including Lease Rejection Claims, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 21 days after the later of (1) entry of an Order of the Bankruptcy Court (including the Confirmation Order) approving such rejection and (2) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time shall be Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property. All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease, including Lease Rejection Claims, pursuant to section 365 of the Bankruptcy Code shall be treated as General Unsecured Claims pursuant to Article III of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

3.                  Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay any undisputed portion of a Cure Claim, if any, on (1) the Effective Date or as soon as reasonably practicable thereafter, for Executory Contracts and Unexpired Leases assumed as of the Effective Date, (2) in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, or (3) the assumption effective date, if different than the Effective Date. The Debtors or the Reorganized Debtors, as applicable, may agree with the applicable counterparty to an Executory Contract or Unexpired Lease to be assumed to segregate the aggregate amount of the disputed portion of a Cure Claim on the Effective Date. Within seven days of the resolution of the disputed portion of a Cure Claim (whether by Order of the Court or agreement among the parties), the Debtors or the Reorganized Debtors, as applicable, shall pay the disputed portion of the Cure Claim to the applicable counterparty. Any Cure Claim on account of a monetary default shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided that nothing in the Plan shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, Order, or approval of the Bankruptcy Court.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim amount in Cash on the Effective Date or in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided that the Reorganized Debtors may settle any such dispute without any further notice to, or action, Order, or approval of the Bankruptcy Court or any other Entity.

In accordance with the Scheduling Order, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed Cure Claim amounts to be filed and served to applicable third parties and their counsel (if known), which notices will include procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment on any grounds or related amount of the Cure Claim must be Filed, served, and actually received by the Debtors no later than the date specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that failed to timely object to the proposed assumption will be deemed to have assented to such assumption or assumption and assignment and any objection shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, Order, or approval of the Bankruptcy Court.

If there is a timely Filed objection regarding (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption or the cure amounts required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order) or as may be agreed upon by the Debtors (with the consent of the Required Consenting 2029 Holders) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, full payment of any applicable Cure Claim, and cure of any nonmonetary defaults pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption, upon the payment of all applicable Cure Claim amounts and cure of any nonmonetary defaults.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure Claim has been fully paid pursuant to Article V.C of the Plan, shall be deemed Disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

4.                 Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases. For the avoidance of doubt, the rejection of any Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts or Unexpired Leases.

5.                 Indemnification Obligations

Consistent with applicable Law, all indemnification provisions in place prior to the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall (1) not be discharged, impaired, or otherwise affected in any way, including by the Plan, the Plan Supplement, or the Confirmation Order, (2) remain intact, in full force and effect, and irrevocable, (3) not be limited, reduced or terminated after the Effective Date, and (4) survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date irrespective of whether such indemnification obligation is owed for an act or event occurring before, on or after the Petition Date. Except as otherwise provided in the Plan or the Confirmation Order, all such obligations shall be deemed and treated as Executory Contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, for any reason, including by reason of section 502(e)(1)(B) of the Bankruptcy Code.

6.                 Insurance Policies

All of the Debtors’ insurance policies, including D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto; provided that the D&O Liability Insurance Policies existing just prior to the Effective Date may be put into run-off or otherwise a tail policy put into place with respect thereon on the Effective Date. Notwithstanding the foregoing, the Debtors shall use reasonable good faith efforts to obtain any insurer consents, if any, required to assume the D&O Liability Insurance Policies.

Notwithstanding anything to the contrary contained in the Plan or the Confirmation Order, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies. Coverage for defense and indemnity under the D&O Liability Insurance Policies shall remain available to all applicable individuals insured thereunder.

In addition, after the Effective Date, (a) none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Effective Date and (b) all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

7.                 Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan or the Confirmation Order, all Executory Contracts and Unexpired Leases that are assumed or assumed and assigned shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts and Unexpired Leases, and affect Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan or the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter (1) the prepetition nature of such Executory Contracts and Unexpired Leases or (2) the validity, priority, or amount of any Claims that may arise in connection therewith, except as set forth under the express terms of any such modification, amendment, supplement, or restatement.

8.                 Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming, assuming and assigning, or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

9.                 Reservation of Rights

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

E.              Procedures for Resolving Contingent, Unliquidated and Disputed Claims and Interests

1.                  Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims (other than Lease Rejection Claims) need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in the Plan to the contrary, disputes regarding the amount of any Cure Claim pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim is a Lease Rejection Claim. Notwithstanding the foregoing, Entities must File Cure Claim objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure Claim paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided in the Plan, all Proofs of Claim Filed after the Effective Date shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

2.                 Allowance of Claims

After the Effective Date and subject to the terms of the Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

3.                  Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced, except for Lease Rejection Claims, which shall be subject to section 502(b)(6) of the Bankruptcy Code. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

4.                 Adjustment to Claims without Objection

If applicable, any duplicate Claim or Interest, any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan or the Confirmation Order), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court.

5.                 Disallowance of Claims or Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be Disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

6.                 No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed

Claim, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim becomes an Allowed Claim.

7.                 Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the Order or judgment of the Bankruptcy Court Allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim.

F.              Provisions Governing Distributions

1.                 Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan or the Confirmation Order, on the Effective Date (or, if a Claim or Interest is not an Allowed Claim on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall be entitled to receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class and in the manner provided in the Plan. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in Article VI of the Plan. Except as otherwise expressly provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date. Distributions to Holders of Claims or Interests related to publicly held Securities shall be made to such Holders in exchange for such Securities, which shall be deemed cancelled as of the Effective Date.

2.                 Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent in accordance with the Plan; provided that initial distributions of the Exit Convertible Notes shall be made to or at the direction of the Exit Indenture’s trustee for further distribution in accordance with the Exit Notes Documents. The Distribution Agent may hire professionals or consultants to assist with making disbursements. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

3.                 Distribution Record Date

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Agent shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. Notwithstanding the foregoing, the Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC or another similar securities depository, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC, another similar securities depository, or the Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

4.                 Rights and Powers of Distribution Agent

a.                 Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by Order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

b.                 Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court and subject to the prior consent of the Reorganized Debtors, the amount of any reasonable and documented fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course.

5.                 Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.                 Delivery of Distributions

Except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

Distributions to Holders of Claims arising under the Notes Indentures shall be made in exchange for such Holders’ 2029 Notes and/or 2026 Notes. All Distributions with respect to the Exit Convertible Notes shall be made to or at the direction of the trustee under the Exit Indenture. As a condition precedent to the Distributions provided for in this subsection, the Holders of 2029 Notes and/or 2026 Notes shall be deemed to have surrendered such 2029 Notes and/or 2026 Notes (as applicable), which shall be cancelled as of the Effective Date in accordance with the Plan. With respect to the distribution of Exit Convertible Notes, the Exit Indenture trustee’s facilitation of such distribution shall be deemed satisfied upon DTC’s receipt of such distribution.

b.                 Minimum Distributions

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number and (b) fractions of one-half (1/2) or less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims hereunder may be adjusted by the Debtors, with the consent of the Required Consenting 2029 Holders, as necessary to account for the foregoing rounding.

No payment of fractional cents shall be made pursuant to the Plan, including to Holders of Allowed General Unsecured Claims by the Distribution Agent. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the distribution shall reflect a rounding of such fraction to the nearest whole penny, rounded down to the next lower whole cent. Claimants whose aggregate distributions total less than $100 shall not be entitled to a distribution under the Plan.

c.                 Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of an Allowed Claim is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of (i) six months from the Effective Date, and (ii) the date of distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further Order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within 180 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Distribution Agent by the Holder of the relevant Allowed Claim within the 180-calendar day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check), as applicable, shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors (notwithstanding any applicable federal, provincial, state or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary).

6.                 Manner of Payment

At the option of the Distribution Agent, any Cash distribution to be made hereunder may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise required or provided in applicable agreements.

7.                 No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or by Order of the Bankruptcy Court, including the Cash Collateral Orders, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

8.                 Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distributions to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Any amounts withheld pursuant to the Plan and timely paid to the appropriate Governmental Unit shall be deemed to have been distributed to the applicable recipient for all purposes of the Plan to the extent permitted by applicable Law. All Persons holding Claims against any Debtor shall, upon written request, be required to provide any information reasonably necessary (including applicable IRS Form W-8 or W-9) for the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable to comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit.

Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

9.                 Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes.

10.                Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, as of the Petition Date.

11.               Setoffs and Recoupment

Except as expressly provided in the Cash Collateral Orders, the Confirmation Order, and the Plan, each Debtor or Reorganized Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any payments or distributions to be made pursuant to the Plan on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successor may possess against the applicable Holder.

Notwithstanding anything to the contrary in the Plan and the automatic stay, nothing shall modify the rights, if any, of any Holder of Allowed Claims or any current or former party to an Executory Contract or Unexpired Lease to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law with respect to undisputed amounts owing to or held by it, including (1) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their Unexpired Leases with the Debtors or any successors to the Debtors under the Plan; (2) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (3) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or any successors to the Debtors.

12.               Claims Paid or Payable by Third Parties

a.                  Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim (or portion thereof) shall be Disallowed without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

b.                 Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ or Reorganized Debtors’ insurance policies, as applicable, until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court.

c.                  Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as otherwise provided in the Plan or the Confirmation Order, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

13.               Antitrust and Foreign Investment Approvals

Any New Common Stock to be distributed under the Plan to any Entity shall not be distributed until all Antitrust and Foreign Investment Approvals have been obtained, unless it has first been confirmed by the relevant competent regulator or governmental authority that such distribution will not infringe any waiting period or standstill obligation pursuant to any Antitrust Laws and/or Foreign Investment Laws.

G.            Release, Injunction, and Related Provisions

1.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to the Plan or the Confirmation Order, including the Plan Supplement and Definitive Documents, the distributions, rights, and treatments that are provided in the Plan or the Confirmation Order shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including Intercompany Claims that the Debtors resolve or compromise after the Effective Date) against, Interests in, and Causes of Action against the Debtors or the Reorganized Debtors of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan and the Confirmation Order on account of such Claims or Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case, whether or not (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, Causes of Action against, and Interests in the Debtors or the Reorganized Debtors, subject to the occurrence of the Effective Date.

2.	Release of Liens

Except as otherwise specifically provided in the Plan, in any Definitive Document (including the Restated ABL Documents and the Exit Notes Documents), or in any other contract, instrument, release, or other agreement or document amended, created, or Reinstated pursuant to the Plan, on the Effective Date, all Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or Order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. Any Holder of such a Secured Claim (and the applicable Prepetition Agent) for such Holder, if any, shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable Prepetition Agent), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including as required under the laws of other jurisdictions for non-U.S. security interests and including the execution, delivery, and filing or recording of such releases, and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any Prepetition Agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the Prepetition Agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall (a) pay the reasonable and documented fees and expenses of the applicable Prepetition Agent, in each case including local counsel, to the extent payable under the applicable Prepetition Debt Document(s) in connection with the foregoing and (b) be entitled to make any such filings or recordings on such Holder’s behalf.

3.	Debtor Release

Notwithstanding anything else contained in the Plan to the contrary, to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Causes of Action, or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the Prepetition Debt Documents, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the FCC Applications, or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the issuance or distribution of the Exit Convertible Notes pursuant to the Plan, the FCC Approval process, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2) the rights of Holders of Allowed Claims to receive distributions under the Plan, (3) any Cause of Action included on the Schedule of Retained Causes of Action, or (4) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud or criminal conduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases in Article VIII.C of the Plan are: (1) essential to Confirmation of the Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (4) a good-faith settlement and compromise of the Claims and Causes of Action released by the Debtor Releases in Article VIII.C of the Plan; (5) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (6) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (7) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases in Article VIII.C of the Plan.

4.	Third-Party Release

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, pursuant to Bankruptcy Rule 9019 and to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each Releasing Party (in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities) from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Cause of Action, or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the Prepetition Debt Documents, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the FCC Applications, or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, the FCC Approval process, any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the issuance or distribution of the Exit Convertible Notes pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2)  the rights of Holders of Allowed Claims to receive distributions under the Plan, (3) the rights of any current employee of the Debtors under any employment agreement or plan, (4) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (5) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct, or criminal conduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases in Article VIII.D of the Plan are: (1) essential to Confirmation of the Plan; (2) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (3) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Releases in Article VIII.D of the Plan; (4) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (5) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (6) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases in Article VIII.D of the Plan.

5.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or Claim whether direct or derivative related to any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases from the Petition Date to or on the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the issuance or distribution of Exit Convertible Notes pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan and the Confirmation Order.

The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with applicable law with respect to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

6.	Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan in relation to any Claim or Interest that is extinguished, discharged, or released pursuant to the Plan.

Except as otherwise expressly provided in the Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation pursuant to Article VIII of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, and/or the Released Parties:

a.	commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

b.	enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or Order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

c.	creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

d.	asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and

e.	commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to the Plan or the Confirmation Order.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors or the Exculpated Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action related to the Chapter 11 Cases prior to the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the issuance or distribution of Exit Convertible Notes pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, without regard to whether such Person or Entity is a Releasing Party, without the Bankruptcy Court (1) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind and (2) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Debtor or Exculpated Party.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claims or Causes of Action.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan, the Confirmation Order or under any other Definitive Document or other document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement the Plan and the Confirmation Order from bringing an action to enforce the terms of the Plan, the Confirmation Order or such document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement the Plan and the Confirmation Order. The injunction in the Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

7.	Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in the Plan expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

8.	Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, Permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases, but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

10.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of Allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

H.             Conditions Precedent to Consummation of the Plan

1.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B of the Plan.

a.	the Restructuring Support Agreement shall not have been terminated and shall continue to be in full force and effect, and no Required Consenting 2029 Holder Termination Event shall have occurred, be continuing, and not have been cured (if susceptible to cure) or otherwise waived in accordance with the Restructuring Support Agreement;

b.	the ABL Commitment Letter shall not have been terminated and shall continue to be in full force and effect;

c.	the Plan, as confirmed by the Confirmation Order, shall not have been amended or modified in any manner unless such amendment or modification is effectuated in accordance with the terms set forth in the Plan, the Restructuring Support Agreement, and the ABL Commitment Letter;

d.	the Cash Collateral Orders shall not have been vacated, stayed, or modified without the prior written consent of the Debtors and the Required Consenting Stakeholders;

e.	all Restructuring Expenses, to the extent invoiced as provided in the Plan at least two Business Days before the Effective Date, shall have been paid in full in Cash in accordance with the terms and conditions set forth in the Restructuring Support Agreement, the ABL Commitment Letter, and the Cash Collateral Orders;

f.	the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.C.1 of the Plan;

g.	the New Organizational Documents shall have been adopted;

h.	the Plan Securities to be issued and/or delivered on the Effective Date shall have been validly issued by the Reorganized Company;

i.	the Exit Convertible Notes shall have been validly issued by the Reorganized Company;

j.	all requisite filings with governmental authorities and third parties shall have become effective, all applicable regulatory or government imposed waiting periods shall have expired or been terminated, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, including the receipt of all Antitrust and Foreign Investment Approvals, to the extent required, and FCC Approval;

k.	all Definitive Documents (including, without limitation, all documents in the Plan Supplement, and the Restated ABL Documents) to be executed, delivered, assumed, or performed upon or in connection with Consummation shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) (a) executed and in full force and effect, delivered, assumed, or performed, as the case may be, and in form and substance (i) consistent with the Restructuring Support Agreement (including the consent rights provided therein) and/or the ABL Commitment Letter (as applicable), and (ii) otherwise consistent with the consent rights set forth in the Plan, (b) to the extent required, filed with the applicable Governmental Units in accordance with applicable Law; and (c) any conditions precedent contained in such documents shall have been satisfied or waived in accordance with the terms thereof, except with respect to such conditions that by their terms shall be satisfied substantially contemporaneously with or after Consummation of the Plan;

l.	there shall not be in effect any (a) Order, opinion, ruling, or other decision entered by any court or other Governmental Unit or (b) U.S. or other applicable Law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan; and

m.	the Bankruptcy Court shall have entered the Disclosure Statement Order, the Confirmation Order, and any other order required to approve any Definitive Document, which shall be Final Orders.

2.	Waiver of Conditions

Any condition to the Effective Date of the Plan set forth in Article IX.A of the Plan (other than receipt of any required FCC Approval) may be waived, in whole or in part, with the prior written consent of the Debtors and the Required Consenting 2029 Holders, and, solely with respect to any condition precedent that directly affects the rights or releases of the ABL Parties or the ABL Agent, the ABL Agent, in each case, without notice, leave, or Order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

3.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

4.	Effect of Nonoccurrence of a Condition

If the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; and (2) nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

I.              Modification, Revocation, or Withdrawal of the Plan

1.            Modification and Amendments

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), and otherwise consistent with the consent rights under the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan (with the consent of the Required Consenting 2029 Holders) without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may initiate proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and intent of the Plan.

After the Confirmation Date, but before the Effective Date, the Debtors may, subject to the consent rights under the Restructuring Support Agreement, make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

2.            Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

3.            Revocation or Withdrawal of the Plan

Subject to the consent rights under the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, absent further order of the Bankruptcy Court: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

J.             Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases, the Confirmation Order, and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

i.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

ii.	decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan;

iii.	resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Cure Claims; (ii) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; (iii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iv) any other issue related to any Executory Contracts and Unexpired Leases; or (v) any dispute regarding whether the Plan or any Restructuring Transactions trigger any cross-default or change of control provision in any contract or agreement;

iv.	resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to any Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

v.	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan or the Confirmation Order;

vi.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

vii.	adjudicate, decide, or resolve any and all matters related to Causes of Action that may arise from or in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

viii.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

ix.	enter and implement such Orders as may be necessary or appropriate to construe, execute, implement, or consummate the provisions of the Plan or the Confirmation Order and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan, the Confirmation Order, or the Disclosure Statement;

x.	enter and enforce any Order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

xi.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or the Confirmation Order or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order and the administration of the Estates;

xii.	hear and determine disputes arising in connection with the interpretation, implementation, effect, or enforcement of the Plan, the Plan Supplement, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

xiii.	issue injunctions, enter and implement other Orders, or take such other actions as may be necessary or appropriate in aid of execution, implementation, or Consummation of the Plan or to restrain interference by any Entity with Consummation or enforcement of the Plan or the Confirmation Order;

xiv.	resolve any matters related to the issuance of the New Common Stock;

xv.	adjudicate, decide, or resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of the Plan, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions;

xvi.	adjudicate, decide, or resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VII.L of the Plan;

xvii.	enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

xviii.	determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court or arbitration forum;

xix.	adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated thereby;

xx.	adjudicate, decide, or resolve any and all matters related to the Restructuring Transaction;

xxi.	consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court Order, including the Confirmation Order;

xxii.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

xxiii.	adjudicate, decide, or resolve disputes as to the ownership of any Claim or Interest;

xxiv.	adjudicate, decide, or resolve all matters related to any subordinated Claim;

xxv.	adjudicate, decide, or resolve matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

xxvi.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

xxvii.	enforce all Orders entered by the Bankruptcy Court in connection with the Chapter 11 Cases;

xxviii.	hear any other matter not inconsistent with the Bankruptcy Code;

xxix.	enter an Order concluding or closing any or all of the Chapter 11 Cases;

xxx.	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Person or Entity’s rights arising from or obligations incurred in connection with the Plan; and

xxxi.	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII of the Plan.

Nothing in the Plan limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article XI of the Plan, the provisions of Article XI of the Plan shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided in the Plan or in a prior Order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

Article VII.
VALUATION OF THE REORGANIZED DEBTORS

To provide information to parties in interest regarding the possible range of values of their distributions under the Plan, it is necessary to ascribe an estimated value, or range of values, to the Reorganized Debtors. The Debtors have been advised by their proposed investment banker, Moelis, with respect to the estimated value of the Reorganized Debtors on a going-concern basis.

A summary of the valuation analysis (the “Valuation Analysis”) performed by Moelis is attached hereto as Exhibit D. The estimates of the enterprise value contained therein do not reflect values that could be attainable in public or private markets, and are not a prediction or guarantee of the actual market value of the Reorganized Debtors that could be realized through the sale of any securities to be issued pursuant to the Plan.

Depending on the results of the Reorganized Debtors’ operations, changes in the financial markets and/or other economic conditions, the value of the Reorganized Debtors may change significantly. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in the Chapter 11 Cases, conditions affecting generally the industry in which the Debtors participate, and by other factors not capable of accurate prediction. Accordingly, the Reorganized Debtors’ enterprise value estimated by Moelis does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges described in Moelis’ valuation analysis. The estimated Reorganized Debtors’ enterprise value depends highly upon achieving the future financial results set forth in the Financial Projections (as defined herein), as well as the realization of certain other assumptions that are not guaranteed. The valuations set forth therein represent estimated reorganization enterprise values and do not necessarily reflect values that could be attainable in public or private markets. The estimated equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value of the Reorganized Debtors. Such a market trading value, if any, may differ materially from the estimated reorganization equity value associated with the valuation analysis.

Article VIII.
CERTAIN FCC CONSIDERATIONS

The Debtors’ operations are subject to significant regulation by the FCC under the Communications Act and FCC rules and regulations promulgated thereunder. A radio station may not operate in the United States without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal, transfer of control, assignment, or modification of radio station operating licenses. FCC Approval must be obtained prior to the Debtors’ emergence from chapter 11.

The following is important information concerning the FCC Approval process and the ownership requirements and restrictions that must be met in order for parties to hold Plan Securities. THE FOLLOWING SUMMARY OF CERTAIN FCC RULES AND POLICIES, THE EQUITY ALLOCATION MECHANISM PROVIDED FOR IN THE PLAN, AND THE FCC OWNERSHIP PROCEDURES ORDER,21 IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN ADVISORS AS TO FCC OWNERSHIP ISSUES AND OTHER CONSEQUENCES OF THE PLAN (INCLUDING THE EQUITY ALLOCATION MECHANISM) AND THE FCC OWNERSHIP PROCEDURES ORDER.

A.            Required FCC Consents

Both the Debtors’ entry into chapter 11 and the Reorganized Debtors’ emergence from chapter 11 require the FCC’s consent. The Debtors intend to file, following the Company’s filing of its voluntary petitions under chapter 11, applications seeking the FCC’s consent to the pro forma transfer of control of the FCC Licenses that the Debtors control from the Debtors to the Debtors as “debtors in possession” under chapter 11. For the Reorganized Debtors to continue the operation of the radio stations that the Debtors control and emerge from chapter 11, the Debtors will be required to file the FCC Long Form Application and to obtain the FCC approval of the Transfer of Control prior to the Effective Date.

[21]	“FCC Ownership Procedures Order” means an order to be entered by the Bankruptcy Court establishing procedures for, among other things, completion and submission of the Ownership Certification.

B.            Information Required from Prospective Stockholders of the Reorganized Company22

In processing applications for consent to a transfer of control of FCC broadcast licensees or assignment of FCC broadcast licenses, the FCC considers, among other things, whether the prospective licensee and those considered to be “parties” to the applications possess the legal, character, and other qualifications to hold an interest in a broadcast station. For the FCC to process and grant the FCC Long Form Application, the Debtors will need to obtain and include information about the Reorganized Company and about the “parties” to the applications demonstrating that such parties are so qualified.

As described in the Equity Allocation Mechanism attached as Exhibit A to the Plan, Holders of Allowed 2029 Secured Debt Claims and Allowed Other Funded Debt Claims will be issued Special Warrants which can, or will automatically, be exercised for shares of New Common Stock of the Reorganized Company for nominal consideration, subject to certain conditions, including the provision of a timely and properly completed Ownership Certification. Specifically, parties seeking to exercise Special Warrants shall be required to submit an Ownership Certification providing information on the prospective stockholder to establish that issuance of the New Common Stock to such party would not result in a violation of law, impair the qualifications of the Reorganized Debtors to hold the FCC Licenses, or impede the grant of any FCC Applications on behalf of the Reorganized Debtors. All prospective recipients of New Common Stock, whether or not they would be “parties” to the FCC Applications (as described below), will need to provide information regarding the extent of their direct and indirect ownership or control by non-U.S. persons to establish that the Reorganized Company would comply with limitations under the Communications Act relating to the ownership and control of broadcast licenses by non-U.S. Persons. Prospective holders of New Common Stock with direct or indirect ownership or control by non-U.S. Persons will not be permitted to exercise the Special Warrants for New Common Stock if the ownership percentage of such prospective holders, as calculated in accordance with FCC rules, would result in the Reorganized Company having a greater amount of foreign ownership than permitted by the Communications Act and FCC rules. In such situations, prospective holders of New Common Stock may be limited in the amount of Special Warrants exercisable for New Common Stock and would retain all or a portion of their Special Warrants. The Special Warrants would be permitted to be sold or assigned, provided that the purchaser or assignee would also be subject to the ownership certification process described above.

For purposes of the Plan and the Equity Allocation Mechanism, (a) an “Ownership Certification” means a written certification, in the form attached to the FCC Ownership Procedures Order, which shall be sufficient to enable the Debtors or Reorganized Debtors, as applicable, to determine (x) the extent to which direct and indirect voting and equity interests of the certifying party are held by non-U.S. Persons, as determined under section 310(b) of the Communications Act and the FCC rules and (y) whether the holding of more than 4.99% of the New Class A Common Stock by the certifying party would result in a violation of FCC ownership rules or be inconsistent with the FCC Approval; and (b) the “Certification Deadline” means the deadline for returning Ownership Certifications as set forth in the FCC Ownership Procedures Order.

[22]	This section of the Disclosure Statement includes a summary of the Equity Allocation Mechanism attached as Exhibit A to the Plan. To the extent of any inconsistency between the Disclosure Statement and the Equity Allocation Mechanism, the Equity Allocation Mechanism shall govern.

In order to be eligible to receive a distribution of New Common Stock on the Effective Date, Holders of 2029 Secured Claims and Other Funded Debt Claims shall provide an Ownership Certification by the Certification Deadline. Any such Holder that fails to timely provide an Ownership Certification as set forth in the FCC Ownership Procedures Order or that does not do so to the reasonable satisfaction of the Debtors shall not be deemed to have exercised any Special Warrants as of the Effective Date.

Pursuant to the Plan and the Equity Allocation Mechanism, the Reorganized Debtors will issue (i) Special Warrants, (ii) New Common Stock, or (iii) a combination of Special Warrants and New Common Stock to any eligible Holder based on such Holder’s Ownership Certification (or failure to provide such a certification) and Communications Laws.

The Debtors intend to file a motion requesting the authority to establish procedures to implement the Equity Allocation Mechanism, including the distribution and submission of the Ownership Certifications related thereto.

C.            Attributable Interests in Media Under FCC Rules

A prospective stockholder in the Reorganized Company would be considered a “party” to the FCC Long Form Application if such prospective stockholder would be deemed to hold an “attributable” interest in the Reorganized Company under Section 73.3555 of FCC rules, 47 C.F.R. § 73.3555.

The FCC’s “multiple ownership” rules set limits on the number of broadcast radio stations attributable to a single entity in a given local market. “Attributable interests” generally include the following direct or indirect interests in a radio station licensee: general partnership interests, non-insulated limited liability company or limited partnership interests, a position as an officer or director (or in some cases the right to appoint officers or directors), or a 5% or greater direct or indirect interest in voting stock. The FCC treats all partnership interests as attributable, except for those limited partnership interests that are “insulated” by the terms of the applicable limited partnership agreement from “material involvement” in the media-related activities of the partnership pursuant to FCC specified criteria. The FCC applies the same attribution and insulation standards to limited liability companies. Attribution traces through chains of ownership. In general, a person or entity that has an attributable interest in another entity also will be deemed to hold each of that entity’s attributable broadcast interests, except for indirect stock interests that are attenuated below the attribution threshold in the ownership chain.

Combinations of direct and indirect equity and debt interests exceeding 33% of the total asset value (equity plus debt) of a broadcast licensee also may be deemed attributable if the holder of such interests has another attributable interest in a broadcast licensee in the same market that is subject to the broadcast multiple ownership rules or provides more than 15% of a station’s total weekly broadcast programming hours of the station in which such interest is held. Also, a person or entity that provides more than 15% of the total weekly programming hours for a radio station and also has an attributable interest in another radio station in the same market is deemed to hold an attributable interest in the programmed station.

The Equity Allocation Mechanism provides, among other things, that all deemed holders of New Class B Common Stock who have not checked the “New Class B Common Stock Only Election” box on their Ownership Certification shall be deemed to have immediately exchanged such shares of New Class B Common Stock for a like number of shares of New Class A Common Stock up to the 4.99% cap, subject to the FCC Approval. Post-emergence, New Class B Common Stock shall be convertible into New Class A Common Stock at the written request of the holder; provided, that, if such conversion would result in the stockholder having an attributable interest in Reorganized Company, such conversion shall be permitted only if, prior to the conversion, such holder has provided satisfactory assurance to Reorganized Company that its ownership of New Class A Common Stock would not result in Reorganized Company’s violation of applicable FCC rules or the Communications Act. New Class B Common Stock is intended to be non-cognizable for purposes of determining whether a holder is attributable under FCC rules.

D.            FCC Foreign Ownership Restrictions for Entities Controlling Broadcast Licenses

Section 310(b) of the Communications Act restricts foreign ownership or control of any entity licensed to provide broadcast and certain other services. Among other prohibitions, foreign entities may not have direct or indirect equity ownership or voting rights in the aggregate of more than 25% in a corporation controlling the licensee of a radio broadcast station if the FCC finds that the public interest will be served by the refusal or revocation of such a license due to foreign ownership or voting rights. The FCC has interpreted this provision to mean that it must make an affirmative public interest finding before a broadcast license may be granted or transferred to a corporation that is controlled by a foreign person or other entity more than 25% owned or controlled, directly or indirectly, by foreigners.

The FCC calculates foreign voting rights separately from equity ownership, and both thresholds must be at or below 25% unless the FCC has issued a Declaratory Ruling allowing foreign ownership or voting in excess of those thresholds. Warrants and other future interests typically are not taken into account in determining foreign ownership compliance. In some specific circumstances, however, the FCC has treated non-stock interests in a corporation as the equivalent of equity ownership and has assessed foreign ownership based on contributions to capital, particularly when the value of the warrant instrument has been “pre-paid” when issued. Foreign ownership limitations also apply to partnerships and limited liability companies. The FCC historically has treated partnerships with foreign partners as foreign controlled if there are any foreign general partners. The interests of any foreign limited partners that are not insulated (using FCC criteria) from material involvement in the partnership’s media activities and business are considered in determining the equity ownership and voting rights held by foreigners. Limited partners that are properly insulated are deemed to have voting interests that are equal to their equity interests. Similar considerations apply to limited liability companies.

Because the direct and indirect ownership of the Reorganized Company’s shares by non-U.S. persons and/or entities will proportionally affect the level of deemed foreign ownership and control rights in the Reorganized Company, all prospective stockholders will be required to provide information to the Debtors regarding their own foreign ownership and control. The Debtors shall review such information to assess whether permitting such prospective stockholder to hold such interests could impair the qualifications of the Reorganized Company to hold FCC broadcast licenses. The Equity Plan Securities will be distributed as set forth in the Equity Allocation Mechanism on the Effective Date based upon the information provided in the Ownership Certifications.

In May 2020, the FCC issued a Declaratory Ruling which permits 100% of the voting and equity interests of Cumulus Media Inc. to be held by foreign individuals or entities, provided that any such foreign parties which would hold 5% or more of either the voting or equity interests of Cumulus Media Inc. are specifically approved by the FCC in a new Declaratory Ruling. Accordingly, Cumulus Media Inc. intends to petition the FCC to seek such approval to the extent necessary, but anticipates that such approval will not be granted, if at all, until after the Debtors’ emergence from Chapter 11.

E.            Media Ownership Restrictions

The FCC generally applies its ownership limits to “attributable” interests in broadcast licenses held by an individual, corporation, partnership, limited liability company, or other association, as addressed above. FCC rules on broadcast license ownership, in turn, limit the number of broadcast licenses in which one entity or entities under common control can have an attributable ownership interest. Those rules that could give rise to a prohibited combination for the Reorganized Company or for a prospective stockholder of the Reorganized Company are described below.

The local radio ownership rule limits the number of commercial radio stations in which an entity can have an attributable interest in a particular geographic area.

(i)	In radio markets with forty-five (45) or more radio stations, ownership is limited to eight (8) commercial radio stations, no more than five (5) of which can be in the same service (AM or FM).

(ii)	In radio markets with thirty (30) to forty-four (44) radio stations, ownership is limited to seven (7) commercial radio stations, no more than four (4) of which can be in the same service (AM or FM).

(iii)	In radio markets with fifteen (15) to twenty-nine (29) radio stations, ownership is limited to six (6) commercial radio stations, no more than four (4) of which can be in the same service (AM or FM).

(iv)	In markets with fourteen (14) or fewer radio stations, ownership is limited to five (5) commercial radio stations, no more than three (3) of which can be in the same service (AM or FM), provided that no person or entity (or entities under common control) may have an attributable interest in more than 50% of the market’s total radio stations unless the combination of stations comprises not more than one AM and one FM station.

The rule relies on Nielsen Audio Metro methodology for determining radio markets, though areas outside of defined Nielsen Audio Metro markets rely on a contour-overlap methodology to determine the number of stations in the relevant market.

Article IX.
TRANSFER RESTRICTIONS AND
CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

No registration statement will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of the Plan Securities under or in connection with the Plan. The Debtors believe that the provisions of section 1145(a) of the Bankruptcy Code and/or Section 4(a)(2) of, or Regulation D under, the Securities Act and/or Regulation S will exempt the offer, issuance and distribution of the Plan Securities issued under or in connection with the Plan on account of Allowed Claims from federal and state securities registration requirements. The offering, issuance, and distribution of the Plan Securities under the Plan shall be exempt from registration requirements under Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, or, if section 1145(a) of the Bankruptcy Code is not available, then the Plan Securities will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws, including pursuant to Section 4(a)(2) thereof and/or Regulation D and/or Regulation S.

The Plan Securities issued to affiliates of the Debtors will be subject to the restrictions on resale of securities held by affiliates of an issuer. Persons to whom the Plan Securities are issued are also subject to restrictions on resale to the extent they are deemed an “issuer,” an “underwriter,” or a “dealer” with respect to such Plan Securities, as further described below.

In addition to the restrictions referred to below, holders of the Plan Securities will also be subject to the transfer restrictions contained in the terms thereof, as well as in any New Organizational Documents.

Recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state securities laws.

A.            Section 1145 Securities

1.            Issuance

The Plan provides for the offer, issuance, sale, or distribution of the Plan Securities pursuant to section 1145 of the Bankruptcy Code (such Plan Securities, the “Section 1145 Securities”). The offer, issuance, sale, or distribution of the Section 1145 Securities by the Debtors will be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter”, as defined in section 1145(b) of the Bankruptcy Code (as further discussed below).

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in exchange for such claim or interest and “partly” for cash or property.

The offer, issuance, and distribution under the Plan of the Plan Securities to Holders of Claims in the Voting Classes are exempt under section 1145(a)(1) of the Bankruptcy Code because all of such securities are being offered and sold under the Plan and are securities of a successor to the Debtors under the Plan; and all of such securities are being issued principally in exchange for claims against or interests in the Debtors.

2.            Subsequent Transfers

The Section 1145 Securities may be freely transferred by recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the Section 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the Holder is an “underwriter” with respect to such securities, as defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”, excluding, in each case, with respect to ordinary trading transactions of an entity that is not an issuer:

i.	a person (as such term is defined in section 101(41) of the Bankruptcy Code, a “Person”) who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

ii.	a Person who offers to sell securities offered or sold under a plan for the holders of such securities;

iii.	a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is:

a.	with a view to distributing such securities; and

b.	under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and

iv.	a Person who is an “issuer”, which includes affiliates of the issuer, defined as persons who are in a relationship of “control” with the issuer (as used in Section 2(a)(11) of the Securities Act) with respect to the securities.

Under Section 2(a)(11) of the Securities Act, an “issuer” includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer (or is an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act).

A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an “issuer” (including an “affiliate”) of the Debtor or an “underwriter” or a “dealer” with respect to any Section 1145 Securities will depend upon various facts and circumstances applicable to that person.

The Section 1145 Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states. However, the availability of such state exemptions depends on the securities laws of each state, and holders of Claims may wish to consult with their own legal advisors regarding the availability of these exemptions in their particular circumstances.

To the extent that Persons who receive Section 1145 Securities pursuant to the Plan and the Confirmation Order are deemed to be underwriters under section 1145(b) of the Bankruptcy Code, resales by such Persons would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Persons deemed to be underwriters under section 1145(b) of the Bankruptcy Code may, however, be permitted to resell such Section 1145 Securities without registration pursuant to and in accordance with the provisions of Rule 144 under the Securities Act, which is described in Article IV.G of the Plan, or another available exemption under the Securities Act. In addition, such Persons will also be entitled to resell their Section 1145 Securities in transactions registered under the Securities Act following the effectiveness of a registration statement.

Holders of Section 1145 Securities who are deemed underwriters may be able to resell Section 1145 Securities pursuant to the limited safe harbor resale provision under Rule 144 of the Securities Act. Generally, Rule 144 would permit the public sale of securities received by such Person if, at the time of the sale, certain current public information regarding the issuer is available, and only if such Person also complies with the volume, manner of sale, and notice requirements of Rule 144. If the issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in Section (c)(2) of Rule 144. The Debtors intend that after the Effective Date in accordance with and to the extent permitted by the Securities Act and the Exchange Act, the issuer of the Plan Securities will not be subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.

Whether or not any particular Person would be deemed to be an underwriter with respect to the Section 1145 Securities or other security to be issued pursuant to the Plan and the Confirmation Order would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving Section 1145 Securities or other securities under the Plan and the Confirmation Order would be an underwriter with respect to such Section 1145 Securities or other securities, whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

Notwithstanding the foregoing, the Section 1145 Securities will be subject to any applicable transfer restrictions in the New Organizational Documents.

B.            Section 4(a)(2) Securities

1.            Issuance

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering is exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under Section 4(a)(2) of the Securities Act.

The Debtors believe that any Plan Securities issued to an entity that is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code (collectively, the “4(a)(2) Securities”) are issuable without registration under the Securities Act in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D, and/or Regulation S outside of the United States. The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below. Section 4(a)(2) of the Securities Act provides that the registration requirements of section 5 of the Securities Act will not apply to the offer and sale of a security in connection with transactions not involving any public offering. Rule 506 of Regulation D provides nonexclusive safe harbor conditions with respect to the exemption provided by section 4(a)(2). Regulation S provides that the registration requirements of section 5 of the Securities Act will not apply to the offer and sale of securities made outside of the United States to any non-U.S. Person (within the meaning of Regulation S).

2.            Subsequent Transfers

The 4(a)(2) Securities will be deemed “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act), will bear customary legends and transfer restrictions and may not be offered, sold, exchanged, assigned, or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available. If in the future a Holder of 4(a)(2) Securities decides to offer, resell, pledge or otherwise transfer any 4(a)(2) Securities, such 4(a)(2) Securities may be offered, resold, pledged or otherwise transferred only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A promulgated under the Securities Act (“Rule 144A”)) in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in a transaction complying with the provisions of Rule 904 of Regulation S, (iii) pursuant to another exemption from registration under the Securities Act (including the exemption provided by Rule 144) (to the extent the exemption is available), or (iv) pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, in each of cases (i)-(iv) in accordance with any applicable securities laws of any state of the United States. Such Holder will, and each subsequent Holder is required to, notify any subsequent acquiror of the 4(a)(2) Securities from it of the resale restrictions referred to above.

Rule 144 provides a limited safe harbor for the resale of restricted securities (such that the seller is not deemed an “underwriter”) if certain conditions are met. These conditions vary depending on whether the seller of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the 90 days preceding such sale may resell restricted securities pursuant to Rule 144 after a one-year holding period whether or not there is current public information regarding the issuer available and without compliance with the volume, manner of sale, and notice requirements described below.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale, and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. (In the case of debt securities, the amount of debt securities sold for the account of an affiliate in any three-month period may not exceed the greater of the limitation set forth in the preceding sentence or 10% of the principal amount of the applicable tranche of debt securities.) Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three-month period exceeds 5,000 shares or other units or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144 and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, non-affiliate Holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. The Debtors intend that after the Effective Date in accordance with and to the extent permitted by the Securities Act and the Exchange Act, the issuer of the Plan Securities will not be subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.

Each certificate (or book-entry) representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Security shall, upon issuance, be stamped or otherwise imprinted or notated with a restrictive legend substantially consistent with the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.

The Reorganized Debtors reserve the right to require certification, legal opinions, or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. The Reorganized Debtors also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (i) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 of the Securities Act, if and when available, or pursuant to an effective registration statement, and (ii) the 4(a)(2) Securities will be subject to the other restrictions described above.

In addition to the foregoing restrictions, the 4(a)(2) Securities will also be subject to any applicable transfer restrictions in the New Organizational Documents.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

Article X.
CERTAIN UNITED STATES FEDERAL
INCOME TAX CONSEQUENCES OF THE PLAN

A.            Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and certain holders of Allowed Claims. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. Except as described below, no opinion has been sought or obtained with respect to the tax consequences of the Plan described herein. The Debtors have not requested, and do not intend to request, any ruling or determination from the U.S. Internal Revenue Service (“IRS”) or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a Holder of an Allowed Claim in light of its individual circumstances or to a Holder that may be subject to special tax rules, such as Persons who are related to the Debtors within the meaning of the Tax Code, broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, real estate investment trusts, retirement plans, individual retirement and other tax-deferred accounts, small business investment companies, regulated investment companies, tax-exempt entities, trusts, governmental authorities or agencies, dealers and traders in securities, subchapter S corporations, partnerships or other entities treated as pass-through vehicles for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who received their Claims as compensation, non-U.S. Holders (as defined below) that own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of Cumulus Media Inc., dealers in securities or foreign currencies, U.S. expatriates, persons who hold Claims, or who will hold their recoveries under the Plan, as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy and Holders that prepare an “applicable financial statement” (as defined in section 451 of the Tax Code).

In addition, this discussion does not address the implications of any alternative minimum tax, the base erosion and anti-abuse tax, or the “Medicare” tax on net investment income. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors, the Reorganized Debtors, or Holders of Allowed Claims based upon their particular circumstances. This summary does not discuss any tax consequences of the Plan that may arise under any laws other than U.S. federal income tax law, including under state, local, or non-U.S. tax law. Furthermore, this summary does not discuss any actions that a Holder may undertake with respect to its Allowed Claims, other than voting such Allowed Claim and receiving the consideration provided under the Plan, or with respect to any actions undertaken by a Holder subsequent to receiving any consideration under the Plan, and it does not discuss the consequences of any obligations under, or actions taken pursuant to, the Intercreditor Agreements.

This summary assumes that a Holder of an Allowed Claim holds a Claim only as a “capital asset” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors or the Reorganized Debtors are a party, except for the Special Warrants, will be respected for U.S. federal income tax purposes in accordance with their form. The Debtors intend to treat the Special Warrants as stock for U.S. federal income tax purposes. If the IRS successfully asserted that the Special Warrants are not stock or that any other intended treatment of other arrangements is incorrect, the U.S. federal income tax consequences could differ materially from those described below. Unless otherwise required by the context, all references herein to New Common Stock include the Special Warrants.

This summary also assumes that none of the obligations underlying Allowed Claims are “contingent payment debt instruments” within the meaning of Treasury Regulations section 1.1275-4. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes (such as the tax consequences of the receipt of any commitment premium or similar arrangement). This summary does not address the U.S. federal income tax consequences to Holders (i) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (ii) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim that is: (a) an individual citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any beneficial owner of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of a Claim, the tax treatment of a partner (or other owner) of such entity generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of partnerships (or other pass-through entities) that are beneficial owners of a Claim are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

B.            Restructuring Transactions

Although there can be no assurance in this regard, the Debtors expect that the Reorganized Company will be Cumulus Media Inc. and that the Plan Securities will be issued by the Reorganized Company, even though the debt instruments underlying the Claims receiving Plan Securities in the Restructuring Transactions were issued by its subsidiary, Cumulus Media New Holdings Inc. Accordingly, the Debtors may effect a transaction that will be treated, solely for U.S. federal (and applicable state and local) income tax purposes as if the Plan Securities were issued and contributed by Cumulus Media Inc. to Cumulus Intermediate Inc. and then to Cumulus Media New Holdings Inc., and then exchanged by Cumulus Media New Holdings Inc. with Holders of Claims pursuant to the Plan (the “Exchange”). For U.S. federal income tax purposes, if the Restructuring Transactions are structured as described above and no other relevant elections are made or transactions are undertaken, the Debtors intend to take the position that the Exchange is treated as a taxable transaction occurring in the order described above (issuance, contribution, and exchange) (a “Taxable Transaction”). Alternatively, if the Debtors take certain actions in connection with the Plan, such as causing Cumulus Media New Holdings Inc. to convert to a limited liability company, the Exchange may not constitute a Taxable Transaction. If the transactions undertaken pursuant to the Plan do not constitute a Taxable Transaction (such transaction, a “Reorganization”), the U.S. federal income tax consequences to U.S. Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims will further depend on whether the Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims surrendered constitute “securities” for U.S. federal income tax purposes. The tax consequences to the Debtors, Reorganized Debtors and Holders of Claims described herein could be materially different in the event this Exchange characterization is not respected for U.S. federal income tax purposes, or in the event that the Debtors consummate a Restructuring Transaction that is different from the transaction described above. The remainder of this disclosure assumes that the Restructuring Transactions will be structured as an Exchange as described above.

C.            Certain U.S. Federal Income Tax Considerations for the Debtors and Reorganized Debtors

1.            General

Certain of the Debtors are organized in the United States and are members of an affiliated group of corporations that files consolidated federal income tax returns with Cumulus Media Inc. as the common parent (such consolidated group, the “Cumulus Group”) or are entities disregarded as separate from their owners for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the Cumulus Group. The Debtors estimate that, as of the filing date of the tax returns for the year ended December 31, 2024, the Cumulus Group had a consolidated net operating loss (“NOL”) of approximately $60.1 million, among other tax attributes, including tax basis in assets and approximately $152.6 million of disallowed business interest expense carryforwards. The amount of Cumulus Group NOLs and other tax attributes, as well as the application of any limitations thereon, remains subject to review and adjustment, including by the IRS. As discussed below, certain of the Debtors’ tax attributes are expected to be significantly reduced or eliminated entirely upon implementation of the Plan as a result of the recognition of “cancellation of indebtedness income” (“COD Income”). Furthermore, the Reorganized Debtor’s use of remaining tax attributes following emergence (as described below) is expected to be subject to limitation under sections 382 and 383 of the Tax Code.

2.            Cancellation of Indebtedness Income and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income incurred is, generally, the amount by which the indebtedness discharged exceeds the value of any consideration (including the fair market value of any property, including stock) given in exchange for the debt being satisfied (other than cash or property paid on account of accrued but unpaid interest with respect thereto).

Under section 108 of the Tax Code, a debtor is not required to include COD Income in gross income if the debtor is under the jurisdiction of a court in a case under the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the Tax Code (the “Bankruptcy Exception”). In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. Any excess COD Income over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

In connection with the Restructuring Transactions, the Debtors expect to realize significant COD Income. Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Cumulus Group will be entitled to exclude from gross income any COD Income realized as a result of the implementation of the Plan. The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan. Regardless of the implemented structure, the Debtors expect, however, that the amount of such COD Income will significantly reduce or eliminate their NOLs and certain other carryforwards allocable to periods prior to the Effective Date, and may significantly reduce the Debtors’ tax basis in their assets.

Any reduction in tax attributes attributable to the COD Income incurred does not occur until the end of the taxable year in which the Plan goes effective.

3.            Limitation on Use of Tax Attributes After the Effective Date

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of any remaining NOLs, net unrealized built-in losses, and possibly certain other attributes of the corporation allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. In general, the amount of the annual limitation to which a corporation that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (currently, 3.58% for an ownership change occurring in March 2026). The annual limitation under section 382 represents the amount of pre-change NOLs, as well as certain built-in losses recognized within the five-year period following the ownership change, that may be used each year to offset income. The section 382 limitation may be increased to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

An exception to the foregoing annual limitation rules generally applies when former shareholders and so called “qualified creditors” of a corporation under the jurisdiction of a court in a case under the Bankruptcy Code receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also under the jurisdiction of a court in a case under the Bankruptcy Code) pursuant to a confirmed Chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date, and during the part of the taxable year prior to and including the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Company undergoes another ownership change within two years after Consummation of the Plan, then the Reorganized Company’s section 382 annual limitation will generally be reduced to zero, which would effectively preclude utilization of Pre-Change Losses.

Where the 382(l)(5) Exception is not applicable (either because the debtor company does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Rule”). When the 382(l)(6) Rule applies, a corporation under the jurisdiction of a court in a case under the Bankruptcy Code that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a corporation that undergoes an ownership change to be determined before the events giving rise to the change. The 382(l)(6) Rule also differs from the 382(l)(5) Exception in that under it the Reorganized Company would not be required to reduce its NOLs by the amount of any interest deductions claimed by the Debtors within the prior three-year period and the Reorganized Company may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses.

The Debtors have not determined whether they will be eligible for the 382(l)(5) Exception or whether to affirmatively elect out of the Section 382(l)(5) Exception, if available.

D.            Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Certain Allowed Claims

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. Holders of Claims are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

1.            Consequences of the Plan to U.S. Holders of Allowed ABL Facility Claims

The terms of the Restated ABL Credit Agreement provide for a revolving credit facility on terms substantially similar to the Existing ABL Facility, subject to certain modifications as described in the ABL Commitment Letter. On the Effective Date, each Holder of an Allowed ABL Facility Claim will receive its Pro Rata share of the New ABL Loans, which shall be issued under the Restated ABL Credit Agreement in an amount equal to the Allowed ABL Facility Claims.

Under U.S. federal income tax law, the exchange of an existing debt instrument for a new debt instrument is a “significant modification” of the existing debt instrument and results in an exchange of the existing debt instrument for the new debt instrument for U.S. federal income tax purposes if, based on all the facts and circumstances and taking into account all modifications of the existing debt instruments collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Treasury Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. Treasury Regulations do not, however, define “customary accounting or financial covenants.”

The Debtors have not made a determination of whether the adoption of the Restated ABL Credit Agreement pursuant to the Plan constitutes a significant modification of loans under the ABL Facility.

If the refinancing of the Existing ABL Facility pursuant to the Plan is treated as a significant modification of the ABL Facility Claims, then U.S. Holders of Allowed ABL Facility Claims should recognize gain or loss equal to the difference between (a) the stated principal amount of the New ABL Loans (subject to the discussion of “Accrued Interest” below) and (b) the U.S. Holder’s adjusted tax basis in its Allowed ABL Facility Claim.

If the refinancing of the Existing ABL Facility pursuant to the Plan is not treated as a significant modification, then the New ABL Loans should be treated as the same instrument as the ABL Facility, and the Holders of the Allowed ABL Facility Claims should not recognize gain or loss on the receipt of the New ABL Loans.

U.S. Holders are urged to consult their tax advisors regarding the risk that the refinancing of the Existing ABL Facility pursuant to the Plan constitutes a significant modification for U.S. federal income tax purposes and the U.S. federal income tax consequences to them if so treated.

2.            Consequences of the Plan to U.S. Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims

Pursuant to the Plan, in full and final satisfaction, settlement, release, and discharge of such Claims, each Holder of an Allowed 2029 Secured Claim shall receive, in exchange for such Claim, its Pro Rata share of (a) the Exit Convertible Notes and (b) the 2029 Secured Claims Equity Distribution, which consists of 95% of the New Common Stock (subject to dilution by shares issued in connection with the Management Incentive Plan) and each Holder of an Allowed Other Funded Debt Claim shall receive its Pro Rata share of the Other Funded Debt Claims Equity Distribution, which consists of 5% of the New Common Stock (subject to dilution by shares issued in connection with the Management Incentive Plan).

The U.S. federal income tax consequences of the Plan to U.S. Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims will depend, in part, on whether the transactions undertaken pursuant to the Plan constitute a Taxable Transaction or a Reorganization.

a.            Taxable Transaction

The exchange of an Allowed 2029 Secured Claim or an Allowed Other Funded Debt Claim for Plan Securities in a Taxable Transaction should be treated as a taxable exchange under section 1001 of the Tax Code. A U.S. Holder of an Allowed 2029 Secured Claim or an Allowed Other Funded Debt Claim should recognize gain or loss equal to the difference between (a) the total fair market value of the Plan Securities received in the exchange (subject to the discussion of “Accrued Interest” below) and (b) the U.S. Holder’s adjusted tax basis in its Claim. A U.S. Holder of an Allowed 2029 Secured Claim or an Allowed Other Funded Debt Claim should have a tax basis in the Plan Securities received in the Exchange equal to the fair market value of the Plan Securities. Such U.S. Holder’s holding period for the Plan Securities received on the Effective Date should begin on the day following the Effective Date.

The character of gain or loss arising from the Exchange as capital gain or loss or as ordinary income or loss should be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received by a U.S. Holder in the Exchange for its Claim is allocable to accrued but untaxed interest, a U.S. Holder may recognize ordinary income. See the discussions of “Accrued Interest,” “Market Discount” and “Limitations on Use of Capital Losses” below.

b.            Reorganization

If the transactions undertaken pursuant to the Plan constitute a Reorganization, the U.S. federal income tax consequences to such U.S. Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims will depend on whether the Claims surrendered constitute “securities” for U.S. federal income tax purposes. Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. The 2029 Notes and 2029 Term Loans each had a term to maturity of approximately five (5) years when issued, while the 2026 Notes and 2026 Term Loans each had a term to maturity of approximately seven (7) years when issued. The Exit Convertible Notes will have a term to maturity of approximately five (5) years when issued. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. U.S. Holders are urged to consult their tax advisors regarding qualification of their Claims as “securities” for U.S. federal income tax purposes.

If the transactions undertaken pursuant to the Plan constitute a Reorganization for U.S. federal income tax purposes and the Allowed 2029 Secured Claims or Allowed Other Funded Debt Claims, as applicable, qualify as securities, except to the extent described below under “Accrued Interest,” a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 355 of the Tax Code (i.e., the Exit Convertible Notes if such notes are not a security, as discussed above). With respect to non-cash consideration that is treated as a “stock or security” of a party to the Reorganization, such U.S. Holder should obtain a tax basis in such property, except to the extent described below under “Accrued Interest”, equal to (a) the tax basis of the Claim surrendered, less (b) the fair market value of “other property” received, plus (c) gain recognized (if any), with the tax basis allocated between the Plan Securities received by the U.S. Holder in proportion to their fair market values as of the Effective Date. The holding period for such non-cash consideration should include the holding period for the surrendered Claims. For this purpose, the Reorganized Company would be expected to be a party to the Reorganization. With respect to non-cash consideration that is treated as “other property,” U.S. Holders should obtain a tax basis in such property, other than any amounts treated as received in satisfaction of accrued but untaxed interest, equal to the property’s fair market value as of the date such property is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such property.

Any Plan Securities that are attributable to accrued but unpaid interest (or OID, if any) on the Allowed 2029 Secured Claims or Allowed Other Funded Debt Claims would be treated as described below under “Accrued Interest.”

If the transactions undertaken pursuant to the Plan constitute a Reorganization and the Allowed 2029 Secured Claims or Allowed Other Funded Debt Claims, as applicable, are not treated as securities, a U.S. Holder of such Claim will be treated as exchanging such Claim for Plan Securities and Exit Convertible Notes in a taxable exchange under section 1001 of the Tax Code. The U.S. federal income tax consequences to such U.S. Holder will be substantially similar to the consequences, described above, that such U.S. Holder would have experienced in a Taxable Transaction.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS, FOR FEDERAL INCOME TAX PURPOSES, ON THE SATISFACTION OF THEIR CLAIMS.

3.            Accrued Interest

A portion of the consideration received by U.S. Holders of Allowed Claims may be attributable to accrued interest on such Claims. If any amount is attributable to accrued interest, then such amount should be taxable to that U.S. Holder as interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, U.S. Holders of Allowed Claims should be able to recognize a deductible loss to the extent any accrued interest on the Claims was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a Chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations generally treat payments as allocated first to any accrued but unpaid interest and then as a payment of principal. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE U.S. FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

4.            Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of an Allowed Claim who exchanges a Claim on the Effective Date may be treated as ordinary income (instead of capital gain) to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the Allowed Claims that were acquired with market discount are exchanged in a Reorganization for other property, any market discount that accrued on the Allowed Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount with respect to the exchanged debt instrument.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

5.            Ownership and Disposition of the New ABL Loans

The tax consequences of the ownership and disposition of the New ABL Loans to U.S. Holders are generally expected to be the same as the tax consequences of the ownership and disposition of the ABL Facility Claims as in effect prior to the Effective Date. U.S. Holders of the New ABL Loans are urged to consult their tax advisors on the tax consequences of the ABL Facility Claims as in effect prior to the Effective Date and the corresponding treatment of New ABL Loans.

6.            Ownership and Disposition of the Exit Convertible Notes

a.            Contingent Payment Debt Instruments

The Debtors are taking the position that the Reorganized Company is entitled to determine the accrual schedule for the Exit Convertible Notes for U.S. federal income tax purposes using a payment schedule in which all interest on the Exit Convertible Notes is initially assumed to be paid in accordance with Treasury Regulation Section 1.1272-1(c) (the “Alternative Payment Schedule Rules”) and that the Exit Convertible Notes are not subject to the Treasury Regulations applicable to a contingent payment debt instrument (a “CPDI” and the “CPDI Rules”). Under the Alternative Payment Schedule Rules, the Reorganized Company will be presumed to pay interest in cash because the election to pay interest in kind (“PIK interest”) would not result in a lower yield to maturity of the Exit Convertible Notes.

The presumption of whether interest will be paid in cash or PIK interest is made solely for U.S. federal income tax purposes and does not constitute a representation by the Debtors regarding the likelihood that interest on the Exit Convertible Notes will be paid in cash or in the form of PIK interest. The Debtors’ determination that the Alternative Payment Schedule Rules apply to the Exit Convertible Notes and that the Exit Convertible Notes are not subject to the CPDI Rules is binding on a U.S. Holder, unless the U.S. Holder discloses in the proper manner to the IRS that it is taking a different position. This determination is not, however, binding on the IRS, and if the IRS successfully challenged these positions, the tax consequences of owning and disposing of the Exit Convertible Notes could be materially different than those described herein, including with respect to the character, timing and amount of income, gain or loss recognized. The remainder of this disclosure assumes that the CPDI Rules will not apply to the Exit Convertible Notes and that the Alternative Payment Schedule Rules will apply to the Exit Convertible Notes in the manner described above, but there can be no assurances in this regard. U.S. Holders are urged to consult their tax advisors regarding the CPDI Rules and the Alternative Payment Schedule Rules and the consequences thereof.

b.            Issue Price

The Exit Convertible Notes will not be treated as trading on an established market, so the issue price of the Exit Convertible Notes will depend on whether a substantial amount of the Exit Convertible Notes are issued for 2029 Notes or 2029 Term Loans that are considered to be “traded on an established market.” In general, a debt instrument will be treated as traded on an established market if, at any time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property; or (c) an “indicative” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property.

If either the 2029 Notes or 2029 Term Loans are traded on an established market at the time of the exchange, the issue price of the Exit Convertible Notes will be determined by applying the “investment unit” rules and treating the Exit Convertible Notes and the New Common Stock as part of an investment unit issued in exchange for the 2029 Secured Claims. Generally, the issue price of an investment unit is determined by applying the issue price rules applicable to debt instruments, and the issue price of a debt instrument that is part of the investment unit (and that is not treated as traded on an established market) is its allocable portion of the issue price of the investment unit, based on the relative fair market value of such debt instrument and the other property rights in the investment unit (i.e., the Exit Convertible Notes and the New Common Stock). Thus, if the 2029 Notes or 2029 Term Loans are traded on an established market, then the issue price of the investment unit would generally be equal to the fair market value of the 2029 Notes or 2029 Term Loans, as applicable, on the date of the exchange. The issue price of the Exit Convertible Notes should equal its allocable portion of the investment unit’s issue price (determined based on the fair market values of the Exit Convertible Notes and the New Common Stock).

If neither the 2029 Notes nor 2029 Term Loans are traded on an established market at the time of the exchange, the issue price of the Exit Convertible Notes should equal their principal amount.

In general, U.S. Holders of Exit Convertible Notes must follow the Reorganized Company’s determination of issue price under the investment unit rules, unless a U.S. Holder specifically discloses its disagreement with such determination in connection with such U.S. Holder’s filing of its tax return. The Reorganized Company will publish its determination of the issue price in accordance with applicable Treasury Regulations.

c.            Original Issue Discount

The Exit Convertible Notes will be treated as having been issued with original issue discount (“OID”) for U.S. federal income tax purposes, because no portion of the interest on the Exit Convertible Notes is unconditionally payable in cash at least annually. An Exit Convertible Note will be issued with OID in an amount equal to the excess of the sum of all principal and interest payments provided by the Exit Convertible Note (initially taking into account the payment schedule assumption, as described above) over the issue price (as defined above) of the Exit Convertible Note. U.S. Holders generally will be required to include such OID in gross income (as ordinary income) on an annual basis under a constant yield accrual method regardless of their regular method of accounting for U.S. federal income tax purposes. As a result, U.S. Holders generally will include any OID in income in advance of the receipt of cash attributable to such income.

The amount of OID includible in income by a U.S. Holder is the sum of the “daily portions” of OID with respect to the Exit Convertible Notes for each day during the taxable year or portion thereof in which such U.S. Holder holds the Exit Convertible Notes. A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The accrual period of an Exit Convertible Note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period other than the final accrual period is the product of the Exit Convertible Note’s “adjusted issue price” at the beginning of such accrual period and its “yield to maturity,” determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of such accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The adjusted issue price of an Exit Convertible Note at the start of any accrual period generally is equal to its issue price, increased by the OID includible in income for each prior accrual period and decreased by payments previously made on the Exit Convertible Notes. The yield to maturity of an Exit Convertible Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Exit Convertible Note under the methodology described above, produces an amount equal to the issue price of the Exit Convertible Note.

d.            Payments of PIK Interest

Any payments of PIK interest (either in the form of a PIK note or as an increase to the outstanding principal of the Exit Convertible Notes) will not be treated as a payment of interest on the notes for U.S. federal income tax purposes. Instead, any PIK interest paid on an Exit Convertible Note will be treated together with the Exit Convertible Note as a single note for U.S. federal income tax purposes.

As discussed above under “Contingent Payment Debt Instruments,” the Reorganized Company will be presumed to pay interest in cash. In such case, if the Reorganized Company does not exercise its option to pay PIK interest, with respect to any interest period for which that option is not exercised, a U.S. Holder will not be required to adjust its OID calculation for future periods. If, contrary to this assumption above, the Reorganized Company does in fact exercise its option to pay PIK interest for any interest period (a “change in circumstances”), the U.S. Holder’s OID calculation for future periods will be adjusted by (i) treating the Exit Convertible Notes (solely for the purposes of determining the amount of OID on the Exit Convertible Notes) as if they had been retired and then reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on that date and (ii) recalculating the amount of OID on, and yield to maturity of, the reissued Exit Convertible Notes by treating the amount of such PIK interest (and of any PIK interest from a prior PIK Interest election) as a payment that will be made on the maturity date of the Exit Convertible Notes.

The assumptions described above regarding whether the Reorganized Company will or will not pay PIK interest are made solely for U.S. federal income tax purposes and do not constitute a representation regarding the likelihood that interest will be paid in cash or in the form of PIK interest.

Each payment made in cash under the Exit Convertible Notes will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A U.S. Holder generally will not be required to include separately in income cash payments received on the Exit Convertible Notes to the extent such payments constitute payments of previously accrued OID or payments of principal. The rules governing OID are complex. U.S. Holders are urged to consult their tax advisors regarding the application of these rules in light of their particular circumstances.

e.            Amortizable Bond Premium, Acquisition Premium and Market Discount

If a U.S. Holder’s initial tax basis in the Exit Convertible Notes is greater than the stated principal amount of the Exit Convertible Notes, the U.S. Holder will be considered to have acquired the Exit Convertible Notes with “amortizable bond premium.” In such case, the U.S. Holder will not be required to include any OID in income. A U.S. Holder generally may elect to amortize bond premium over the remaining term of the Exit Convertible Notes on a constant yield method as an offset to stated interest when includible in income under the U.S. Holder’s regular method of tax accounting. However, the terms may provide that the Reorganized Company can redeem the Exit Convertible Notes prior to maturity at a premium, in which case special rules apply that may reduce, eliminate or defer the amount of bond premium that a U.S. Holder may amortize with respect to the Exit Convertible Notes. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the Exit Convertible Notes by the amount of the premium amortized in any year. An election to amortize bond premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS.

A U.S. Holder may be treated as having “acquisition premium” on the Exit Convertible Notes to the extent such holder’s tax basis in the Exit Convertible Notes immediately after the exchange is greater than the issue price and less than or equal to the stated principal amount of the Exit Convertible Notes. In such cases, the amount of OID that must be included in gross income for each OID accrual period with respect to the Exit Convertible Notes will be reduced by the portion of the acquisition premium properly allocable to that period.

If a U.S. Holder’s initial tax basis in the Exit Convertible Notes is less than the adjusted issue price of the Exit Convertible Notes, the U.S. Holder may be treated as having market discount, as discussed above under “Market Discount.” Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Exit Convertible Notes unless a U.S. Holder elects to accrue on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either the ratable or constant yield method. In the absence of such election to include market discount currently, a U.S. Holder treated as having acquired the Exit Convertible Notes at market discount may be required to defer, until the maturity of the Exit Convertible Notes or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Exit Convertible Notes.

U.S. Holders are urged to consult their tax advisors regarding the application of the bond premium and acquisition premium rules as well as market discount rules to their particular circumstances.

f.            Sale, Retirement, Redemption or Other Taxable Disposition

In general, a U.S. Holder of Exit Convertible Notes will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such Exit Convertible Notes in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor and (2) the U.S. Holder’s adjusted tax basis in such Exit Convertible Notes. A U.S. Holder’s adjusted tax basis in the Exit Convertible Notes will generally equal its initial tax basis in the Exit Convertible Notes (determined as described above), increased by any accrued OID and market discount previously included in income and decreased by any cash interest previously paid on the Exit Convertible Notes and any bond premium that it previously amortized with respect to the Exit Convertible Notes. Any gain or loss recognized generally will be capital gain (except to the extent gain is attributable to any accrued market discount, which accrued market discount would be treated generally in the manner described above in the section titled “Amortizable Bond Premium, Acquisition Premium and Market Discount”) or loss and will be long-term capital gain or loss if the Exit Convertible Notes were held for more than one year. Net long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.

g.            Conversion

If a U.S. Holder presents an Exit Convertible Note for conversion, the U.S. Holder would receive New Common Stock. No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. The U.S. Holder generally will not recognize gain or loss upon the conversion of the notes into New Common Stock except to the extent of amounts received with respect to accrued but unpaid interest (which will be treated as described above under “Accrued Interest”). The tax basis of shares of New Common Stock received upon a conversion will equal the adjusted tax basis of the Exit Convertible Note that was converted. The U.S. Holder’s holding period for the shares of New Common Stock will include the period during which the U.S. Holder held the Exit Convertible Notes, except that the holding period of any shares received with respect to accrued but unpaid interest will commence on the day after the date of receipt. For a discussion regarding the ownership of New Common Stock, see the discussion below under “Ownership and Disposition of the New Common Stock Warrants.”

h.            Constructive Distributions

The terms may provide that the conversion rate of the Exit Convertible Notes can be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in the Reorganized Company’s assets or earnings and profits (as determined for U.S. federal income tax purposes) may, in some circumstances, result in a deemed distribution to the U.S. Holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Exit Convertible Note, however, will generally not result in a deemed distribution to a U.S. Holder.

Certain of the conversion rate adjustments that may be provided in the terms of the Exit Convertible Notes (including, without limitation, any adjustments in respect of taxable dividends to holders of New Common Stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such conversion rate adjustment. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change or in connection with a notice of redemption may be treated as a deemed distribution.

Any deemed distribution will be taxable as a dividend, to the extent of the Debtors’ current or accumulated earnings and profits, generally as described below under “Dividends on New Common Stock.” However, it is unclear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described below under “Dividends on New Common Stock.” It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Generally, a U.S. Holder’s adjusted tax basis in an Exit Convertible Note will be increased to the extent any such constructive distribution is treated as a dividend.

The Reorganized Company would currently be required to report the amount of any deemed distributions on their website or to the IRS and to holders of Exit Convertible Notes not exempt from information reporting. The IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the Exit Convertible Notes and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may set-off its withholding obligations against or withhold such amounts from payments on the Exit Convertible Notes (or, in some circumstances, any payments on New Common Stock) or sales proceeds received by or other funds or assets of an investor, and (iv) the Reorganized Company is required to report the amount of any deemed distributions on its website or to the IRS and to all holders of Exit Convertible Notes (including holders of Exit Convertible Notes that would otherwise be exempt from information reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders and beneficial owners of notes and withholding agents may rely on the proposed regulations prior to that date under certain circumstances.

7.            Ownership and Disposition of the New Common Stock

a.            Dividends on New Common Stock

Any distributions made on account of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Company as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends received deduction so long as there are sufficient earnings and profits. However, the dividends received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

b.            Sale, Redemption, or Repurchase of New Common Stock

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of New Common Stock. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described below under “Limitation on Use of Capital Losses.” Under the recapture rules of section 108(e)(7) of the Tax Code, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Allowed Claim or recognized an ordinary loss on the exchange of its Allowed Claim for New Common Stock.

U.S. Holders of the Special Warrants should not recognize gain or loss as a result of the exercise of the Special Warrants for New Common Stock. The aggregate tax basis in the New Common Stock of a U.S. Holder received upon exercise should be the same as its aggregate tax basis in its Special Warrants immediately prior thereto. Additionally, the holding period of the New Common Stock received upon exercise should include the holding period of the Special Warrants held by such holder immediately prior thereto.

8.            Limitation on Use of Capital Losses

A U.S. Holder of a Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

E.            Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Restructuring Transactions to non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Holders are complex. Each non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan to such non-U.S. Holders.

1.	Gain Recognition

To the extent that the Restructuring Transactions result in the recognition of taxable gain for U.S. federal income tax purposes, any gain realized by a non-U.S. Holder generally will not be subject to U.S. federal income taxation unless (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions or conversion occurs and certain other conditions are met or (b) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange or conversion. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange or conversion in the same manner as a U.S. Holder. To claim an exemption from withholding tax, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Accrued Interest

Payments to a non-U.S. Holder that are attributable to accrued interest generally will not be subject to U.S. federal income tax or withholding, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. Holder is not a U.S. person, unless:

•	the non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of the Debtor’s stock entitled to vote;

•	the non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtor (each, within the meaning of the Tax Code);

•	the non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code; or

•	such interest is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (in which case, provided the non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A non-U.S. Holder that does not qualify for the exemption from withholding tax with respect to accrued but untaxed interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on any payments that are attributable to accrued but untaxed interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business. As described above in more detail under the heading “Accrued Interest,” the aggregate consideration to be distributed to holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any.

3.	Dividends on New Common Stock

Any distributions made with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the Reorganized Company’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a non-U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the non-U.S. Holder’s basis in its shares. Any such distributions in excess of a non-U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain from a sale or exchange. Except as described below, dividends paid with respect to New Common Stock held by a non-U.S. Holder that are not effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by providing an IRS Form W-8BEN or W-8BEN-E (or a successor form) to the Reorganized Company upon which the non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a non-U.S. Holder that are effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

A non-U.S. Holder may be deemed to have received a constructive distribution from the Debtors under either section 305(c) or section 871(m) of the Tax Code, which may be taxable as a dividend (as described above), if the Debtors make certain adjustments, or fail to make certain adjustments, to the number of shares of New Common Stock to be issued upon the conversion of the Exit Convertible Notes.

4.	Sale, Redemption, or Repurchase of Plan Securities

A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of Plan Securities unless:

a.	such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and satisfies certain other conditions or who is subject to special rules applicable to former citizens and residents of the United States; or

b.	such gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States); or

c.	the Reorganized Company is or has been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of Plan Securities. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). The Debtors consider it unlikely, based on their current business plans and operations, that the Reorganized Company will become a “U.S. real property holding corporation” in the future.

As noted above under the heading “Consequences of the Plan to U.S. Holders of Allowed ABL Facility Claims,” pursuant to the Plan, each Holder of an Allowed ABL Facility Claim will receive its Pro Rata share of the New ABL Loans, which shall be issued under the Restated ABL Credit Agreement in an amount equal to the Allowed ABL Facility Claims. The U.S. federal income tax consequences of whether this exchange is treated as a significant modification are described above in “Consequences of the Plan to U.S. Holders of Allowed ABL Facility Claims.” The tax consequences of the ownership and disposition of New ABL Loans to non-U.S. Holders are generally expected to be the same as the tax consequences of the ownership and disposition of loans under the ABL Facility as in effect prior to the Effective Date. Non-U.S. Holders of New ABL Loans are urged to consult their tax advisors on the tax consequences of the ownership and disposition of the loans under the ABL Facility as in effect prior to the Effective Date and the corresponding treatment of New ABL Loans.

5.	Interest on the Exit Convertible Notes

Payments to a non-U.S. Holder that are attributable to interest (including any OID and gain from the sale, redemption, retirement or other taxable disposition of the Exit Convertible Notes that is treated as interest income as discussed above under “Ownership and Disposition of Exit Convertible Notes—Sale, Retirement, Redemption or Other Taxable Disposition”) shall be subject to taxation as discussed above under “Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims—Accrued Interest.”

6.	Conversion of Exit Convertible Notes

A non-U.S. Holder generally will not recognize gain or loss upon a conversion of the Exit Convertible Notes as described above under “Ownership and Disposition of Exit Convertible Notes—Conversion.” Any amounts received with respect to accrued but unpaid interest will be taxed as ordinary interest income (which will be treated as described above under “Interest on the Exit Convertible Notes”).

7.	Constructive Dividends on the Exit Convertible Notes

A non-U.S. Holder may be deemed to have received a constructive distribution from the Debtors under either section 305(c) or section 871(m) of the Tax Code, which may be taxable as a dividend, if the Debtors make certain adjustments, or fail to make certain adjustments, to the number of shares of New Common Stock to be issued upon the conversion of the Exit Convertible Notes. See above under “Constructive Distributions.” For a discussion of the U.S. federal income tax consequences of a constructive distribution, see above under “Dividends on New Common Stock.”

8.	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on Plan Securities), and also include gross proceeds from the sale, on or after January 1, 2019, of any property of a type which can produce U.S. source interest or dividends (which would include Plan Securities). Pursuant to proposed Treasury Regulations on which taxpayers are permitted to rely pending their finalization, this withholding obligation would not apply to gross proceeds from the sale or disposition of property such as the Plan Securities. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH NON-U.S. HOLDER’S OWNERSHIP OF PLAN SECURITIES AND THE NEW ABL LOANS.

F.	Information Reporting and Back-Up Withholding

All distributions to Holders of Claims under the Plan are subject to any applicable tax withholding, including (as applicable) employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the holder fails to furnish its social security number or other taxpayer identification number (a “TIN”), furnishes an incorrect TIN, fails properly to report interest or dividends, or under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

Article XI.
CERTAIN RISK FACTORS TO BE CONSIDERED

BEFORE VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE IMPAIRED AND ENTITLED TO VOTE SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT, THE PLAN, AND ANY OTHER DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT. THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESS OR THE PLAN AND ITS IMPLEMENTATION. ALL HOLDERS OF CLAIMS THAT ARE IMPAIRED AND ENTITLED TO VOTE SHOULD CAREFULLY READ AND REVIEW ANY ADDITIONAL INFORMATION PROVIDED BY THE DEBTORS PRIOR TO THE VOTING DEADLINE. NEW FACTORS, RISKS, AND UNCERTAINTIES EMERGE FROM TIME TO TIME, AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, RISKS, AND UNCERTAINTIES.

A.            Certain Bankruptcy Law Considerations

1.            Risk That the Debtors May Be Unsuccessful in Obtaining First Day Orders to Permit Payment of On Air Talent, Programming Costs, and Other Trade and Service Providers in the Ordinary Course of Business

The Debtors have attempted to address the potential concerns of their on air talent and other key parties in interest that might arise from the filing of the Plan through a variety of provisions incorporated into or contemplated by the Plan, including the Debtors’ intention to seek appropriate orders from the Bankruptcy Court to permit the Debtors to pay on air talent, programming costs, station compensation obligations, and other trade claims in the ordinary course of business. However, there can be no guarantee that the Debtors will be successful in obtaining the necessary approvals from the Bankruptcy Court for such arrangements or for every party in interest that the Debtors may seek to treat in this manner.

2.            Risk That the Bankruptcy Court May Not Approve the Cash Collateral Motion

Upon commencement of the Chapter 11 Cases, the Debtors will seek authorization from the Bankruptcy Court to use the Cash Collateral to fund the Chapter 11 Cases and to provide customary adequate protection to the Prepetition Secured Parties. Such relief will provide the Debtors with liquidity during the pendency of the Chapter 11 Cases. There is no assurance that the Bankruptcy Court will enter orders on the terms requested by the Debtors. Moreover, if the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust their available Cash Collateral. There is no assurance that the Debtors will be able to obtain an extension of the right to use cash collateral or postpetition financing, in which case, the liquidity necessary for the orderly functioning of the Debtors’ businesses may be impaired materially.

3.            The Cash Collateral may be Insufficient to Fund the Debtors’ Business Operations or may be Unavailable if the Debtors do not Comply with the Terms of the Cash Collateral Orders

Although the Debtors project that they will have sufficient liquidity to operate their businesses through the Effective Date, there can be no assurance that the revenue generated by the Company’s business operations and the cash made available to the Debtors under the Cash Collateral Orders will be sufficient to fund the Company’s operations. The Company does not currently have financing available to it in the form of a debtor-in-possession credit facility. In the event that revenue flows are not sufficient to meet the Company’s liquidity requirements, the Company may be required to seek such financing. There can be no assurance that such additional financing would be available or, if available, offered on terms that are acceptable to the Company or the Bankruptcy Court. If, for one or more reasons, the Company is unable to obtain such additional financing, the Company’s business and assets may be subject to liquidation under chapter 7 of the Bankruptcy Code and the Company may cease to continue as a going concern.

The Cash Collateral Orders include affirmative and negative covenants applicable to the Debtors, including compliance with a budget and maintenance of certain minimum liquidity. There can be no assurance that the Company will be able to comply with these covenants and meet its obligations as they become due or to comply with the other terms and conditions of the Cash Collateral Orders. Any event of default under the Cash Collateral Orders could imperil the Debtors’ ability to reorganize.

4.            Risk of Non-Confirmation of Plan Under the Bankruptcy Code

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion, that modifications to the Plan will not be required prior to confirmation, or that such modifications would not necessitate re-solicitation of votes to accept the Plan. Moreover, the Debtors can make no assurances that they will receive the requisite support from the Voting Classes for acceptance to confirm the Plan. Holders of Claims in Classes 3, 4, and 5 are permitted to vote on the Plan. Voting is assessed on a class-wide basis; under the Bankruptcy Code, a class is deemed to vote in favor of a plan if the plan is favored by (i) at least 50% of the claims in such class (in number) actually voting and (ii) claims constituting at least two-thirds of the total claims (in value) in the class actually voting.

Even if Classes 3, 4, and 5 vote in favor of the Plan in accordance with the requirements of the Bankruptcy Code and the requirements for “cramdown” (as described below) are met with respect to any impaired class that rejected or were deemed to reject the Plan, the Bankruptcy Court may decline to confirm the Plan if it finds that any of the requirements for confirmation have not been satisfied. If the Plan is not confirmed, it is unclear what distributions Holders of Claims or Interests ultimately would receive with respect to such Claims or Interests under a subsequent plan of reorganization.

5.            Risk of Non-Consensual Confirmation

In the event that any impaired class of Claims or Interests does not accept or is deemed not to accept the Plan, the Bankruptcy Court may nonetheless confirm the Plan at the Debtors’ request if at least one impaired class has voted to accept the Plan (with such acceptance being determined without inclusion of the votes of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Such outcome is referred to colloquially as a “cramdown.” In the event that any Class or Classes entitled to vote on the Plan vote to reject it, the Debtors believe that the Plan satisfies the requirements for non-consensual confirmation so long as one of Classes 3, 4, or 5 votes to accept it. But there can be no assurance that the Bankruptcy Court will agree. In addition, the pursuit of non-consensual confirmation of the Plan may result in, among other things, increased expenses relating to professional compensation.

6.            Risk of Non-Occurrence of the Effective Date

There can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims and Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged. Notably, the conditions precedent include the requirement that the Debtors obtain all governmental and material-third party approvals necessary to effectuate the Restructuring Transactions. Moreover, absent an extension, the Restructuring Support Agreement may be terminated by the Requisite Consenting 2029 Holders if the Effective Date does not occur by the applicable milestone deadline. The Debtors cannot assure that the conditions precedent to the Plan’s effectiveness will occur or be waived by such date.

7.            Risk of Termination of Restructuring Support Agreement

As described above, the Restructuring Support Agreement contains provisions that may allow the Required Consenting 2029 Holders the ability to terminate their obligations to support the Restructuring Transactions as contemplated by the Plan upon the occurrence or non-occurrence of certain events or if certain conditions are not satisfied or waived, including, in the case of the Required Consenting 2029 Holders’ termination rights, the failure by the Debtors to achieve the “Milestones” as defined in the Restructuring Support Agreement. Termination of the Restructuring Support Agreement could significantly and detrimentally impact the Debtors’ business and relationships with, among others, vendors, suppliers, employees, and customers, or, as described below, could result in the dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code.

8.            Risk of Dismissal of Chapter 11 Cases or Conversion into Chapter 7 Cases

If no chapter 11 plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interests of Holders of Claims or Interests, the Chapter 11 Cases may be dismissed or converted to cases under chapter 7 of the Bankruptcy Code. In the event that the Chapter 11 Cases are dismissed, the Debtors would cease to benefit from the protections of the Bankruptcy Code, including the automatic stay, and creditors would be entitled to exercise remedies under applicable non-bankruptcy law. In the event that the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code, a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. For a discussion of the effects that a chapter 7 liquidation would have on the recoveries to Holders of Claims or Interests, see Article XIII.C of the Plan, as well as the Liquidation Analysis attached hereto as Exhibit E.

9.            Risk That Parties in Interest May Object to the Debtors’ Classification of Claims and Interests

Parties in interest may object to the Debtors’ classification of Claims and Interests. Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

10.            Risk That the Chapter 11 Cases May Negatively Impact the Debtors’ Business, Financial Condition, or Operations

These Chapter 11 Cases may affect the Debtors’ relationships with, and their ability to negotiate favorable terms with, creditors, customers, vendors, suppliers, employees, and other personnel and counterparties. While the Debtors expect to continue normal operations during the pendency of the Chapter 11 Cases, public perception of their continued viability may affect, among other things, the desire of new and existing customers, talent, vendors, content partners, landlords, employees, or other parties to enter into or continue their agreements or arrangements with the Debtors. The failure to maintain any of these important relationships could adversely affect the Debtors’ business, financial condition, and operations.

Commencement of the Chapter 11 Cases may exacerbate concerns vendors and service providers may have about the Debtors’ liquidity and/or negatively affect the Debtors’ ability to obtain or maintain normal credit terms with vendors. During the pendency of the Chapter 11 Cases, any transactions by the Debtors that would take place outside of the ordinary course of business are subject to the approval of the Bankruptcy Court. This requirement may limit the Debtors’ ability to respond on a timely basis to certain events or take advantage of certain opportunities. As a result, the effect that the Chapter 11 Cases will have on the Debtors’ business, financial condition, and operations cannot be accurately predicted or quantified at this time.

Additionally, the terms of the Cash Collateral Orders may limit the Debtors’ ability to undertake certain business initiatives.

11.            Risk That the Debtors’ Corporate Structure Could Change

As part of these efforts to reorganize and restructure throughout the pendency of the Chapter 11 Cases, the Debtors may engage in discussions that could result in changes to the their corporate structure and/or operations. The effects of such changes could materially and adversely impact Holders of Claims and Interests.

12.            Risk That the Plan’s Provisions for Releases, Injunctions, and Exculpations May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan may not be approved. If the releases, injunctions, and exculpations are not approved, then certain Released Parties may withdraw their support for the Plan. The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions. The Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and the significant deleveraging and financial benefits embodied in the Plan. The Debtors believe that the releases, injunctions, and exculpations contained within the Plan are consistent with, as applicable, releases, injunctions, and exculpations contained in plans that bankruptcy courts have confirmed in chapter 11 cases of similar size and complexity as these Chapter 11 Cases. However, there is no guarantee that the Bankruptcy Court will approve these provisions.

13.            Risk That the Debtors’ Business May Be Negatively Affected If the Debtors Are Unable to Assume Their Executory Contracts and Unexpired Leases

An executory contract is an agreement upon which performance remains due to some extent by both parties to the contract. The Plan provides for the assumption of all Executory Contracts and Unexpired Leases, except as such contracts or leases identified as being rejected. The Debtors intend to preserve as much of the benefit of their existing Executory Contracts and Unexpired Leases as possible. However, with respect to some limited classes of Executory Contracts, including, if any, licenses with respect to patents or trademarks, the Debtors may need to obtain the consent of the counterparty to maintain the benefit of such Executory Contract. If such consent is required, there is no guarantee that such consent either would be forthcoming or that conditions would not be attached to any such consent that makes assumption unattractive. The Debtors then would be required to either forego the benefits offered by such Executory Contract or find alternative arrangements to replace it.

14.            Risk That the Plan Is Based Upon Assumptions That May Prove Incorrect and Could Render the Plan Unsuccessful

The Restructuring Transactions will affect both the Debtors’ capital structure and the ownership structure and operation of their business, and reflects assumptions and analyses based on the Debtors’ experience and perception of historical trends, current conditions, and expected future developments, as well as other factors that the Debtors consider appropriate under the circumstances.

Whether actual future results and developments will be consistent with the Debtors’ expectations and assumptions depends on a variety of factors, including, but not limited to: (i) the ability to implement changes to the Debtors’ capital structure; (ii) the ability to obtain adequate liquidity and financing sources; (iii) the ability to maintain customers’ confidence in the Debtors’ viability as continuing entities and to attract and retain sufficient business from them; (iv) the ability to retain key employees; and (v) the overall strength and stability of general economic conditions of the Debtors’ industry generally. The failure of any of these factors could materially adversely affect the successful reorganization of the Debtors’ business.

In addition, the feasibility of the Plan for purposes of confirmation under the Bankruptcy Code relies upon financial projections, including with respect to revenues, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), debt service, and cash flows. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates upon which these financial forecasts are premised will not prove accurate.

The Debtors expect that their actual financial condition and results of operations may differ, perhaps materially, from what was anticipated. Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization the Debtors may implement, including the Plan, will occur, or, even if they do occur, that they will have the anticipated effects on the Debtors and their respective subsidiaries or their business and operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of the Plan.

15.            Risk That Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions that might ultimately prove to be incorrect and projections that may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of, as applicable, the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, inflation, and other unanticipated market and economic conditions, both globally and in the specific jurisdictions where the Debtors and the Reorganized Debtors, as applicable, may operate. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court, including natural disasters, geopolitical developments, or weak economic conditions may affect the actual financial results achieved by the Debtors or the Reorganized Debtors, as applicable. Such results may vary significantly from the forecasts and such variations may be material and detrimental.

16.            Risk That The Total Amount of Claims Could Be More Than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than what the Debtors have estimated, which, in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary materially from the Debtors’ projections and feasibility analysis.

17.            Risk That Contingencies May Affect Distributions to Holders of Allowed Claims or Interests

The distributions available to Holders of Allowed Claims and Interests under the Plan can be affected by a variety of contingencies, including whether the Bankruptcy Court orders certain Allowed Claims to be subordinated and turned over to other Allowed Claims. The occurrence of any and all such contingences could affect distributions under the Plan.

18.            Risk of Termination of the ABL Commitment Letter

The Debtors’ ability to consummate the Plan as currently proposed depends, in material part, on the availability of the commitments under the ABL Commitment Letter. The ABL Commitment Letter contains provisions that give the ABL Parties the ability to terminate the ABL Commitment Letter upon the occurrence of certain events or if certain conditions are not satisfied, including the failure to achieve certain milestones. If the ABL Commitment Letter is terminated, the Debtors may not be able to consummate the Plan in its current form.

19.            Risk That The Debtors May Seek to Amend, Waive, Modify, or Withdraw the Plan at Any Time Before Confirmation

Subject to and in accordance with the terms of the Restructuring Support Agreement, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes, in each case changes that may prove material and adverse. All Holders of Claims and Interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court. If the Debtors seek to modify the Plan after receiving sufficient acceptances, but before the Bankruptcy Court’s entry of an order confirming the Plan, the previously solicited acceptances will be valid only if (i) all Classes of adversely affected Holders accept the modification in writing or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims or Interests, or is otherwise permitted by the Bankruptcy Code.

20.            Risk That Other Parties in Interest Might Be Permitted to Propose Alternative Plans of Reorganization That May Be Less Favorable to Certain of the Debtors’ Constituencies Than the Plan

Other parties in interest could seek authority from the Bankruptcy Court to propose an alternative chapter 11 plan of reorganization to the Plan. Under the Bankruptcy Code, a debtor in possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization for a period of 120 days from the petition date, which may be extended with approval from the Bankruptcy Court for a period not to exceed 18 months. However, such exclusivity period can also be reduced or terminated upon order of the Bankruptcy Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization in these Chapter 11 Cases.

If another party in interest were to propose an alternative plan of reorganization following expiration or termination of the Debtors’ exclusivity period, such a plan may be less favorable to existing Holders of Claims and Interests than the Debtors’ Plan. The Debtors consider maintaining relationships with their lenders, shareholders, employees, vendors, customers, talent, content partners, and landlords as critical to maintaining the value of the Debtors’ business following the Effective Date and have sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share the Debtors’ assessments and may seek to impair the Claims or Interests of such constituencies to a greater degree than proposed under the Plan. If there were competing plans of reorganization, then these Chapter 11 Cases likely would become longer, more complicated, and much more expensive. If this scenario were to occur, or if the Debtors’ employees, vendors, talent, content partners, or other constituencies important to the Debtors’ business were to react adversely to an alternative plan of reorganization, then there could be material and adverse consequences to the Debtors’ business and the Reorganized Debtors’ go-forward operations.

21.            Risk That the Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and that a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Business, as Well as Damage the Prospects for Reorganization on the Terms Contained in the Plan

The Debtors operate in a highly competitive industry. They compete directly with other radio stations, as well as with other media, such as broadcast, cable and satellite television, satellite radio and pure-play digital audio, newspapers and magazines, national and local digital services, outdoor advertising, and direct mail for audiences with advertising revenues as the principal source of income. They also compete for advertising dollars with other large companies such as Facebook, Google, and Amazon.

Although the Plan is designed to minimize the length of the Debtors’ chapter 11 proceedings, it is impossible to (i) predict with certainty the amount of time that the Debtors may spend in bankruptcy or (ii) assure parties in interest that the Plan will be confirmed. In addition, the FCC must grant consent to the assignment or transfer of control of Debtors’ and the Debtors’ FCC licenses to the Reorganized Debtors, before the Debtors can emerge from bankruptcy. The FCC is not required to act on such applications on any particular timeframe. If third parties file petitions to deny the FCC applications, or if the FCC declines the Debtors’ proposed use of pre-paid Special Warrants (or requests other amendments or refiling of applications for relief) the timeline for the FCC’s review could be prolonged, which would cause delays in emergence.

Even if confirmed on a timely basis, the bankruptcy proceeding could itself have an adverse effect on the Debtors’ business. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•	customers could move to the Debtors’ competitors;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; or

•	business partners, talent, content partners, and vendors could terminate their relationships with the Debtors or demand financial assurances or enhanced performance, any of which could materially and adversely affect the Debtors’ prospects.

Prolongation of the Chapter 11 Cases also would involve substantial additional expenses and further divert the attention of the Debtors’ management team from the operation of the Debtors’ business, as well as create concerns for employees, vendors, and other parties with whom the Debtors interact in the ordinary course of their business.

22.            Risk That the Bankruptcy Court May Find the Solicitation of Acceptances Inadequate

Typically, votes to accept or reject a plan of reorganization are solicited after the filing of a petition that commences a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with section 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	solicitation comply with applicable non-bankruptcy law;

•	the plan of reorganization be transmitted to substantially all creditors and other holders of interests entitled to vote; and

•	the time prescribed for voting is not unreasonably short under the circumstances.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the applicable chapter 11 case will not be deemed to have accepted or rejected the plan if the bankruptcy court finds, after notice and a hearing, that such plan was not transmitted in accordance with reasonable procedures for solicitation. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of the applicable chapter 11 case is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection, as applicable, was in compliance with applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of “adequate information” as defined by section 1125(a) of the Bankruptcy Code. While the Debtors believe that the Solicitation will satisfy the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b), there can be no assurance that the Bankruptcy Court will reach the same conclusion.

23.            Risk That Interest Rates May Change

Changes in interest rates may affect the fair market value of the Reorganized Debtors’ assets or the distributions to Holders of Claims or Interests under the Plan.

B.            Risks Relating to the Debtors’ or Reorganized Debtors’ Business and Industry

1.            Risk That the Reorganized Debtors Will Be Unable to Service Obligations Under Post-Effective Date Indebtedness

On the Effective Date, the Reorganized Debtors will seek to enter into the Amended and Restated ABL Credit Agreement. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cashflow from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in their business. In addition, if the Reorganized Debtors need to refinance the Amended and Restated ABL Facility or other indebtedness, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

2.            Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are described in the Debtors’ SEC filings. Those risks include, but are not limited to, the following:

•	the ongoing impact of weakening or uncertain economic conditions on our results of operations, financial condition, and liquidity;

•	the Debtors’ achievement of certain expected revenue results, including as a result of factors or events that are unexpected or otherwise outside of their control;

•	the Debtors’ ability to generate sufficient cash flows to service their debt and other obligations and their ability to access capital, including debt or equity;

•	general economic or business conditions affecting the radio broadcasting industry which may be less favorable than expected, decreasing spending by advertisers;

•	changes in market conditions which could impair the Debtors’ intangible assets and the effects of any material impairment of our intangible assets;

•	the Debtors’ ability to execute their business plan and strategy;

•	the ability to attract, motivate, and/or retain key executives and associates;

•	increased competition in and with the media industry and the Debtors’ ability to respond to changes in technology, including artificial intelligence, in order to remain competitive;

•	the Debtors’ ability to respond successfully to various legal, regulatory, and operational issues related to the ongoing development of artificial intelligence;

•	shifts in population, demographics, audience tastes, and listening preferences;

•	disruptions or security breaches of the Debtors’ information technology infrastructure;

•	the impact of current, pending or future legislation and regulations, antitrust considerations, and pending or future litigation or claims;

•	changes in regulatory or legislative policies or actions or in regulatory bodies;

•	changes in uncertain tax positions and tax rates;

•	changes in the financial markets;

•	changes in capital expenditure requirements;

•	changes in interest rates;

•	the possibility that the Debtors may be unable to achieve any expected cost-saving or operational synergies in connection with any acquisitions or business improvement initiatives, or achieve them within the expected time periods.

A discussion of additional risks to the Company’s operations, businesses and financial performance is set forth in the Form 10-K and in the other filings Cumulus Media Inc. has made with the SEC. Cumulus Media Inc.’s filings with the SEC , are available by visiting the SEC website at http://www.sec.gov.

3.            Upon Emergence From Bankruptcy, the Board of Directors of the Reorganized Company May Differ Significantly From the Current Composition of the Debtors’ Board of Directors

Upon emergence from bankruptcy, the composition of the Reorganized Debtors’ board of directors may differ significantly from the current composition of the Debtors’ board of directors. Any new directors are likely to have different backgrounds, experiences, and perspectives from those individuals who previously served on the board and, thus, may have different views on the issues that will determine the future of the Debtors. As a result, the future strategy and plans of the Debtors may differ materially from those of the past.

C.            Factors Relating to Securities to Be Issued Under the Plan Generally

1.            There Is No Public Market for Plan Securities, and One May Not Develop

Upon emergence from bankruptcy, the Reorganized Company intends to be a private company, and the Plan Securities will not be publicly traded. The Debtors do not currently contemplate applying to list the Plan Securities upon any national securities exchange or any over-the-counter market after the Effective Date of the Plan or register the Plan Securities under the Exchange Act.  To the extent there is a trading market for any of the Plan Securities, the liquidity of any market for any of the Plan Securities will depend upon, among other things, the number of holders of shares of the New Common Stock or Special Warrants or the Exit Convertible Notes, the Reorganized Debtors’ financial performance and prospects, and the market for similar securities, none of which can be determined or predicted.  Accordingly, there can be no assurance that an active trading market for any of the Plan Securities will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded.

If a trading market does not develop, is not maintained, or remains inactive, holders of the Plan Securities may experience difficulty in reselling such securities or may be unable to the Plan Securities at all. Even if such a market were to exist, the Plan Securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.

2.            The Reorganized Company Intends to Be a Private Company and Will Offer Holders of the Plan Securities Limited Information Rights

The Debtors intend that, after the Effective Date, in accordance with and to the extent permitted by the Securities Act and the Exchange Act, the issuer of the Plan Securities will be a private company not be subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act. As a result, holders of the Plan Securities will receive substantially less information with respect to the Debtors’ business than they would have received if the Reorganized Company remained subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, with the holders not entitled to any information except as expressly required by the applicable governance documents and debt documents. The Reorganized Company will also be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act.  The inapplicability of reporting obligations under the Exchange Act would likely further reduce any limited trading market and liquidity for the Plan Securities that may develop, and may negatively impact the value of, and ability to sell, such securities.  In addition, securityholders of the Reorganized Company may not be able to rely on Rule 144 under the Securities Act to sell their Plan Securities in the absence of current public information about the Reorganized Debtors, which would limit the trading in the Plan Securities.  In addition, the Reorganized Company might also have substantially less access to capital markets and be severely limited in its ability to use equity to effect acquisitions as a non-reporting company.

3.            The Plan Securities To Be Issued Pursuant to the Plan Have Not Been And Will Not Be Registered and May Be Subject to Resale Restrictions

No registration statement has been or will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of the Plan Securities under or in connection with the Plan and the Debtors make no representation regarding the right of any holder of Plan Securities to freely sell the Plan Securities. See Article VIII of this Disclosure Statement for a discussion of the transfer restrictions applicable to the Plan Securities.

4.            The Shares of New Common Stock Issued Pursuant to the Plan Are Subject to Potential Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan to Holders of Claims will be subject to dilution on account of the equity issued in connection with the Management Incentive Plan and the Special Warrants.

5.            The Estimated Valuation of the Reorganized Debtors and the Plan Securities and the Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Necessarily Representative of the Private or Public Sale Values of the Plan Securities

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of the Plan Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Reorganized Debtors), including, among other things: (i) the successful reorganization of the Debtors; (ii) an assumed date for the occurrence of the Effective Date under the Plan; (iii) the Reorganized Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (iv) the Reorganized Debtors’ ability to maintain adequate liquidity to fund operations.

6.            Small Number of Holders or Voting Blocks May Control the Reorganized Debtors

Consummation of the Plan may result in a small number of holders each owning a significant percentage of the Equity Plan Securities. These holders may be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the Equity Plan Securities that may be material and adverse.

7.            Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock and the Special Warrants (and the New Common Stock issuable upon the exercise thereof) would rank below all debt claims against the Reorganized Debtors for purposes of priority of repayment. As a result, holders of the Equity Plan Securities will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until all the Reorganized Debtors’ debt obligations have been satisfied in full.

8.            No Intention to Pay Dividends

The Reorganized Company does not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations. In addition, covenants in the documents governing the Reorganized Debtors’ indebtedness may restrict their ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. As a result, the success of an investment in the New Common Stock (including the New Common Stock issuable upon exercise of the Special Warrants) will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

9.            Holders of Class B Common Stock Have Limited Voting Rights

Holders receiving Class B Common Stock (including Class B Common Stock issuable upon conversion of the Special Warrants) will have limited voting rights, including a limitation on voting to select members of the board of directors. Conversion of the Class B Common Stock into Class A Common Stock will be limited as set forth in the New Certificate of Incorporation of the Reorganized Company and the Equity Allocation Mechanism.  As a result, the ability of holders of Class B Common Stock to influence corporate matters may be limited and the market price of Class B Common Stock could be adversely affected.

D.            Risks Relating to Regulation

1.            The Debtors’ Business Depends upon Licenses Issued by the FCC, and If Licenses Were Not Renewed or the Reorganized Debtors Were to Be Out of Compliance with FCC Regulations and Policies, the Reorganized Debtors’ Business Would Be Materially Impaired

The Debtors’ business depends upon maintaining their broadcasting licenses issued by the FCC, which are issued currently for a maximum term of eight years and are renewable upon timely application to the FCC. Interested parties may challenge a renewal application. The FCC has authority to revoke licenses, not grant renewal applications, or grant renewal with significant qualifications, including renewals for less than a full term of eight years. In the last renewal cycle, all of the Debtors’ licenses were renewed; however, the Debtors cannot be certain that the Reorganized Debtors’ future renewal applications will be approved, or that the renewals will not include conditions or qualifications that could adversely affect the Reorganized Debtors’ operations, could result in material impairment and could adversely affect the Reorganized Debtors’ liquidity and financial condition. If any of the Reorganized Debtors’ FCC Licenses are not renewed, it could prevent the Reorganized Debtors from operating the affected stations and generating revenue from them. Further, the FCC has a general policy restricting the transferability of a station license while a renewal application for that station is pending. In addition, the Reorganized Debtors must comply with extensive FCC regulations and policies governing the ownership and operation of their radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict the Reorganized Debtors’ ability to consummate future transactions. FCC rules governing the Debtors’ radio station operations impose costs on their operations, and changes in those rules could have an adverse effect on the Reorganized Debtors’ business. The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. If the FCC relaxes these technical requirements, it could impair the signals transmitted by the Reorganized Debtors’ radio stations and could have a material adverse effect on the Reorganized Debtors’ business. Moreover, governmental regulations and policies may change over time, and the changes may have a material adverse impact upon the Reorganized Debtors’ businesses, financial condition and results of operations.

2.            There Will Be FCC Approval Requirements in Connection with Emergence from Chapter 11

The consent of the FCC is required for the assignment of FCC licenses or for the transfer of control of an entity that holds or controls FCC licenses. Except in the case of “involuntary” assignments and transfers of control, prior consent of the FCC is required before an assignment of FCC licenses or a transfer of control of FCC licensees may be consummated.

Upon the commencement of the Chapter 11 Cases, the Debtors that control the FCC Licenses, or the Entities controlling such holders, changed to debtor-in-possession status. The FCC considers this change in status to be an “involuntary” assignment, and after-the-fact approval of this involuntary assignment must be obtained from the FCC. The Debtors’ emergence from bankruptcy pursuant to the Plan will require further consent of the FCC to effectuate a transfer or assignment of the FCC Licenses from the debtor-in-possession licensees to the Reorganized Debtors. Actions ordered by the Bankruptcy Court, such as appointment of a chapter 11 trustee, could require further consent of the FCC.

The FCC treats emergence from bankruptcy by a licensee or its parent company as a “voluntary” assignment of FCC licenses or a transfer of control of FCC licensees. Prior approval of the FCC is required for such voluntary transfers or assignments. Because the Plan involves, among other things, the issuance of new voting common stock that will affect a substantial change in the ownership of the Debtors under FCC regulations, FCC Approval pursuant to an FCC Long Form Application is required prior to consummating the Plan. As a condition to issuance of the FCC Approval, the FCC may require the Company or certain of its five percent (5%) or greater shareholders to divest one or more radio broadcast stations or other media entities if the ownership of such station or media entity upon consummation of the Plan would cause the Debtors or one of such shareholders to violate the FCC’s multiple or cross-ownership rules.

3.            Oppositions to the Debtors’ Application for FCC Consent to Transfer the FCC Licenses (in Connection with Emerging from Chapter 11) Can Delay the Process

The FCC will allow the application for transfer out of bankruptcy to a “permanent” holder to be filed once the plan of reorganization has been filed with the bankruptcy court, but the FCC will not grant the application until the application has been amended to show that the bankruptcy court has approved the plan of reorganization and authorized the transaction. Generally, three to seven days after submission of the FCC Long Form Application for a voluntary transfer of control, the FCC issues public notice that it has accepted the applications for filing. Interested parties then have 30 days to file petitions to deny the applications. The applicant also is required to give local public notice of the filing of the applications through broadcast announcements and notices in local newspapers serving its broadcast markets. To the extent petitions to deny are filed in this situation, they typically focus on the qualifications of the restructured debtor and its reportable owners, officers and directors to hold or control FCC broadcast licenses.

If petitions to deny are filed against the transfer applications, the applicants will have an opportunity to file an opposition, with the petitioner then having an opportunity to file a reply. The pleading cycle generally will be completed within 60 days. The FCC then will consider the applications and the filings made by the parties to the proceeding. Interested parties may also file informal objections to the grant of transfer applications at any time prior to FCC action on the application and the FCC will consider such objections.

The FCC’s review of applications includes, among other factors, whether the existing media interests of the parties to the application, when combined with the broadcast interests to be acquired in the transaction, will comply with FCC ownership rules. The FCC also considers compliance with limitations on foreign ownership, other legal qualifications, the parties’ prior records before the FCC and certain categories of prior adverse determinations against parties to the application by courts and other administrative bodies that the FCC believes are relevant to assessing the qualifications of parties that will hold attributable interests in a broadcast licensee.

If no oppositions are filed against the applications and the FCC finds the applications to be in compliance with its rules and policies and otherwise in the public interest, and finds the parties to the applications qualified, the FCC may grant the applications shortly after the close of the public notice period. In some instances, the FCC may request that the applicants supply additional information through amendments to the applications. There is no time limit on how long the FCC may consider transfer applications before acting on them, but the FCC has a stated goal of processing all transfer applications within 180 days, and most applications are granted more quickly. The FCC will not grant the applications, however, until the bankruptcy court has approved a plan of reorganization and the applications have been amended to reflect that the bankruptcy court has authorized the transaction.

Once the FCC has granted a transfer application, it will issue a public notice of the grant. Interested parties opposed to the grant may file for reconsideration for a period of 30 days following public notice of the grant. If the grant is made by the FCC’s staff under delegated authority, the FCC may reconsider the action on its own motion for a period of 40 days following issuance of public notice of the grant. Parties are free to close upon the grant of FCC consent even if petitions for reconsideration are filed, but the consummation will be subject to any further order that the FCC might issue upon reconsideration. Although highly unusual, the FCC may rescind a grant of consent upon reconsideration if it finds that doing so would serve the public interest, convenience and necessity.

The Petition for Declaratory Ruling will follow the same general procedural path as described above for the FCC Long Form Application. In addition, however, the FCC will consult with the Committee for Assessment of Foreign Participation in the U.S. Telecommunications Services Sector (“Team Telecom”), which consists of the Departments of Justice, Homeland Security, and Defense, with certain other Executive Branch agencies as advisors. Team Telecom will review the Petition for Declaratory Ruling, along with the Company’s responses to certain Standard Questions and other information, to determine whether the Petition for Declaratory Ruling raises issues regarding national security, law enforcement and foreign policy. The FCC also may seek additional information and commitments from the Debtors and the future shareholders of the Reorganized Company. The FCC typically takes six months or longer to consider a Petition for Declaratory Ruling. While the Debtors expect to ask the FCC to decouple its consideration of the FCC Long Form Application from the Declaratory Ruling, there can be no assurance that the FCC will do so, and grant of the FCC Long Form Application could be delayed.

E.            Risks Relating to the Reorganized Debtors’ Indebtedness

1.            Risk of Insufficient Cash Flow to Meet Debt Obligations

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments under the Amended and Restated ABL Credit Agreement, increasing the risk that they may default on such debt obligations. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt. Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate sufficient cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as refinancing or restructuring debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make required payments, as well as the Reorganized Debtors’ business, financial condition, results of operations, and prospects.

F.            Additional Considerations

1.            The Debtors Could Withdraw the Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors may revoke or withdraw the Plan before the Confirmation Date.

2.            The Debtors Have No Duty to Update This Disclosure Statement

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since such date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.            No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

4.            No Legal or Tax Advice Is Provided by This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder should consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim and/or Interest. This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.            No Representations Are Made by This Disclosure Statement

Nothing contained herein or in the Plan shall constitute a representation of the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests, as applicable.

6.            Certain Tax Consequences Remain Undetermined or May Change

The tax consequences of the Restructuring Transactions to the Reorganized Debtors may differ materially depending upon the structure of the Restructuring Transactions, which structure has not yet been finally determined. For a discussion of certain tax considerations to the Debtors and certain Holders of Claims in connection with the implementation of the Plan, as well as certain tax implications of owning and disposing of the consideration to be received pursuant to the Plan, see Article X hereof.

Article XII.
VOTING PROCEDURES AND REQUIREMENTS

Holders of Claims entitled to vote on the Plan are advised to read the Solicitation Procedures Order, which sets forth in greater detail the voting instructions summarized herein.

Before voting to accept or reject the Plan, each Holder of a Claim entitled to vote on the Plan should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan set forth in their entirety therein.

A.            The Voting Record Date and Voting Deadline

February 23, 2026 (the “Voting Record Date”) is the date that was used for determining which Holders of Claims are entitled to vote to accept or reject the Plan and/or elect to opt out of or in to (as applicable) the releases provided therein.

For the Holder of a Claim in a Voting Class to have its Ballot (each as defined below) counted as a vote to accept or reject the Plan, such Holder’s Ballot must be properly completed, executed, and submitted so that such Holder’s Ballot is actually received by the Debtors’ proposed solicitation agent Kurtzman Carson Consultants, LLC d/b/a Verita Global (the “Claims and Noticing Agent”) on or before the Voting Deadline, which is April 7, 2026 at 4:00 p.m. (prevailing Central Time).

B.            Holders of Claims and Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject such proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted such chapter 11 plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Interests under the Plan, see Article VI of this Disclosure Statement.

The Claims in Classes 3, 4, and 5 are impaired under the Plan and entitled to vote to accept or reject the Plan. Holders of Claims in Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), and Class 5 (Other Funded Debt Claims) (collectively, the “Voting Classes”) as of the Voting Record Date are entitled to vote on the Plan (such Holders, the “Voting Holders”).

C.            Types of Ballots

All Voting Holders will be sent a ballot (each, a “Ballot”) together with this Disclosure Statement. Specifically, the Debtors will provide, or cause to be provided:

•	Directly to a Voting Holder holding an ABL Facility Claim in Class 3, a Ballot substantially in the form attached as Exhibit 3 to the Solicitation Procedures Order;

•	to the bank, broker, intermediary, nominee, or agent (each, a “Nominee”) of a Voting Holders holding a 2029 Secured Claim in Class 4 as a result of their beneficial ownership of a 2029 Note Claim, a master Ballot [23] and a beneficial holder Ballot,[24] substantially in the forms attached respectively as Exhibits 4A and 4B to the Solicitation Procedures Order;

•	directly to a Voting Holder holding a 2029 Secured Claim in Class 4 and a 2029 Deficiency Claim in Class 5 as a result of their ownership of a 2029 Term Loan Claim, a Ballot substantially in the form attached as Exhibit 4C to the Solicitation Procedures Order;

•	to the Nominee of a Voting Holder holding an Other Funded Debt Claim in Class 5 as a result of their beneficial ownership of 2026 Note Claim, a master Ballot and beneficial holder Ballot substantially in the forms attached respectively as Exhibits 5A and 5B to the Solicitation Procedures Order; and

•	directly to a Voting Holder holding a 2026 Other Funded Debt Claim in Class 5 as a result of their ownership of 2026 Term Loan Claim, a Ballot substantially in the form attached as Exhibit 5C to the Solicitation Procedures Order.

D.            Voting Instructions

Voting Holders should carefully read their Ballots, follow the instructions contained therein to cast their vote to accept or reject the Plan, and use only the Ballot that accompanies this Disclosure Statement to cast their vote.

Except as otherwise provided herein, in order for a Voting Holder to have its Ballot counted as a vote to accept or reject the Plan, such Holder’s Ballot must be properly completed, executed, and delivered by (a) using the enclosed pre-addressed return envelope, (b) via first class mail, overnight courier, or hand delivery to Cumulus Ballot Processing, c/o Kurtzman Carson Consultants, LLC d/b/a Verita Global, 222 N. Pacific Coast Highway, Suite 300, El Segundo, CA 90245, or (c) via the e-ballot portal using the e-ballot ID on the Voting Holder’s Ballot at www.veritaglobal.net/cumulusmedia, so that such Voting Holder’s Ballot is actually received by the Claims and Noticing Agent on or before the Voting Deadline, which is April 7, 2026 at 4:00 p.m. (prevailing Central Time).

With respect to beneficial Holders of 2029 Note Claims in Class 4 (2029 Secured Claims) and Class 5 (Other Funded Debt Claims) and beneficial Holders of 2026 Note Claims in Class 5 (Other Funded Debt Claims), a Nominee may either distribute un-validated beneficial holder Ballots (each, a “Beneficial Holder Ballot”) and compile its clients’ votes into a master Ballot (each, a “Master Ballot”), or it may pre-validate the Beneficial Holder Ballots by completing, signing, and stamping the “Beneficial Holder” section on each such Ballot before distribution to the applicable beneficial Holder.

[23]	Each such master ballot will allow the Nominee for the beneficial holder of a 2029 Note Claim to indicate such holder’s vote in respect of (x) the Secured portion of their 2029 Note Claim (which vote shall be tabulated in Class 4 (2029 Secured Claims)), and (y) the under-Secured or deficiency portion of its 2029 Note Claim (which vote shall be tabulated in Class 5 (Other Funded Debt Claims)).

[24]	Each such Beneficial Holder Ballot will allow the Holder of a 2029 Note Claim to indicate its vote in respect of (x) the Secured portion of its 2029 Note Claim (which vote shall be tabulated in Class 4 (2029 Secured Claims)), and the under-Secured or deficiency portion of its 2029 Note Claim (which vote shall be tabulated in Class 5 (Other Funded Debt Claims)).

For un-validated Beneficial Holder Ballots, beneficial Holders must properly execute, complete, and deliver their Beneficial Holder Ballots to their respective Nominee in accordance with such Nominee’s instructions and in sufficient time so that such Nominee may verify, tabulate, and include such Beneficial Holder Ballots in their respective Master Ballots and return such Master Ballots so that the Claims and Noticing Agent actually receives them by no later than the Voting Deadline. Nominees are authorized to collect votes to accept or to reject the Plan from Beneficial Holders in accordance with their customary practices, including the use of a “voting instruction form” in lieu of (or in addition to) a Beneficial Holder Ballot, and collecting votes from Beneficial Holders through online voting, by phone, facsimile, or other electronic means. Nominees are permitted to return Master Ballots to the Claims and Noticing Agent (a) via first class mail, overnight courier, or hand delivery to Cumulus Ballot Processing, c/o Kurtzman Carson Consultants, LLC d/b/a Verita Global, 222 N. Pacific Coast Highway, Suite 300, El Segundo, CA 90245, or (b) via email at CumulusBallots@veritaglobal.com (with “Cumulus Solicitation Ballot” in the subject line). Nominees should instruct their Beneficial Holder clients to return their un-validated Beneficial Holder Ballots to the Nominee sufficiently in advance of the Voting Deadline to permit timely completion and submission of the Master Ballot.

For pre-validated Beneficial Holder Ballots only, Beneficial Holders may have their properly completed and executed Beneficial Holder Ballot counted as a vote to accept or reject the Plan by delivering such Beneficial Holder Ballot to the Claims and Noticing Agent (a) using a pre-addressed return envelope, if provided by their Nominee or Nominees agent, (b) via first class mail, overnight courier, or hand delivery to Cumulus Ballot Processing, c/o Kurtzman Carson Consultants, LLC d/b/a Verita Global, 222 N. Pacific Coast Highway, Suite 300, El Segundo, CA 90245, or (c) via email at CumulusBallots@veritaglobal.com (with “Cumulus Solicitation Ballot” in the subject line), in each case, so that such pre-validated Beneficial Holder Ballot is actually received by the Claims and Noticing Agent on or before the Voting Deadline.

Pre-validated Beneficial Holder Ballots and Master Ballots will be accepted via email. Holders of ABL Facility Claims, 2029 Secured Claims, and Other Funded Debt Claims who cast a Ballot using the Claims and Noticing Agent’s online portal should NOT also submit a paper Ballot.

FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE ACTUALLY RECEIVED BY THE CLAIMS AND NOTICING AGENT ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING CENTRAL TIME) ON APRIL 7, 2026, UNLESS SUCH DEADLINE IS EXTENDED BY THE DEBTORS.

IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE CLAIMS AND NOTICING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT.25 ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

[25]	Nominees whose Master Ballots are damaged or lost may contact the Claims and Noticing Agent at: ((877) 499-4509 (US and Canada, toll free); or +1 (917) 281-4800 (International, Toll).

IF YOU HAVE ANY QUESTIONS CONCERNING THE VOTING PROCEDURES, YOU MAY CONTACT THE CLAIMS AND NOTICING AGENT AT:

Cumulus Ballot Processing

c/o Kurtzman Carson Consultants, LLC d/b/a Verita Global

222 N. Pacific Coast Highway, Suite 300, El Segundo, CA 90245

Tel: (877) 634-7177 (US and Canada, toll free); or +1 (424) 236-7223 (International, toll)

Questions (but not documents) may be directed to the following email: CumulusInfo@veritaglobal.com (with “Cumulus Solicitation” in the subject line).

Additional copies of this Disclosure Statement are available upon request made to the Claims and Noticing Agent at the telephone numbers or email address set forth immediately above. This Disclosure Statement and related solicitation materials, as well as all documents filed on the Bankruptcy Court’s docket in the Debtors’ Chapter 11 Cases, are also available for review and download, free of charge, on the Debtors’ restructuring website at www.veritaglobal.net/cumulusmedia.

E.            Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each Voting Holder of an ABL Facility Claim in Class 3, 2029 Secured Claim in Class 4, or Other Funded Debt Claim in Class 5 for whom they are voting.

ANY BALLOT THAT IS NOT SUBMITTED TO THE CLAIMS AND NOTICING AGENT ON OR BEFORE THE VOTING DEADLINE WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THE DEBTORS RESERVE THE RIGHT TO EXTEND THE VOTING DEADLINE, AND THE CLAIMS AND NOTICING AGENT MAY CONTACT PARTIES WHO SUBMIT A DEFECTIVE BALLOT TO CURE ANY DEFICIENCIES.

F.       Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Holder with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Article VIII therein, unless such Holder affirmatively opts out of granting the releases pursuant to the release opt out election box on the Ballot. All parties in interest retain their right to object to confirmation of the Plan, subject to any applicable terms of the Restructuring Support Agreement and/ or the ABL Commitment Letter (as applicable).

G.       Change of Vote

Except as provided otherwise in the Restructuring Support Agreement and/or the ABL Commitment Letter (as applicable), any party who has previously submitted to the Claims and Noticing Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Claims and Noticing Agent before the Voting Deadline a subsequent, properly completed, valid Ballot for acceptance or rejection of the Plan.

H.       Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Claims and Noticing Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of the respective Holders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of the Holders, and the Claims and Noticing Agent may, in its discretion, contact parties who submit a defective Ballot to cure such deficiencies. The interpretation (including of the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liabilities for failure to provide such notification; provided, however, that the Debtors or the Claims and Noticing Agent may, in their discretion, contact parties who submit a defective Ballot to make a reasonable effort to cure deficiencies. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

I.       Tabulation Rules

Only votes cast by Voting Holders who timely submit a properly completed and executed Ballot will be counted in determining acceptance or rejection of the Plan under section 1126 of the Bankruptcy Code.  Any Ballot that is properly completed, executed, and timely returned but that does not indicate an acceptance or a rejection of the Plan, or that indicates both an acceptance and a rejection with respect to Claims in the same Class, will not be counted. A Holder must vote all Claims within a single Class either to accept or to reject the Plan and may not split the vote within a Class.  Where a Claim has portions classified in different Classes, the Holder of such Claim may vote differently across Classes; for the avoidance of doubt, Holders of 2029 Note Claims and 2029 Term Loan Claims may vote the Secured portion of their Claims in Class 4 one way and the under-Secured portion of their Claims in Class 5 another way, as permitted by such Holders’ Ballot.  If Ballot allows a Voting Holder to vote in respect of its separately classified Claims, and such Voting Holder only marks their vote to accept or reject the Plan in respect of one Class of Claims, the marked vote will be deemed to apply to both Classes.

If a Holder submits more than one Ballot voting the same Claim(s) prior to the Voting Deadline, the last properly executed Ballot actually received by the Claims and Noticing Agent before the Voting Deadline will supersede and revoke any prior Ballot(s).

An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

J.       Miscellaneous

All Ballots must be signed by the Voting Holder of the ABL Facility Claims, 2029 Secured Claims, and Other Funded Debt Claims, as applicable, or any person who has obtained a properly completed Ballot proxy from the Voting Holder of ABL Facility Claims, 2029 Secured Claims, and Other Funded Debt Claims, as applicable, on such date. For purposes of voting to accept or reject the Plan, the Voting Holders of the ABL Facility Claims, 2029 Secured Claims, and Other Funded Debt Claims, as applicable, will be deemed to be the “Holders” of such Claims or Interests. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted.

The Ballots provided to Voting Holders will reflect the principal amount of such Holder’s Claim or Interest; however, when tabulating votes, the Claims and Noticing Agent may adjust the amount of such Holder’s Claim or Interest by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Holders of ABL Facility Claims, 2029 Secured Claims, and Other Funded Debt Claims, as applicable, who actually vote to accept or reject the Plan will be counted. The failure of a Holder to deliver a duly executed Ballot to the Claims and Noticing Agent will be deemed to constitute an abstention by such Holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless a Ballot is timely submitted to the Claims and Noticing Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to count it in connection with seeking confirmation of the Plan.

Article XIII.
CONFIRMATION OF THE PLAN

A.       Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing to confirm a plan of reorganization upon appropriate notice to all required parties. Notice of the Confirmation Hearing will be provided to all known creditors or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for these Chapter 11 Cases.

B.       Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Bankruptcy Local Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ Estates or properties, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

i.	the Debtors, Cumulus Media Inc. 780 Johnson Ferry Road, N.E., Suite 500, Atlanta, Georgia 30342 (Attn: Richard Denning);

ii.	proposed counsel to the Debtors, (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 (Attn: Paul M. Basta, Jacob Adlerstein, Kyle Kimpler, and Sarah Harnett) and (b) Porter Hedges LLP, 1000 Main, 36th Floor, Houston, Texas 77002 (Attn: John F. Higgins and M. Shane Johnson);

iii.	counsel to the Ad Hoc Group, Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 (Attn: Scott J. Greenberg, Michael J. Cohen, Stephen D. Silverman) and Howley Law PLLC (Attn: Tom A. Howley and Eric Terry);

iv.	counsel to the ABL Agent, (a) Riemer Braunstein LLP, Times Square Tower, Suite 2506, Seven Times Square, New York, New York 10036 (Attn: Steven Fox) and (b) McDonald Hopkins, LLC 600 Superior Ave., East Suite 2100 Cleveland, Ohio 44114 (Attn: James E. Stief) ; and

v.	the Office of the United States Trustee for the Southern District of Texas (the “U.S. Trustee”), 515 Rusk Avenue, Suite 3516, Houston, Texas 77002.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED,
IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.        Requirements for Confirmation of the Plan

1.       Requirements of Section 1129(a) of the Bankruptcy Code

a.       General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

i.          the Plan complies with the applicable provisions of the Bankruptcy Code;

ii.         the Debtors have complied with the applicable provisions of the Bankruptcy Code;

iii.       the Plan has been proposed in good faith and not by any means forbidden by law;

iv.       any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

v.        the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Holders of Claims or Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

vi.       with respect to each Class of Claims or Interests, each Holder of an impaired Claim or Interest, as applicable, has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Interest, as applicable, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

vii.       except to the extent the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims or Interests either accepted the Plan or is not impaired under the Plan;

viii.      except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claims;

ix.        at least one Class of impaired Claims or Interests has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Interest in such Class;

x.        confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, including the Reorganized Debtors; and

xi.       all fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or will be paid on the Effective Date of the Plan pursuant to its terms.

b.       Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a chapter 11 plan requires that each such holder either (i) accept the plan or (ii) receive or retain under such chapter 11 plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

The best interests test requires the Bankruptcy Court to determine what the holders of allowed claims and allowed equity interests in each impaired class under a chapter 11 plan would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

A liquidation analysis (the “Liquidation Analysis”) has been prepared solely for purposes of estimating proceeds available from a liquidation under chapter 7 of the Bankruptcy Code of the Debtor’s Estates and is attached as Exhibit E to this Disclosure Statement. The Liquidation Analysis is based on estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties and contingencies that are beyond the control of the Debtors or a trustee appointed or elected pursuant to chapter 7 of the Bankruptcy Code. Furthermore, the actual amounts of Allowed Claims against and Interests, as applicable, in the Debtors’ Estates could vary materially from the estimates set forth in the Liquidation Analysis, depending on, among other considerations, the claims asserted during a liquidation under chapter 7 of the Bankruptcy Code. Accordingly, while the information contained in the Liquidation Analysis is necessarily presented with numerical specificity, the Debtors cannot assure you that the values assumed would be realized or the estimates assumed would not change if the Debtors were in fact liquidated, nor can assurances be made that the Bankruptcy Court would accept this analysis or concur with these assumptions in making its determination under section 1129(a) of the Bankruptcy Code.

As set forth in detail in the Liquidation Analysis, the Debtors believe that the Plan will produce a greater recovery for the Holders of Claims and Interests than would be achieved in a liquidation scenario under chapter 7 of the Bankruptcy Code. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors’ business, will provide a substantially greater ultimate return to the Holders of Claims or Interests, as applicable, than would a chapter 7 liquidation.

c.       Feasibility

Pursuant to section 1129(a)(11) of the Bankruptcy Code, the Bankruptcy Court must determine, among other findings, that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan, including the Reorganized Debtors. This condition is often referred to as the “feasibility” of the Plan. The Debtors believe that the Plan satisfies this requirement.

For purposes of determining whether the Plan meets this requirement, the Debtors’ management prepared a projected financial outlook. These projections, and the assumptions upon which they are based, are annexed hereto as Exhibit F (the “Financial Projections”) and reflect, among other things, a substantial deleveraging of the Debtors’ balance sheets. Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan, and therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Plan at or before the maturity of such indebtedness.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and in the Plan in their entirety. The Debtors prepared the Financial Projections based upon, among other considerations, the anticipated future financial condition and results of operations of the Reorganized Debtors. The Debtors do not, as a matter of course, publish their business plans, strategies, projections, or their anticipated results of operations or financial condition. Accordingly, the Debtors do not intend to update or otherwise revise the Financial Projections, or make such information public to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS. THE DEBTORS’ INDEPENDENT ACCOUNTANTS ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION THEREWITH. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS MAY ULTIMATELY BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE Article XI OF THIS DISCLOSURE STATEMENT (CERTAIN RISK FACTORS TO BE CONSIDERED).

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE ON THE PLAN MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

2.       Equitable Distribution of Voting Power

Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to the Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

3.       Additional Requirements for Non-Consensual Confirmation

As mentioned above, in the event that any impaired Class of Claims or Interests, as applicable, does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Class of Claims or Interests, as is set forth in section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by courts interpreting the statutory requirements in the context of other chapter 11 cases.

a.       Unfair Discrimination Test

The “unfair discrimination” test applies where classes of claims or interests, as applicable, are of equal priority and are receiving different treatment under a chapter 11 plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if (i) the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and (ii) no class of claims or interests, as applicable, receives more than it legally is entitled to receive on account of such claims or interests, as applicable. This test does not require that the treatment be the same or equivalent, but only that such treatment not be “unfair.”

The Debtors believe that the Plan satisfies the unfair discrimination test. Claims or Interests of equal priority are receiving comparable treatment under the Plan, and such treatment is fair under the circumstances.

b.       Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more under a chapter 11 plan than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class.

The Debtors believe that the Plan satisfies the fair and equitable test. The Debtors submit that if the Debtors “cram down” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the requirement for no unfair discrimination, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank in priority. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100% of the amount of Allowed Claims or Interests, as applicable, in such Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests, as applicable, under the Plan satisfy the foregoing requirements for non-consensual Confirmation of the Plan.

Article XIV.
ALTERNATIVES TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (a) the preparation and presentation of an alternative plan of reorganization, (b) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (c) a liquidation under chapter 7 of the Bankruptcy Code.

A.       Alternative Plan of Reorganization

Subject to the terms of the Restructuring Support Agreement, if the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.       Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, then the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for Holders of Claims or Interests than the Plan.

C.       Liquidation Under Chapter 7 of the Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, with the effect that a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The Liquidation Analysis sets forth the likely effects upon the recoveries of Holders of Allowed Claims and Interests in the event of a liquidation pursuant to chapter 7 of the Bankruptcy Code.

As noted in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 of the Bankruptcy Code would result in lower distributions to Holders of Allowed Claims and Interests than those contemplated under the Plan. Among other things, the value that the Debtors would expect to obtain in exchange for their assets in a liquidation scenario, as opposed to continuing as a going concern as provided in the Plan, would be materially less. A liquidation under chapter 7 of the Bankruptcy Code would also generate more unsecured claims against the Debtors’ Estates arising from, among other things, damages related to rejected contracts. In addition, a chapter 7 liquidation would result in a delay from the conversion of the Chapter 11 Cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, who would take additional time and incur incremental expenses to become familiar with the many legal and factual issues in the Chapter 11 Cases.

Article XV.
CONCLUSION AND RECOMMENDATION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe the Plan is in the best interests of all stakeholders and urge the Holders of Voting Classes to vote in favor thereof. Any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses, ultimately resulting in smaller distributions to the Holders of Allowed Claims and Interests than those set forth in the Plan.

[Remainder of page intentionally left blank]

Dated: March 4, 2026	Cumulus Media Inc. (for itself and on behalf of each of the other Debtors and Debtors in Possession)

/s/ Francisco J. Lopez-Balboa
	Name:	Francisco J. Lopez-Balboa
	Title:	Executive Vice President and Chief
Financial Officer of Cumulus Media Inc.

EXHIBIT A

JOINT PREPACKAGED CHAPTER 11 PLAN OF
REORGANIZATION OF CUMULUS MEDIA INC. AND ITS DEBTOR AFFILIATES

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern District of TexaS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
CUMULUS MEDIA INC., et al.,[1]	)	Case No. 26-[__] (___)
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION
OF CUMULUS MEDIA INC. AND ITS DEBTOR AFFILIATES

This chapter 11 plan is being solicited for acceptance or rejection in accordance with bankruptcy code section 1125 and within the meaning of bankruptcy code section 1126. This chapter 11 plan will be submitted to the bankruptcy court for approval following solicitation and the debtors’ filing for chapter 11 bankruptcy.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Paul M. Basta (pro hac vice pending)

Jacob A. Adlerstein (pro hac vice pending)

Kyle J. Kimpler (pro hac vice pending)

Sarah Harnett (pro hac vice pending)

Stephanie P. Lascano (pro hac vice pending)

1285 Avenue of the Americas

New York, New York 10019

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

PORTER HEDGES LLP

John F. Higgins (TX Bar No. 09597500)
M. Shane Johnson (TX Bar No. 24083263)
Megan Young-John (TX Bar No. 24088700)

James A. Keefe (TX Bar No. 24122842)

Jack M. Eiband (TX Bar No. 24135185)
1000 Main St., 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6000
Facsimile: (713) 226-6248

Proposed Co-Counsel to the Debtors and Debtors in Possession	Proposed Co-Counsel to the Debtors and Debtors in Possession
Dated: March 4, 2026

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims, noticing, and solicitation agent at www.veritaglobal.net/cumulusmedia. The Debtors’ service address for purposes of these chapter 11 cases is: 780 Johnson Ferry Road, N.E., Suite 500, Atlanta, Georgia 30342.

TABLE OF CONTENTS

Page

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAWS		1
A.	Defined Terms	1
B.	Rules of Interpretation	19
C.	Computation of Time	20
D.	Governing Laws	20
E.	Reference to Monetary Figures	21
F.	Reference to the Debtors or the Reorganized Debtors	21
G.	Controlling Document	21
H.	Consent Rights	21

Article II. ADMINISTRATIVE, PRIORITY CLAIMS, AND STATUTORY FEES		21
A.	Administrative Claims	22
B.	Restructuring Expenses	22
C.	Professional Fee Claims	23
D.	Priority Tax Claims	24
E.	Statutory Fees	24

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		24
A.	Classification in General	24
B.	Formation of Debtor Groups for Convenience Only	25
C.	Summary of Classification	25
D.	Treatment of Claims and Interests	26
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	30
F.	No Substantive Consolidation	31
G.	Deemed Rejection of Plan	31
H.	Special Provision Governing Unimpaired Claims or Interests	31
I.	Elimination of Vacant Classes	31
J.	Acceptance by Impaired Classes	31
K.	Voting Classes; Presumed Acceptance by Non-Voting Classes	32
L.	Controversy Concerning Impairment	32
M.	Intercompany Interests	32
N.	Relative Rights and Priorities	32

Article IV. MEANS FOR IMPLEMENTATION OF THIS PLAN		33
A.	Sources of Consideration for Plan Distributions	33
B.	Restated ABL Credit Agreement	33
C.	Issuance and Distribution of the Plan Securities	34
D.	Exit Convertible Notes	34
E.	General Settlement of Claims and Interests	35
F.	Restructuring Transactions	36
G.	Reorganized Debtors	37
H.	Corporate Existence	37
I.	Exemption from Registration	37
J.	FCC Licenses	39
K.	Vesting of Assets in the Reorganized Debtors	39
L.	Cancellation of Existing Securities and Agreements	40
M.	Corporate Action	40
N.	New Organizational Documents	41
O.	Directors, Managers, and Officers of the Reorganized Debtors	41
P.	Liability of Officers, Directors, and Agents	42

ii

Q.	Effectuating Documents; Further Transactions	42
R.	Section 1146 Exemption	42
S.	Preservation of Causes of Action	43
T.	Management Incentive Plan	44
U.	Employment and Retiree Benefits	44
V.	Dissolution of Certain Debtors	45
W.	Private Company	45
X.	Contingent Debtor-in-Possession Financing	46

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		47
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	47
B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	48
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	48
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	50
E.	Indemnification Obligations	50
F.	Insurance Policies	50
G.	Modifications, Amendments, Supplements, Restatements or Other Agreements	51
H.	Nonoccurrence of Effective Date	51
I.	Reservation of Rights	51

Article VI. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS AND INTERESTS		52
A.	Disputed Claims Process	52
B.	Allowance of Claims	52
C.	Claims Administration Responsibilities	52
D.	Adjustment to Claims without Objection	53
E.	Disallowance of Claims or Interests	53
F.	No Distributions Pending Allowance	53
G.	Distributions After Allowance	54

Article VII. PROVISIONS GOVERNING DISTRIBUTIONS		54
A.	Timing and Calculation of Amounts to Be Distributed	54
B.	Distribution Agent	54
C.	Distribution Record Date	54
D.	Rights and Powers of Distribution Agent	55
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	55
F.	Manner of Payment	57
G.	No Postpetition Interest on Claims	57
H.	Compliance with Tax Requirements	57
I.	Allocations	57
J.	Foreign Currency Exchange Rate	58
K.	Setoffs and Recoupment	58
L.	Claims Paid or Payable by Third Parties	58
M.	Antitrust and Foreign Investment Approvals	59

Article VIII. RELEASE, INJUNCTION AND RELATED PROVISIONS		59
A.	Discharge of Claims and Termination of Interests	59
B.	Release of Liens	60
C.	Debtor Release	61
D.	Third-Party Release	62
E.	Exculpation	64
F.	Injunction	64
G.	Waiver of Statutory Limitations on Releases	66
H.	Protection against Discriminatory Treatment	66
I.	Document Retention	67

iii

J.	Reimbursement or Contribution	67

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		67
A.	Conditions Precedent to the Effective Date	67
B.	Waiver of Conditions	69
C.	Substantial Consummation	69
D.	Effect of Nonoccurrence of a Condition	69

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN		69
A.	Modification and Amendments	69
B.	Effect of Confirmation on Modifications	70
C.	Revocation or Withdrawal of This Plan	70

Article XI. RETENTION OF JURISDICTION		70

Article XII. MISCELLANEOUS PROVISIONS		73
A.	Immediate Binding Effect	73
B.	Additional Documents	74
C.	Payment of Certain Fees	74
D.	Reservation of Rights	74
E.	Successors and Assigns	74
F.	Notices	75
G.	Term of Injunctions or Stays	77
H.	Entire Agreement	77
I.	Exhibits	77
J.	Deemed Acts	77
K.	Severability of Plan Provisions	77
L.	Votes Solicited in Good Faith	78
M.	Request for Expedited Determination of Taxes	78
N.	No Waiver or Estoppel	78
O.	Closing of Chapter 11 Cases	79

iv

INTRODUCTION

Cumulus Media Inc. (the “Company”) and the other above-captioned debtors and debtors in possession (collectively with the Company, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization, including all exhibits, annexes, schedules, and supplements hereto (collectively, and as modified, amended, or supplemented from time to time, the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code. Although proposed jointly for administrative and distribution purposes, this Plan constitutes a separate plan for each Debtor and each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Reference is made to the accompanying Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates, including all exhibits, annexes, schedules, and supplements thereto (collectively, and each as modified, amended, or supplemented from time to time, the “Disclosure Statement”) for a discussion of the Debtors’ history, businesses, properties and operations, projections, risk factors, a summary and analysis of this Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAWS

A.	Defined Terms

As used in this Plan or the Confirmation Order, capitalized terms have the meanings set forth below.

1.            “2026 Agent” means Bank of America, N.A., in its capacity as administrative agent under the 2026 Credit Agreement, and any successor agent thereto.

2.            “2026 Credit Agreement” means that certain Credit Agreement, dated as of September 26, 2019, by and among Intermediate Holdings, Holdings, and certain of its subsidiaries, as borrowers, the 2026 Agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

3.            “2026 Debt Claims” means, collectively, the 2026 Term Loan Claims and the 2026 Notes Claims.

4.            “2026 Notes” means the 6.75% senior notes due 2026 issued pursuant to the 2026 Notes Indenture.

5.            “2026 Notes Claims” means any Claim on account of the 2026 Notes or otherwise arising under the 2026 Notes Indenture.

6.            “2026 Notes Indenture” means that certain Indenture, dated as of June 26, 2019, by and among Holdings, as issuer, the guarantors party thereto, and the 2026 Trustee, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

7.            “2026 Term Loan Claims” means any Claim on account of the 2026 Term Loans or otherwise arising under the 2026 Credit Agreement.

8.            “2026 Term Loan Lenders” means the holders of the 2026 Term Loans.

9.            “2026 Term Loans” means those certain term loans outstanding under the 2026 Credit Agreement.

10.          “2026 Trustee” means U.S. Bank Trust Company, National Association, in its capacity as indenture trustee under the 2026 Notes Indenture, and any successor indenture trustee thereto.

11.          “2029 Agent” means Bank of America, N.A., in its capacity as administrative agent under the 2029 Credit Agreement, and any successor agent thereto.

12.          “2029 Credit Agreement” means that certain Credit Agreement, dated as of May 2, 2024, by and among Intermediate Holdings, Holdings, and certain of its subsidiaries, as borrowers, the 2029 Agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

13.          “2029 Debt Claims” means, collectively, the 2029 Term Loan Claims and the 2029 Notes Claims.

14.          “2029 Deficiency Claims” means, collectively, the 2029 Term Loan Deficiency Claims and the 2029 Notes Deficiency Claims.

15.          “2029 Holders” means, collectively, the 2029 Term Loan Lenders and the 2029 Noteholders.

16.          “2029 Noteholders” means the beneficial owners or holders of the 2029 Notes.

17.          “2029 Notes” means the 8.00% senior secured first-lien notes due 2029 issued pursuant to the 2029 Notes Indenture.

18.          “2029 Notes Claims” means any Claim on account of the 2029 Notes or otherwise arising under the 2029 Notes Indenture.

19.          “2029 Notes Deficiency Claims” means that portion of Claims under the 2029 Notes Indenture that are not Secured.

20.          “2029 Notes Indenture” means that certain Indenture, dated as of May 2, 2024, by and among Holdings, as issuer, the guarantors party thereto, and the 2029 Trustee, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

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21.          “2029 Secured Claims” means that portion of the 2029 Debt Claims that are Secured.

22.            “2029 Secured Claims Equity Distribution” means a distribution of New Common Stock and/or Special Warrants to purchase shares of New Common Stock, which New Common Stock (inclusive of the shares that may be exercised in connection with the Special Warrants) will constitute, in the aggregate, 95% of all of the issued and outstanding New Common Stock issued on the Effective Date, subject to dilution by the Management Incentive Plan and, where applicable, the conversion of any Exit Convertible Notes, and to be allocated among the Holders of Allowed 2029 Secured Claims pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

23.          “2029 Term Loan Claims” means any Claim on account of the 2029 Term Loans or otherwise arising under the 2029 Credit Agreement.

24.          “2029 Term Loan Deficiency Claims” means that portion of Claims under the 2029 Credit Agreement that are not Secured.

25.          “2029 Term Loan Lenders” means the holders of the 2029 Term Loans.

26.          “2029 Term Loans” means the term loans outstanding under the 2029 Credit Agreement.

27.          “2029 Trustee” means U.S. Bank Trust Company, National Association, in its capacity as indenture trustee under the 2029 Notes Indenture, and any successor indenture trustee thereto.

28.          “510(b) Claim” means any Claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising out of or related to any agreement for the purchase or sale of any Security of the Debtors or any of their Affiliates or any agreements related or ancillary to such agreement for the purchase or sale of any Security of the Debtors or any of their Affiliates.

29.          “ABL Agent” means Fifth Third Bank, N.A., in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, and any successor agent thereto.

30.          “ABL Agent Advisors” means Riemer & Braunstein LLP and FBT Gibbons LLP.

31.          “ABL Agent Fees and Expenses” means the reasonable and documented fees and expenses incurred by the ABL Agent Advisors in connection with the representation of the ABL Agent, regardless of whether such fees and expenses are incurred before, on, or after the date of execution of the Restructuring Support Agreement, incurred through and including the Effective Date, in each case in connection with the negotiation and/or implementation of the Plan and/or the Restructuring Transactions.

32.          “ABL Commitment Letter” means that certain Commitment Letter, dated as of March 4, 2026, by and among certain Company Parties and the Consenting ABL Parties, including all exhibits and attachments thereto, and as amended, restated, and supplemented from time to time in accordance with its terms.

3

33.          “ABL Credit Agreement” means that certain Credit Agreement, dated as of March 6, 2020, by and among Intermediate Holdings, Holdings, and certain of its subsidiaries, as borrowers, the ABL Agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

34.          “ABL Facility Claims” means any Claim on account of the ABL Loans.

35.          “ABL Loans” means those certain senior secured asset-based revolving loans incurred under the ABL Credit Agreement.

36.          “ABL Parties” means, collectively, the lenders party to the ABL Credit Agreement and the ABL Agent.

37.          “Ad Hoc Group” means the ad hoc group of Consenting 2029 Holders represented by the Ad Hoc Group Advisors.

38.          “Ad Hoc Group Advisors” means, collectively, (a) Gibson, Dunn & Crutcher LLP, as counsel, (b) Guggenheim Securities, LLC, as financial advisor, (c) Howley Law PLLC, as local counsel, (d) Covington & Burling LLP, as special communications regulatory counsel and (e) each other counsel, consultant, or advisor selected by the Ad Hoc Group, with the consent of the Company Parties (not to be unreasonably withheld), to provide advice in connection with the Restructuring Transactions.

39.          “Ad Hoc Group Fees and Expenses” means all reasonable and documented fees and expenses incurred by the Ad Hoc Group Advisors in connection with the representation of the Ad Hoc Group, regardless of whether such fees and expenses are incurred before, on, or after the date of execution of the Restructuring Support Agreement, or incurred before, on, or after the Effective Date, in each case in connection with the negotiation and/or implementation of the Plan and/or the Restructuring Transactions.

40.          “Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 364(c)(1), 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Debtors’ Estates and operating the Debtors’ business; (b) Allowed Professional Fee Claims; (c) the Restructuring Expenses incurred after the Petition Date and through the Effective Date; (d) the Adequate Protection Claims (as defined in the Cash Collateral Orders); and (e) all fees and charges assessed against the Debtors’ Estates pursuant to section 1930 of chapter 123 of Title 28 of the United States Code.

41.          “Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

4

42.          “Allowed” means, with respect to a Claim or Interest (or any portion thereof), the extent to which (a) no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) such Claim or Interest is expressly deemed Allowed by the Plan or the Cash Collateral Orders; provided that, notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors will retain all Claims and defenses with respect to Allowed Claims or Interests that are Reinstated or otherwise Unimpaired pursuant to the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

43.          “Antitrust and Foreign Investment Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration, or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration, or notification required under any Antitrust Laws and Foreign Investment Laws.

44.          “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act (in each case, as amended), and all other applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through a merger, acquisition or restructuring process.

45.          “Amended CEO Agreement” has the meaning set forth in the “Employee Matters Term Sheet” attached to the Restructuring Term Sheet as Exhibit A.

46.          “Amended CFO Agreement” has the meaning set forth in the “Employee Matters Term Sheet” attached to the Restructuring Term Sheet as Exhibit A.

47.          “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

48.          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston Division) presiding over the Chapter 11 Cases or, in the event of any withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

5

49.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

50.          “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

51.          “Cash” means the legal tender of the United States of America and equivalents thereof, including bank deposits and checks.

52.          “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

53.          “Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

54.          “Cause of Action” means any action, Claim, cause of action, counterclaim, cross-claim, third-party claim, controversy, remedy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, accrued or unaccrued, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim, counterclaim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) any “lender liability” or equitable subordination Claims or defenses; and (g) the right to object to or otherwise contest any Claims or Interests.

55.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

56.          “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

6

57.          “Claims and Noticing Agent” means Kurtzman Carson Consultants, LLC d/b/a Verita Global, the Debtors’ proposed claims, noticing, and solicitation agent in the Chapter 11 Cases.

58.          “Claims Register” means the official register of Claims against the Debtors maintained by the Claims and Noticing Agent.

59.          “Class” means a category of Holders of Claims or Interests classified together, as set forth in Article III pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

60.          “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

61.          “Communications Act” means chapter 5 of Title 47 of the United States Code, 47 U.S.C. § 151 et seq., as amended.

62.          “Communications Laws” means the Communications Act and the rules and published policies of the FCC, as promulgated from time to time.

63.          “Company” has the meaning set forth in the introduction hereof.

64.          “Company Parties” has the meaning set forth in the Restructuring Support Agreement.

65.          “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

66.          “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

67.          “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

68.          “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement on a final basis.

69.          “Consenting 2029 Holders” has the meaning set forth in the Restructuring Support Agreement.

70.          “Consenting ABL Lender” means Fifth Third Bank, National Association.

71.          “Consenting ABL Parties” means the Consenting ABL Lender and the ABL Agent.

72.          “Consenting Stakeholders” means, collectively, the Consenting 2029 Holders and the Consenting ABL Parties.

7

73.          “Consummation” means the occurrence of the Effective Date.

74.          “Cure Claim” means any Claim (unless waived or modified by the applicable counterparty) based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

75.          “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for current or former directors’, managers’, members’, and officers’ liability issued at any time to or providing coverage to, or for the benefit of, any Debtor, and all agreements, documents, or instruments relating thereto (including any “tail policy”) in effect or purchased on or prior to the Effective Date.

76.          “Debtor Release” means the releases set forth at Article VIII.C of the Plan.

77.          “Debtors” has the meaning set forth in the introduction hereof.

78.          “Declaratory Ruling” means a declaratory ruling adopted by the FCC granting the relief requested in the Petition for Declaratory Ruling.

79.          “Definitive Documents” means the (a) Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Scheduling Order; (e) the Scheduling Motion; (f) the Solicitation Materials; (g) the Cash Collateral Orders; (h) the New Organizational Documents; (i) the Management Incentive Plan; (j) the Restated ABL Documents (including the Restated ABL Credit Agreement); (k) the Plan Supplement; (l) the Equity Plan Securities Documents; (m) the Exit Notes Documents; (n) any key employee retention or incentive plan and any related motion or order; (o) any new or amended employment agreements; and (p) all other material pleadings and/or other material documents filed with the Bankruptcy Court or necessary to implement the Restructuring Transactions, in each case, including any amendments, modifications, and supplements thereto; provided, for the avoidance of doubt, that any procedural notices or similar filings and related documents are not Definitive Documents.

80.          “Disallowed” means a Claim or an Interest (or portion thereof) that has been disallowed, denied, dismissed, or overruled pursuant to this Plan, by Final Order of the Bankruptcy Court, or any other court of competent jurisdiction, or pursuant to a settlement.

81.          “Disclosure Statement” has the meaning set forth in the introduction hereof.

82.          “Disclosure Statement Order” means the Order of the Bankruptcy Court (which may be the Confirmation Order) approving the Disclosure Statement and Solicitation Materials.

83.          “Disputed” means, as to a Claim or Interest, any Claim or Interest that is not yet Allowed or Disallowed.

84.          “Distribution Agent” means the Reorganized Debtors or the Entity or Entities selected by the Reorganized Debtors to make or facilitate distributions contemplated under the Plan, which Entity may include the Claims and Noticing Agent.

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85.          “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Effective Date or such other date that is selected by the Debtors, with the consent of the Required Consenting 2029 Holders.

86.          “DTC” means The Depository Trust Company.

87.          “Effective Date” means the date that is a Business Day selected by the Debtors, with the consent of the Required Consenting 2029 Holders, on which (a) all conditions to the occurrence of the Effective Date have been satisfied or waived in accordance with Article IX.A and/or Article IX.B, (b) no stay of the Confirmation Order is in effect, and (c) the Debtors declare the Plan effective.

88.          “Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Unit, any agency or political subdivision of any Governmental Unit, or any other entity, whether acting in an individual, fiduciary, or other capacity.

89.          “Equity Allocation Mechanism” means the methodology for allocating Plan Securities issued under this Plan among the Holders of Allowed 2029 Secured Claims and Holders of Allowed Other Funded Debt Claims, set forth on Exhibit A hereto.

90.          “Equity Plan Securities” means collectively, the New Common Stock and the Special Warrants.

91.          “Equity Plan Securities Documents” means the documentation related to the New Common Stock and Special Warrants.

92.          “Estate” means, with respect to a particular Debtor, the estate created for such Debtor upon commencement of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

93.          “Exchange Act” means the Securities Exchange Act of 1934.

94.          “Exculpated Parties” means each of the Debtors and their Estates.

95.          “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

96.          “Exit Convertible Notes” means the new convertible notes to be issued or caused to be issued by the Reorganized Company on the Effective Date pursuant to the Exit Notes Documents, including the Exit Indenture.

97.          “Exit Notes Documents” means the Exit Indenture, including any amendments, modifications, or supplements thereto, and together with any related notes, certificates, agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related thereto or executed in connection therewith.

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98.          “Exit Indenture” means the indenture governing the Exit Convertible Notes, which the Reorganized Company will enter into or cause to be entered into on the Effective Date and shall be in form and substance acceptable to the Required Consenting 2029 Holders and the Debtors.

99.          “Existing Equity Interests” means the Interests in the Company as of the Petition Date, including 510(b) Claims.

100.        “FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

101.        “FCC Applications” means collectively, each application, petition, or other request filed with the FCC in connection with the Restructuring Transactions and the Plan, including, without limitation, the FCC Long Form Application.

102.        “FCC Approval” means the FCC’s grant of the FCC Long Form Application.

103.        “FCC Licenses” means broadcasting and other licenses, authorizations, waivers, and permits that are issued from time to time by the FCC.

104.        “FCC Long Form Application” means the applications filed with the FCC seeking FCC consent to the Transfer of Control.

105.         “FCC Ownership Procedures Order” means an order to be entered by the Bankruptcy Court establishing procedures for, among other things, completion and submission of the Ownership Certification.

106.        “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court, the Clerk of the Bankruptcy Court, or any of its or their authorized designees in the Chapter 11 Cases, including, with respect to a Proof of Claim, the Claims and Noticing Agent.

107.        “Final Cash Collateral Order” means the order entered by the Bankruptcy Court authorizing and approving the use of Cash Collateral on a final basis and setting forth the terms and conditions for the use of Cash Collateral.

108.        “Final Order” means, as applicable, an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari or leave to appeal, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari or motion for leave to appeal, or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari or motion for leave to appeal that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any comparable Federal Rule of Bankruptcy Procedure or sections 502(j) or 1144 of the Bankruptcy Code may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

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109.        “Foreign Investment Laws” means applicable Laws that are designed or intended to screen, prohibit, restrict, or regulate foreign investments into such jurisdiction or country, including but not limited to on the basis of cultural, public order or safety, privacy, national, or economic security grounds.

110.        “General Unsecured Claim” means any Claim against a Debtor that is not a Secured Claim and that is not an Administrative Claim, a Priority Tax Claim, a Professional Fee Claim, a Restructuring Expense, an Other Secured Claim, an Other Priority Claim, an ABL Facility Claim, a 2029 Secured Claim, an Other Funded Debt Claim, an Intercompany Claim, or any 510(b) Claim. For the avoidance of doubt, General Unsecured Claims shall include any Lease Rejection Claim.

111.        “Governmental Unit” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator; provided that “Governmental Unit” as used herein shall include any “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

112.        “Holder” means an Entity holding a Claim against or an Interest in a Debtor.

113.        “Holdings” means Cumulus Media New Holdings Inc.

114.        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended).

115.        “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

116.        “Intercompany Claim” means a Claim or a Cause of Action against a Debtor held by a Debtor or a Non-Debtor Affiliate.

117.        “Intercompany Interest” means an Interest in a Debtor held by another Debtor or Non-Debtor Affiliate.

118.        “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), and any 510(b) Claim related to the foregoing interests.

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119.        “Interim Cash Collateral Order” means the interim order entered by the Bankruptcy Court authorizing, approving, and setting forth the terms and conditions for the use of Cash Collateral on an interim basis.

120.        “Intermediate Holdings” means Cumulus Media Intermediate Inc.

121.        “Judicial Code” means Title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

122.        “Junior Lien Intercreditor Agreement” means that certain Junior Lien Intercreditor Agreement, dated as of May 2, 2024, by and among Intermediate Holdings and Holdings, as borrowers, the 2026 Agent and 2029 Agent, as collateral agent for the secured parties under the Term Loan Credit Agreements, the 2026 Trustee and the 2029 Trustee, as collateral agent for the secured parties under the Notes Indentures, and Bank of America N.A., in its capacity as second priority representative, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

123.        “Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Unit of competent jurisdiction (including the Bankruptcy Court).

124.        “Lease Rejection Claims” means any Claim arising due to a Debtor’s rejection of an Unexpired Lease pursuant to section 365 of the Bankruptcy Code, which shall be calculated pursuant to section 502(b)(6) of the Bankruptcy Code.

125.        “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

126.        “Management Incentive Plan” means the management incentive plan to be adopted by the Reorganized Company on the Effective Date, which shall reserve for certain employees, officers, and directors of the Reorganized Company 10% of the New Common Stock on a fully-diluted basis, and the material terms of which shall be fixed by the New Board in its sole discretion, including with respect to the participants, allocation, timing, vesting terms, and the form and structure of the equity compensation to be provided thereunder (each of which shall be determined in good faith); provided, however, that such terms shall be consistent in all respects with the “Employee Matters Term Sheet” attached as Exhibit A to the Restructuring Term Sheet.

127.        “MIP Equity Pool” means 10% of the New Common Stock issued on the Effective Date, on a fully-diluted basis, to be reserved to grant awards pursuant to the Management Incentive Plan.

128.        “New ABL Loans” means the new senior secured asset-based revolving loans issued on the Effective Date under the Restated ABL Credit Agreement.

129.        “New Board” means the board of directors of the Reorganized Company, as initially established on the Effective Date in accordance with the terms of the Plan and the applicable New Organizational Documents.

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130.        “New Class A Common Stock” means the new class A common stock of the Reorganized Company issued on the Effective Date, or upon exercise of the Exit Convertible Notes or Special Warrants.

131.        “New Class B Common Stock” means the new limited-voting class B common stock of the Reorganized Company issued on the Effective Date, or upon exercise of the Special Warrants, the terms of which New Class B Common Stock will provide that it may be converted at the election of the Holder into New Class A Common Stock on a one-for-one basis (subject to adjustment for stock splits, combinations, dividends, or distributions with respect to the New Class A Common Stock), subject to a determination by the Reorganized Company that such conversion would not result in a violation of Communications Laws or impair FCC Approval.

132.        “New Class B Election” means an election made by a Holder of an Allowed 2029 Secured Claim or Allowed Other Funded Debt Claim on the Ownership Certification that such Holder elects to receive New Class B Common Stock in lieu of New Class A Common Stock.

133.        “New Common Stock” means, collectively, the New Class A Common Stock and the New Class B Common Stock.

134.        “New Organizational Documents” means the new Organizational Documents of the Reorganized Company and its direct and indirect subsidiaries (as applicable).

135.        “Non-Debtor Affiliate” means any Affiliate of a Debtor that is not a Debtor.

136.        “Notes Claims” means, collectively, the 2026 Notes Claims and the 2029 Notes Claims.

137.        “Notes Indentures” means the 2026 Notes Indenture and the 2029 Notes Indenture.

138.        “Opt Out Classes” means, collectively, Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), Class 5 (Other Funded Debt Claims), and Class 6 (General Unsecured Claims).

139.         “Order” means any judgment, order, award, injunction, writ, permit, license, or decree of any Governmental Unit or arbitrator of applicable jurisdiction.

140.            “Organizational Documents” means, with respect to any Company Party, the documents by which such Company Party was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as bylaws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

141.            “Other Funded Debt Claim” means all (a) 2026 Debt Claims and (b) 2029 Deficiency Claims.

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142.        “Other Funded Debt Claims Equity Distribution” means a distribution of New Common Stock and/or Special Warrants to purchase shares of New Common Stock, which New Common Stock (inclusive of the shares that may be exercised in connection with the Special Warrants) will constitute, in the aggregate, 5% of all of the issued and outstanding New Common Stock issued on the Effective Date, subject to dilution by the Management Incentive Plan and, where applicable, the conversion of any Exit Convertible Notes, and to be allocated among the Holders of Allowed Other Funded Debt Claims pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

143.        “Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claim has not already been paid during the Chapter 11 Cases, other than: (a) an Administrative Claim; (b) a Cure Claim; or (c) a Priority Tax Claim.

144.        “Other Secured Claim” means any Secured Claim against the Debtors that is not an ABL Facility Claim or 2029 Secured Claim.

145.        “Ownership Certification” means a written certification, in the form attached to the FCC Ownership Procedures Order, which shall be sufficient to enable the Debtors or Reorganized Debtors, as applicable, to determine (a) the extent to which direct and indirect voting and equity interests of the certifying party are held by non-U.S. Persons, as determined under section 310(b) of the Communications Act and the FCC rules and (b) whether the holding of more than 4.99% of the New Class A Common Stock by the certifying party would result in a violation of FCC ownership rules or be inconsistent with the FCC Approval.

146.        “Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Unit.

147.        “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Unit, or any legal entity or association.

148.        “Petition Date” means the first date any of the Debtors commence the Chapter 11 Cases.

149.        “Petition for Declaratory Ruling” means a filing with the FCC by the Debtors or Reorganized Debtors pursuant to 47 C.F.R. § 1.5000 et seq. for the Reorganized Company to exceed the applicable indirect foreign ownership limitations under 47 U.S.C. § 310(b)(4) or any prior FCC declaratory ruling with respect to the Company.

150.        “Plan” has the meaning set forth in the introduction hereof.

151.        “Plan Securities” means collectively, the New Common Stock, the Special Warrants, and the Exit Convertible Notes.

152.        “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

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153.        “Prepetition Agents” means, collectively, the 2029 Agent, the 2026 Agent, the 2029 Trustee, the 2026 Trustee, and the ABL Agent, and in each case including any successors thereto.

154.        “Prepetition Debt Documents” means the 2029 Credit Agreement, the 2029 Notes Indenture, the 2026 Credit Agreement, the 2026 Notes Indenture, and the ABL Credit Agreement.

155.        “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor entitled to priority as specified in section 507(a)(8) of the Bankruptcy Code.

156.        “Pro Rata” means, with respect to any distribution on account of an Allowed Claim, the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class or other matter so referenced, as the context requires.

157.        “Professional” means any Entity (a) employed pursuant to an Order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, or 1103 of the Bankruptcy Code and to be compensated for services pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

158.        “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been previously paid.

159.        “Professional Fee Escrow” means an account, which may be interest-bearing, funded by the Debtors with Cash prior to the Effective Date in an amount equal to the Professional Fee Escrow Amount.

160.        “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate in good faith they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors and the Ad Hoc Group Advisors as set forth in Article II.C.3.

161.        “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

162.        “Regulation D” means Regulation D under the Securities Act.

163.        “Regulation S” means Regulation S under the Securities Act.

164.        “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

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165.        “Release Opt In Form” means the form to be provided to Holders of Claims and Interests in Class 9 (Existing Equity Interests and 510(b) Claims) through which such Holders may elect to affirmatively opt in to the releases set forth in Article VIII.D of this Plan.

166.        “Release Opt Out Form” means the form to be provided to Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), and Class 6 (General Unsecured Claims) through which such Holders may elect to affirmatively opt out of the releases set forth in Article VIII.D of this Plan.

167.        “Released Parties” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) the Ad Hoc Group; (e) the 2029 Agent; (f) the 2029 Trustee; (g) the ABL Parties; (h) all Holders of Claims and Interests in Class 9 (Existing Equity Interests and 510(b) Claims) that affirmatively elect to “opt in” to the releases set forth in Article VIII.D of the Plan by checking the box on the Release Opt In Form indicating that they elect to grant the releases provided in the Plan; (i) all Holders of Claims in the Opt Out Classes that abstain from voting on the Plan, vote to accept or reject the Plan, or are presumed to accept the Plan (as applicable) and, in each case, who do not affirmatively opt out of the releases set forth in Article VIII.D of the Plan by checking the box on the applicable ballot or Release Opt Out Form (as applicable) indicating that they opt not to grant the releases provided in the Plan; (j) with respect to each of the foregoing Entities in clauses (a) through (i), each such Entity’s current and former Affiliates; (k) with respect to each of the Entities in the foregoing clauses (a) through (j), each such Entity’s current and former predecessors, participants, successors, assigns, subsidiaries, direct and indirect equityholders, interest holders, limited partners, co-investors, funds (including affiliated investment funds or investment vehicles), portfolio companies, and management companies; and (l) with respect to each of the Entities in the foregoing clauses (a) through (k), each such Entity’s current and former directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), consultants, financial advisors, attorneys, accountants, investment bankers, and other professionals; provided that, in each case, an Entity shall not be a Released Party if it (x) elects to opt out of the releases contained in the Plan, if permitted to opt out, or (y) does not elect to opt in to the releases contained in the Plan, if required to opt in..

168.        “Releasing Parties” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) the Ad Hoc Group; (e) the 2029 Agent; (f) the 2029 Trustee; (g) the ABL Parties; (h) all Holders of Claims and Interests in Class 9 (Existing Equity Interests and 510(b) Claims) that affirmatively elect to “opt in” to the releases set forth in Article VIII.D of the Plan by checking the box on the Release Opt In Form indicating that they elect to grant the releases provided in the Plan; (i) all Holders of Claims in the Opt Out Classes that abstain from voting on the Plan, vote to accept or reject the Plan or are presumed to accept the Plan (as applicable) and, in each case, who do not affirmatively opt out of the releases set forth in Article VIII.D of the Plan by checking the box on the applicable ballot or Release Opt Out Form (as applicable) indicating that they opt not to grant the releases provided in the Plan; (j) with respect to each of the foregoing Entities in clauses (a) through (i), each such Entity’s current and former Affiliates; (k) with respect to each of the Entities in the foregoing clauses (a) through (j), each such Entity’s current and former predecessors, participants, successors, assigns, subsidiaries, direct and indirect equityholders, interest holders, limited partners, co-investors, funds (including affiliated investment funds or investment vehicles), portfolio companies, and management companies; and (m) with respect to each of the Entities in the foregoing clauses (a) through (k), each such Entity’s current and former directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), management companies, fund advisors, investment advisors, advisory board members, partners (including both general and limited partners), consultants, financial advisors, attorneys, accountants, investment bankers, and other professionals; provided that, in each case, an Entity shall not be a Releasing Party if it (x) elects to opt out of the releases contained in the Plan, if permitted to opt out, or (y) does not elect to opt in to the releases contained in the Plan, if required to opt in.

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169.        “Reorganized Company” means Cumulus Media Inc., as reorganized pursuant to this Plan and the Restructuring Transactions Memorandum, if any, which shall, unless the Company and the Required Consenting 2029 Holders agree otherwise, be a private company.

170.        “Reorganized Debtors” means the Debtors, or any successor(s) or assign(s) thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

171.        “Required Consenting 2029 Holders” means, as of the relevant date, at least four (4) unaffiliated Consenting 2029 Holders holding at least a majority of the 2029 Debt Claims that are held by Consenting 2029 Holders at the relevant time.

172.        “Required Consenting Stakeholders” means, collectively, the Required Consenting 2029 Holders and the Consenting ABL Parties.

173.        “Restated ABL Credit Agreement” means the amended and restated senior secured asset-based revolving credit agreement to be entered into on the Effective Date by the Reorganized Debtors and the ABL Agent, which shall be consistent with the ABL Commitment Letter and otherwise in form and substance acceptable to the Required Consenting 2029 Holders, the Consenting ABL Parties, and the Debtors.

174.        “Restated ABL Documents” has the meaning set forth in Article IV.B, each of which shall be in form and substance acceptable to the Debtors, the ABL Parties, and the Required Consenting 2029 Holders.

175.        “Restructuring Expenses” means the Ad Hoc Group Fees and Expenses, the ABL Agent Fees and Expenses, and all other reasonable and documented fees and expenses that are entitled to be paid under the Cash Collateral Orders, in each case in connection with the negotiation and/or implementation of the Restructuring Transactions.

176.         “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 4, 2026, by and among the Company Parties and the Consenting 2029 Holders, including all exhibits and attachments thereto, and as amended, restated, and supplemented from time to time in accordance with its terms.

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177.        “Restructuring Transactions” means the transactions described in Article IV.F.

178.        “Restructuring Transactions Memorandum” means, if any, the summary of transaction steps to complete the Restructuring Transactions contemplated by this Plan, which may be included in the Plan Supplement.

179.        “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases, if any, to be rejected by the Debtors pursuant to this Plan.

180.        “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

181.        “Scheduling Motion” means the motion filed with the Bankruptcy Court seeking entry of the Scheduling Order, together with any other pleadings or documents to be filed with the Bankruptcy Court in support of such motion.

182.        “Scheduling Order” means the order of the Bankruptcy Court setting the date of the Confirmation Hearing and granting related relief.

183.        “Secured” means any Claim or portion thereof to the extent (a) secured by a lien on property in which the Debtors have an interest, which lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code or (b) Allowed, pursuant to the Plan or a Final Order of the Bankruptcy Court, as a secured Claim.

184.        “Securities Act” means the Securities Act of 1933, as amended.

185.        “Security” means a security as defined in section 2(a)(1) of the Securities Act.

186.        “Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

187.        “Special Warrants” means warrants issued by the Reorganized Company, with a nominal exercise price, to purchase New Class A Common Stock or New Class B Common Stock, the terms of which shall (x) be issued solely to the extent necessary to obtain FCC Approval and (y) not be exercisable unless such exercise otherwise complies with applicable Law, including that such conversion would not result in a violation of Communications Laws or impair FCC Approval, the form of which warrant shall be reasonably acceptable to the Debtors and the Required Consenting 2029 Holders.

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188.        “Statutory Fees” means all fees the Debtors are obligated to pay pursuant to 28 U.S.C. § 1930(a)(6), together with interest, if any, pursuant to 31 U.S.C. § 3717.

189.        “Term Loan Claims” means, collectively, the 2026 Term Loan Claims and the 2029 Term Loan Claims.

190.        “Term Loan Credit Agreements” means the 2026 Credit Agreement and the 2029 Credit Agreement.

191.        “Third-Party Release” means the releases set forth at Article VIII.D.

192.        “Transfer of Control” means the transfer of control of any of the subsidiaries of the Company that hold FCC Licenses as a result of the issuance of Plan Securities to Holders of Allowed 2029 Secured Claims and Holders of Allowed Other Funded Debt Claims, and as proposed in the FCC Long Form Application(s), which, for the avoidance of doubt, shall also include an assignment of the FCC Licenses from the Debtors as Debtors-in-Possession to the Reorganized Debtors that are intended to hold the FCC Licenses.

193.        “U.S. Trustee” means the United States Trustee for the Southern District of Texas (Region 7).

194.        “Unexpired Lease” means a lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

195.        “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

196.        “Voting Classes” means, collectively, Classes 3, 4, and 5.

B.	Rules of Interpretation

For purposes of this Plan: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders; (b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan; (f) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) all references to statutes, regulations, Orders, rules of courts, and the like shall mean such statutes, regulations, Orders, rules of courts, and the like as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (l) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors, transferees and assigns; (m) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of this Plan or the Confirmation Order, all without further notice to or action, Order, or approval of the Bankruptcy Court or any other Entity, subject to the consent of the Required Consenting 2029 Holders, and such interpretation shall control in all respects; (n) except as otherwise provided, any references to the Effective Date shall mean on the Effective Date or as soon as reasonably practicable thereafter; (o) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (p) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (q) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; (r) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; and (s) unless otherwise specified, any reference herein to the Plan or any provision thereof shall mean the Plan as it may have been or may be amended, restated, supplemented, or otherwise modified by the Confirmation Order.

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C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act, or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D.	Governing Laws

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein (including in the Plan Supplement), the laws of the State of New York, without giving effect to the principles of conflicts of law (except for section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), shall govern the rights, obligations, construction, and implementation of this Plan and the Confirmation Order, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan or the Confirmation Order (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state or jurisdiction of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

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E.	Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan or the Confirmation Order to the contrary, references in this Plan or the Confirmation Order to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in the Confirmation Order). The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided that if there is determined to be any inconsistency between the Confirmation Order and this Plan, the Disclosure Statement, or the Plan Supplement that cannot be reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of this Plan.

H.	Consent Rights

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights set forth in the Restructuring Support Agreement, the Cash Collateral Orders, or any Definitive Document with respect to the form and substance of the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein.

Article II.
ADMINISTRATIVE, PRIORITY CLAIMS, AND STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

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A.	Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors (with the consent of the Required Consenting Stakeholders) or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code) shall be paid in full in Cash an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in full and final satisfaction, compromise, settlement, release, and discharge of such Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date, or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed on or prior to the Effective Date, the first Business Day after the date that is thirty days after the date such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

B.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the Cash Collateral Orders) without the requirement to file a fee application with the Bankruptcy Court, without the need for time detail, and without any requirement for review or approval by the Bankruptcy Court or any other party. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date; provided that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre- and post-Effective Date Restructuring Expenses, whether incurred before, on, or after the Effective Date.

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C.	Professional Fee Claims

1.	Professional Fee Escrow

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount, which funds shall come from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Allowed Professional Fee Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow in accordance with Article II.C.2; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Allowed Professional Fee Claims of the Professionals to be paid from the Professional Fee Escrow. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than forty-five (45) calendar days after the Effective Date. Any objections to Professional Fee Claims shall be served and Filed no later than twenty-one days after the date of Filing of the applicable final request for payment. After notice (and opportunity for objections) and a hearing, if necessary, in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows from the Professional Fee Escrow, after taking into account any prior payments to and retainers held by such Professionals, as soon as reasonably practicable following the date when such Professional Fee Claims are Allowed by entry of an Order of the Bankruptcy Court.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Allowed Professional Fee Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A. After all Allowed Professional Fee Claims have been paid in full, the escrow agent shall promptly return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

3.	Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall reasonably estimate in good faith their Professional Fee Claims through and including the Effective Date, and shall deliver such estimate to the Debtors and the Ad Hoc Group Advisors (and consult with the Ad Hoc Group Advisors regarding the same) no later than five days prior to the anticipated Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates. If any of the Professionals fail to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

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4.	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in this Plan or the Confirmation Order, from and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, Order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors or the Reorganized Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor or Reorganized Debtors, as applicable, may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtors (with the consent of the Required Consenting Stakeholders) agree to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business by the Reorganized Debtors.

E.	Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification in General

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below for all purposes, including voting, Confirmation, and distributions pursuant to this Plan and in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

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B.	Formation of Debtor Groups for Convenience Only

This Plan is a separate plan of reorganization for each Debtor. This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, Confirmation of this Plan, and making Plan distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

C.	Summary of Classification

The classification of Claims against and Interests in each Debtor (as applicable) pursuant to this Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.I.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:2

Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	ABL Facility Claims	Impaired	Entitled to Vote
4	2029 Secured Claims	Impaired	Entitled to Vote
5	Other Funded Debt Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
7	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
8	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
9	Existing Equity Interests and 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

2     The information in the table is provided in summary form and is qualified in its entirety by Article III.D.

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D.	Treatment of Claims and Interests

Subject to Article IV hereof, each Holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest, except to the extent less favorable treatment is agreed to by the Debtors (in consultation with the Required Consenting 2029 Holders) or the Reorganized Debtors and the Holder of such Allowed Claim or Interest. Unless otherwise indicated, the Holder of an Allowed Claim or Interest shall receive such treatment on the later of the Effective Date and the date such Holder’s Claim or Interest becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (with the consent of the Required Consenting Stakeholders) or Reorganized Debtors, as applicable:

i.	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

ii.	delivery of the collateral securing such Holder’s Allowed Other Secured Claim;

iii.	Reinstatement of such Holder’s Allowed Other Secured Claim; or

iv.	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.	Voting: Class 1 is Unimpaired under this Plan. Each Holder of an Other Secured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

2.	Class 2 – Other Priority Claims

a.	Classification: Class 2 consists of all Other Priority Claims.

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b.	Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash of such Holder’s Allowed Other Priority Claim or such other treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Allowed Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

c.	Voting: Class 2 is Unimpaired under this Plan. Each Holder of an Other Priority Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

3.	Class 3 – ABL Facility Claims

a.	Classification: Class 3 consists of all ABL Facility Claims.

b.	Allowance. On the Effective Date, the ABL Facility Claims shall be Allowed in an amount equal to the outstanding principal amount of the ABL Loans plus all accrued and unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the ABL Credit Agreement as of the Effective Date, but excluding any make whole or other similar amounts or premiums triggered by the filing of the Chapter 11 Cases.

c.	Treatment: On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Agreement and each Holder of an Allowed ABL Facility Claim shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Claim, its Pro Rata share of the New ABL Loans, which shall be issued in an amount equal to the Allowed ABL Facility Claims.

d.	Voting: Class 3 is Impaired under this Plan. Each Holder of an Allowed ABL Facility Claim will be entitled to vote to accept or reject this Plan.

4.	Class 4 – 2029 Secured Claims

a.	Classification: Class 4 consists of all Allowed 2029 Secured Claims.

b.	Allowance: On the Effective Date, the 2029 Secured Claims shall be Allowed in an aggregate principal amount of $168,579,947.

c.	Treatment: On the Effective Date, each Holder of an Allowed 2029 Secured Claim shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Claim, its Pro Rata share of (i) the Exit Convertible Notes and (ii) the 2029 Secured Claims Equity Distribution; provided that, notwithstanding anything in this Plan to the contrary, the 2029 Secured Claims Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

d.	Voting: Class 4 is Impaired under this Plan. Each Holder of an Allowed 2029 Secured Claim will be entitled to vote to accept or reject this Plan.

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5.	Class 5 – Other Funded Debt Claims

a.	Classification: Class 5 consists of all 2026 Debt Claims and all 2029 Deficiency Claims.

b.	Allowance: On the Effective Date, the Other Funded Debt Claims shall be Allowed in the following amounts:

i.	The 2026 Notes Claims shall be Allowed in the aggregate principal amount of $22,965,108, plus any accrued and unpaid interest, fees, and other amounts payable under the 2026 Notes Indenture as of the Petition Date.

ii.	The 2026 Term Loan Claims shall be Allowed in the aggregate principal amount of $1,227,363, plus any accrued and unpaid interest, fees, and other amounts payable under the 2026 Credit Agreement as of the Petition Date.

iii.	The 2029 Deficiency Claims shall be Allowed in the aggregate principal amount of $470,321,003, representing the unsecured portion of the aggregate principal amount outstanding under the 2029 Credit Agreement and 2029 Notes Indentures, plus all accrued and unpaid interest, and make-whole premiums and all other accrued and unpaid fees and other expenses payable under the 2029 Credit Agreement and 2029 Notes Indentures.

c.	Treatment: On the Effective Date, each Holder of an Other Funded Debt Claim shall receive its Pro Rata share of the Other Funded Debt Claims Equity Distribution; provided, however, that any distributions owing to 2026 Term Loan Lenders shall be turned over to the 2029 Term Loan Lenders and the 2029 Noteholders in accordance with the Junior Lien Intercreditor Agreement; provided, further, that, notwithstanding anything in this Plan to the contrary, the Other Funded Debt Claims Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

d.	Voting: Class 5 is Impaired under this Plan. Each Holder of an Allowed Other Funded Debt Claim will be entitled to vote to accept or reject this Plan.

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6.	Class 6 – General Unsecured Claims

a.	Classification: Class 6 consists of all General Unsecured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors (in consultation with the Required Consenting 2029 Holders) agrees to a less favorable treatment on account of such Claim or such Claim has been paid or Disallowed by Final Order prior to the Effective Date, on and after the Effective Date, the Reorganized Debtors shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced, subject to all claims, defenses, or disputes the Debtors and Reorganized Debtors may have with respect to such Claims, including as provided in Article IV.S; provided that Allowed Lease Rejection Claims shall be paid in full on the later of (i) the Effective Date or (ii) entry of a Final Order Allowing a Lease Rejection Claim.

c.	Voting: Class 6 is Unimpaired under this Plan. Each Holder of a General Unsecured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

7.	Class 7 – Intercompany Claims

a.	Classification: Class 7 consists of all Intercompany Claims.

b.	Treatment: On the Effective Date, at the Debtors’ election (with the consent of the Required Consenting 2029 Holders), each Holder of an Intercompany Claim shall have its Intercompany Claim Reinstated, or cancelled, released, and extinguished without any distribution.

c.	Voting: Class 7 is either deemed Unimpaired under this Plan, and each such Holder of an Intercompany Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Claim is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

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8.	Class 8 – Intercompany Interests

a.	Classification: Class 8 consists of all Intercompany Interests.

b.	Treatment: On the Effective Date, at the Debtors’ election (with the consent of the Required Consenting 2029 Holders), each Holder of an Intercompany Interest shall have its Intercompany Interest Reinstated, or cancelled, released, and extinguished without any distribution.

c.	Voting: Class 8 is either deemed Unimpaired under this Plan, and each such Holder of an Intercompany Interest will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Interest is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

9.	Class 9 – Existing Equity Interests and 510(b) Claims

a.	Classification: Class 9 consists of all Existing Equity Interests and 510(b) Claims.

b.	Treatment: On the Effective Date, each Holder of an Existing Equity Interest and/or 510(b) Claim shall have its Existing Equity Interest and/or 510(b) Claim (as applicable) cancelled, released, discharged, and extinguished without any distribution.

c.	Voting: Class 9 is Impaired under this Plan. Each Holder of an Existing Equity Interest and/or 510(b) Claim is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan. Each Holder of an Existing Equity Interest and/or 510(b) Claim shall be provided a Release Opt In Form solely for the purpose of providing such Holder with the opportunity to affirmatively opt in to the releases set forth in Article VIII.D of this Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors, subject to the terms of the Restructuring Support Agreement, including any consent rights set forth therein, reserve the right to modify this Plan in accordance with Article X to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

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F.	No Substantive Consolidation

Although this Plan is presented as a joint plan of reorganization for administrative purposes, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Except as expressly provided herein, nothing in this Plan, the Confirmation Order, or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. A Claim or Interest against or in multiple Debtors will be treated as a separate Claim or Interest against or in each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim or Interest will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim (inclusive of post-petition interest, if applicable) or Interests under the Plan for all such Debtors.

G.	Deemed Rejection of Plan

Class 9 is Impaired under the Plan and Holders of Existing Equity Interests and/or 510(b) Claims in such Class shall receive no distribution under this Plan on account of such Existing Equity Interests and/or 510(b) Claims. Therefore, the Holders of Existing Equity Interests and/or 510(b) Claims in such Class are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

H.	Special Provision Governing Unimpaired Claims or Interests

Except as otherwise set forth in this Plan or the Confirmation Order, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of (i) any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests and (ii) any Causes of Action of the Debtors or the Reorganized Debtors with respect to any such Unimpaired Claims or Interests.

I.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the commencement of the Confirmation Hearing shall be considered vacant and deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

J.	Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code or any insider under section 101(31) of the Bankruptcy Code, (i) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan, and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan.

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K.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject this Plan, the Holders of such Claims in such Class shall be deemed to have accepted the Plan.

Holders of Claims and Interests in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 6 (General Unsecured Claims), and Class 9 (Existing Equity Interests and 510(b) Claims) are either (a) Unimpaired and, therefore, conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under this Plan and, therefore, deemed to have rejected this Plan pursuant to 1126(g) of the Bankruptcy Code. Accordingly, Holders of Claims and Interests in such Classes are not entitled to vote on this Plan and the votes of such Holders shall not be solicited. Notwithstanding their non-voting status, Holders of such Claims and Interests in these non-voting Classes shall receive a Release Opt Out Form or Release Opt In Form, as applicable, solely for purposes of providing such Holders with the opportunity to opt out of or in to, as applicable, the releases set forth in Article VIII.D of this Plan.

L.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

M.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in Non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless provided otherwise by any Order of the Bankruptcy Court or the Restructuring Transactions Memorandum, if any.

N.	Relative Rights and Priorities

Unless otherwise expressly provided in this Plan or the Confirmation Order, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of such Claims or Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise, and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right (with the consent of the Required Consenting 2029 Holders) to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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Article IV.
MEANS FOR IMPLEMENTATION OF THIS PLAN

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further Order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the New Board deems appropriate.

A.	Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with (i) Cash on hand, (ii) the Plan Securities, and (iii) the New ABL Loans.

B.	Restated ABL Credit Agreement

On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Agreement, including any related guarantee, security, or intercreditor agreement or any other ancillary agreements (collectively, the “Restated ABL Documents”), without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Restated ABL Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Restated ABL Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

Confirmation of this Plan shall be deemed approval of the Restated ABL Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Restated ABL Documents.

On the Effective Date, all Liens and security interests granted pursuant to the applicable Restated ABL Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy Law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable Law, this Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the applicable Restated ABL Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

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C.	Issuance and Distribution of the Plan Securities

On the Effective Date, all Existing Equity Interests shall be cancelled and the Reorganized Company shall issue or cause to be issued, in accordance with the terms of this Plan and the Confirmation Order, the Plan Securities comprising (i) New Common Stock (including the New Common Stock issued on account of the Special Warrants, New Common Stock issuable under the Management Incentive Plan, and New Common Stock issuable under the Exit Notes Documents), (ii) Special Warrants (which shall be issued and, subject to Communications Laws and FCC Approval, exercisable into New Common Stock as of the Effective Date), and (iii) Exit Convertible Notes (which shall be issued and convertible into New Common Stock as set forth in the Exit Notes Documents). All of the Plan Securities issuable under this Plan and the Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable. Each distribution and issuance referred to in Article IV hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Organizational Documents and other instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The allocation of Equity Plan Securities among the Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims shall be made in accordance with the Equity Allocation Mechanism. The issuance of the New Common Stock by the Reorganized Company, including options, stock appreciation rights, restricted stock units, or other equity awards in connection with the Management Incentive Plan, is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

The New Common Stock and Special Warrants shall be issued in accordance with the New Organizational Documents and applicable exemptions under section 1145 of the Bankruptcy Code and/or section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder (“Regulation D”), as applicable.

Any Entity’s acceptance of any Plan Security shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms, and each such Entity shall be bound thereby in all respects.

D.	Exit Convertible Notes

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Notes Documents without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Notes Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Notes Documents (and other definitive documentation related thereto) are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

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Confirmation of this Plan shall be deemed approval of the Exit Convertible Notes and the Exit Notes Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Exit Notes Documents.

On the Effective Date, the Reorganized Company shall issue or cause to be issued the Exit Convertible Notes in the principal amount of $50 million pursuant to the Exit Indenture for distributions to eligible Holders of Claims in Class 4 (2029 Secured Claims) as set forth in this Plan, the Exit Indenture, and/or the applicable Exit Notes Documents, and such Reorganized Debtor shall be authorized to do so without further act or action under applicable Law, regulation, order or rule, and without further corporate proceedings or action.

On the Effective Date, all Liens and security interests granted pursuant to the applicable Exit Notes Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law, this Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the applicable Exit Notes Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

E.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan and the Confirmation Order, upon the Effective Date, the provisions of this Plan and the Confirmation Order shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights of Holders with respect to such Allowed Claims and Interests or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests, and is fair, equitable, and within the range of reasonableness. Subject to Article VII, all distributions made to Holders of Allowed Claims or Interests in any Class are intended to be and shall be final. The compromises and settlements described herein shall be non-severable from each other and from all other terms of this Plan. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

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F.	Restructuring Transactions

On or after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall be authorized to enter into any transactions and take other actions consistent with the Plan and the Confirmation Order as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions. The applicable Debtors or the Reorganized Debtors will, with the consent of the Required Consenting 2029 Holders, take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors in accordance with the Restructuring Transactions Memorandum, if any, and the Definitive Documents, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, disposition, dissolution, transfer, liquidation, spinoff, sale, or purchase containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of the New Organizational Documents and any appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state law; (4) the issuance of the Equity Plan Securities (including New Common Stock on account of the MIP Equity Pool and the Special Warrants); (5) the execution and delivery of the New Organizational Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and premiums, fees, and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (6) the settlement, reconciliation, payment, cancellation, discharge, and/or release, as applicable, of Intercompany Claims consistent with the Plan; (7) the filing of any required FCC Applications; (8) the execution and delivery of any Exit Notes Documents and the issuance of the Exit Convertible Notes in accordance therewith; (9) the execution and delivery of the Restated ABL Documents; (10) the execution and delivery of Definitive Documents not otherwise included in the foregoing, if any; (11) the implementation of any transaction contemplated by the Restructuring Transactions Memorandum, as applicable and (12) all other actions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

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G.	Reorganized Debtors

The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in a manner to be determined by the Debtors, with the consent of the Required Consenting 2029 Holders, and will not violate the terms of the Plan.

H.	Corporate Existence

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order, or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as a separate corporation, limited liability company, or other form of Entity under governing law with all the powers of such corporation, limited liability company, or other form of Entity, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by this Plan, the Confirmation Order, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan or the Confirmation Order, and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law). For the avoidance of doubt, nothing in this Article IV.H prevents, precludes, or otherwise impairs the Reorganized Debtors, or any one of them, from amending or modifying their respective certificate of incorporation and bylaws (or other formation documents), merging, amalgamating, or otherwise restructuring their legal Entity form, without supervision or approval by the Bankruptcy Court, as applicable, and in accordance with applicable non-bankruptcy law after the Effective Date.

I.	Exemption from Registration

No registration statement will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of the Plan Securities. The offering, issuance, and distribution of the Plan Securities under the Plan shall be exempt from registration requirements under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, or, if section 1145(a) of the Bankruptcy Code is not available, then the Plan Securities under the Plan will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws, including pursuant to section 4(a)(2) thereof and/or Regulation D and/or Regulation S promulgated thereunder.

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Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Plan Securities on account of the 2029 Secured Claims or Other Funded Debt Claims (a) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code, (b)(i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any initial recipient thereof that (w) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (x) has not been such an “affiliate” within ninety calendar days of such transfer, (y) has not acquired Plan Securities from an “affiliate” of the Reorganized Debtors within one year of such transfer, and (z) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code, and (c) will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions in the New Organizational Documents, and (iv) the receipt of applicable regulatory approvals, including any applicable required FCC Approval.

The Plan Securities issued to an entity that is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, or for which section 1145 of the Bankruptcy Code is otherwise not permitted or not applicable, will be offered, issued and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D and/or reliance on Regulation S, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and subject to (i) the restrictions in the New Organizational Documents and (ii) the receipt of applicable regulatory approvals, including any applicable required FCC approval.

In the event the Reorganized Company elects, on or after the Effective Date, to reflect any ownership of the Plan Securities issued pursuant to the Plan through the facilities of DTC, the Reorganized Company need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such Plan Securities under the applicable securities laws. Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC or any transfer agent, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. The Confirmation Order shall provide that DTC or any transfer agent shall be required to accept and conclusively rely upon the Plan or the Confirmation Order in lieu of a legal opinion regarding whether the Plan Securities are exempt from registration and/or eligible for DTC-book-entry delivery, settlement, and depository services.

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J.	FCC Licenses

The required FCC Applications shall be filed as promptly as practicable, including the FCC Long Form Application and the Petition for Declaratory Ruling. After such filing is made, any person who thereafter acquires a 2029 Secured Claim or Other Funded Debt Claim may be issued Special Warrants in lieu of any New Common Stock that would otherwise be issued to such Entity under the Plan. In addition, the Debtors or Reorganized Debtors, as applicable may, with the consent of the Required Consenting 2029 Holders, request that the Bankruptcy Court implement restrictions on trading of Claims and Interests that might adversely affect the FCC Approval process. The Debtors or Reorganized Debtors, as applicable, shall request that the FCC process the FCC Long Form Application separate and apart from the Petition for Declaratory Ruling. Regardless of whether the FCC consents to the request for separate processing, the Debtors shall diligently prosecute the FCC Applications and shall promptly provide such additional documents or information requested by the FCC in connection with its review of the FCC Applications. In the event the FCC Approval is obtained while the Petition for Declaratory Ruling remains pending, the Debtors (or Reorganized Debtors, as applicable) shall continue to diligently prosecute the Petition for Declaratory Ruling.

K.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order, or the Plan Supplement, or pursuant to any other Final Order of the Bankruptcy Court, on the Effective Date, all property (including all interests, rights, and privileges related thereto) in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan or the Confirmation Order, including Interests held by the Debtors in any Non-Debtor Affiliates, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, rights, or other encumbrances subject to and in accordance with the Plan. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

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L.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under this Plan or as otherwise provided in this Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order, or the Plan Supplement, on the Effective Date, (1) any certificate, security, share, note, bond, credit agreement, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing, relating to, or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest or to any rights or obligations relating to any Claims against or Interests in the Debtors (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan) and any rights of any Holder in respect thereof shall be cancelled without any need for a Holder to take further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, released, discharged, and of no force or effect; and (2) the obligations of the Debtors or the Reorganized Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the Holder of a Claim shall continue in effect for purposes of: (a) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein; (b) allowing the Distribution Agent to make distributions under the Plan as provided herein; (c) preserving any rights of the Prepetition Agents to payment of fees and expenses as provided under the relevant Prepetition Debt Documents; and (d) preserving the Indemnitees’ (as defined in the 2029 Credit Agreement) respective rights to any contingent or indemnification obligations of the Debtors pursuant and subject to the terms of the 2029 Credit Agreement.

On the Effective Date, each holder of a certificate or instrument evidencing a Claim or Interest that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim or Interest. Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, this Article IV.L.

M.	Corporate Action

On the Effective Date, all actions contemplated by this Plan or the Confirmation Order, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved by the Bankruptcy Court, in all respects, including, as applicable: (1) the implementation of the Restructuring Transactions; (2) the adoption and execution of the New Organizational Documents and any other new corporate governance documents; (3) the selection of the directors and officers for the Reorganized Debtors; (4) the execution and delivery of the applicable Definitive Documents and any related instruments, agreements, guarantees, filings, or other related documents; (5) the issuance of the New Common Stock and Exit Convertible Notes; (6) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (7) the implementation of the transactions contemplated by the Restructuring Transactions Memorandum (if applicable); and (8) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

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On the Effective Date, all matters provided for in this Plan or the Confirmation Order involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company, or related action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Confirmation Order, shall be deemed to have occurred in accordance with the Plan and shall be in effect, without any requirement of further action by the security interest Holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non-bankruptcy law.

N.	New Organizational Documents

On the Effective Date, the New Organizational Documents shall be adopted automatically by the applicable Reorganized Debtors. On or promptly after the Effective Date, the Reorganized Debtors may file their respective New Organizational Documents and other applicable agreements with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

After the Effective Date, each Reorganized Debtor may amend and restate its limited liability company agreement, certificate of incorporation, and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents, as applicable.

O.	Directors, Managers, and Officers of the Reorganized Debtors

On the Effective Date, the term of the current members of the board of directors of the Company shall expire, and the existing members of the board of directors of the Company shall be deemed to resign from such boards of directors, and the New Board of the Reorganized Company shall be appointed to the New Board after having been determined and selected by the Required Consenting 2029 Holders in accordance with the Restructuring Support Agreement and the New Organizational Documents. The existing board members or managers of the Debtor subsidiaries of the Company, and the officers of each of such Reorganized Debtors, as applicable, shall continue in their existing positions as of the Effective Date, subject to the terms of the New Organizational Documents. Notwithstanding the foregoing, the members of the New Board shall not be constrained in their ability to replace any of the existing board members, managers or officers of the Debtor subsidiaries. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing as part of the Plan Supplement, to the extent known at such time, the identity and affiliations of any Person proposed to serve on the New Board or as an officer of any of the Reorganized Debtors.

Except as otherwise provided in the Plan, the Confirmation Orders, the Plan Supplement, or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

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P.	Liability of Officers, Directors, and Agents

The provisions of section 1125(e) of the Bankruptcy Code govern the protection from liability with respect to all matters governed by section 1125(e) of the Bankruptcy Code. The Debtors and their successors (and the officers, directors or agents of the Debtors or their successors) have no liability for conduct that was authorized by an Order of the Bankruptcy Court. With respect to conduct during the period from the Petition Date through the Effective Date, the Debtors and their successors (and the officers, directors or agents of the Debtors or their successors) may be subject to liability only for conduct that constituted: (i) actual fraud, (ii) gross negligence, or (iii) willful misconduct; provided that the provisions of this Article IV.P apply only to the extent that such limitations on liability exist under applicable non-bankruptcy law. Notwithstanding this Article IV.P, this Plan does not limit liability for conduct for which the Bankruptcy Court’s approval was required by applicable Law, but for which approval was not granted.

Q.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Organizational Documents, the Exit Notes Documents and the Securities issued pursuant to the Plan, including the New Common Stock, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan. The authorizations and approvals contemplated by this Article IV.Q shall be effective notwithstanding any requirements under non-bankruptcy Law.

R.	Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property pursuant to the Plan or the Confirmation Order (including under any of the Definitive Documents and related documents) shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by the Plan, and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (f) the other Definitive Documents.

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S.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, in their respective discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, Order, or approval of the Bankruptcy Court.

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T.	Management Incentive Plan

On the Effective Date, the Reorganized Debtors shall reserve the MIP Equity Pool for distribution to participating employees of the Reorganized Debtors and independent members of the New Board pursuant to the Management Incentive Plan. The New Board, in consultation with the Company’s Chief Executive Officer, shall adopt and implement the Management Incentive Plan and allocate, grant, and issue a portion of the MIP Equity Pool in a manner consistent with the terms of the Employee Matters Term Sheet.

U.	Employment and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Debtors under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) assume, pursuant to section 365 of the Bankruptcy Code, the employment agreements, including any retention agreements, applicable to all of the Debtors’ officers and other employees as of immediately prior to the Effective Date; (2) adopt, assume, assign, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans in place immediately prior to the Effective Date, in accordance with their respective terms, for, among other things, employment, compensation, bonus, retention, equity, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the current and former officers, directors, members, partners, employees, service providers, or retirees of any of the Debtors; and (3) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court; provided that the consummation of the transactions contemplated in the Plan shall not constitute a “change in control” with respect to any of the foregoing arrangements. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, to the extent that the Debtors have any retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), such retiree benefits shall continue to be paid in accordance with applicable Law.

Notwithstanding the immediately preceding paragraph, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtors. Nothing in this Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs and plans.

Notwithstanding anything to the contrary in this Plan or the Confirmation Order, effective as of the Confirmation Date, the Debtors shall enter into the Amended CEO Agreement and the Amended CFO Agreement, each of which shall be in form and substance consistent with, and shall contain, the terms and conditions set forth in the Employee Matters Term Sheet. The Amended CEO Agreement and the Amended CFO Agreement, as so amended and restated, shall be deemed assumed as of the Confirmation Date pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code.

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V.	Dissolution of Certain Debtors

On or after the Effective Date, certain of the Debtors may be dissolved without further action under applicable Law, regulation, Order, or rule, including any action by the stockholders, members, the board of directors, or similar governing body of the Debtors or the Reorganized Debtors; provided that, subject in all respects to the terms of the Plan, the Reorganized Debtors shall have the power and authority to take any action necessary to wind down and dissolve the applicable Debtors, and may, to the extent applicable: (1) file a certificate of dissolution for such Debtors, together with all other necessary corporate and company documents, to effect such Debtors’ dissolution under the applicable Laws of their states or jurisdictions of formation; (2) complete and file all final or otherwise required federal, state, and local tax returns and pay taxes required to be paid for such Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any such Debtors or their Estates, as determined under applicable tax laws; and (3) represent the interests of the Debtors or their Estates before any taxing authority in all tax matters, including any action, proceeding or audit.

W.	Private Company

The Reorganized Company intends to take steps necessary to be a private company upon the Effective Date or as soon as reasonably practicable thereafter in accordance with and to the extent permitted by the Securities Act and the Exchange Act and the issuer of the Exit Convertible Notes, if not the Reorganized Company, shall be a private company. The Plan Securities will not be listed on any recognized U.S. or foreign stock exchange. As a private company, the Reorganized Company and the issuer of the Exit Convertible Notes, if different, will not be subject to the reporting requirements of the Securities Act or the Exchange Act or any stock exchange disclosure requirements, and holders of the Plan Securities will not be entitled to any information except as expressly required by the applicable governance documents.

To the extent the following actions have not been completed on or prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall be and shall be authorized to do any of the following: (1) take all actions reasonably necessary or desirable to deregister under the Exchange Act, as promptly as practicable, in compliance with SEC rules, (2) file post-effective amendments to terminate all of the Company’s currently effective registration statements under the Securities Act, (3) file a Form 15 notifying the SEC of the suspension of the Company’s duty to file reports under section 15(d) of the Exchange Act, and/or (4) take all actions and enter into any such transactions reasonably necessary or desirable to ensure (A) that the Plan Securities shall not be listed on a public securities exchange and that the Debtors shall not be required to list the Plan Securities on a securities exchange, except, in each case, as otherwise may be required pursuant to the New Organizational Documents or the Special Warrants or the Exit Notes Documents, as applicable, and (B) that the Debtors and the Reorganized Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, in each case, subject to compliance with applicable Law.

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X.	Contingent Debtor-in-Possession Financing

Notwithstanding anything to the contrary in this Plan, at any time after the Petition Date and prior to the Effective Date, the Debtors shall be authorized, but not obligated, to obtain debtor-in-possession financing (the “DIP Facility”) if the Debtors determine, in the exercise of their business judgment (with the consent of the Required Consenting 2029 Holders), that such financing is necessary or appropriate to fund the Chapter 11 Cases and the administration of the Estates. The DIP Facility shall be provided pursuant to sections 364(c) and 364(d) of the Bankruptcy Code and shall be subject to entry of a Final Order of the Bankruptcy Court (the “DIP Order”). The DIP Facility shall be secured by liens on substantially all assets of the Debtors and their Estates, which liens shall be junior to the liens securing the ABL Facility Claims on ABL Priority Collateral and senior to, and expressly authorized to prime pursuant to section 364(d) of the Bankruptcy Code, the liens securing the 2029 Debt Claims, and shall otherwise constitute superpriority administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code, subject only to a customary carve-out for professional fees and any other customary exceptions set forth in the DIP Order. The DIP Facility shall be backstopped by certain Holders of 2029 Debt Claims (the “DIP Backstop Parties”), the material terms of which shall be acceptable to the Debtors and the Required Consenting 2029 Holders.

The DIP Facility shall have customary terms and conditions for similarly situated DIP facilities as approved in chapter 11 cases in the Southern District of Texas. The key terms of the DIP Facility shall include the following:

Term	Description
Principal Amount	Up to $25 million
Maturity Date	The earliest to occur of (a) 6 months after the Petition Date, (b) the Effective Date, and (c) the occurrence of customary events of default
Interest Rate	Up to SOFR + 10.0%
Default Interest Rate	Up to 2.0% per annum above the otherwise applicable rate
Upfront Fee	Up to 2.5%
Backstop Premium	Up to 7.5%
Commitment Fee	Up to 2.5%
Exit Fee	Up to 2.0%

The DIP Facility shall be subject to an agreed budget (including permitted variances), customary affirmative and negative covenants, reporting requirements, case milestones, and customary events of default to be set forth in the DIP Order and definitive documentation. Proceeds of the DIP Facility shall be used for working capital and general corporate purposes, payment of costs and expenses of the Chapter 11 Cases (including professional fees), and other purposes as approved by the Bankruptcy Court.

To the extent any obligations under the DIP Facility remain outstanding as of the Effective Date, such obligations may, in the sole discretion of the Debtors (with the consent of the Required Consenting 2029 Holders), be (i) paid in full in Cash, (ii) converted into or exchanged for New Common Stock, (iii) converted into or exchanged for Exit Convertible Notes, or (iv) converted into or exchanged for a new debt instrument of the Reorganized Debtors, which new debt instrument shall be junior in right of payment and lien priority to the obligations under the Restated ABL Credit Agreement (as defined herein), in each case pursuant to the applicable Definitive Documents and subject to approval by the Bankruptcy Court.

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Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, Order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected by the Debtors, pursuant to an Order of the Bankruptcy Court; (2) previously expired or terminated pursuant to its terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases.

Subject to and upon the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in this Plan, the Confirmation Order or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract or Unexpired Lease set forth on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be deemed rejected on, and as of, the Effective Date.

Each Executory Contract and Unexpired Lease assumed pursuant to this Plan, the Confirmation Order, or any other Order of the Bankruptcy Court shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of any Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law (following notice and an opportunity to object to the affected counterparties). Except as otherwise provided herein or agreed to by the Debtor and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, Permits, rights, privileges, immunities, options, rights of first refusal, and any other interests.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other rights with respect thereto.

The Debtors reserve the right (with the consent of the Required Consenting 2029 Holders) to alter, amend, modify or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including forty-five days after the Effective Date. The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

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B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including Lease Rejection Claims, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 21 days after the later of (1) entry of an Order of the Bankruptcy Court (including the Confirmation Order) approving such rejection and (2) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time shall be Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property. All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease, including Lease Rejection Claims, pursuant to section 365 of the Bankruptcy Code shall be treated as General Unsecured Claims pursuant to Article III of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay any undisputed portion of a Cure Claim, if any, on (1) the Effective Date or as soon as reasonably practicable thereafter, for Executory Contracts and Unexpired Leases assumed as of the Effective Date, (2) in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, or (3) the assumption effective date, if different than the Effective Date. The Debtors or the Reorganized Debtors, as applicable, may agree with the applicable counterparty to an Executory Contract or Unexpired Lease to be assumed to segregate the aggregate amount of the disputed portion of a Cure Claim on the Effective Date. Within seven days of the resolution of the disputed portion of a Cure Claim (whether by Order of the Court or agreement among the parties), the Debtors or the Reorganized Debtors, as applicable, shall pay the disputed portion of the Cure Claim to the applicable counterparty. Any Cure Claim on account of a monetary default shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, Order, or approval of the Bankruptcy Court.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim amount in Cash on the Effective Date or in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided that the Reorganized Debtors may settle any such dispute without any further notice to, or action, Order, or approval of the Bankruptcy Court or any other Entity.

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In accordance with the Scheduling Order, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed Cure Claim amounts to be filed and served to applicable third parties and their counsel (if known), which notices will include procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment on any grounds or related amount of the Cure Claim must be Filed, served, and actually received by the Debtors no later than the date specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that failed to timely object to the proposed assumption will be deemed to have assented to such assumption or assumption and assignment and any objection shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, Order, or approval of the Bankruptcy Court.

If there is a timely Filed objection regarding (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption or the cure amounts required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order) or as may be agreed upon by the Debtors (with the consent of the Required Consenting 2029 Holders) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, full payment of any applicable Cure Claim, and cure of any nonmonetary defaults pursuant to this Article V.C shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption, upon the payment of all applicable Cure Claim amounts and cure of any nonmonetary defaults.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure Claim has been fully paid pursuant to this Article V.C, shall be deemed Disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

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D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases. For the avoidance of doubt, the rejection of any Executory Contracts or Unexpired Leases pursuant to this Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts or Unexpired Leases.

E.	Indemnification Obligations

Consistent with applicable Law, all indemnification provisions in place prior to the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall (1) not be discharged, impaired, or otherwise affected in any way, including by the Plan, the Plan Supplement, or the Confirmation Order, (2) remain intact, in full force and effect, and irrevocable, (3) not be limited, reduced or terminated after the Effective Date, and (4) survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date irrespective of whether such indemnification obligation is owed for an act or event occurring before, on or after the Petition Date. Except as otherwise provided in the Plan or the Confirmation Order, all such obligations shall be deemed and treated as Executory Contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, for any reason, including by reason of section 502(e)(1)(B) of the Bankruptcy Code.

F.	Insurance Policies

All of the Debtors’ insurance policies, including D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto; provided that the D&O Liability Insurance Policies existing just prior to the Effective Date may be put into run-off or otherwise a tail policy put into place with respect thereon on the Effective Date. Notwithstanding the foregoing, the Debtors shall use reasonable good faith efforts to obtain any insurer consents, if any, required to assume the D&O Liability Insurance Policies.

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Notwithstanding anything to the contrary contained in this Plan or the Confirmation Order, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies. Coverage for defense and indemnity under the D&O Liability Insurance Policies shall remain available to all applicable individuals insured thereunder.

In addition, after the Effective Date, (a) none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Effective Date and (b) all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

G.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan or the Confirmation Order, all Executory Contracts and Unexpired Leases that are assumed or assumed and assigned shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts and Unexpired Leases, and affect Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan or the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter (1) the prepetition nature of such Executory Contracts and Unexpired Leases or (2) the validity, priority, or amount of any Claims that may arise in connection therewith, except as set forth under the express terms of any such modification, amendment, supplement, or restatement.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming, assuming and assigning, or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Reservation of Rights

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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Article VI.
PROCEDURES FOR RESOLVING
CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims (other than Lease Rejection Claims) need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Claim pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim is a Lease Rejection Claim. Notwithstanding the foregoing, Entities must File Cure Claim objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure Claim paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

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Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced, except for Lease Rejection Claims, which shall be subject to section 502(b)(6) of the Bankruptcy Code. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims without Objection

If applicable, any duplicate Claim or Interest, any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan or the Confirmation Order), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court.

E.	Disallowance of Claims or Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be Disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

F.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan, if any portion of a Claim is a Disputed Claim, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim becomes an Allowed Claim.

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G.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the Order or judgment of the Bankruptcy Court Allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim.

Article VII.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan or the Confirmation Order, on the Effective Date (or, if a Claim or Interest is not an Allowed Claim on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall be entitled to receive the full amount of the distributions that this Plan provides for Allowed Claims in each applicable Class and in the manner provided in this Plan. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in Article VI. Except as otherwise expressly provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date. Distributions to Holders of Claims or Interests related to publicly held Securities shall be made to such Holders in exchange for such Securities, which shall be deemed cancelled as of the Effective Date.

B.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent in accordance with the Plan; provided that initial distributions of the Exit Convertible Notes shall be made to or at the direction of the Exit Indenture’s trustee for further distribution in accordance with the Exit Notes Documents. The Distribution Agent may hire professionals or consultants to assist with making disbursements. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

C.	Distribution Record Date

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Agent shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. Notwithstanding the foregoing, the Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC or another similar securities depository, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC, another similar securities depository, or this Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

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D.	Rights and Powers of Distribution Agent

1.	Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by Order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court and subject to the prior consent of the Reorganized Debtors, the amount of any reasonable and documented fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

Distributions to Holders of Claims arising under the Notes Indentures shall be made in exchange for such Holders’ 2029 Notes and/or 2026 Notes. All Distributions with respect to the Exit Convertible Notes shall be made to or at the direction of the trustee under the Exit Indenture. As a condition precedent to the Distributions provided for in this subsection, the Holders of 2029 Notes and/or 2026 Notes shall be deemed to have surrendered such 2029 Notes and/or 2026 Notes (as applicable), which shall be cancelled as of the Effective Date in accordance with this Plan. With respect to the distribution of Exit Convertible Notes, the Exit Indenture trustee’s facilitation of such distribution shall be deemed satisfied upon DTC’s receipt of such distribution.

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2.	Minimum Distributions

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number and (b) fractions of one-half (1/2) or less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims hereunder may be adjusted by the Debtors, with the consent of the Required Consenting 2029 Holders, as necessary to account for the foregoing rounding.

No payment of fractional cents shall be made pursuant to the Plan, including to Holders of Allowed General Unsecured Claims by the Distribution Agent. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the distribution shall reflect a rounding of such fraction to the nearest whole penny, rounded down to the next lower whole cent. Claimants whose aggregate distributions total less than $100 shall not be entitled to a distribution under this Plan.

3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of an Allowed Claim is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of (i) six months from the Effective Date, and (ii) the date of distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further Order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within 180 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Distribution Agent by the Holder of the relevant Allowed Claim within the 180-calendar day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check), as applicable, shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors (notwithstanding any applicable federal, provincial, state or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary).

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F.	Manner of Payment

At the option of the Distribution Agent, any Cash distribution to be made hereunder may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise required or provided in applicable agreements.

G.	No Postpetition Interest on Claims

Unless otherwise specifically provided for herein or by Order of the Bankruptcy Court, including the Cash Collateral Orders, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

H.	Compliance with Tax Requirements

In connection with this Plan, to the extent applicable, the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distributions to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, reserve the right to allocate all distributions made under this Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Any amounts withheld pursuant to the Plan and timely paid to the appropriate Governmental Unit shall be deemed to have been distributed to the applicable recipient for all purposes of the Plan to the extent permitted by applicable Law. All Persons holding Claims against any Debtor shall, upon written request, be required to provide any information reasonably necessary (including applicable IRS Form W-8 or W-9) for the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable to comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit.

Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

I.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes.

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J.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, as of the Petition Date.

K.	Setoffs and Recoupment

Except as expressly provided in the Cash Collateral Orders, the Confirmation Order, and this Plan, each Debtor or Reorganized Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any payments or distributions to be made pursuant to this Plan on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successor may possess against the applicable Holder.

Notwithstanding anything to the contrary herein and the automatic stay, nothing shall modify the rights, if any, of any Holder of Allowed Claims or any current or former party to an Executory Contract or Unexpired Lease to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law with respect to undisputed amounts owing to or held by it, including (1) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their Unexpired Leases with the Debtors or any successors to the Debtors under the Plan; (2) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (3) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or any successors to the Debtors.

L.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim (or portion thereof) shall be Disallowed without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

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2.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ or Reorganized Debtors’ insurance policies, as applicable, until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as otherwise provided in the Plan or the Confirmation Order, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

M.	Antitrust and Foreign Investment Approvals

Any New Common Stock to be distributed under this Plan to any Entity shall not be distributed until all Antitrust and Foreign Investment Approvals have been obtained, unless it has first been confirmed by the relevant competent regulator or governmental authority that such distribution will not infringe any waiting period or standstill obligation pursuant to any Antitrust Laws and/or Foreign Investment Laws.

Article VIII.
RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to this Plan or the Confirmation Order, including the Plan Supplement and Definitive Documents, the distributions, rights, and treatments that are provided in this Plan or the Confirmation Order shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including Intercompany Claims that the Debtors resolve or compromise after the Effective Date) against, Interests in, and Causes of Action against the Debtors or the Reorganized Debtors of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan and the Confirmation Order on account of such Claims or Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case, whether or not (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (3) the Holder of such a Claim or Interest has accepted this Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, Causes of Action against, and Interests in the Debtors or the Reorganized Debtors, subject to the occurrence of the Effective Date.

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B.	Release of Liens

Except as otherwise specifically provided in this Plan, in any Definitive Document (including the Restated ABL Documents and the Exit Notes Documents), or in any other contract, instrument, release, or other agreement or document amended, created, or Reinstated pursuant to the Plan, on the Effective Date, all Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or Order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. Any Holder of such a Secured Claim (and the applicable Prepetition Agent) for such Holder, if any, shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable Prepetition Agent), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including as required under the laws of other jurisdictions for non-U.S. security interests and including the execution, delivery, and filing or recording of such releases, and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any Prepetition Agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the Prepetition Agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall (a) pay the reasonable and documented fees and expenses of the applicable Prepetition Agent, in each case including local counsel, to the extent payable under the applicable Prepetition Debt Document(s) in connection with the foregoing and (b) be entitled to make any such filings or recordings on such Holder’s behalf.

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C.	Debtor Release

Notwithstanding anything else contained herein to the contrary, to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Causes of Action, or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the Prepetition Debt Documents, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, this Plan (including, for the avoidance of doubt, the Plan Supplement), the FCC Applications, or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, this Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of Securities pursuant to this Plan, the issuance or distribution of the Exit Convertible Notes pursuant to this Plan, the FCC Approval process, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

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Notwithstanding anything contained herein to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2) the rights of Holders of Allowed Claims to receive distributions under this Plan, (3) any Cause of Action included on the Schedule of Retained Causes of Action, or (4) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud or criminal conduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases in Article VIII.C are: (1) essential to Confirmation of this Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing this Plan; (4) a good-faith settlement and compromise of the Claims and Causes of Action released by the Debtor Releases in Article VIII.C; (5) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (6) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (7) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases in Article VIII.C.

D.	Third-Party Release

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, pursuant to Bankruptcy Rule 9019 and to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each Releasing Party (in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities) from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Cause of Action, or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the Prepetition Debt Documents, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, this Plan (including, for the avoidance of doubt, the Plan Supplement), the FCC Applications, or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, this Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, the FCC Approval process, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of Securities pursuant to this Plan, the issuance or distribution of the Exit Convertible Notes pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

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Notwithstanding anything contained herein to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2)  the rights of Holders of Allowed Claims to receive distributions under this Plan, (3) the rights of any current employee of the Debtors under any employment agreement or plan, (4) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (5) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct, or criminal conduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases in this Article VIII.D are: (1) essential to Confirmation of this Plan; (2) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing this Plan; (3) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Releases in this Article VIII.D; (4) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (5) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (6) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases in this Article VIII.D.

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E.	Exculpation

Except as otherwise specifically provided in this Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or Claim whether direct or derivative related to any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases from the Petition Date to or on the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, this Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, the issuance or distribution of Exit Convertible Notes pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan and the Confirmation Order.

The Exculpated Parties have, and upon Confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with applicable law with respect to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

F.	Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan in relation to any Claim or Interest that is extinguished, discharged, or released pursuant to this Plan.

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Except as otherwise expressly provided in this Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation pursuant to Article VIII, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, and/or the Released Parties:

(a)	commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(b)	enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or Order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(c)	creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(d)	asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and

(e)	commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to this Plan or the Confirmation Order.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors or the Exculpated Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action related to the Chapter 11 Cases prior to the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, this Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, the issuance or distribution of Exit Convertible Notes pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, without regard to whether such Person or Entity is a Releasing Party, without the Bankruptcy Court (1) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind and (2) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Debtor or Exculpated Party.

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The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claims or Causes of Action.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under this Plan, the Confirmation Order or under any other Definitive Document or other document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Order from bringing an action to enforce the terms of this Plan, the Confirmation Order or such document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Order. The injunction in this Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

G.	Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in this Plan expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H.	Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, Permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases, but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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I.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of Allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO
CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B.

(a)	the Restructuring Support Agreement shall not have been terminated and shall continue to be in full force and effect, and no Required Consenting 2029 Holder Termination Event shall have occurred, be continuing, and not have been cured (if susceptible to cure) or otherwise waived in accordance with the Restructuring Support Agreement;

(b)	the ABL Commitment Letter shall not have been terminated and shall continue to be in full force and effect;

(c)	this Plan, as confirmed by the Confirmation Order, shall not have been amended or modified in any manner unless such amendment or modification is effectuated in accordance with the terms set forth in this Plan, the Restructuring Support Agreement, and the ABL Commitment Letter;

(d)	the Cash Collateral Orders shall not have been vacated, stayed, or modified without the prior written consent of the Debtors and the Required Consenting Stakeholders;

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(e)	all Restructuring Expenses, to the extent invoiced as provided herein at least two Business Days before the Effective Date, shall have been paid in full in Cash in accordance with the terms and conditions set forth in the Restructuring Support Agreement, the ABL Commitment Letter, and the Cash Collateral Orders;

(f)	the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.C.1;

(g)	the New Organizational Documents shall have been adopted;

(h)	the Plan Securities to be issued and/or delivered on the Effective Date shall have been validly issued by the Reorganized Company;

(i)	the Exit Convertible Notes shall have been validly issued by the Reorganized Company;

(j)	all requisite filings with governmental authorities and third parties shall have become effective, all applicable regulatory or government imposed waiting periods shall have expired or been terminated, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, including the receipt of all Antitrust and Foreign Investment Approvals, to the extent required, and FCC Approval;

(k)	all Definitive Documents (including, without limitation, all documents in the Plan Supplement, and the Restated ABL Documents) to be executed, delivered, assumed, or performed upon or in connection with Consummation shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) (a) executed and in full force and effect, delivered, assumed, or performed, as the case may be, and in form and substance (i) consistent with the Restructuring Support Agreement (including the consent rights provided therein) and/or the ABL Commitment Letter (as applicable), and (ii) otherwise consistent with the consent rights set forth in this Plan, (b) to the extent required, filed with the applicable Governmental Units in accordance with applicable Law; and (c) any conditions precedent contained in such documents shall have been satisfied or waived in accordance with the terms thereof, except with respect to such conditions that by their terms shall be satisfied substantially contemporaneously with or after Consummation of the Plan;

(l)	there shall not be in effect any (a) Order, opinion, ruling, or other decision entered by any court or other Governmental Unit or (b) U.S. or other applicable Law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan; and

(m)	the Bankruptcy Court shall have entered the Disclosure Statement Order, the Confirmation Order, and any other order required to approve any Definitive Document, which shall be Final Orders.

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B.	Waiver of Conditions

Any condition to the Effective Date of this Plan set forth in Article IX.A hereof (other than receipt of any required FCC Approval) may be waived, in whole or in part, with the prior written consent of the Debtors and the Required Consenting 2029 Holders, and, with respect to any condition precedent that directly affects the rights or releases of the ABL Parties or the ABL Agent, the ABL Agent, in each case, without notice, leave, or Order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate this Plan.

C.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

D.	Effect of Nonoccurrence of a Condition

If the Effective Date does not occur, then: (1) this Plan will be null and void in all respects; and (2) nothing contained in this Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A.	Modification and Amendments

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), and otherwise consistent with the consent rights under the Restructuring Support Agreement, the Debtors reserve the right to modify this Plan (with the consent of the Required Consenting 2029 Holders) without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may initiate proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and intent of the Plan.

After the Confirmation Date, but before the Effective Date, the Debtors may, subject to the consent rights under the Restructuring Support Agreement, make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

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B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of This Plan

Subject to the consent rights under the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, absent further order of the Bankruptcy Court: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases, the Confirmation Order, and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)	decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan;

(c)	resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Cure Claims; (ii) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; (iii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iv) any other issue related to any Executory Contracts and Unexpired Leases; or (v) any dispute regarding whether the Plan or any Restructuring Transactions trigger any cross-default or change of control provision in any contract or agreement;

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(d)	resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to any Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(e)	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan and adjudicate any and all disputes arising from or relating to distributions under this Plan or the Confirmation Order;

(f)	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to Causes of Action that may arise from or in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(h)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(i)	enter and implement such Orders as may be necessary or appropriate to construe, execute, implement, or consummate the provisions of this Plan or the Confirmation Order and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with this Plan, the Confirmation Order, or the Disclosure Statement;

(j)	enter and enforce any Order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(k)	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or the Confirmation Order or any Entity’s obligations incurred in connection with this Plan or the Confirmation Order and the administration of the Estates;

(l)	hear and determine disputes arising in connection with the interpretation, implementation, effect, or enforcement of this Plan, the Plan Supplement, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

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(m)	issue injunctions, enter and implement other Orders, or take such other actions as may be necessary or appropriate in aid of execution, implementation, or Consummation of this Plan or to restrain interference by any Entity with Consummation or enforcement of this Plan or the Confirmation Order;

(n)	resolve any matters related to the issuance of the New Common Stock;

(o)	adjudicate, decide, or resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions;

(p)	adjudicate, decide, or resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VII.L;

(q)	enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(r)	determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court or arbitration forum;

(s)	adjudicate any and all disputes arising from or relating to distributions under this Plan or any transactions contemplated thereby;

(t)	adjudicate, decide, or resolve any and all matters related to the Restructuring Transaction;

(u)	consider any modifications of this Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court Order, including the Confirmation Order;

(v)	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

(w)	adjudicate, decide, or resolve disputes as to the ownership of any Claim or Interest;

(x)	adjudicate, decide, or resolve all matters related to any subordinated Claim;

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(y)	adjudicate, decide, or resolve matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(z)	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(aa)	enforce all Orders entered by the Bankruptcy Court in connection with the Chapter 11 Cases;

(bb)	hear any other matter not inconsistent with the Bankruptcy Code;

(cc)	enter an Order concluding or closing any or all of the Chapter 11 Cases;

(dd)	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Person or Entity’s rights arising from or obligations incurred in connection with the Plan; and

(ee)	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in this Plan, including under Article VIII.

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior Order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the final versions of the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (regardless of whether their Claims or Interests are deemed to have accepted or rejected this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in this Plan or the Confirmation Order, each Entity acquiring property under this Plan or the Confirmation Order, and any and all Entities that are parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan and the Confirmation Order, regardless of whether any such Holder of a Claim or Interest has voted on this Plan.

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B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and the Confirmation Order. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Allowed Claims receiving distributions pursuant to this Plan and the Confirmation Order and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan and the Confirmation Order.

C.	Payment of Certain Fees

All fees due and payable before the Effective Date pursuant to section 1930(a) of the Judicial Code shall be paid by each of the Debtors or the Reorganized Debtors, as applicable, for each quarter (including any fraction thereof), until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first; provided that on and after the Effective Date, the Reorganized Debtors shall (1) pay in full in Cash when due and payable, and shall be responsible for paying, any and all such fees and interest with respect to any and all disbursements (and any other actions giving rise to such fees and interest) of the Reorganized Debtors, and (2) File in the Chapter 11 Cases (to the extent they have not yet been closed, dismissed, or converted) quarterly reports as required by the Bankruptcy Code, Federal Rules of Bankruptcy Procedure, and Bankruptcy Local Rules for the Southern District of Texas, as applicable, in connection therewith. The U.S. Trustee shall not be required to file any proof of claim or request for payment for quarterly fees.

D.	Reservation of Rights

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or any other Entity with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or any Entity unless and until the Effective Date has occurred.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in this Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

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F.	Notices

To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	If to the Debtors or the Reorganized Debtors:

Cumulus Media Inc.
780 Johnson Ferry Road NE, Suite 500

Atlanta, Georgia, 30342

Attn:	Richard Denning, EVP, General Counsel & Secretary

Email:	Richard.Denning@cumulus.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas
New York, NY 10019

Attn:	Paul M. Basta, Jacob A. Adlerstein, Kyle J. Kimpler, Sarah
Harnett, and Stephanie P. Lascano
Email:	pbasta@paulweiss.com
jadlerstein@paulweiss.com
kkimpler@paulweiss.com
sharnett@paulweiss.com
slascano@paulweiss.com

- and -

Porter Hedges LLP
1000 Main St., 36th Floor
Houston, TX 77002

Attn:	John F. Higgins and M. Shane Johnson
Email:	jhiggins@porterhedges.com
sjohnson@porterhedges.com

2.	If to a Consenting 2029 Holder, or a transferee thereof:

To the address set forth below the Consenting 2029 Holder’s signature page to the Restructuring Support Agreement (or as directed by any transferee thereof), as the case may be

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With copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn.:	Scott J. Greenberg, Michael J. Cohen, Stephen D. Silverman, and Tommy Scheffer
Email:	sgreenberg@gibsondunn.com
mcohen@gibsondunn.com
ssilverman@gibsondunn.com
tscheffer@gibsondunn.com

- and -

Howley Law PLLC

TC Energy Center

700 Louisiana Street, Suite 4220

Houston, TX 77002

Attn.:	Tom A. Howley and Eric Terry
Email:	tom@howley-law.com
eric@howley-law.com

3.	If to a Consenting ABL Lender, or a transferee thereof:

To the address set forth in the ABL Commitment Letter

With copies (which shall not constitute notice) to:

Riemer Braunstein LLP

Times Square Tower, Suite 2506

Seven Times Square

New York, NY 10036

Attn.:	Steven Fox
Email:	SFox@riemerlaw.com

- and –

FBT Gibbons LLP

Rosewood Court, 2101 Springs Road, Suite 900

Dallas, TX 75201

Attn:	Rebecca Matthews
Email:	rmatthews@fbtgibbons.com

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After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.	Term of Injunctions or Stays

Unless otherwise provided in this Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code, any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, this Plan, the Confirmation Order, the applicable Definitive Documents, the Plan Supplement, and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan, the Confirmation Order, the Definitive Documents, the Plan Supplement, and documents related thereto.

I.	Exhibits

All exhibits and documents included in this Plan, the Confirmation Order, and the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at www.veritaglobal.net/cumulusmedia or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/.

J.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of this Plan and the Confirmation Order.

K.	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the consent of the Required Consenting 2029 Holders), may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Restructuring Support Agreement and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors, as applicable; and (3) non-severable and mutually dependent.

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L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, each of the Released Parties and Exculpated Parties will be deemed to have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and in a manner consistent with the Disclosure Statement, the Plan, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations in connection with all of their respective activities relating to support and Consummation of the Plan, including the negotiation, execution, delivery, and performance of the Restructuring Support Agreement and are entitled to the protections of section 1125(e) of the Bankruptcy Code and all other applicable protections and rights provided in the Plan. Without limiting the generality of the foregoing, upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code and other applicable Law, and, pursuant to section 1125(e) of the Bankruptcy Code, any person will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under this Plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan.

M.	Request for Expedited Determination of Taxes

The Debtors or the Reorganized Debtors, as the case may be, shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

N.	No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

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O.	Closing of Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to (1) close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case and (2) change the name of the remaining Debtor and case caption of the remaining open Chapter 11 Case as desired, in the Reorganized Debtors’ sole discretion.

[Signature page follows]

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Respectfully submitted, as of the date first set forth above by the Debtors,

Dated:	March 4, 2026	Cumulus Media Inc. (for itself and on behalf of each of the other Debtors and Debtors in Possession)

/s/ Francisco J. Lopez-Balboa
		Name:	Francisco J. Lopez-Balboa
		Title:	Executive Vice President and Chief
Financial Officer of Cumulus Media Inc.

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Exhibit A

Equity Allocation Mechanism1

The allocation of Plan consideration to Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims, as of the Effective Date, will include distributing the Equity Plan Securities in accordance with the mechanism set forth below.2

I.	General

1.	Ownership Certification. In order to be eligible to receive a distribution of New Common Stock on the Effective Date, each eligible Holder shall provide an Ownership Certification by April 7, 2026, the certification deadline.

2.	Attributable Interests. Subject in all respects to the foreign-ownership limitations discussed below, under FCC rules, an owner of equity in a corporation which controls FCC broadcast licenses may be deemed “attributable” if it owns, directly or indirectly, 5% or more of the voting equity of such corporation. Accordingly, a Holder of an Allowed 2029 Secured Claim or Allowed Other Funded Debt Claim may only receive a distribution of more than 4.99% of the issued and outstanding New Class A Common Stock on the Effective Date if (a) the Company or the Reorganized Company , as applicable, determines (with the consent of the Required Consenting 2029 Holders) that the Holder’s receipt of more than 4.99% of such shares of New Class A Common Stock would comply with the FCC media ownership rules and the FCC Approval, and (b) the Holder is identified as an attributable interest holder in the FCC Long Form Application (as the same may be amended from time to time), to the extent necessary; provided, however, that investment companies, as defined in 15 U.S.C. § 80a–3, insurance companies and banks holding stock through their trust departments in trust accounts, may hold up to 19.99% of the New Class A Common Stock to the extent they otherwise qualify as holding a non-attributable interest pursuant to Communications Laws (and thus would not need to be identified in the FCC Long Form Application). If such Holder elects not to be deemed to hold an “attributable” interest in the Reorganized Company, then such Holder shall be issued up to 4.99% of the outstanding New Class A Common Stock when all shares of New Class A Common Stock are issued on and as of the Effective Date, with any remaining distribution in the form of New Class B Common Stock.

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debtors’ Emergency Motion for Entry of an Order (I) Establishing Procedures for Compliance with FCC Media and Foreign Ownership Requirements and (II) Granting Related Relief, filed contemporaneously herewith.
[2]	For the avoidance of doubt, the procedures set forth in this Equity Allocation Mechanism shall not impact the issuance (a) of securities or other instruments under the Management Incentive Plan, which issuance shall be governed by the terms of the Management Incentive Plan or (b) or conversion of the Exit Convertible Notes, which issuance and conversion shall be governed by the terms of the Exit Notes Documents and/or organization documents of the issuer of the Exit Convertible Notes.

II.	Allocation of Equity Plan Securities

The distribution of Equity Plan Securities made on and as of the Effective Date shall be as follows:

1.	First, the (i) 2029 Secured Claims Equity Distribution shall be deemed made Pro Rata among the Holders of Allowed 2029 Secured Claims; and (ii) the Other Funded Debt Claims Equity Distribution shall be deemed made Pro Rata among Holders of Allowed Other Funded Debt Claims; provided, however, that each of the 2029 Secured Claims Equity Distribution and the Other Funded Debt Claims Equity Distribution shall be deemed to have been made initially in the form of Special Warrants issued as of the Effective Date.

2.	Second,

a.	Each deemed Holder of Special Warrants that (i) has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order; and (ii) has provided certification therein that its foreign ownership, as calculated in accordance with FCC rules, is 0%, shall be deemed to have exercised its Special Warrants as of the Effective Date to the fullest extent possible in the form of New Class B Common Stock; provided that any Holder who has not checked the New Class B Election box on the Ownership Certification shall be further deemed as of the Effective Date to have immediately exchanged such shares of New Class B Common Stock for a like number of shares of New Class A Common Stock; provided, further, for any Holder of New Class B Common Stock that would be entitled to exchange its shares for more than 4.99% of the outstanding New Class A Common Stock when all shares of New Class A Common Stock are issued on and as of the Effective Date, the number of shares of New Class B Common Stock exchanged by such Holder for shares of New Class A Common Stock shall be limited so that such Holder receives shares of New Class A Common Stock constituting no more than 4.99% of the total outstanding New Class A Common Stock issued unless the Debtors or the Reorganized Company, as applicable, shall have determined that the exchange into shares of New Class A Common Stock constituting more than 4.99% of the total outstanding New Class A Common Stock issued would not result in a violation of FCC ownership rules or be inconsistent with the FCC Approval (such proviso, the “4.99% Rule”).

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b.	Each deemed Holder of Special Warrants that (i) has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order; and (ii) has provided certification therein that its foreign ownership, as calculated in accordance with FCC rules, is greater than 0%, shall be deemed to have exercised its Special Warrants to receive New Class B Common Stock, in an amount that does not cause the New Class B Common Stock held by such Holder to constitute a foreign-held equity interest in the Reorganized Company of more than 4.99% (or 9.99% if the interest is exempt under 47 C.F.R. § 1.5001(i)(3)), or a foreign-held controlling interest in the Reorganized Company, as determined under FCC rules, as of the Effective Date; provided that any Holder who has not checked the New Class B Election box on the Ownership Certification shall be further deemed to have immediately exchanged such shares of New Class B Common Stock for shares of New Class A Common Stock, in an amount that does not cause the New Class A Common Stock held by such Holder to constitute a voting interest in the Reorganized Company of more than 4.99% (or 9.99% if the interest is exempt under 47 C.F.R. § 1.5001(i)(3)), or a foreign held controlling interest in the Reorganized Company, as determined under FCC rules, as of the Effective Date; the exercise of Special Warrants provided for in this Section II.2(b) is subject in all respects to the 4.99% Rule.

c.	Each deemed Holder of Special Warrants that has not timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order shall be deemed to be 100% foreign owned for purposes of the determinations made in Section II.2(b) herein; provided, however, that if such Holder properly completes and delivers an Ownership Certification to the Reorganized Company at any time after the Effective Date, and upon confirmation from the Reorganized Company that such Ownership Certification is satisfactory, then its equity allocation shall be distributed in the manner set forth in Sections II.2(a) and II.2(b) herein without automatically being deemed to be 100% foreign owned, all subject to any limitations on stock ownership set forth in the Certificate of Incorporation of the Reorganized Company.

III.	Other Matters

a.	Non-Exercise of Special Warrants. Notwithstanding anything to the contrary herein, a Holder of an Allowed 2029 Secured Claim or Allowed Other Funded Debt Claim may, by making the appropriate election on the Ownership Certification, receive its 2029 Secured Claim Equity Distribution or Other Funded Debt Claim Equity Distribution, as the case may be, entirely in the form of Special Warrants and shall not be deemed to have exercised any Special Warrants.

b.	Trading Deadlines and Tendering of Notes. Holders of Notes Claims shall be required to tender their Notes into the Automated Tender Offer Program (“ATOP”) system of DTC by the deadline set forth in the FCC Ownership Procedures Order (the “Trading Deadline”). The positions of such Holders in the Notes Claims will be segregated through ATOP and such Holders thereafter will be unable to trade their Notes Claims. Holders of Term Loan Claims will also be unable to trade their Term Loan Claims after the Trading Deadline.

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c.	FCC Limits on Ownership. Notwithstanding anything else herein, nothing in this Equity Allocation Mechanism shall (i) permit any Holder to hold more than 4.99% of the outstanding New Class A Common Stock on or after the Effective Date unless the Debtors or the Reorganized Company, as applicable, shall have determined that such ownership will not cause a violation of FCC ownership rules or be inconsistent with the FCC Approval, or (ii) cause any Holder or “group” (as defined in 47 C.F.R. § 1.5000(d)(5)) to hold a foreign equity or voting interest in the Reorganized Company in excess of 4.99% (or 9.99% if the interest is exempt under 47 C.F.R. § 1.5001(i)(3)), or a foreign-held controlling interest in the Reorganized Company, prior to such Holder or group having been specifically approved in a declaratory ruling (the “Declaratory Ruling”) to be requested by the Reorganized Company from the FCC to grant such approval if necessary. Any distribution in contravention of the preceding sentence shall be adjusted to the minimum extent necessary to comply with those limitations. In determining whether any Holder would hold more than 4.99% (or 19.99% in the case of a qualified holding by an investment company, insurance company or bank) of the outstanding New Class A Common Stock on or after the Effective Date, such Holder will be attributed with any stock held by another Holder under common management or that otherwise would be aggregated under the FCC’s ownership attribution rules.

IV.	Post-Effective Date Reallocation of Equity Plan Securities:

After the Effective Date, and upon grant by the FCC of the Declaratory Ruling, any Holder which had the exercise of its deemed Special Warrants limited under the provisions of Section II.2(b) and which Holder has been specifically approved by the FCC under the Declaratory Ruling shall be deemed to have exercised its Special Warrants as of the date of the Declaratory Ruling to the fullest extent possible (subject to the terms and conditions of the Declaratory Ruling) for the corresponding number of New Class B Common Stock; provided that any such Holder who had not checked the New Class B Election box on the Ownership Certification shall be further deemed to have immediately exchanged such shares of New Class B Common Stock for a like number of shares of New Class A Common Stock, subject in all respects to the terms and conditions of the Declaratory Ruling and the 4.99% Rule.

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EXHIBIT B

RESTRUCTURING SUPPORT AGREEMENT

EXECUTION VERSION

Restructuring Support Agreement

March 4, 2026

This Restructuring Support Agreement and the documents attached to this Restructuring Support Agreement collectively describe a proposed restructuring OF cumulus media inc., a delaware Corporation, and Certain of ITS Affiliates and SUBSIDIARIES party hereto on the terms and conditions set forth IN THE Restructuring Term Sheet ATTACHED hereto as exhibit a.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER or a solicitation WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 or Section 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS Restructuring Support Agreement IS A SETTLEMENT PROPOSAL TO CERTAIN holders of company claims/interests IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS Restructuring Support Agreement IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL CONSTITUTE OR BE CONSTRUED TO BE AN ADMISSION OF FACT OR LIABILITY.

THIS Restructuring Support Agreement DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS and conditions SET FORTH IN THIS RESTRUCTURING SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits and schedules to this agreement, collectively, this “Agreement”) is made and entered into as of February 27, 2026 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (iii) of this preamble, a “Party” and, collectively, the “Parties”):1

i.	Cumulus Media Inc., a corporation organized under the Laws of Delaware (the “Company”), and each of its direct and indirect subsidiaries set forth on Schedule 1 attached to this Agreement (each a “Company Party” and, collectively with the Company, the “Company Parties”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 of this Agreement (including the Restructuring Term Sheet).

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ii.	the undersigned holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, certain of the outstanding 2029 Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties and counsel to the Ad Hoc Group (collectively, the “Consenting 2029 Term Loan Lenders”); and

iii.	the undersigned holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, certain of the outstanding 2029 Notes Claims that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties and counsel to the Ad Hoc Group (collectively, the “Consenting 2029 Noteholders” and, together with the Consenting 2029 Term Loan Lenders, the “Consenting 2029 Holders”).

RECITALS

WHEREAS, the Parties have in good faith and at arm’s length negotiated certain transactions with respect to the Company Parties’ capital structure and other matters on the terms set forth in this Agreement and in the Restructuring Term Sheet attached as Exhibit A to this Agreement (such transactions, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions through the Debtors commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and effectuating the Restructuring Transactions by means of the Plan (the cases commenced by the Debtors in the Bankruptcy Court, the “Chapter 11 Cases”);

WHEREAS, on the date hereof the Company Parties and the Consenting 2029 Holders have agreed to the principal terms and conditions of the Restructuring Transactions, as set forth in this Agreement (including the Restructuring Term Sheet);

WHEREAS, on the date hereof, the Consenting 2029 Holders collectively hold 72.05% of the 2029 Debt Claims;

WHEREAS, the Parties have agreed to support the Restructuring Transactions subject to and in accordance with the terms of this Agreement (including the Restructuring Term Sheet) and desire to work together to complete the negotiation of the terms of the documents and the completion of each of the actions necessary or desirable to effect the Restructuring Transactions;

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement (including the Restructuring Term Sheet).

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NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound, agrees as follows:

AGREEMENT

Section 1.        Definitions and Interpretation.

1.01.            Definitions. The following terms shall have the following definitions:

“2020 Declaratory Ruling” means the Declaratory Ruling in MB Docket 19-143 adopted by the FCC with respect to the Company on May 29, 2020.

“2026 Debt Claims” means, collectively, any Claim on account of (a) those certain term loans maturing in 2026 incurred under that certain Credit Agreement, dated as of September 26, 2019, by and among Intermediate Holdings, Holdings, and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time and (b) the 6.75% senior notes due 2026 issued pursuant to that certain Indenture, dated as of June 26, 2019, by and among Holdings, as issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“2029 Agent” means Bank of America, N.A., in its capacity as administrative agent under the 2029 Credit Agreement, and any successor agent thereto.

“2029 Credit Agreement” means that certain Credit Agreement, dated as of May 2, 2024, by and among Holdings and certain of its subsidiaries, as borrowers, the 2029 Agent, Intermediate Holdings, as guarantor, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“2029 Debt Documents” means the 2029 Credit Agreement and the 2029 Notes Indenture.

“2029 Debt Claims” means, collectively, the 2029 Term Loan Claims and the 2029 Notes Claims.

“2029 Notes Claims” means any Claim on account of the 2029 Notes.

“2029 Notes” means the 8.00% senior secured first-lien notes due 2029 issued pursuant to the 2029 Notes Indenture.

“2029 Notes Indenture” means that certain Indenture, dated as of May 2, 2024, by and among Holdings, as issuer, the guarantors party thereto, and the 2029 Trustee, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“2029 Term Loan Claims” means any Claim on account of the 2029 Term Loans.

“2029 Term Loans” means the term loans outstanding under the 2029 Credit Agreement.

“2029 Trustee” means U.S. Bank Trust Company, National Association, in its capacity as indenture trustee under the 2029 Notes Indenture, and any successor indenture trustee thereto.

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“ABL Agent” means Fifth Third Bank, in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, and any successor agent thereto.

“ABL Commitment Letter” means the commitment letter, as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms to be entered into by the Company Parties, the ABL Agent, and the Consenting ABL Lenders, pursuant to which the ABL Agent and the Consenting ABL Lenders will commit to enter into the Restated ABL Credit Agreement, as set forth therein and in the Restructuring Term Sheet, and which shall be in form and substance reasonably acceptable to the Required Consenting 2029 Holders.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of March 6, 2020, by and among Holdings and certain of its subsidiaries, as borrowers, Intermediate Holdings, as guarantor, the ABL Agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“ABL Facility” means the senior secured asset-based revolving credit facility under the ABL Credit Agreement.

“ABL Facility Claims” means any Claim on account of the ABL Facility.

“ABL Parties” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Ad Hoc Group” means the ad hoc group of Consenting 2029 Holders represented by the Ad Hoc Group Advisors.

“Ad Hoc Group Advisors” means, collectively, (a) Gibson, Dunn & Crutcher LLP, as counsel, (b) Guggenheim Securities, LLC, as financial advisor, (c) Howley Law PLLC, as local counsel, (d) Covington & Burling LLP, as special communications regulatory counsel, and (e) each other counsel, consultant, or advisor selected by the Ad Hoc Group, with the consent of the Company Parties (not to be unreasonably withheld), to provide advice in connection with the Restructuring Transactions.

“Ad Hoc Group Fees and Expenses” means all reasonable and documented fees and expenses incurred by the Ad Hoc Group Advisors in connection with the representation of the Ad Hoc Group, regardless of whether such fees and expenses are incurred before, on, or after the Execution Date, or incurred prior to, on or after the Plan Effective Date, in each case in connection with the negotiation and/or implementation of this Agreement and/or the Restructuring Transactions.

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agents” means, collectively, the 2029 Agent and the 2029 Trustee.

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“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all exhibits and schedules to this Agreement in accordance with Section 15.02 of this Agreement (including the Restructuring Term Sheet).

“Agreement Effective Period” means, with respect to a Party, the period from the RSA Effective Date (or the date after the RSA Effective Date that such Party becomes a Party to this Agreement by executing a Joinder or Transfer Agreement) to the Termination Date applicable to that Party.

“Allowed” means, with respect to a Company Claim/Interest (or any portion thereof) (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Plan Effective Date, to the extent such objection is determined in favor of the respective holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Plan Effective Date; or (c) any Claim or Interest expressly deemed Allowed by the Plan or the Cash Collateral Orders; provided that notwithstanding the foregoing, the Reorganized Debtors will retain all Claims and defenses with respect to Allowed Claims or Interests that are reinstated or otherwise unimpaired pursuant to the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

“Alternative Transaction Proposal” means any written or oral inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing (including any debtor-in-possession financing or exit financing), use of cash collateral, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization or liquidation, share exchange, business combination, or similar transaction involving any one or more Company Parties or any Affiliates of the Company Parties or a Claim against or Interest or other interests in any one or more Company Parties or any Affiliates, in each case that is an alternative to and/or materially inconsistent with one or more of the Restructuring Transactions.

“Asset Sales” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

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“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Cash Collateral Motion” means a motion authorizing and approving the use of Cash Collateral.

“Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

“Cause of Action” means any action, Claim, cause of action, counterclaim, cross-claim, third-party claim, controversy, remedy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, accrued or unaccrued, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim, counterclaim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) any “lender liability” or equitable subordination Claims or defenses; and (g) the right to object to or otherwise contest any Claims or Interests.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims/Interests” means, collectively, any Claim against or Interest in a Company Party.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Company Termination Events” has the meaning set forth in Section 13.02 hereof.

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“Confidentiality Agreement” means an executed confidentiality agreement with a Company Party, including with respect to the issuance of a “cleansing letter” or other agreement regarding the public disclosure of material non-public information, in connection with any proposed Restructuring Transaction.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and finally approving the Disclosure Statement and Solicitation Materials, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documents.

“Consenting 2029 Holders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2029 Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2029 Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting ABL Lenders” means the holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, certain of the outstanding ABL Facility Claims that have executed and delivered to counsel to the Company Parties counterpart signature pages to the ABL Commitment Letter, or signature pages to a joinder or transfer agreement (as applicable) to the ABL Commitment Letter.

“Debtors” means the Company Parties identified on Schedule 1 as a “Debtor” that commence Chapter 11 Cases, as agreed by the Company Parties and the Required Consenting 2029 Holders.

“Definitive Documents” means the definitive documents implementing the Restructuring Transactions, including those set forth in Section 3.01 and, in each case, any amendments, supplements or modifications thereof approved in accordance with the terms of this Agreement.

“Disclosure Statement” means the disclosure statement with respect to the Plan in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable Law, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time in accordance with this Agreement.

“Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body, any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Convertible Notes” means the convertible notes issued on the Plan Effective Date pursuant to the Exit Notes Documents.

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“Exit Indenture” means the indenture pursuant to which the Reorganized Debtors incur the Exit Convertible Notes on the Plan Effective Date, and that governs the terms of the Exit Convertible Notes.

“Exit Notes Documents” means the Exit Indenture, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents and instruments (including any amendments, restatements, supplements or modifications of any of the foregoing) related to or executed in connection therewith.

“FCC” means the Federal Communications Commission.

“Fiduciary Out Notice” has the meaning set forth in Section 8.01 hereof.

“Final Cash Collateral Order” means the order entered by the Bankruptcy Court authorizing and approving the use of Cash Collateral on a final basis and setting forth the terms and conditions for the use of Cash Collateral.

“Final Order” means, as applicable, an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari or leave to appeal, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari or motion for leave to appeal, or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any comparable Federal Rule of Bankruptcy Procedure or sections 502(j) or 1144 of the Bankruptcy Code may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

“First Day Pleadings” means those motions and proposed court orders that the Company files on or after the Petition Date to have heard by the Bankruptcy Court on an expedited basis at the “first day hearing.”

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator (other than the Bankruptcy Court).

“Holdings” means Cumulus Media New Holdings Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended).

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Company Party.

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“Interim Cash Collateral Order” means the interim order entered by the Bankruptcy Court authorizing and approving the use of Cash Collateral on an interim basis and setting forth the terms and conditions for the use of Cash Collateral.

“Intermediate Holdings” means Cumulus Media Intermediate Inc.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit B providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement. For the avoidance of doubt, any party that executes a Joinder shall be a “Party” under this Agreement as provided therein, subject (solely in the case of any such party that is not a Related Fund of an existing Consenting 2029 Holder) to the consent of the Company Parties and the Required Consenting 2029 Holders.

“Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Body of competent jurisdiction (including the Bankruptcy Court).

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“M&A Transaction” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Milestones” has the meaning set forth in Schedule 2 attached to this Agreement.

“MIP” has the meaning ascribed to such term in the Restructuring Term Sheet.

“New Directors” has the meaning ascribed to such term in the Restructuring Term Sheet.

“New Common Stock” has the meaning ascribed to such term in the Restructuring Term Sheet.

“New Organizational Documents” means the new Organizational Documents of the Reorganized Company and its direct and indirect subsidiaries (as applicable), including any shareholders agreement, registration agreement, or similar document.

“Nielsen Litigation” means that certain civil action captioned Cumulus Media New Holdings Inc. v. The Nielsen Company (US) LLC, No. 1:2025cv08581, currently pending in the United States District Court for the Southern District of New York, and shall further include (a) any and all appellate proceedings related thereto (including, without limitation, Case No. 26-88 in the U.S. Court of Appeals for the Second Circuit), (b) any related counterclaims, cross-claims, or third-party claims, and (c) any formal or informal mediation, arbitration, or settlement negotiations associated with any of the foregoing.

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“Organizational Documents” means, with respect to any Company Party, the documents by which such Company Party was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Body.

“Permitted Transaction” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Permitted Transferee” means each transferee of any Company Claims/Interests that meets the requirements of Section 9 of this Agreement.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Body, or any legal entity or association.

“Petition Date” means the first date any of the Debtors commence the Chapter 11 Cases.

“Plan” means the joint chapter 11 plan of the Debtors that embodies the Restructuring Transactions, including all exhibits, annexes, schedules, and supplements thereto (including the Plan Supplement), each as may be amended, supplemented, or modified from time to time in accordance with this Agreement.

“Plan Effective Date” means the first Business Day on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Public Disclosure” has the meaning set forth in Section 15.20 of this Agreement.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers some or all Company Claims/Interests (or enter with customers into long and short positions in some or all Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in Claims against, or Interests in, issuers or borrowers (including debt securities or other debt).

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“Regulation S” has the meaning set forth in Section 9.01 of this Agreement.

“Related Fund” means, with respect to a Consenting 2029 Holder, any Affiliates (including at the institutional level) of such Consenting 2029 Holder or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Consenting 2029 Holder, an Affiliate of such Consenting 2029 Holder or by the same investment manager, advisor or subadvisor as such Consenting 2029 Holder or an Affiliate of such Consenting 2029 Holder.

“Reorganized Debtors” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Reorganized Company” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Required Consenting 2029 Holders” means, as of the relevant date, at least four (4) unaffiliated Consenting 2029 Holders holding at least a majority of the 2029 Debt Claims that are held by Consenting 2029 Holders at the relevant time.

“Required Consenting 2029 Holder Termination Events” has the meaning set forth in Section 13.01 hereof.

“Restated ABL Credit Agreement” means the amended and restated senior secured asset-based revolving credit agreement to be entered into on the Plan Effective Date by the Reorganized Debtors and the ABL Agent, which shall be in form and substance reasonably acceptable to the Required Consenting 2029 Holders.

“Restructuring Term Sheet” means the term sheet attached to this Agreement as Exhibit A.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement, which Restructuring Transactions will be implemented by means of the Plan and the other Definitive Documents.

“RSA Effective Date” means the date on which the conditions set forth in Section 2 of this Agreement have been satisfied or waived by the required Party or Parties in accordance with this Agreement.

“Scheduling Motion” means the motion filed with the Bankruptcy Court seeking entry of the Scheduling Order, together with any other pleadings or documents to be filed with the Bankruptcy Court in support of such motion.

“Scheduling Order” means the order of the Bankruptcy Court setting the date of the hearing to seek entry of the Confirmation Order and granting related relief, which Scheduling Order shall be in accordance with this Agreement and the Definitive Documents.

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“Secured” means any Claim or portion thereof to the extent (a) secured by a lien on property in which the Debtors have an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code or (b) Allowed, pursuant to the Plan or a Final Order of the Bankruptcy Court, as a secured Claim.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

“Special Warrants” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Team Telecom” means the Committee for the Assessment of Foreign Participation in the U.S. Telecommunications Services Sector, a U.S. government interagency body formalized by Executive Order 13913.

“Termination Date” means the date on which a termination of this Agreement is effective as to a Party in accordance with Sections 13.01, 13.02, 13.04, or 13.05.

“Termination Events” has the meaning set forth in Section 13.02 hereof.

“Transaction Committee” has the meaning set forth in the Restructuring Term Sheet.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement substantially in the form attached to this Agreement as Exhibit C providing, among other things, that a transferee is bound by the terms of this Agreement. For the avoidance of doubt, any transferee that executes a Transfer Agreement shall be a “Party” under this Agreement as provided therein.

1.02.            Interpretation. For purposes of this Agreement:

(a)                in the appropriate context, and unless otherwise specified herein, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)                capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

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(c)                unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, that the foregoing shall not be deemed to diminish or otherwise alter the consent rights set forth herein or in the Restructuring Term Sheet, the Plan, or the Cash Collateral Orders;

(d)                unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(e)                unless otherwise specified, all references to “Sections” are references to Sections of this Agreement;

(f)                the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)                captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)                references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)                the use of “include” or “including” is without limitation, whether stated or not;

(j)                unless otherwise specifically stated herein, “dollars” or “$” shall mean lawful money of the United States of America;

(k)                unless otherwise specified, references to “days” shall mean calendar days; and

(l)                references to “counsel to the Consenting 2029 Holders” shall mean each counsel specified in Section 15.10 other than counsel to the Company Parties.

1.03.                Conflicts. To the extent there is a conflict between the body of this Agreement (without reference to the exhibits and schedules hereto), on the one hand, and the Restructuring Term Sheet, or any other exhibits and schedules to this Agreement, on the other hand, the terms and provisions of the Restructuring Term Sheet, or any other exhibits and schedules to this Agreement shall govern. To the extent there is a conflict between the Restructuring Term Sheet and the Plan, the terms and provisions of the Plan shall govern. To the extent there is a conflict between this Agreement (including the Restructuring Term Sheet and any other exhibits and schedules hereto) on the one hand, and the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern.

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Section 2.        Effectiveness of this Agreement.

2.01.            This Agreement shall become effective and binding upon each of the Parties on the RSA Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)               each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)               the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties:

(i)                holders of at least two-thirds (66.7%) of the aggregate outstanding 2029 Debt Claims;

(c)               the Company Parties shall have paid all Ad Hoc Group Fees and Expenses for which an invoice has been received by the Company Parties one Business Day before the RSA Effective Date;

(d)               the Company Parties shall have (i)  delivered to counsel to the Ad Hoc Group a certified copy of the resolutions duly adopted by the Board of Directors of the Company formally disbanding and dissolving the Restructuring Committee of the Board of Directors of the Company, such dissolution to be effective substantially concurrently with the RSA Effective Date, (ii) established the Transaction Committee in accordance with the Restructuring Term Sheet, and (iii) appointed the New Directors; and

(e)               counsel to the Company Parties shall have given notice to counsel to the Consenting 2029 Holders in the manner set forth in Section 15.10 hereof (by email or otherwise) that the other conditions to the RSA Effective Date set forth in this Section 2 have occurred.

2.02.            This Agreement shall be effective from the RSA Effective Date until validly terminated pursuant to the terms of this Agreement. If a Consenting 2029 Holder holds, as of the date hereof or thereafter, multiple Company Claims/Interests, such Consenting 2029 Holder shall be deemed to have executed this Agreement in respect of all of its Company Claims/Interests.

Section 3.        Definitive Documents.

3.01.            The Definitive Documents governing the Restructuring Transactions shall include all customary documents necessary to implement the Restructuring Transactions, including, but not limited to:

(a)               the Plan (and any “Definitive Documents” defined therein and not explicitly so defined herein);

(b)               the Confirmation Order;

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(c)               the Disclosure Statement;

(d)               the Scheduling Order;

(e)                the Scheduling Motion;

(f)                the Solicitation Materials;

(g)               the Cash Collateral Orders;

(h)               the First Day Pleadings and “second day” pleadings;

(i)                the New Organizational Documents;

(j)                the Plan Supplement (including the Restated ABL Credit Agreement and the Exit Notes Documents);

(k)               documentation related to the New Common Stock and Special Warrants;

(l)                any “key employee” retention or incentive plan and any motion or order related thereto;

(m)              any new or amended employment agreements;

(n)               any order, or amendment or modification of any order, entered by the Bankruptcy Court, and all other documents, motions, pleadings, briefs, applications, orders, agreements, supplements, and other filings by the Debtors, including any summaries or term sheets in respect thereof, that are related to any of the foregoing; and

(o)               all other customary documents delivered in connection with transactions of this type (including, without limitation, any and all material documents necessary to implement the Restructuring Transactions); provided, that any monthly or quarterly operating reports, retention applications, fee applications, fee statements, or declarations in support thereof shall not constitute Definitive Documents.

3.02.            The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain (or shall be deemed to remain) subject to negotiation and completion. Upon completion, the Definitive Documents (including all exhibits, annexes, schedules, amendments and supplements relating to such Definitive Documents) shall be consistent in all respects with the terms of this Agreement (including the Restructuring Term Sheet), as they may be modified, amended, or supplemented in accordance with Section 14 of this Agreement, and the Plan. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance acceptable to the Company Parties and the Required Consenting 2029 Holders; provided, however, that the New Organizational Documents shall be in form and substance acceptable to the Required Consenting 2029 Holders and reasonably acceptable to the Company Parties; provided, further, the Plan, Disclosure Statement, Cash Collateral Orders, Restated ABL Credit Agreement, Confirmation Order, and any other Definitive Document (or any provision thereof), solely to the extent directly affecting the rights or releases of the ABL Parties, shall be reasonably acceptable to the ABL Agent.

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Section 4.         Milestones. The Restructuring Transactions shall be implemented in accordance with the Milestones set forth in Schedule 2 attached to this Agreement, which may only be extended or waived with the express prior written consent (email being sufficient) of the Company Parties and the Required Consenting 2029 Holders.

Section 5.        Commitments of the Consenting 2029 Holders.

5.01.            Affirmative Commitments. During the Agreement Effective Period, each Consenting 2029 Holder agrees, in respect of all of its Company Claims/Interests, severally, and not jointly, to:

(a)               timely take all reasonable actions necessary to support, implement, and consummate the Restructuring Transactions, including (as applicable) in connection with: (1) supporting the debtor and third-party releases, injunctions, discharges, indemnities, and exculpation provisions incorporated into the Plan; provided, that such provisions shall be consistent with the terms set forth in this Agreement (including the Restructuring Term Sheet); and (2) voting (as applicable and to the extent solicited) all Company Claims/Interests owned or held by such Consenting 2029 Holder and exercising any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring Transactions or reasonably requested by the Company Parties to implement the Restructuring Transactions; provided that no Consenting 2029 Holder shall be obligated to waive (to the extent waivable by such Consenting 2029 Holder) any condition to the consummation of any part of the Restructuring Transactions set forth in any Definitive Document;

(b)               use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(c)               support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents (as such timeframes may be amended from time-to-time in accordance with this Agreement (including the Restructuring Term Sheet), the Plan, and the Definitive Documents);

(d)               give any notice, order, instruction, or direction to any applicable Agent reasonably necessary to give effect to the Restructuring Transaction; provided, that nothing herein shall require any Consenting 2029 Holder to indemnify the applicable Agent or incur any liability or out-of-pocket costs in connection with giving such notice, order, instruction or direction;

(e)               negotiate in good faith and execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(f)                to the extent any legal, financial, or structural impediment arises that would prevent, hinder, impede, or delay the consummation of the Restructuring Transactions, negotiate in good faith regarding appropriate additional or alternative provisions to eliminate such impediment (without affecting the economic outcome for the Consenting 2029 Holders or other material terms contemplated by this Agreement);

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(g)                cooperate in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax-efficient and cost-effective manner as determined by the Company Parties and the Required Consenting 2029 Holders; provided, for the avoidance of doubt, that the foregoing parties intend to structure the Restructuring Transactions to preserve favorable tax attributes to the extent practicable subject to the consent of the Required Consenting 2029 Holders, not to be unreasonably withheld;

(h)                forbear from the exercise of its rights (including any right of set-off) or remedies against any Company Parties it may have under any of the 2029 Debt Documents, and any agreement contemplated thereby or executed in connection therewith, as applicable, and under applicable U.S. or non-U.S. law or otherwise, in each case, with respect to any breaches, defaults, events of defaults, or potential defaults (expressly including, for the avoidance of doubt, any such breaches, defaults, events of defaults, or potential defaults occurring during the Agreement Effective Period) by the Company Parties. Each Consenting 2029 Holder specifically agrees that this Agreement constitutes a direction to each of the Agents to refrain from exercising any remedy available or power conferred to any of the Agents against the Loan Parties (as defined in the 2029 Credit Agreement) or the Issuer or Guarantors (as defined in the 2029 Notes Indenture), as applicable, or any of their assets under each of the 2029 Debt Documents, except as necessary to effectuate the Restructuring Transactions. For the avoidance of doubt, nothing in this Section 5.01(h) shall restrict or limit the Consenting 2029 Holders from taking any action permitted or required to be taken hereunder for the purposes of consummating the Restructuring Transactions, including pursuant to any Definitive Document, or the filing of a proof of claim or interest;

(i)                if applicable, use commercially reasonable efforts to obtain any and all required governmental, regulatory, and/or third-party approvals required to be obtained by such Consenting 2029 Holder for the Restructuring Transactions, on the terms contemplated by this Agreement; and

(j)                promptly provide all information requested by the Company’s advisors and take all reasonable steps within their control that are necessary to assist the Company to obtain FCC approval of the Restructuring Transactions, including, without limitation, submission of (i) one or more applications seeking FCC consent for a pro forma involuntary assignment of the Company’s FCC licenses to the Debtors, (ii) one or more applications seeking FCC consent to the transfer of control of the FCC licensee entities (or assignment of the FCC licenses) to an entity to be owned by the holders of 2029 Debt Claims and 2026 Debt Claims as contemplated hereby, and (iii) a petition for declaratory ruling to seek approval of certain foreign holders of equity in the Reorganized Company (if necessary), in each case, as expeditiously as possible, including promptly replying to any inquiries or requests from the Company’s advisors related to the processing of such applications and/or petition, including those requests with respect to information sought by the FCC or Team Telecom.

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5.02.            Negative Commitments. During the Agreement Effective Period, each Consenting 2029 Holder agrees, in respect of each of its Company Claims/Interests, severally, and not jointly, that it shall not:

(a)               object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions, including entry of the Cash Collateral Orders and approval of the use of Cash Collateral, and including through instructions to the applicable Agent;

(b)               directly or indirectly solicit, initiate, encourage, endorse, propose, file, support, approve, or vote for any Alternative Transaction Proposal;

(c)               file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleading, or other document with any court) that, in whole or in part, is materially inconsistent with this Agreement;

(d)               exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Interests in the Company Parties including rights or remedies arising from or asserting or bringing any Claims under or with respect to the 2029 Debt Documents other than in accordance with this Agreement or the Definitive Documents;

(e)               initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Plan, or the other Restructuring Transactions contemplated in this Agreement against the Company Parties or the other Parties (other than to enforce this Agreement or any Definitive Document or that is otherwise permitted under this Agreement);

(f)               object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(g)               file or otherwise support, encourage, seek, solicit, pursue, initiate, assist, join or participate in any challenge to the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the Company Claims/Interests (or the liens or collateral in respect thereof) of the Consenting 2029 Holders.

5.03.            Commitments with Respect to Chapter 11 Cases. In addition to the affirmative and negative commitments set forth in Sections 5.01, and 5.02, during the Agreement Effective Period, each Consenting 2029 Holder agrees in respect of all of its Company Claims/Interests, severally, and not jointly, that it shall:

(a)                (i) to the extent such Consenting 2029 Holder is entitled to vote to accept or reject the Plan, (A) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials, and (B) not change, withdraw, amend, or revoke (or cause or direct to be changed, withdrawn, amended, or revoked) any such vote described in the foregoing Section 5.03(a)(i)(A), and (ii) regardless of whether such Consenting 2029 Holder is entitled to vote to accept or reject the Plan, agree to provide or opt into, and to not opt out of or object to, the releases set forth in the Plan consistent with the terms set forth in this Agreement, and not change, withdraw, amend, or revoke (or cause or direct to be changed, withdrawn, amended, or revoked) any such release; provided, that each Consenting 2029 Holder may withhold, revoke, change, or withdraw (or cause to be withheld, revoked, changed or withdrawn) its vote (and upon such revocation, change or withdrawal, such vote shall be deemed void ab initio) in accordance with Section 13.06 if this Agreement has been terminated in accordance with its terms;

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(b)               not directly or indirectly, through any person, seek, solicit, propose, support, assist, engage in negotiations in connection with, or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation of votes on the Plan, approval of the Disclosure Statement, the confirmation and consummation of the Plan and the Restructuring Transactions, or the entry of orders regarding the Definitive Documents; provided, that such Disclosure Statement and Plan shall be consistent with the terms set forth in this Agreement;

(c)               support and take all reasonable actions reasonably requested by the Company Parties to facilitate the solicitation, approval of the Disclosure Statement, and confirmation and consummation of the Plan within the timeframes contemplated by this Agreement; provided, that such Disclosure Statement and Plan shall be consistent with the terms set forth in this Agreement;

(d)               support, and not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Chapter 11 Cases that is consistent with this Agreement;

(e)               not object to, join in any objection to, impede, or take any other action to interfere with any motion or other pleading or document filed by the Company Parties in the Bankruptcy Court that is consistent with this Agreement; and

(f)                take all reasonable steps within its control to cooperate with the Company’s advisors to ensure that the ownership structure of Reorganized Company to be proposed in the FCC application(s) (which structure may include, without limitation, the use of voting stock, limited voting stock that would be considered non-attributable for purposes of the FCC’s ownership rules, and Special Warrants to be issued at emergence in lieu of the voting or limited voting stock) complies with (A) the foreign ownership limitations under section 310(b)(4) of the Communications Act of 1934, as amended, and other applicable rules, regulations, and policies of the FCC, including policies regarding waiver of the FCC’s foreign ownership limitations and the terms and conditions of the 2020 Declaratory Ruling, without any declaratory ruling, waiver or other form of special relief, other than relief which permits the holding of Special Warrants that may be issued in lieu of equity and in conformance with applicable FCC rules and policies, and/or (B) any declaratory ruling of the FCC which may be sought to allow, among other things, the non-U.S. ownership of the stock of the Reorganized Company to exceed 4.99%.

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Section 6.        Additional Provisions Regarding the Consenting 2029 Holder’s Commitments.

Nothing in this Agreement shall: (a) affect the ability of any Consenting 2029 Holder to consult with any other Consenting 2029 Holder, the Company Parties, the Consenting ABL Lenders, or any other party in interest, including any official committee and/or the United States Trustee (solely to the extent such consultation is consistent with this Agreement and does not delay, interfere with, or impede the Restructuring Transactions); (b) impair or waive the rights of any Consenting 2029 Holder to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transactions; (c) prevent any Consenting 2029 Holder from (i) enforcing this Agreement or any Definitive Documents, (ii) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, or (iii) exercising any rights or remedies under this Agreement or any Definitive Documents; (d) limit the rights of a Consenting 2029 Holder under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, so long as the exercise of any such right is not inconsistent with such Consenting 2029 Holder’s obligations under this Agreement or any Definitive Document; (e) limit the ability of a Consenting 2029 Holder to purchase, sell or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof, and any applicable agreements governing such Company Claims/Interests; (f) constitute a waiver or amendment of any term or provision of the 2029 Debt Documents; (g) require any Consenting 2029 Holder to incur, assume, or become liable for any financial or other liability or obligation other than as expressly described in this Agreement; (h) prevent any Consenting 2029 Holder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Company Claims/Interests or any lien securing any such Claims/Interests (including the filing of proofs of claim); (i) limit the ability of any Consenting 2029 Holder to defend against or assert any rights, claims, and/or defenses with respect to any Cause of Action threatened or commenced against any Consenting 2029 Holder by any third-party; or (j) require any Consenting 2029 Holder to (x) take, or refrain from taking, any action where to do so would breach any law, regulation, order or direction of a Governmental Body or the Bankruptcy Court applicable to such Consenting 2029 Holder, or (y) fail to comply with any antitrust or regulatory obligations applicable to such Consenting 2029 Holder, in each case under clauses (x) and (y), as reasonably determined by such Consenting 2029 Holder in good faith based on advice of counsel (which may include internal counsel); provided, with respect to the foregoing clause (x), solely to the extent such breach cannot be avoided or removed by taking reasonable steps which would not otherwise cause any material disadvantage to such Consenting 2029 Holder.

Section 7.        Commitments of the Company Parties.

7.01.                Affirmative Commitments. During the Agreement Effective Period, subject to Section 8.01 of this Agreement, each of the Company Parties (or their successors in interest, as applicable) agrees to:

(a)                (i) pursue, consummate, and implement the Restructuring Transactions on the terms and in accordance with the Milestones set forth in this Agreement (including the Restructuring Term Sheet), including by negotiating the Definitive Documents in good faith, and (ii) cooperate, as necessary, with the Consenting 2029 Holders to obtain necessary Bankruptcy Court approval of the Definitive Documents to consummate the Restructuring Transactions;

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(b)             support and take all actions necessary or reasonably requested by the other Parties to facilitate the solicitation, confirmation, approval, and consummation of the Restructuring Transactions, as applicable, to the extent consistent with the terms and conditions in this Agreement and within the timeframes contemplated by this Agreement (including the Restructuring Term Sheet) and the Plan;

(c)             to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, take all steps reasonably necessary or desirable to eliminate any such impediment, including negotiating in good faith appropriate additional or alternative provisions to address any such impediment, in a manner reasonably acceptable to the Required Consenting 2029 Holders;

(d)             incorporate into the Plan debtor and third-party releases to the extent permitted by applicable law, injunctions, discharge, indemnity, and exculpation provisions consistent with the terms set forth in this Agreement and use commercially reasonable efforts to obtain Bankruptcy Court approval of such provisions;

(e)             if applicable, use commercially reasonable efforts to obtain, or assist the Consenting 2029 Holders in obtaining, any and all required Permits and regulatory and/or third-party approvals for the Restructuring Transactions on the terms contemplated by this Agreement, including regulatory approvals under foreign law as may be applicable, and the HSR Act or similar antitrust regulatory approvals;

(f)             promptly file and take all reasonable steps within their control that are necessary to obtain approval of the FCC to the transactions contemplated hereby, including, without limitation, submission of (i) one or more applications seeking FCC consent for a pro forma involuntary assignment of the Company’s FCC licenses to the Debtors, (ii) one or more applications seeking FCC consent to the transfer of control of the FCC licensee entities (or assignment of the FCC licenses) as contemplated under this Agreement (including the Restructuring Term Sheet), and (iii) a petition for declaratory ruling to seek approval of certain foreign holders of equity in the Reorganized Company (if necessary), in each case, as expeditiously as possible, including (x) promptly replying to any inquiries or requests from the FCC staff related to the processing of such applications and petition, (y) opposing any petitions or other objections filed with the FCC opposing grant of such applications, and (z) coordinating with the Ad Hoc Group Advisors with respect to the foregoing;

(g)             take all reasonable steps within its control to cooperate with the Ad Hoc Group Advisors to ensure that the ownership structure of Reorganized Company to be proposed in the FCC application(s) (which structure may include, without limitation, the use of voting stock, limited voting stock that would be considered non-attributable for purposes of the FCC’s ownership rules, and Special Warrants to be issued at emergence in lieu of the voting or limited voting stock) complies with (i) the foreign ownership limitations under section 310(b)(4) of the Communications Act of 1934, as amended, and other applicable rules, regulations, and policies of the FCC, including policies regarding waiver of the FCC’s foreign ownership limitations and the terms and conditions of the 2020 Declaratory Ruling, without any declaratory ruling, waiver or other form of special relief, other than relief which permits the holding of Special Warrants that may be issued in lieu of equity and in conformance with applicable FCC rules and policies, and/or (ii) any FCC declaratory ruling to allow, among other things, the non-U.S. ownership of the stock of the Reorganized Company to exceed 4.99%;

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(h)             promptly and diligently prepare, file, and prosecute any FCC applications and petitions necessary to implement the issuance or conversion (as applicable) of any Special Warrants into New Common Stock of the Reorganized Company or to obtain any required declaratory ruling regarding foreign ownership in accordance with section 310(b)(4) of the Communications Act, including by responding to any inquiries from FCC staff in respect thereof;

(i)              if applicable, use all reasonable efforts to (i) promptly reply to any inquiries or requests from the FCC staff or Team Telecom related to processing of any FCC applications or petitions filed by the Company Parties; (ii) oppose any petitions, objections, or other pleadings filed with the FCC that would reasonably be expected to impede or delay the grant of any FCC applications or petitions filed by the Company Parties; and (iii) coordinate with the Ad Hoc Group Advisors with respect to the foregoing.

(j)              negotiate in good faith, execute, deliver, and perform its obligations under the Definitive Documents in accordance with the terms of this Agreement and any other required agreements to effectuate and consummate the Restructuring Transactions and the transactions contemplated by the Definitive Documents;

(k)             use commercially reasonable efforts to obtain additional support for the Restructuring Transactions from Holders of 2026 Debt Claims, Holders of ABL Facility Claims, and any other holder of Company Claims/Interests and, upon request, consult with the Required Consenting 2029 Holders (including through the Ad Hoc Group Advisors) regarding the status and the material terms of any negotiations with any such stakeholders;

(l)              to the extent applicable, use commercially reasonable efforts to provide counsel to the Consenting 2029 Holders a review period of at least two calendar days prior to the date when the Company Parties intend to file (i) any Definitive Document with the Bankruptcy Court (and if not reasonably practicable, then as soon as reasonably practicable prior to filing), with the filing of such Definitive Document subject to the consent rights set forth in this Agreement, and (ii) any other motion, order or material pleading with the Bankruptcy Court (but excluding monthly or quarterly operating reports, retention applications, fee applications, fee statements, and any declarations in support thereof or related thereto) (and if not reasonably practicable, then as soon as reasonably practicable prior to filing), and, as applicable, consult in good faith with counsel to the Consenting 2029 Holders regarding the form and substance of any such proposed filing and, if requested by counsel to the Consenting 2029 Holders prior to any applicable hearing, any arguments in respect thereof;

(m)            timely object to any motion filed with the Bankruptcy Court by any person (i) seeking the entry of an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a chapter 11 plan or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay the consummation of the Restructuring Transactions;

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(n)             timely object to, and not file, any pleading before the Bankruptcy Court seeking entry of an order (i) directing the appointment of an examiner or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (x) is inconsistent with this Agreement in any material respect and (y) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing or delaying the consummation of the Restructuring Transactions;

(o)             timely object to any pleading filed with the Bankruptcy Court or any other court of competent jurisdiction seeking to challenge the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the 2029 Debt Claims or any liens or collateral securing such 2029 Debt Claims;

(p)             promptly (but in any event within three Business Days) notify the Ad Hoc Group Advisors in writing (email being sufficient) of the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority or court of competent jurisdiction, of any Final Order that would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions;

(q)             if the Company Parties know of a breach by any Party (including a Company Party) of such Party’s obligations, undertakings, representations, warranties, or covenants set forth in this Agreement or any other Definitive Document, furnish prompt (but in any event within three Business Days) written notice to counsel to the Consenting 2029 Holders (email being sufficient);

(r)              inform counsel to the Consenting 2029 Holders promptly (and not later than 24 hours) after becoming aware of: (i) any matter or circumstance which it knows, or believes is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of material debt, or securement of material security from or by any person in respect of any Company Party; (iii) the occurrence of any Termination Event under this Agreement of which any Company Party is reasonably aware; or (iv) any representation or statement made or deemed to be made by them, in each case, under this Agreement which any Company Party is reasonably aware is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(s)             except as otherwise expressly set forth in, or otherwise contemplated by, this Agreement, use commercially reasonable efforts to, (i) conduct its businesses and operations only in the ordinary course in a manner that is materially consistent with past practices, any Cash Collateral budget approved in connection with the Cash Collateral Orders, and in compliance with Law, (ii) maintain its physical assets, properties, and facilities in their working order condition and repair as of the Execution Date, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law (ordinary wear and tear and casualty and condemnation excepted), (iii) maintain its books and records in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, (iv) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, (v) maintain its good standing under the Laws of the state or other jurisdiction in which it is incorporated, organized or formed; and (vi) preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees in the ordinary course, in a manner that is consistent in all material respects with past practices, and in compliance with Law;

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(t)              cooperate in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax-efficient and cost-effective manner as determined by the Company Parties and the Required Consenting 2029 Holders; provided, for the avoidance of doubt, that the foregoing parties intend to structure the Restructuring Transactions to preserve favorable tax attributes to the extent practicable subject to the consent of the Required Consenting 2029 Holders, not to be unreasonably withheld;

(u)             consistent with the Cash Collateral Orders and this Agreement, pay and reimburse in full in cash in immediately available funds (i) after the Petition Date, subject to any applicable orders of the Bankruptcy Court but without the need to file fee or retention applications, all Ad Hoc Group Fees and Expenses incurred prior to (to the extent not previously paid) on and after the Petition Date, (ii) on the Plan Effective Date, all Ad Hoc Group Fees and Expenses incurred and outstanding in connection with the Restructuring Transactions (including any estimated fees and expenses estimated to be incurred through the Plan Effective Date);

(v)             as reasonably requested by the Required Consenting 2029 Holders (which, in each case, may be through the Ad Hoc Group Advisors), cause management and advisors of the Company Parties to inform and/or confer with the Ad Hoc Group Advisors as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; (ii) the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Restructuring Transactions from each Consenting 2029 Holder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body in connection with the Restructuring Transactions; (iii) the material business and financial performance of the Company Parties; and (iv) in each of the foregoing cases (i)–(iii), provide timely and reasonable responses to reasonable diligence requests with respect to the foregoing, subject to any applicable restrictions and limitations set forth in any confidentiality agreements then in effect;

(w)            seek Bankruptcy Court approval of the Cash Collateral Orders and the Confirmation Order (as applicable);

(x)             provide the Ad Hoc Group with a comprehensive update regarding the status of the Nielsen Litigation no less than once every 14 calendar days;

(y)             promptly (and in any event within three (3) Business Days) notify the Ad Hoc Group Advisors in writing of (i) any pending, threatened (in writing), or commenced litigation, arbitration, governmental investigation, or other proceeding against any Company Party involving claims in excess of $1,000,000, individually or in the aggregate, and (ii) any existing litigation, arbitration, governmental investigation, or other proceeding against any Company Party that results in, or is reasonably likely to result in, claims in excess of $1,000,000, individually or in the aggregate;

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(z)             the Transaction Committee shall, after consultation with the Debtors’ management, and no earlier than five (5) Business Days before the anticipated Plan Effective Date, make a good faith determination that, based upon the Debtor’s current and projected financial wherewithal, the Plan remains compliant with Section 1129(a)(11) of the Bankruptcy Code, and such determination shall be delivered to the Ad Hoc Group Advisors; and

(aa)           within five Business Days after receipt by the Company Parties of an invoice therefor, pay in full, in cash, all Ad Hoc Group Fees and Expenses in accordance with this Agreement and the Cash Collateral Orders; provided, that, in the event a Termination Event occurs with respect to the Company Parties, the Company Parties shall remain obligated to pay all Ad Hoc Group Fees and Expenses that are accrued and unpaid as of, and through, such Termination Date.

7.02.         Negative Commitments of the Company Parties. During the Agreement Effective Period, subject to Section 8.01 of this Agreement, each of the Company Parties shall not directly or indirectly:

(a)             take, or encourage any other person or entity to take, any action, directly or indirectly, that would reasonably be expected to breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions, this Agreement, the Confirmation Order, or the Plan;

(b)             take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation, and consummation of, this Agreement, the Restructuring Transactions described in this Agreement or the Definitive Documents;

(c)             amend, supplement, waive, modify, or file a pleading seeking authority to amend, supplement, waive, or modify the Plan or any other Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement;

(d)             execute, agree to execute, file, or agree to file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Definitive Documents, or the Plan;

(e)             sell or otherwise dispose of, or file any motion or application seeking to sell or otherwise dispose of any assets in a transaction or series of related transactions with a fair market value in excess of $250,000 without the prior written consent of the Required Consenting 2029 Holders; provided, however, that the consent of the Required Consenting 2029 Holders shall not be required for any Permitted Transactions;

(f)             enter into, materially modify, materially amend, terminate, assign, or reject (i) any new key employee incentive plan or key employee retention plan or any new or amended agreement regarding executive compensation, or, in the case of an Insider (as defined in the Bankruptcy Code), any other new or amended compensation arrangement or payment (which, in each case, for the avoidance of doubt, shall exclude any existing broad-based Company Party benefit plan providing health or welfare benefits) or (ii) any executory contract or lease (or series of related contracts or leases, or contracts or leases entered into as part of the same or a related transaction) providing for total aggregate payments or liabilities in excess of $3,000,000, in any consecutive 12-month period pursuant to the terms thereof, in each case without the prior consent of the Required Consenting 2029 Holders;

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(g)             (i) redeem or make or declare any dividends, distributions, or other payments on account of Interests in the Company or (ii) make any transfers (whether by dividend, distribution, or otherwise) on account of Interests in Company to any direct or indirect parent entity or shareholder of the Company, including on account of any management, advisory, or similar fees;

(h)             authorize, create, or issue any additional Interests in any of the Company Parties other than to the extent necessary to implement the Restructuring Transactions and solely in connection with such implementation;

(i)              amend any of their Organizational Documents in a manner that is inconsistent with this Agreement (including the Restructuring Term Sheet) or the Plan;

(j)              directly or indirectly solicit, initiate, encourage, endorse, propose, file, support, approve, or otherwise promote or advance any Alternative Transaction Proposal;

(k)             pledge, encumber, assign, sell, or otherwise transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Interests in the Company Parties, whether held directly or indirectly, to the extent such pledge, encumbrance, assignment, sale, or other transfer is inconsistent with the Restructuring Transactions and will impair any of the Company Parties’ tax attributes;

(l)              file or otherwise support, encourage, seek, solicit, pursue, initiate, assist, join or participate in any challenge to the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the Company Claims/Interests (or the liens or collateral in respect thereof) of the Consenting 2029 Holders;

(m)            settle, compromise, dismiss, or otherwise reach a final disposition in, or (ii) make any material change to its current legal strategy that would reasonably be expected to have a material impact on the outcome of, any material litigation, including the Nielsen Litigation, without the prior consent of the Required Consenting 2029 Holders;

(n)            enter into any M&A Transaction or Asset Sales (other than the Permitted Transactions) without the prior consent of the Required Consenting 2029 Holders and the Transaction Committee;

(o)             consummate or enter into a definitive agreement evidencing any merger, consolidation, disposition of assets, acquisition of assets, or similar transaction, pays any dividends to the shareholders of Cumulus Media Inc., or incurs any indebtedness for borrowed money, in each case other than (i) dispositions or acquisitions of assets with a fair market value (individually or in the aggregate) of less than $250,000 (ii) the Restructuring Transactions, (iii) the Permitted Transactions, or (iv) with the prior consent of the Required Consenting 2029 Holders.

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Section 8.          Additional Provisions Regarding Company Parties’ Commitments.

8.01.          Notwithstanding anything to the contrary in this Agreement, each Company Party and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) consider, respond to, and facilitate access to information in response to unsolicited Alternative Transaction Proposals (but may not solicit any Alternative Transaction Proposals); (b) provide access to non-public information concerning any Company Party to any Entity that (i) provides an unsolicited Alternative Transaction Proposal, (ii) executes and delivers a Confidentiality Agreement (which Confidentiality Agreement shall permit the Company to share any Alternative Transaction Proposals, the status of any discussions, and the identity of any counterparty with the Consenting 2029 Holders), and (iii) requests such information; (c) cooperate with any inquiries or any proposals regarding any unsolicited Alternative Transaction Proposal; and (d) other than in respect of the ABL Commitment Letter, enter into discussions or negotiations with holders of any Company Claim/Interest (including any Consenting 2029 Holder), any other party in interest, or any other Entity regarding the Restructuring Transactions or unsolicited Alternative Transaction Proposals; provided, that the Company Parties shall (w) if any Company Party receives an Alternative Transaction Proposal, provide copies of any such written Alternative Transaction Proposal or a summary of any such oral Alternative Transaction Proposal received by the Company Parties to the Ad Hoc Group Advisors and the ABL Agent no later than one Business Day following receipt thereof by any of the Company Parties, (x) provide prompt updates on the status of discussions regarding any Alternative Transaction Proposal, (y) promptly provide such information as reasonably requested by the Ad Hoc Group Advisors and/or the ABL Agent in connection with any Alternative Transaction Proposal, including any information provided to any party considering proposing an Alternative Transaction Proposal, and (z) upon deciding, in the exercise of their fiduciary duties, to pursue an Alternative Transaction Proposal, provide written notice (email being sufficient) to the Ad Hoc Group Advisors within 24 hours after such determination (such notice, a “Fiduciary Out Notice”). The Company Parties (whether directly or indirectly, through their and/or the Company Parties’ advisors) shall make themselves reasonably available for separate weekly status update calls with the Consenting 2029 Holders and the ABL Agent with respect to the foregoing (it being understood that the foregoing requirements of this Section 8.01 cannot be construed to create any obligations on any of the Company Parties’ advisors to take or refrain from taking any action, absent an express contractual requirement to do so under their respective engagement agreements with the Company Parties, nor can any of the foregoing be construed to override any confidentiality or other obligations existing as of the date hereof owed by any Company Party or its advisors to any Person).

8.02.         Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transactions; or (b) prevent any Company Party from (i) enforcing this Agreement or any Definitive Documents, (ii) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, or (iii) exercising any rights or remedies under this Agreement or any Definitive Documents.

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8.03.         Notwithstanding anything to the contrary in this Agreement, all covenants and obligations of the Company Parties set forth in this Agreement shall apply to all direct and indirect subsidiaries and Affiliates of the Company that are either (i) wholly-owned by and/or (ii) under the control of the Company Parties, regardless of whether any such entity is (a) a debtor in the Chapter 11 Cases, (b) specifically identified on Schedule 1, or (c) a signatory to this Agreement. The Company shall cause each such subsidiary and Affiliate to comply with the terms of this Agreement as if such entity were a “Company Party” hereunder.

Section 9.          Transfer of Interests and Securities.

9.01.         During the Agreement Effective Period, no Consenting 2029 Holders shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either: (a)  the Transferee (as defined in Exhibit B) executes and delivers to counsel to the Company Parties and counsel to the Consenting 2029 Holders, at or before the time of the proposed Transfer, a Transfer Agreement; provided, that in the case of the foregoing, the Transferee is either (A) a “qualified institutional buyer,” as defined in Rule 144A under the Securities Act, (B) not a “U.S. person,” as defined in Rule 902 under the Securities Act, and the proposed Transfer is an “offshore transaction,” as defined in Rule 902 under the Securities Act, in compliance with Regulation S under the Securities Act (“Regulation S”), or (C) an institutional “accredited investor,” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) and (13) of the Securities Act or (b) the Transferee is a Consenting 2029 Holder and the Transferee provides notice of such Transfer (including the amount and type of Company Claims/Interests transferred) to counsel to the Company Parties and counsel to the Consenting 2029 Holders at or before the time of the proposed Transfer.

9.02.         Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement only to the extent of the rights and obligations in respect of such transferred Company Claims/Interests, and the Transferee shall be deemed a “Consenting 2029 Holder” (as a “Consenting 2029 Term Loan Lender”; or a “Consenting 2029 Noteholder” as applicable) and a “Party” under this Agreement. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.         This Agreement shall in no way be construed to preclude the Consenting 2029 Holders from acquiring additional Company Claims/Interests. Notwithstanding the foregoing, (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting 2029 Holder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting 2029 Holders) and (b) such Consenting 2029 Holder must provide notice of such acquisition (including the amount and type of Company Claims/Interests acquired) to counsel to the Company Parties and counsel to the Consenting 2029 Holders within five Business Days of such acquisition.

9.04.         This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting 2029 Holder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary in this Agreement, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

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9.05.          Notwithstanding the restrictions in this Section 9, a Consenting 2029 Holder may Transfer Company Claims/Interests to a Qualified Marketmaker without the requirement that such Qualified Marketmaker execute and deliver a Transfer Agreement in respect of such Company Claims/Interests, so long as such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five Business Days of its acquisition to a Transferee that executes a Transfer Agreement (unless such Transferee is already a Consenting 2029 Holder); provided, that such transfer from the Qualified Marketmaker to a subsequent transferee otherwise complies with this Section 9. To the extent that a Consenting 2029 Holder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting 2029 Holder without the requirement that the Transferee be a Permitted Transferee.

9.06.          Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any Claims in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims, and such grant does not interfere with the applicable Consenting 2029 Holder’s ability to comply with the obligations under this Agreement.

Section 10.        Representations and Warranties of Consenting 2029 Holders. Each of the Consenting 2029 Holders represents, warrants, and covenants to and for the benefit of each other Party, severally, and not jointly, that, as of the Execution Date (or as of the date that it becomes a Party to this Agreement by executing a Joinder or Transfer Agreement), except as provided in, or as otherwise may be limited by, the 2029 Debt Documents:

(a)             (i) it is the sole beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, advisor, or subadvisor for beneficial holders of the Company Claims/Interests reflected in such Consenting 2029 Holder’s signature page to this Agreement, a Transfer Agreement, or Joinder, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement), (ii) it has not Transferred, or agreed to Transfer (other than in accordance with Section 9 of this Agreement), in whole or in part, any Claim or Cause of Action with respect to its Company Claims/Interests that is subject to the releases contemplated by the Restructuring Transactions, and (iii) having made reasonable inquiry, it is not the beneficial or record owner of any Company Claims/Interests other than those reflected in such Consenting 2029 Holder’s signature page to this Agreement, a Transfer Agreement, or Joinder, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement);

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(b)             other than pursuant to this Agreement, and subject to any limitation set forth in such Consenting 2029 Holder’s signature page, such Company Claim/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, transfer, or encumbrance of any kind, that would adversely affect in any way such Consenting 2029 Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(c)             it has or, after taking into account the settlement of any pending trades of Company Claims/Interests to which such Consenting 2029 Holder is a party as of the date of this Agreement, will have the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests;

(d)             it has the full power to vote, approve changes to, and Transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

(e)             (i) it is either (A) a “qualified institutional buyer,” as defined in Rule 144A under the Securities Act, (B) not a “U.S. person,” as defined in Rule 902 under the Securities Act, or (C) an institutional “accredited investor,” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) and (13) of the Securities Act, and (ii) any securities acquired by the Consenting 2029 Holder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act, and in the case of any Consenting 2029 Holder that is not a “U.S. person,” as defined in Rule 902 under the Securities Act, in an “offshore transaction,” as defined in Rule 902 under the Securities Act, in compliance with Regulation S; and

(f)             it acknowledges the Company Parties’ representation and warranty that the issuance and sale of the New Common Stock and any other securities issued pursuant to the Plan and the Restructuring Transactions is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder or Regulation S or pursuant to section 1145 of the Bankruptcy Code, as applicable.

Section 11.       Representations and Warranties of Company Parties. Each of the Company Parties represents, warrants, and covenants, jointly and severally, to each other Party that, as of the Execution Date:

(a)             the execution and delivery by it of this Agreement does not result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases of any Company Parties undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its Affiliates is a party;

(b)             the issuance and sale of the New Common Stock and any other securities pursuant to the Plan and the Restructuring Transactions is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder or Regulation S or pursuant to section 1145 of the Bankruptcy Code;

(c)             with respect to each Definitive Document that is a contract to which a Company Party is a party and assuming due authorization, execution and delivery of such Definitive Document by the other parties to such Definitive Document, such Definitive Document, when executed and delivered by the applicable Company Party, will constitute a legal, valid, binding instrument enforceable against such Company Party in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, whether in a proceeding at law or in equity; and

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(d)            except as would not materially adversely affect consummation of the transactions contemplated by this Agreement and the Definitive Documents, there are no legal, regulatory or governmental proceedings pending or, to the knowledge of the Company, threatened to which any Company Party is or could be a party or to which any of their respective property is or could be subject.

Section 12.        Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, severally, and not jointly, that, as of the Execution Date and as of the Plan Effective Date:

(a)             it is validly existing and in good standing under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)             except as expressly provided in this Agreement, the Bankruptcy Code, and applicable regulatory approvals, no consent or approval is required by any person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)             the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict with any Law or regulation applicable to it or with any of its certificates of incorporation, bylaws, limited liability company agreements, or other organizational documents;

(d)             except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)             it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(f)             the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part; and

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(g)             except as expressly provided by this Agreement, it is not party with the other Parties to this Agreement to any restructuring or similar agreements or arrangements regarding the indebtedness of any of the Company Parties that have not been disclosed to all Parties to this Agreement.

Section 13.        Termination Events.

13.01.        Required Consenting 2029 Holder Termination Events. The Required Consenting 2029 Holders may terminate this Agreement as to all Parties (or as otherwise indicated below) by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof, upon the occurrence of any of the following events (the “Required Consenting 2029 Holder Termination Events”):

(a)             the breach in any material respect by any Company Party or any other Consenting 2029 Holder of any of the representations, warranties, or covenants of such Company Party or such Consenting 2029 Holder, as applicable, set forth in this Agreement that materially and adversely affects such terminating Consenting 2029 Holder(s) and has not been cured (if susceptible to cure) before the earlier of (i) five Business Days after such terminating Consenting 2029 Holders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach and (ii) one calendar day prior to any proposed Plan Effective Date; provided, that this termination right may not be exercised by a Consenting 2029 Holder that is in material breach of this Agreement;

(b)             the Company Parties’ entry into, implementation, modification, amendment, or filing of, or making publicly available, any of the Definitive Documents in a form that does not comply with this Agreement, including Sections 3.01 and 3.02, which has not been cured within one Business Day;

(c)             if (i) any Company Party withdraws the Plan, (ii) any Company Party publicly announces its intention not to support the Plan and/or the Restructuring Transactions, (iii) any Company Party files, publicly announces, or executes a definitive written agreement with respect to an Alternative Transaction Proposal, (iv) any Company Party provides a Fiduciary Out Notice to the Ad Hoc Group Advisors, or (v) any Company Party enters an agreement or indication of a material commitment to pursue (including as may be evidenced by a term sheet, letter of intent, or similar document from or to a Company Party), or publicly announces its intent to pursue, an Alternative Transaction Proposal;

(d)             the issuance by any governmental authority, including the Bankruptcy Court or any regulatory authority or court of competent jurisdiction, of any Final Order that (i)(w) enjoins the consummation of or renders illegal the Restructuring Transactions or any material portion thereof, (x) would have a material adverse effect on the Company Parties’ businesses, (y) with respect to the Required Consenting 2029 Holders’ 2029 Debt Claims, declares any portion of such 2029 Debt Claims or any liens or collateral securing the 2029 Debt Claims invalid, unenforceable, or otherwise contesting the perfection or priority thereof, or (z) with respect to the Required Consenting 2029 Holders’ 2029 Debt Claims, grants any motion seeking avoidance, claw-back, recharacterization or subordination of such 2029 Debt Claims, and (ii) remains in effect for ten Business Days after the Required Consenting 2029 Holders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; provided, however, that this termination right shall not apply to or be exercised by any Consenting 2029 Holder that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

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(e)             any of the Definitive Documents, after completion, (i) contain terms, conditions, representations, warranties or covenants that are materially inconsistent with this Agreement (including the Restructuring Term Sheet) and the Plan (ii) shall have been amended or modified in a manner that is inconsistent with this Agreement (including the Restructuring Term Sheet) and the Plan, (iii) shall have been withdrawn, in each case, without the consent of the Required Consenting 2029 Holder(s) as required pursuant to Section 3 hereof that has not been cured (if susceptible to cure) within five Business Days after such terminating Required Consenting 2029 Holder(s) transmit(s) a written notice in accordance with Section 15.10 hereof detailing any of the foregoing;

(f)             if any of the Confirmation Order or the Cash Collateral Orders shall have been materially and adversely reversed, vacated or modified, without the prior written consent of the Required Consenting 2029 Holders as required pursuant to Section 3 hereof;

(g)             any Company Party or other Consenting 2029 Holder terminates this Agreement in respect of itself or another Consenting 2029 Holder, as applicable; provided, however, that a termination by a Consenting 2029 Holder shall constitute a Required Consenting 2029 Holder Termination Event only if, after giving effect to such termination, the Consenting 2029 Holders collectively hold less than two-thirds (66.7%) of the aggregate principal amount outstanding of the 2029 Term Loan Claims or the 2029 Notes Claims, as applicable;

(h)             the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting 2029 Holders in violation of its obligations under this Agreement;

(i)              if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated or permitted by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the immediately preceding clause (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

(j)              a Final Order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Debtors and such order materially and adversely affects any Debtor’s ability to operate its business in the ordinary course or consummate the Restructuring Transactions;

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(k)             a Company Party files or directly or indirectly supports another party in filing any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance, recharacterization, or subordination of, any portion of the 2029 Debt Claims held by such Consenting 2029 Holder or asserts any other Cause of Action against such Consenting 2029 Holder, or with respect or relating to such 2029 Debt Claims, the 2029 Debt Documents or any Loan Documents (as such term is defined in the 2029 Credit Agreement), or any First Priority Documents (as such term is defined in the 2029 Notes Indenture), as applicable, or the prepetition liens securing the 2029 Debt Claims or challenging the validity, enforceability, perfection, or priority of, or seeking avoidance, recharacterization, or subordination of, any portion of such Consenting 2029 Holders’ 2029 Debt Claims or asserting any other Cause of Action against such Consenting 2029 Holder, or with respect or relating to such 2029 Debt Claims or the prepetition liens securing such 2029 Debt Claims;

(l)             the occurrence of a termination event under the Cash Collateral Orders, or the termination or modification of any of the Cash Collateral Orders in a manner that is inconsistent with this Agreement;

(m)            any Debtor loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(n)             the Bankruptcy Court enters an order denying confirmation of the Plan, and such order remains in effect for five Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to the Consenting 2029 Holders under the Plan, the Consenting 2029 Holders and the Company Parties shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if the Required Consenting 2029 Holders have agreed to such cure (evidenced in writing, which may be by email) within five Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 13.01(n); provided, further, that nothing contained in this Section 13.01(n) shall be deemed to modify or extend any applicable Milestones;

(o)             the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting 2029 Holders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases, (iii) rejecting this Agreement, or (iv) dismissing one or more of the Chapter 11 Cases;

(p)             any Company Party consents to the standing of any party to assert any cause of action or bring a motion, application, adversary proceeding, or other action or proceeding on behalf of a Debtor challenging the extent, validity, priority and amount of such Consenting 2029 Holders’ 2029 Debt Claim;

(q)             any Company Party files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement or the Definitive Documents, and such motion, pleading, or related document has not been withdrawn, stayed, reversed, vacated or modified to be consistent with this Agreement after ten Business Days of the Company receiving written notice in accordance with Section 15.10 hereof that such motion, pleading, relief or related document is materially inconsistent with this Agreement;

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(r)              the Bankruptcy Court grants relief that is materially inconsistent with this Agreement, the Definitive Documents, or the Restructuring Transactions, and such materially inconsistent relief is not stayed, reversed, vacated, or modified to be consistent with this Agreement within seven Business Days after the date of such issuance; except if such relief is granted pursuant to a motion filed by the Consenting 2029 Holders;

(s)             the Bankruptcy Court enters any order finding or stating on the record, on a conclusive basis, that any material term of the Restructuring Transactions is unlawful or unenforceable or cannot be approved and such order or statement has not been stayed, reversed, vacated, or modified to be consistent with this Agreement five Business Days after the date of such issuance;

(t)             any Company Party terminates this Agreement in respect of itself;

(u)             any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of assets, acquisition of assets, or similar transaction, pays any dividends to the shareholders of Cumulus Media Inc., or incurs any indebtedness for borrowed money, in each case other than (i) the Restructuring Transactions, (ii) any disposition or acquisition of assets with a fair market value (individually or in the aggregate) of less than $250,000, (iii) any Permitted Transactions, or (iv) with the prior consent of the Required Consenting 2029 Holders;

(v)             any of the Company Parties enters into (i) any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, or (ii) any executory contract or lease (or series of related contracts or leases, or contracts or leases entered into as part of the same or a related transaction) providing for total aggregate payments or liabilities in excess of $3,000,000, in any consecutive 12-month period pursuant to the terms thereof, in each case other than with the prior consent of the Required Consenting 2029 Holders;

(w)            any of the Company Parties enters into any M&A Transaction or Asset Sales (other than the Permitted Transactions) without the prior consent of the Required Consenting 2029 Holders;

(x)             any of the Company Parties (i) settles, compromises, dismisses, or otherwise reaches a final disposition in, or (ii) makes any material change to its current legal strategy that would reasonably be expected to have a material impact on the outcome of, any material litigation, including the Nielsen Litigation, without the prior consent of the Required Consenting 2029 Holders; or

(y)             the Transaction Committee determines in good faith, in accordance with Section 7.01(z) of this Agreement, that the Debtors do not have the financial wherewithal to comply with Section 1129(a)(11) of the Bankruptcy Code; or

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(z)             the failure of the Company Parties to pay Ad Hoc Group Fees and Expenses as and when due in accordance with this Agreement, which has not been cured within three Business Days.

13.02.       Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties (except as otherwise provided below) upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence and continuation of any of the following events (the “Company Termination Events” and together with any Required Consenting 2029 Holder Termination Events, the “Termination Events”):

(a)             the breach in any material respect by one or more of the Consenting 2029 Holders of any of the representations, warranties, or covenants of the Consenting 2029 Holders set forth in this Agreement which (x) has not been cured (if susceptible to cure) before the earlier of (i) five Business Days after the terminating Company Party transmits a written notice in accordance with Section 15.10 of this Agreement detailing any such breach and (ii) one calendar day prior to any proposed Plan Effective Date, and (y) in the case of such a breach by a Consenting 2029 Holder, if, subsequent to such breach, non-breaching Consenting 2029 Holders continue to hold more than two-thirds in aggregate principal amount of each tranche of 2029 Debt Claims, the Company Parties may only terminate this Agreement as to the breaching Parties and their Related Funds;

(b)             the Consenting 2029 Holders entitled to vote on the Plan will have failed to timely vote their Company Claims/Interests in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided, that, this Company Termination Event will not apply if sufficient holders of Claims have timely voted (and not withdrawn) their Company Claims/Interests to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with Section 1126 of the Bankruptcy Code;

(c)             the Required Consenting 2029 Holders give notice of termination of this Agreement pursuant to Section 13.01 hereof;

(d)             the board of directors, member, or such similar governing body of any Company Party determines in good faith, based on the advice of outside counsel, and notifies the Ad Hoc Group Advisors, that proceeding with the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law; provided, that the applicable Company Party provides a Fiduciary Out Notice to the Ad Hoc Group Advisors within two Business Days after the date of such determination;

(e)             the Bankruptcy Court enters an order denying confirmation of the Plan, and such order remains in effect for five Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to the Consenting 2029 Holders under the Plan, the Consenting 2029 Holders and the Company shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if the Required Consenting 2029 Holders have agreed to such cure (evidenced in writing, which may be by email) within five Business Days of such denial, then no Company Party may terminate this Agreement pursuant to this Section 13.03(e); provided, further, that nothing contained in this Section 13.03(e) shall be deemed to modify or extend any applicable Milestones;

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(f)             any Consenting 2029 Holder files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement or the Definitive Documents, and such motion, pleading, or related document has not been withdrawn within ten Business Days of the Company receiving written notice in accordance with Section 15.10 of this Agreement that such motion, pleading, or related document is materially inconsistent with this Agreement; or

(g)             the issuance by any governmental authority, including the Bankruptcy Court or any regulatory authority or court of competent jurisdiction, of any Final Order that (i) enjoins the consummation of or renders illegal the Restructuring Transactions or any material portion thereof, and (ii) remains in effect for thirty Business Days after the terminating Company Party transmits a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; provided, however, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

13.03.        Termination Generally. No Party may terminate this Agreement based on an event caused by such Party’s own failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions).

13.04.        Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Required Consenting 2029 Holders and each Company Party.

13.05.        Automatic Termination. This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately upon the occurrence of the Plan Effective Date.

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13.06.        Effect of Termination. Except as set forth in Section 15.18 hereof, upon the occurrence of a Termination Date as to a Party, in any capacity, and other than as set forth in Section 13.05 hereof upon an automatic termination of this Agreement, this Agreement shall be of no further force and effect as to such Party, in every capacity, and each Party and its Affiliates subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement, in all capacities and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action, and any releases with respect to such Party will be null and void and without further force or effect; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of or non-performance of its obligations under this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; and (b) any obligations under this Agreement that expressly survive any such termination under this Agreement, including Section 15.18 hereof. Upon the occurrence of a Termination Date prior to the Plan Effective Date, any and all consents, directions, elections or ballots provided or tendered by the Parties subject to such termination with respect to the Restructuring Transactions, in each case before the Termination Date, shall be automatically deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, this Agreement, or otherwise, and such votes or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek an order of a court of competent jurisdiction or consent from the Company Parties or any other applicable Party allowing such change); provided, further, that the Scheduling Order shall provide for such withdrawal or change without Bankruptcy Court approval notwithstanding any requirement in the Bankruptcy Rules requiring permission of the Bankruptcy Court for a Consenting 2029 Holder to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company Parties and the other Parties shall consent to any attempt by such Consenting 2029 Holder to change or withdraw (or cause to change or withdraw) such vote at such time. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting 2029 Holders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (x) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting 2029 Holder, and (y) any right of any Consenting 2029 Holder or the ability of any Consenting 2029 Holder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or other Consenting 2029 Holder. Other than with respect to a termination pursuant to Section 13.02(d), no purported termination of this Agreement shall be effective under this Section 13.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement. Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(d) hereof or any Consenting 2029 Holder’s right to terminate this Agreement in accordance with Section 13.01(c).

13.07.        The Company Parties acknowledge that after the Petition Date, the giving of notice of termination and the exercise of any rights under this Agreement by any Party shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s right to argue that the giving of notice of termination or the exercise of any remedies was not proper under the terms of this Agreement. The Company Parties, to the extent enforceable, waive any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

Section 14.        Amendments and Waivers.

(a)             This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14. Any consent, modification, amendment, supplement, or waiver required to be provided pursuant to this Section 14 may be delivered by email from counsel.

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(b)             This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the Required Consenting 2029 Holders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting 2029 Holder as compared to the Company Claims/Interests held by other Consenting 2029 Holder, then the consent of each such affected Consenting 2029 Holder shall also be required to effectuate such modification, amendment, waiver, or supplement.

(c)             Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d)             Notwithstanding anything in this Agreement to the contrary, following the Plan Effective Date and the effective date of any other Definitive Document, any amendments, supplements, or modifications to such Definitive Document shall be in accordance with the terms of such Definitive Document and no longer be subject to the consent or approval rights set forth herein.

(e)             The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15.       Miscellaneous.

15.01.        Acknowledgement.

(a)             Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances of the Plan.

(b)             Notwithstanding any other provision in this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities.  Any such offer will be made only in compliance with all applicable securities Laws, and/or other applicable Law.

15.02.        Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, signature pages, and schedules attached hereto is expressly incorporated in, and made a part of, this Agreement, and all references to this Agreement shall include such exhibits, signature pages, and schedules.

15.03.        Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

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15.04.        Complete Agreement.  Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect to the subject matter of this Agreement, other than any Confidentiality Agreement.

15.05.        GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES OF ANY SUCH CONTRACTS. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the U.S. District Court for the Southern District of New York in New York City, New York or the state courts located therein, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of such court; (b) waives any objection to laying venue in any such action or proceeding in such court; and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court, solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

15.06.        Trial by Jury Waiver. Each of the Parties IRREVOCABLY waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of the Parties arising out of OR relating to THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

15.07.        Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08.        Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting 2029 Holders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting 2029 Holders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

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15.09.            Successors and Assigns; Third Parties.  Subject to Section 9 hereof, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto, and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to (and does) bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Unless as otherwise expressly stated or referred to herein, there are no third party beneficiaries under this Agreement. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity except as expressly permitted in this Agreement.

15.10.            Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)                 if to a Company Party, to:

Cumulus Media Inc. 780 Johnson Ferry Road NE,
Atlanta, Georgia, 30342
Attn:	Richard Denning, EVP, General Counsel & Secretary
E-mail address:	Richard.Denning@cumulus.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas New York, NY 10019
Attn:	Paul M. Basta, Jacob A. Adlerstein, Kyle J. Kimpler
E-mail address:	pbasta@paulweiss.com
jadlerstein@paulweiss.com
kkimpler@paulweiss.com

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(b)                 if to a Consenting 2029 Holder, to the notice address provided on such Consenting 2029 Holder’s signature page with copies to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn:	Scott J. Greenberg, Michael J. Cohen, Stephen D. Silverman
E-mail address:	sgreenberg@gibsondunn.com
mcohen@gibsondunn.com
ssilverman@gibsondunn.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11.            Independent Due Diligence and Decision Making. Each Consenting 2029 Holder hereby acknowledges for the benefit of the other Parties and their respective advisors that it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the securities that may be acquired by it pursuant to the transactions contemplated hereby and has had an opportunity to receive information from the Company Parties and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Each Consenting 2029 Holder hereby further confirms for the benefit of the other Parties and their respective advisors that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties and/or the Restructuring Transactions, and without reliance on any statement of any other Party (or such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Company Parties set forth in this Agreement.

15.12.            No Waiver and Inadmissibility. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, except as set forth in Section 13.05, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties fully reserve any and all of their rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce, or with regards to a breach of, its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.13.            Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.14.            Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of (a) the Company Parties under this Agreement are, in all respects, joint and several, and (b) the Consenting 2029 Holders under this Agreement are, in all respects, several and not joint.

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15.15.            Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.16.            Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at Law or in equity shall be cumulative and not alternative. The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

15.17.            Capacities of Consenting 2029 Holders. Each Consenting 2029 Holder has entered into this Agreement on account of all Company Claims/Interests that it holds or beneficially owns (directly or through discretionary accounts that it manages, advises, or subsidiary-advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests. The Parties acknowledge and agree that certain Consenting 2029 Holders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, acknowledge and agree that any obligations set forth in this Agreement of a Consenting 2029 Holder shall only apply to the relevant trading desk specified next to such Consenting 2029 Holder’s name on the signature page hereto, if applicable, and shall not apply to any other affiliate, trading desk, business group or representative of such Consenting 2029 Holder so long as appropriate information barriers are in place within such Consenting 2029 Holder to restrict the sharing of information within such Consenting 2029 Holder.

15.18.            Survival. For the avoidance of doubt, the Parties acknowledge and agree that if this Agreement is terminated, Section 13.06, Section 15, and any defined terms used in such Sections shall survive any termination of this Agreement, and such provisions shall continue in full force and effect in accordance with the terms hereof.

15.19.            Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or any applicable Consenting 2029 Holder, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20.            Public Disclosure. The Company Parties shall deliver drafts to counsel to the Consenting 2029 Holders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement to the general public (each a “Public Disclosure”) at least two Business Days before making any such disclosure, and counsel to the Consenting 2029 Holders shall be authorized to share such Public Disclosure with the Consenting 2029 Holders. Any Public Disclosure shall be reasonably acceptable to the Required Consenting 2029 Holders. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting 2029 Holder (including on the signature pages of the Consenting 2029 Holders, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting 2029 Holder without the prior written consent of such Consenting 2029 Holder or the order of a Bankruptcy Court or other court with competent jurisdiction; provided, however, that notwithstanding the foregoing, the Company Parties shall not be required to keep confidential the aggregate Claims/Interests holdings of all Consenting 2029 Holders, and each Consenting 2029 Holder hereby consents to the disclosure of the execution of this Agreement by the Company Parties, and the terms hereof, in the Plan, the Disclosure Statement filed therewith, and any filings by the Company Parties with the Bankruptcy Court, FCC, or as otherwise required by applicable Law or regulation, or the rules of any applicable stock exchange or regulatory body.

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15.21.            Relationship Among Parties.

(a)                 None of the Consenting 2029 Holders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, the Company Parties or their Affiliates, or any of the Company Parties’ or their Affiliates’ creditors or other stakeholders and, other than as expressly set forth in this Agreement, there are no commitments among or between the Consenting 2029 Holders. It is understood and agreed that any Consenting 2029 Holder may trade in any debt or equity securities of the Company Parties without the consent of the Company Parties or any other Consenting 2029 Holder, subject to applicable Laws, applicable provisions of the 2029 Debt Documents, and Section 9 of this Agreement. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting 2029 Holders or the Company Parties shall in any way affect or negate this understanding and agreement.

(b)                 The obligations of each Consenting 2029 Holder are several and not joint with the obligations of any other Consenting 2029 Holder. Nothing contained herein and no action taken by any Consenting 2029 Holder shall be deemed to constitute the Consenting 2029 Holders as a partnership, an association, a joint venture, or any other kind of group or entity, or create a presumption that the Consenting 2029 Holders are in any way acting in concert. The decision of each Consenting 2029 Holder to enter into this Agreement has been made by each such Consenting 2029 Holder independently of any other Consenting 2029 Holder.

(c)                 The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, voting or disposing of any securities of any of the Company Parties. The Consenting 2029 Holders are not part of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended or any successor provision), including any group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), with any other Party. For the avoidance of doubt, neither the existence of this Agreement, nor any action that may be taken by a Consenting 2029 Holder pursuant to this Agreement, shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting 2029 Holders are in any way acting in concert or as such a “group” within the meaning of Rule 13d-5(b)(1). All rights under this Agreement are separately granted to each Consenting 2029 Holder by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Signatures Follow]

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Company Parties’ Signature Page to
the Restructuring Support Agreement

Cumulus Media Inc., on behalf of itself and the Company Parties listed on Schedule 2 to the Agreement

By:	/s/ Francisco J. Lopez-Balboa
Name:	Francisco J. Lopez Balboa
Title:	Authorized Signatory

[Company Parties’ Signature Page to Restructuring Support Agreement]

Consenting 2029 Holders Signature Page to
the Restructuring Support Agreement

[Consenting 2029 Holders signature pages are on file with the Company]

[Consenting 2029 Holders Signature Page to Restructuring Support Agreement]

Schedule 1

Company Parties

The following wholly-owned entities shall constitute “Company Parties” under this Agreement

Debtors	Non-Debtors
Cumulus Media Inc.	2-L Corporation
Cumulus Media Intermediate Inc.	CMP Houston-KC LLC
Cumulus Media New Holdings Inc.	Cumulus Licensing Holding Company LLC
IncentRev-Radio Half Off LLC	Cumulus Licensing LLC
Cumulus Media Investments LLC	Nash Country, LLC
Cumulus Intermediate Holdings LLC	KLIF Lico, LLC
Broadcast Software International LLC	KPLX Lico, LLC
Consolidated IP Company LLC	Radio License Holding SRC LLC
Cumulus Radio Holding Company LLC	Radio License Holding CBC, LLC
IncentRev LLC	Radio License Holdings LLC
Cumulus Network Holdings LLC
Cumulus Radio LLC
WBAP-KSCS Assets, LLC
KLIF Broadcasting, LLC
Radio Metroplex, LLC
Cumulus Texas, LLC
Westwood One, LLC
Detroit Radio, LLC
DC Radio Assets, LLC
KLOS-FM Radio Assets, LLC
Chicago FM Radio Assets, LLC
San Francisco Radio Assets, LLC
Chicago Radio Assets, LLC
NY Radio Assets, LLC
Atlanta Radio, LLC
Minneapolis Radio Assets, LLC
LA Radio, LLC
Radio Assets, LLC
WPLJ Radio, LLC
CMP Susquehanna Radio Holdings LLC
CMP Susquehanna LLC
Cumulus Broadcasting LLC
Dial Communications Global Media, LLC
Radio Networks, LLC
Westwood One Radio Networks, LLC
CMP KC LLC
Susquehanna Pfaltzgraff LLC

Debtors	Non-Debtors
Catalyst Media, LLC
Susquehanna Media LLC
Susquehanna Radio LLC
CMI Receivables Funding LLC

Schedule 2

Milestones

The Restructuring Transactions shall be implemented in accordance with the following milestones (the “Milestones”), each of which shall only be extended or waived with the express prior written consent (email being sufficient) of the Required Consenting 2029 Holders and the Company Parties:

1.	The Debtors shall launch solicitation of creditor acceptance of the Plan by no later than March 4, 2026;

2.	The Petition Date shall take place on or before March 4, 2026;

3.	On the Petition Date, the Company Parties shall file the Plan, Disclosure Statement, Scheduling Motion, and the Cash Collateral Motion;

4.	As soon as practicable after the Petition Date, but in any event no later than three days thereafter, the Bankruptcy Court shall enter the Scheduling Order and the Interim Cash Collateral Order;

5.	No later than 30 days after the Petition Date, the Bankruptcy Court shall enter the Final Cash Collateral Order; provided that this Milestone may be extended by the Debtors by up to 25 days if the purpose of such extension is solely to align the hearing on the Final Cash Collateral Order with the Confirmation hearing.

6.	No later than 3 days following the Petition Date, the Debtors shall file a motion, in form and substance acceptable to the Required Consenting 2029 Holders seeking entry of an order authorizing the rejection of the Debtors’ New York office lease pursuant to section 365 of the Bankruptcy Code, with such rejection to be effective nunc pro tunc to the date of the filing of such motion;

7.	No later than 55 days after the Petition Date, the Bankruptcy Court shall enter the Confirmation Order; and

8.	As soon as practicable after entry of the Confirmation Order, but in any event no later than 75 days after entry of the Confirmation Order, the Plan Effective Date shall occur; provided, that this Milestone may be extended by the Debtors for up to an additional 120 days (for a total of 195 days after entry of the Confirmation Order), solely to the extent the Company Parties have otherwise complied with this Agreement (including the Restructuring Term Sheet) and the Definitive Documents and all conditions to the Plan Effective Date have been satisfied other than (i) the receipt of required regulatory or other governmental approvals and (ii) any conditions that, by their nature, can only be satisfied on the Plan Effective Date.

Exhibit A

Restructuring Term Sheet

Execution

CUMULUS MEDIA INC.

RESTRUCTURING TERM SHEET

MARCH 4, 2026

This term sheet (this “Restructuring Term Sheet”) describes the material terms of proposed restructuring transactions (collectively, the “Restructuring Transactions”) for Cumulus Media Inc. (the “Company”) and certain of its direct and indirect subsidiaries (together with the Company, the “Company Parties”). The Restructuring Transactions will be consummated on the terms, and subject to the conditions, set forth in the Restructuring Support Agreement entered into by the Company Parties and the Consenting Stakeholders and to which this Restructuring Term Sheet is appended (as amended, restated, amended and restated, supplemented, or otherwise modified, the “RSA”).1

This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and other definitive documents governing the Restructuring Transactions. Such definitive documents shall satisfy the requirements of all applicable securities laws, the Bankruptcy Code, and this Restructuring Term Sheet.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO SELL OR BUY, OR THE SOLICITATION OF AN OFFER TO SELL OR BUY ANY SECURITIES OR AN ACCEPTANCE OR SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS. NOTHING IN THIS RESTRUCTURING TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION, OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS, AND DEFENSES OF EACH PARTY HERETO. EXCEPT AS SET FORTH IN THE RSA, THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE A COMMITMENT TO PROVIDE, ACCEPT, OR CONSENT TO ANY FINANCING OR OTHERWISE CREATE ANY IMPLIED OR EXPRESS LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON ANY PARTY (OR ANY AFFILIATES OF A PARTY) AT LAW OR IN EQUITY, TO NEGOTIATE OR ENTER INTO DEFINITIVE DOCUMENTATION RELATED TO A RESTRUCTURING OR TO NEGOTIATE IN GOOD FAITH OR OTHERWISE.

THIS RESTRUCTURING TERM SHEET IS CONFIDENTIAL AND IS SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO AND BY THE RECIPIENTS OF THIS RESTRUCTURING TERM SHEET AND THE COMPANY ENTITIES (INCLUDING BUT NOT LIMITED TO ANY OBLIGATION TO INCLUDE THIS RESTRUCTURING TERM SHEET IN THE CLEANSING MATERIALS), AND MAY NOT BE SHARED WITH ANY THIRD PARTY WITHOUT THE CONSENT OF THE REQUIRED CONSENTING 2029 HOLDERS.

This Restructuring Term Sheet, together with the associated Restructuring Support Agreement, is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them elsewhere in this Restructuring Term Sheet or the RSA, as applicable.

Overview of Restructuring Transactions
Summary of Restructuring Transactions

The Company Parties and an ad hoc group of unaffiliated Consenting 2029 Holders (the “Ad Hoc Group”) represented by Gibson, Dunn & Crutcher LLP (“Gibson”) and Guggenheim Securities, LLC (“Guggenheim”) have agreed to support the Restructuring Transactions in accordance with this Restructuring Term Sheet and the RSA.

This Restructuring Term Sheet is attached to and incorporated into the RSA, and each of the Company Parties and the Consenting 2029 Holders consent to the terms and treatment set forth herein and shall be parties to the RSA.

The Restructuring Transactions shall be implemented pursuant to a prepackaged plan of reorganization (the “Plan”) filed in connection with voluntary cases (the “Chapter 11 Cases”) commenced by certain of the Company Parties (such Company Parties that file Chapter 11 Cases, the “Debtors”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The identity of those Company Parties that become Debtors shall also be agreed upon by the Company Parties and the Required Consenting 2029 Holders.

The Debtors, as reorganized pursuant to the Plan shall be referred to as the “Reorganized Debtors” and the Company, as reorganized pursuant to the Plan, which may be a successor to the Company or any entity established to acquire, directly or indirectly, all or a portion of the assets of the Company and/or its direct and indirect subsidiaries, shall be referred to as the “Reorganized Company”.

Current Capital Structure	The current capital structure of the Company Parties is as follows in pertinent part:
	•	ABL Claims. Indebtedness under that certain Credit Agreement, dated as of March 6, 2020 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Cumulus Media Intermediate Inc. (“Intermediate Holdings”), Cumulus Media New Holdings, Inc. (“Holdings”) and certain of its subsidiaries, as borrowers, Fifth Third Bank, as administrative agent and collateral agent (the “ABL Agent”), and the lenders from time to time party thereto (the “ABL Lenders”, and collectively with the ABL Agent, the “ABL Parties”), providing for a senior secured asset-based revolving credit facility (the “Existing ABL Facility”) in an aggregate amount of up to $125 million. As of the date hereof, approximately $55 million in unpaid aggregate principal amount and approximately $5 million in letters of credit is outstanding under the Existing ABL Facility.

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•	2029 Term Loan Claims. Term loans maturing in 2029 (the “2029 Term Loans, and the holders of the 2029 Term Loans, the “2029 Term Loan Lenders”) incurred under that certain Credit Agreement, dated as of May 2, 2024 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “2029 Credit Agreement”), by and among Intermediate Holdings, Holdings and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent (the “2029 Agent”), and the lenders from time to time party thereto. As of the date hereof, approximately $311.8 million in aggregate principal amount of 2029 Term Loans are outstanding under the 2029 Credit Agreement.
•	2029 Notes Claims. 8.00% senior secured first-lien notes due 2029 (the “2029 Notes”, and the holders of the 2029 Senior Notes, the “2029 Noteholders”) issued under that certain Indenture, dated as of May 2, 2024 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “2029 Notes Indenture”), by and among Holdings, as issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “2029 Trustee”). As of the date hereof, approximately $306.4 million in aggregate principal amount of 2029 Notes are issued and outstanding under the 2029 Indenture. The 2029 Term Loans and the 2029 Notes are referred to together herein as the “2029 Debt,” and the 2029 Term Loan Lenders and the 2029 Noteholders are referred to collectively herein as the “2029 Holders.”
•	2026 Term Loan Claims. Term loans maturing in 2026 (the “2026 Term Loans”, and the holders of the 2026 Term Loans, the “2026 Term Loan Lenders”) incurred under that certain Credit Agreement, dated as of September 26, 2019 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “2026 Credit Agreement”), by and among Intermediate Holdings, Holdings and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent (the “2026 Agent”), and the lenders from time to time party thereto. As of the date hereof, approximately $1.2 million in aggregate principal amount of 2026 Term Loans are outstanding under the 2026 Credit Agreement.
•	2026 Notes Claims. 6.75% senior notes due 2026 (the “2026 Notes”, and the holders of the 2026 Senior Notes, the “2026 Noteholders”) issued under that certain Indenture, dated as of June 26, 2019 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “2026 Notes Indenture”), by and among Holdings, as issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “2026 Trustee”). As of the date hereof, approximately $22.7 million in aggregate principal amount of 2026 Notes are issued and outstanding under the 2026 Indenture. The 2026 Term Loans and the 2026 Notes are referred to together herein as the “2026 Debt,” and the 2026 Term Loan Lenders and the 2026 Noteholders are referred to collectively herein as the “2026 Holders.”

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	•	Equity Interests. The shares of common stock of the Company outstanding as of the date on which the Chapter 11 Cases are commenced (the “Petition Date”), including the Class A Common Stock and Class B Common Stock (together, the “Common Stock” and, collectively with any issued and outstanding warrants, interests convertible into, exchangeable for, or otherwise entitling the holders thereof to receive, Common Stock, or other equity interests, such interests together with Common Stock, the “Existing Equity Interests”, and the holders of the Existing Equity Interests, the “Existing Equityholders”).
	•	Intercompany Interests. Direct and indirect interests in certain of the Company’s direct and indirect subsidiaries, other than the Existing Equity Interests (such interests, the “Intercompany Interests”).
Implementation	The Restructuring Transactions will be implemented subject to the terms of this Restructuring Term Sheet and the RSA as follows:
	•	The Company Parties, the Consenting 2029 Holders, or the respective advisors thereto will prepare all documentation necessary to consummate the Plan and commence and administer the Chapter 11 Cases, including, without limitation, the Plan, the Disclosure Statement, the Solicitation Materials, the First Day Pleadings, and all documentation related to the New Common Stock, Special Warrants, and Exit Financing, as applicable, which documentation will be in form and substance consistent with the RSA, including the consent and consultation rights contained therein.
	•	Prior to commencing the Chapter 11 Cases, the Company Parties shall launch a consent solicitation to all 2029 Holders and 2026 Holders, whereby, among other things, the Consenting 2029 Holders will vote to accept the Plan on account of any Claims they hold against the Company Parties.
	•	The effective date of the Restructuring Transactions (the “Effective Date”) will be the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with their terms and the Plan has been substantially consummated.

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	•	On the Effective Date, in accordance with the Amended and Restated Certificate of Incorporation of the Reorganized Company, the Reorganized Company shall issue new Class A Common Stock in the Reorganized Debtors (the “New Common Stock”); provided, that, solely to the extent necessary to obtain the Federal Communications Commission’s approval of the Restructuring Transactions, in lieu of some or all of the New Common Stock to be issued on the Effective Date, the Reorganized Company may issue warrants that are exercisable for New Common Stock (collectively, the “Special Warrants”), in each case, on terms acceptable to the Company and the Required Consenting 2029 Holders.
	•	On the Effective Date, the Reorganized Debtors and the ABL Parties shall enter into an amended and restated ABL Credit Facility (the “Restated ABL Credit Facility”), secured by a lien on the collateral and in the priorities identified on Exhibit B hereto, and otherwise in form and substance consistent with the ABL Commitment Letter and the RSA.
	•	On the Effective Date or as soon as reasonably practicable thereafter, holders of Claims and Interests shall receive the treatment described in this Restructuring Term Sheet.
Use of Cash Collateral	The ABL Agent and Consenting 2029 Holders shall consent to the use of cash collateral pursuant to interim and final cash collateral orders entered by the Bankruptcy Court (the “Cash Collateral Orders”), which orders shall be reasonably acceptable to the Company Parties, the ABL Parties and the Required Consenting 2029 Holders.
Exit Financing / Takeback Debt

On the Effective Date, or as soon as reasonably practicable thereafter, the Company shall cause to be issued $50 million in Exit Convertible Notes (the “Exit Notes”, and together with the Restated ABL Credit Facility, the “Exit Facilities”), the terms, conditions, and structure of which shall reflect the below and be otherwise in form and substance acceptable to the Required Consenting 2029 Holders and the Company Parties. The Exit Convertible Notes shall be secured by a lien on the collateral and in the priority set forth on Exhibit B hereto.

Interest Rate: At the Company’s election either (i) 10.00% payable in kind, or (ii) 8.00% payable in cash, in both cases payable semiannually.

Maturity: All obligations under the Exit Notes shall be due and payable in full on the fifth anniversary of the Effective Date.

Conversion Price / Mechanics: The Exit Notes shall be mandatorily convertible into New Common Stock upon any merger, acquisition, disposition, consolidation, or business combination involving all or substantially all of the Company Parties’ equity, assets, or businesses, in each case, whether in a single transaction or a series of related transactions (each, an “M&A Transaction”). The Exit Notes shall be converted at an exchange price equal to the midpoint of equity value as set forth in the valuation analysis supporting the Plan, taking into account the incurrence of the Exit Notes. The New Common Stock issued under a conversion of the Exit Convertible Notes shall dilute all then-existing equity.

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Call Protection: Callable at par plus accrued interest.

Other: The Exit Notes shall contain affirmative and negative covenants (including in respect of any liability management transactions) and events of default, in each case, as are acceptable to the Company Parties and the Required Consenting 2029 Holders; provided that any such affirmative and negative covenants shall not be more restrictive than those that are expressly included in the Restated ABL Credit Facility, unless otherwise consented to by the ABL Agent.

Asset Sales and Marketing Process	To the extent the Company Parties seek to sell or dispose of any assets, including those designated to be “non-core assets,” prior to the Effective Date (“Asset Sales”), any marketing process associated with such assets will be conducted in accordance with the consent rights set out in the RSA, and any such Asset Sales will be on terms acceptable to the Required Consenting 2029 Holders; provided, however, that the following transactions are not subject to the foregoing consent or approval requirements (collectively, the “Permitted Transactions”): (i) a sale or disposition of assets in a single transaction for aggregate consideration of less than $250,000; and (ii) any Asset Sale that is the subject of an executed definitive agreement as of the RSA effective date. The Company Parties shall give three (3) days’ notice of any Permitted Transactions to the Ad Hoc Group and the Transaction Committee.
Treatment of Claims and Interests
Administrative, Tax, Other Priority and Other Secured Claims	Except to the extent a holder agrees to less favorable treatment, all such Claims shall be paid in full in cash on the Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors, in consultation with the Required Consenting 2029 Holders and the ABL Agent.
ABL Facility Claims	•	Treatment. On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Facility and each holder of an ABL Facility Claim shall receive its pro rata share of new loans under the Restated ABL Credit Facility, which shall be issued in an amount equal to the allowed ABL Facility Claims.
	•	Voting. Each holder of an ABL Facility Claim will be impaired and entitled to vote to accept or reject the Plan.
2029 Secured Claims	•	Classification: The “2029 Secured Claims” class shall consist of that portion of Claims under the 2029 Credit Agreement and 2029 Indenture that are Secured.[2]

[2]	“Secured” means any Claim to the extent (a) secured by a lien on property in which the Debtor has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a final order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code or (b) allowed, pursuant to the Plan or a final order of the Bankruptcy Court, as a secured Claim.

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	•	Treatment. On the Effective Date, or as soon as reasonably practicable thereafter, each holder of a 2029 Secured Claim shall receive its pro rata share of (a) the Exit Notes, and (b) the New Common Stock and/or Special Warrants, which New Common Stock (inclusive of the shares issuable upon the full exercise of the Special Warrants), will constitute, in the aggregate, 95% of the New Common Stock issued on the Effective Date, subject to dilution on account of the MIP Equity.
	•	Voting. Each holder of a 2029 Secured Claim shall be impaired and entitled to vote to accept or reject the Plan.
	•	Allowance. The 2029 Secured Claims shall be deemed allowed on the Effective Date in the aggregate amount of $168,579,947 (the “2029 Secured Claim Amount”).
Other Funded Debt Claims	•	Classification. The “Other Funded Debt Claims” class shall consist of (a) all Claims under the 2026 Credit Agreement and 2026 Indenture and (b) that portion of Claims under the 2029 Credit Agreement and 2029 Indenture that are not Secured (the “2029 Deficiency Claims”).
	•	Treatment. On the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Other Funded Debt Claim shall receive its pro rata share of the New Common Stock and/or Special Warrants, which New Common Stock (inclusive of the shares issuable upon the full exercise of the Special Warrants), will constitute, in the aggregate, 5% of the New Common Stock issued on the Effective Date, subject to dilution on account of the MIP Equity; provided, however, that any distributions owing to 2026 Term Loan Lenders shall be turned over to the 2029 Term Loan Lenders and the 2029 Noteholders in accordance with that certain Junior Lien Intercreditor Agreement, dated as of May 2, 2024.
	•	Voting. Each holder of an Other Funded Debt Claim shall be impaired and entitled to vote to accept or reject the Plan.
	•	Allowance. The Other Funded Debt Claims shall be deemed allowed on the Effective Date in the following amounts: (a) the 2026 Debt Claims shall be allowed in the aggregate principal amount of $24,192,471, and (b) the 2029 Deficiency Claims shall be allowed in the aggregate principal amount of $470,321,003.
General Unsecured Claims	•	Treatment. Each holder of a General Unsecured Claim shall be paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim.

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	•	Voting. Unimpaired. Each holder of a General Unsecured Claim will be unimpaired and be conclusively deemed to accept the Plan.
Existing Equity Interests	•	Treatment. On the Effective Date, all Existing Equity Interests will be cancelled and the holders of such interests shall not receive or retain any distribution, property, or other value.
	•	Voting. Impaired. Each holder of Existing Equity Interests will be impaired and be conclusively deemed to reject the Plan.
Intercompany Claims	•	Treatment. All claims against a Debtor held by another Debtor (the “Intercompany Claims”) shall be adjusted, continued, or discharged, as determined by the Debtors, in consultation with the Required Consenting 2029 Holders.
	•	Voting. Unimpaired/Impaired. Each holder of an allowed Intercompany Interest will be deemed to have accepted the Plan or deemed to have rejected the Plan.
Intercompany Interests	•	Treatment. All Intercompany Interests shall be reinstated for administrative convenience or cancelled, as determined by the Debtors in consultation with the Required Consenting 2029 Holders.
	•	Voting. Unimpaired/Impaired. Each holder of an allowed Intercompany Interest will be deemed to have accepted the Plan or deemed to have rejected the Plan.
Other Terms
Governance	•	Transaction Committee. As a condition precedent to the effectiveness of the RSA, the Company Parties shall constitute a committee of the board of directors (the “Transaction Committee”) comprised of three (3) directors, each of whom is an “independent director” under applicable law, exchange rules and the Company’s governance documents, which Transaction Committee shall include (i) one pre-existing independent director selected by the Board and (ii) two (2) new independent directors chosen by the Company from a slate of four nominees[3] proffered by the Required Consenting 2029 Holders (the “New Directors”), one of whom shall be an Industry Director and one of whom shall be a Restructuring Director. The Transaction Committee shall be duly authorized and delegated with authority to assess, review, provide input on negotiations of, and recommend to the full Board (i) any M&A Transactions or Asset Sales (in each case, other than Permitted Transactions), (ii) the incurrence of professional fees and any professional fee budget, (iii) the entry into, termination or amendment of, material contracts, (iv) any additional and/or subsequent financing, and (v) any settlement or material change to the Company’s current legal strategy with respect to any material litigation, (collectively, the “Transaction Committee Matters”). The Transaction Committee’s consent shall be required in connection with the Transaction Committee Matters and the Confirmation Order shall contain a consent right in favor of the Transaction Committee over the Transaction Committee Matters; provided, that the Transaction Committee shall not have authority to enter into any definitive agreements binding the Company (including with respect to any Transaction Committee Matters) without the prior authorization of the full board of directors (the “Board”). The New Directors shall not be on the Board’s Restructuring Committee, which shall be disbanded as a condition precedent of the effectiveness of the RSA. For the avoidance of doubt, the New Directors shall have access to all historical Board and Board committee materials, minutes, and resolutions.

3	The slate of four directors shall be comprised of two directors with media industry expertise (the “Industry Directors”) and two directors with restructuring transaction expertise (the “Restructuring Directors”).

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•

Nielsen Matters. All members of the Board, including the New Directors, shall be permitted to join any Board meeting (including with external counsel) in which the Board and/or management shall discuss or consider the Nielsen Litigation or any material transactions with Nielsen. The management team shall meet with the New Directors within fourteen (14) days of their appointment to the Board to provide background and the current status of the Nielsen Litigation (the “Initial Meeting”). After the Initial Meeting, (i) the full Board shall meet at least once every fourteen (14) days to discuss any updates with respect to the Nielsen Litigation, and (ii) upon the request of the New Directors, management shall meet with the New Directors (and any other Board members wishing to join) at least once per month to provide additional information on the Nielsen Litigation and address questions related thereto.

•	Approval of M&A Transactions or Asset Sales. The Company Parties shall not enter into any M&A Transaction or Asset Sales (other than the Permitted Transactions) without the prior written consent of the Required Consenting 2029 Holders and the Transaction Committee.
•

 The New Board of the Reorganized Company. The board of directors or managers, as applicable, of the Reorganized Company (the “New Board”) shall be determined and selected by the Required Consenting 2029 Holders, in their sole discretion, including with respect to size, composition, and identity of members. The members of the New Board shall be designated by the Required Consenting 2029 Holders following an in-person meeting between the proposed director and the Chief Executive Officer of the Company at a time and location that is convenient to such candidate prior to such designation; provided, however, that such meetings may be conducted via videoconference to the extent necessary to prevent unreasonable delay.

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• The Reorganized Company. The corporate form and jurisdiction of incorporation of the Reorganized Company shall be acceptable to the Required Consenting 2029 Holders. The Reorganized Company shall be a private company (unless otherwise agreed among the Company and the Required Consenting 2029 Holders).
Tax Matters	The parties will work together in good faith and will use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax efficient manner in accordance with Section 5.01(g) and Section 7.01(t) of the RSA.
Management Incentive Plan	On the Effective Date, the Reorganized Company shall adopt a management incentive plan (the “MIP”), which shall reserve 10% of the New Common Stock (the “MIP Equity”), on a fully diluted basis. The material terms and conditions of the MIP shall be fixed by the New Board in its sole discretion, including with respect to the participants, allocation, timing, vesting terms and the form and structure of the options, warrants, and/or equity compensation to be provided thereunder, except as otherwise provided herein (including, for the avoidance of doubt, in the “Employee Matters Term Sheet” which is attached as Exhibit A hereto).
Employment Agreements; Other Employee Matters

All officers and other employees of the Company Parties immediately prior to the Effective Date shall be retained in their existing positions following the Effective Date under their existing employment agreements, or any amended employment agreements pursuant to the Employee Matters Term Sheet, if applicable (the “Existing Employment Agreements”). The Existing Employment Agreements and severance policies, and all employment and service provider, compensation, bonus, retention, equity, benefit, pension and/or welfare plans and similar plans, policies, programs, agreements and arrangements of the Company Parties applicable to the Company Parties’ current or former officers, directors, members, partners, employees, service providers, or retirees (collectively, the “Employment Plans”), shall be maintained, continued in full force and effect, and assumed by the Reorganized Debtors.

Except as otherwise agreed between the Company and the Required Consenting 2029 Holders or as set forth in the Employee Matters Term Sheet, the Existing Employment Agreements and Employment Plans shall be assumed (and as applicable, assigned) to the Reorganized Debtors pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan. All claims arising from the Employment Plans shall be unimpaired.

Definitive Documents	This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the definitive documentation governing the Restructuring Transactions. The documents implementing the Restructuring Transactions shall be consistent with this Restructuring Term Sheet and the RSA, as applicable, and shall be subject to the consent requirements set forth in the RSA (collectively, the “Definitive Documents”).

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Milestones	The Restructuring Transactions shall be effectuated in accordance with the Milestones set forth in the RSA.
Governing Law and Forum	New York governing law and consent to exclusive New York jurisdiction. Notwithstanding the preceding sentence, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with the Restructuring Transactions from and after the Petition Date.
Exemption from SEC Registration	The issuance of all securities in connection with the Plan will be exempt to the extent permitted under section 1145 of the Bankruptcy Code and otherwise pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or Regulation D thereunder.
Conditions Precedent to Consummation of the Plan

The Plan shall contain customary conditions to effectiveness, including, among others conditions precedent in form and substance acceptable to the Company Parties, ABL Agent, and Required Consenting 2029 Holders:

	•	The RSA shall not have been terminated and shall be in full force and effect;
	•	The Plan, and all documentation with respect to the Plan (including all documents contained in any supplement thereto, including any exhibits, schedules, amendments, modifications or supplements thereto), and all other Definitive Documents shall have been executed and/or effectuated, shall be in form and substance consistent with the RSA, including the consent rights provided therein, and any conditions precedent related thereto or contained therein shall have been satisfied and not be subject to any unfulfilled conditions prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived;
•

The Bankruptcy Court shall have entered the Disclosure Statement Order and the Confirmation Order, each in form and substance consistent with the RSA, including the consent rights provided for therein, and the Confirmation Order shall not be stayed, modified, or vacated, and shall not be subject to any pending appeal, and the appeals period for the Confirmation Order shall have expired;

	•	The Company Parties shall have paid or reimbursed all reasonable and documented fees and expenses of the Ad Hoc Group in connection with the Restructuring Transactions, including the reasonable and documented fees and expenses of Ad Hoc Group Professionals (as defined herein) in full in cash;
	•	The New Common Stock to be issued and/or delivered on the Effective Date shall have been validly issued by the Reorganized Company; and
	•	The Company Parties shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, and all applicable regulatory or government imposed waiting periods shall have expired or been terminated.

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Waiver of Conditions Precedent	Any of the foregoing conditions to consummation of the Restructuring Transactions may be waived in writing by the Company Parties, the Required Consenting 2029 Holders and, with respect to any condition precedent that directly affects the rights or releases of the ABL Parties or the ABL Agent, the ABL Agent.
D&O Liability Insurance Policies & Indemnification

The Company Parties shall maintain and continue in full force and effect all insurance policies for directors’, managers’, and officers’ liability (the “D&O Liability Insurance Policies”). All indemnification provisions in existence as of the date of the RSA for current and former directors, managers, officers, employees, members, agents, and partners of the Company Parties (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, the “Indemnification Provisions”) shall be reinstated and remain intact and irrevocable and shall survive the Effective Date.

All claims arising from the D&O Liability Insurance Policies and such Indemnification Provisions shall survive the Effective Date and be unimpaired under the Plan, and the Company Parties shall use reasonable good faith efforts to obtain any insurer consents, if any, required to assume the D&O Liability Insurance Policies.

Releases	The Plan shall include customary releases and exculpations in favor of the Company Parties, Consenting 2029 Holders, the ABL Agent, the ABL Parties, any other parties to the RSA, and each of their respective current and former officers, directors, employees, estate fiduciaries and advisors.
Professional Fees and Expenses	The Company Parties shall pay all reasonable and documented fees and expenses of the Ad Hoc Group in connection with the Restructuring Transactions (including all prior restructuring proposals) on an ongoing basis in full in cash and as of the Effective Date, including the reasonable and documented fees and expenses of (i) Gibson, as counsel to the Ad Hoc Group; (ii) Guggenheim, as financial advisor to the Ad Hoc Group; (iii) any regulatory counsel to the Ad Hoc Group; and (iv) one local counsel retained in connection with the Chapter 11 Cases in any relevant jurisdictions, as applicable (collectively, with any other advisors retained by the Ad Hoc Group with the consent of the Company Parties (not to be unreasonably withheld, conditioned, or delayed), the “Ad Hoc Group Professionals”), regardless of whether the Effective Date occurs.

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Exhibit A

Employee Matters Term Sheet

Assumption of Employment Agreements and Employment Plans	Except as set forth herein, the Reorganized Debtors shall assume all Employment Agreements and Employment Plans on the Effective Date
Amended CEO Employment Agreement

•     On the Confirmation Date, the Company shall enter into an amended employment agreement with Mary Berner (the “Amended CEO Agreement”), which shall make the following amendments to her existing employment agreement:

•    Base Salary shall be reduced from $1,450,000 to $1,250,000

•    Annual Target Bonus shall be reduced from $1,450,000 to $1,250,000, and shall be capped at 200% of Base Salary;

•    Severance paid in lump sum, subject to compliance with Section 409A of the Tax Code

•    The severance multiple for a non-change in control severance event shall be changed from 1.5x to 1.75x

•    The severance multiple for a change in control severance event shall be changed from 2.5x to 2.25x

•    The following new provisions shall be added:

•    The CEO shall forfeit all amounts and entitlements previously awarded under the Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan (as amended and restated effective April 26, 2023, and hereinafter, the “LTI Plan”);

•     The New Board shall, in good faith, allocate, grant and issue awards under the MIP to the CEO within 90 days following the Effective Date (the “CEO MIP Allocation”). If CEO elects not to accept the CEO MIP Allocation approved by the New Board, the CEO shall have “Good Reason” to resign upon written notice to the Company (a “MIP Resignation”).

•     A MIP Resignation shall constitute a “Good Reason” termination for all purposes under the Amended CEO Agreement, the MIP and any other applicable equity or incentive arrangements; provided, however, that the severance multiple applicable to the CEO upon a MIP Resignation shall be 1.0x. A Good Reason termination for other reasons shall have the multiple set forth above.

•     No other changes shall be made to the CEO’s current employment agreement.

•     Pursuant to the Confirmation Order, and as part of an integrated settlement of all issues and disputes addressed in the Plan pursuant to Bankruptcy Rule 9019, the Debtors shall assume the Amended CEO Agreement.

Amended CFO Employment Agreement

• On the Confirmation Date, the Company shall enter into an amended employment agreement with Frank Lopez-Balboa (the “Amended CFO Agreement”), which shall make the following amendments to his existing employment agreement:

• Base Salary shall be reduced from $800,000 to $700,000

• Annual Target Bonus shall be reduced from $800,000 to $700,000, and shall be capped at 200% of Base Salary

• Severance payable in lump sum, subject to compliance with Section 409A of the Tax Code

• The severance multiple for a non-change in control severance event shall be changed from 1.5x to 1.0x

• The severance multiple for a change in control severance event shall be changed from 2.0x to 1.5x

• The following new provisions shall be added:

• The CFO shall forfeit all amounts and entitlements previously awarded under the LTI Plan.

• No other changes shall be made to the CFO’s current employment agreement.

• Pursuant to the Confirmation Order, and as part of an integrated settlement of all issues and disputes addressed in the Plan pursuant to Bankruptcy Rule 9019, the Debtors shall assume the Amended CFO Agreement

MIP Requirements

• MIP Pool: 10% of New Common Stock, on a fully diluted basis (the “MIP Pool”), shall be reserved for issuance of awards under the MIP to employees of Reorganized Debtors and to independent members of the CMI board of directors (the “Board”), as determined in good faith by the New Board

• MIP Allocation: The New Board, in consultation with the CEO, shall in good faith allocate, grant and issue a portion of the MIP Pool within 90 days of the Effective Date. If the New Board’s allocation and grant (including the form and terms of such award) of the MIP Pool does not occur within 90 days of the Effective Date, then each existing employee participant in the LTI Plan shall have “Good Reason” to resign from employment and receive their existing contractual cash severance entitlements

Exhibit B

Exit Facilities Collateral Description

Secured Debt	Collateral Description
Restated ABL Credit Facility	As set forth in the ABL Commitment Letter and ABL Term Sheet, the Restated ABL Credit Facility shall be secured by first-priority liens and security on all present and after acquired property (whether tangible, intangible, real, personal or mixed) of the Reorganized Debtors, wherever located, upon which a lien is granted and created under any Security Document (the “ABL Collateral”); provided, however, that the Restated ABL Credit Facility and the Exit Notes shall be secured on a pari passu basis by a first-priority lien on the equity of the ultimate parent of the Reorganized Company and any other assets as mutually agreed by the ABL Agent and the Required 2029 Consenting Holders (such assets, the “Shared First Lien Collateral”); provided further, that pursuant to an intercreditor agreement in form and content satisfactory to Fifth Third, the holders of the Exit Notes will be subject to a customary 180 day standstill period before they are entitled to exercise any remedies against the Shared First Lien Collateral.
Exit Notes	The Exit Notes shall be secured by second-priority liens and security on ABL Collateral that are junior in all respects to the liens securing the Restated ABL Credit Facility; provided, however, that the Restated ABL Credit Facility and the Exit Notes shall be secured on a pari passu basis by a first-priority lien on Shared First Lien Collateral; provided further, that pursuant to an intercreditor agreement in form and content satisfactory to Fifth Third and the Required Consenting 2029 Holders, the holders of the Exit Notes will be subject to a customary 180 day standstill period before they are entitled to exercise any remedies against the Shared First Lien Collateral.

Exhibit B

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 4, 2026 (the “Agreement”)1 by and among Cumulus Media Inc., the other Company Parties, and the Consenting 2029 Holders party thereto, and agrees to be bound by the terms and conditions of the Agreement as a Consenting 2029 Term Loan Lender or a Consenting 2029 Noteholder and shall be deemed a “Consenting 2029 Holder” and a “Party” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of this Form of Joinder and any further date specified in the Agreement.

The Joinder Party shall deliver an executed copy of this joinder agreement (the “Joinder”) and provide notice to the Parties consistent with Section 15.10 of the Agreement.

This Joinder shall be governed by the governing law set forth in the Agreement.

[Remainder of Page Intentionally Left Blank]

1 Capitalized terms not used but not otherwise defined in this joinder shall have the meanings ascribed to such terms in the Agreement.

Execution

Date Executed:

[JOINDER PARTY]

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2029 Term Loan Claims
2029 Notes Claims
Interests in the Company
Other Disclosable Economic Interests

Execution

Exhibit C

Form of Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 4, 2026 (the “Agreement”)1 by and among Cumulus Media Inc., the other Company Parties, and the Consenting 2029 Holders party thereto, and agrees to be bound by the terms and conditions of the Agreement as a Consenting 2029 Term Loan Lender or a Consenting 2029 Noteholder, as applicable, and shall be deemed a “Consenting 2029 Holder” and a “Party” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of the Transfer, including the agreement to be bound by the vote of the transferor if such vote was cast before the effectiveness of the Transfer discussed in this Transfer Agreement.

The Transferee shall deliver an executed copy of this Transfer Agreement and provide notice to the Parties consistent with Section 15.10 of the Agreement.

This Transfer Agreement shall be governed by the governing law set forth in the Agreement.

[Remainder of Page Intentionally Left Blank]

1 Capitalized terms not used but not otherwise defined in this joinder shall have the meanings ascribed to such terms in the Agreement.

Execution

Date Executed:

[TRANSFEREE]

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2029 Term Loan Claims
2029 Notes Claims
Interests in the Company
Other Disclosable Economic Interests

EXHIBIT C

CORPORATE STRUCTURE CHART

Cumulus Media – Estimated Capitalization as of March [4], 2026			
	Amount ($)	Maturity	Rate
ABL Facility	55,000,000	Mar-01-2029	USD SOFR + 1.000%
2029 Term Loans	311,844,954	May-02-2029	USD SOFR + 5.000%
2029 Senior Secured Notes	306,375,000	May-02-2029	8.00%
2026 Term Loans	1,202,709	Mar-31-2026	USD SOFR + 3.750%
2026 Unsecured Notes	22,697,000	Jul-01-2026	6.750%

CUMULUS MEDIA

Legend
ABL Revolving Facility Borrowers
ABL Revolving Facility Guarantor
2029 Term Loan Borrowers
2029 Term Loan Guarantor
2026 Term Loan Borrowers
2026 Term Loan Guarantor
2029 Notes Issuer
2029 Notes Guarantors
2026 Notes Issuer
2026 Notes Guarantors
Public Equity Issuer
FCC License Holder
Debtor

Cumulus Media Inc. (DE)
Cumulus Media Intermediate Inc. (DE)
Cumulus Media New Holdings Inc.(DE)
IncentRev-Radio Half Off LLC (DE)
Cumulus Media Investments LLC (DE)
Cumulus Intermediate Holdings LLC (DE)
Broadcast Software International LLC (DE)
Consolidated IP Company LLC (DE)
Cumulus Radio Holding Company LLC (DE)
IncentRev LLC (DE)
Cumulus Network Holdings LLC (DE)
Cumulus Radio LLC (DE)
Cumulus Licensing Holding Company LLC (DE)
WBAP-KSCS Assets, LLC (DE)
KLIF Broadcasting, LLC (DE)
Radio Metroplex, LLC (DE)
Cumulus Texas, LLC (TX)
Detroit Radio, LLC (DE)
KLOS-FM Radio Assets, LLC (DE)
San Francisco Radio Assets, LLC (DE)
NY Radio Assets, LLC (DE)
Radio License Holdings LLC (DE)
LA Radio, LLC (DE)
WPLJ Radio, LLC (DE)
20%
Deer Point Tower Venture, LLC (ID)
2-L Corporation (LA)
Radio License Holding CBC, LLC (DE)
Cumulus Broadcasting LLC (DE)
KLIF Lico, LLC (DE)
KPLX Lico, LLC (DE)
Westwood One, LLC (DE)
DC Radio Assets, LLC (DE)
Chicago FM Radio Assets, LLC (DE)
Chicago Radio Assets, LLC (DE)
Atlanta Radio, LLC (DE)
Minneapolis Radio Assets, LLC (DE)
Radio Assets, LLC (DE)
CMP Susquehanna Radio Holdings LLC (DE)
Dial Communications Global Media, LLC (DE)
Radio Networks, LLC (DE)
Nash Country, LLC (DE)
Westwood One Radio Networks, LLC (DE)
22.22%
Shoreview FM Group (MN)
CMP Susquehanna LLC (DE)
Cumulus Licensing LLC (DE)
Catalyst Media, LLC (DE)
CMI Receivables Funding LLC (DE)
50%
Radar / Cumulus Entertainment LLC (DE)
CMP KC LLC (DE)
Susquehanna Pfaltzgraff LLC (DE)
CMP Houston-KC LLC (DE)
Susquehanna Media LLC (DE)
Susquehanna Radio LLC (DE)
Radio License Holding SRC LLC (DE)

Following the merger of Cumulus Intermediate Holdings LLC ("CIH") and ABC Radio Holdings on or around June 2007, CIH, in order to comply with certain FCC ownership rules, formed a trust and assigned to it certain of CIH's FCC licenses. Such trust is administered by trustee The Last Bastion Station Trust, LLC, an independent Delaware limited liability company ("Last Bastion"), for the benefit of CIH, its beneficiary. As of the date hereof, two (2) FCC licenses remain in the trust, and the Last Bastion continues to operate two (2) stations in the Little Rock, AR market.

EXHIBIT D

VALUATION ANALYSIS

Exhibit D: Reorganized Debtors’ Valuation Analysis1

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

At the Debtors’ request, Moelis & Company LLC (“Moelis”) performed a valuation analysis to estimate the enterprise value of the Reorganized Debtors on a going concern basis as of September 30, 2026 (the “Enterprise Value”).

The valuation analysis set forth herein (this “Valuation Analysis”) is based on information as of February 23, 2026 and is based on the business plan prepared by the Debtors’ management.

Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Moelis’ view, as of February 23, 2026, was that the Enterprise Value of the Reorganized Debtors, as of an assumed valuation date, for purposes of Moelis’ valuation analysis, of September 30, 2026 (the “Assumed Valuation Date”), would be in a range between $160 million and $220 million. After adjusting for net debt including the senior secured asset-based revolving credit facility and the convertible notes, the implied equity value (the “Equity Value”) would be in a range between $89 million and $149 million.

Moelis’ views are necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Moelis as of the date of its analysis February 23, 2026. It should be understood that, although subsequent developments may affect Moelis’ views, Moelis does not have any obligation to update, revise, or reaffirm its analysis or its estimate.

Moelis’ analysis is based, at the Debtors’ direction, on a number of assumptions, including, among other assumptions, that: (a) the Debtors will be reorganized in accordance with the Plan which will be effective on the Assumed Valuation Date; (b) the Reorganized Debtors will achieve the results set forth in the Debtors’ management’s financial projections attached as Exhibit F to this Disclosure Statement (the “Financial Projections”) for 2026 through 2028 (the “Projection Period”) provided to Moelis by the Debtors; (c) the Reorganized Debtors’ capitalization and available cash will be as set forth in the Plan and this Disclosure Statement; and (d) the Reorganized Debtors will be able to obtain all future financings, on the terms and at the times, necessary to achieve the results set forth in the Financial Projections. Moelis makes no representation as to the achievability or reasonableness of such assumptions. In addition, Moelis assumed that there will be no material changes in economic, monetary, market, and other conditions as in effect on, and the information made available to Moelis, as of, February 23, 2026 through the Assumed Valuation Date.

1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1

Moelis assumed, at the Debtors’ direction, that the Financial Projections prepared by the Debtors’ management were reasonably prepared on a basis reflecting the Debtors’ management’s best currently available estimates and judgments as to the future financial and operating performance of the Reorganized Debtors. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Financial Projections and, as a result, the actual enterprise value and/or equity value of the Reorganized Debtors may be materially higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value and/or equity value of the Reorganized Debtors.

The estimated Enterprise Value and Equity Value set forth above represent the hypothetical enterprise value and equity value of the Reorganized Debtors as the continuing operators of the business and assets of the Debtors, after giving effect to the Plan, based on consideration of certain valuation methodologies as described below. The estimated Enterprise Value and Equity Value in this section do not purport to constitute an appraisal or necessarily reflect the actual market values that might be realized through a sale or liquidation of the Reorganized Debtors, their securities or their assets, which may be materially higher or lower than the estimated value ranges herein. The actual value of an operating business such as the Reorganized Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and may fluctuate with changes in various factors affecting the financial condition and prospects of such a business.

In conducting its analysis, Moelis, among other things: (a) reviewed certain publicly available business and financial information relating to the Reorganized Debtors that Moelis deemed relevant; (b) reviewed Financial Projections, furnished to Moelis by the Debtors; (c) reviewed the projected capitalization of the Reorganized Debtors; (d) conducted discussions with members of senior management and representatives of the Debtors concerning the matters described in clauses (a) and (c) of this paragraph, as well as their views concerning the Debtors’ business and prospects before giving effect to the Plan, and the Reorganized Debtors’ business and prospects after giving effect to the Plan; (e) reviewed publicly available financial and stock market data for certain other companies in lines of business that Moelis deemed relevant; (f) reviewed a draft of the Plan dated February 20, 2026 and (g) conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate. In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis and, with the consent of the Debtors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Debtors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance- sheet, tax-related or otherwise) of the Reorganized Debtors nor was Moelis furnished with any such evaluation of appraisal. Moelis also assumed, with the Debtors’ consent, that the final form of the Plan does not differ in any respect material to its analysis from the draft of the Plan that Moelis reviewed.

2

The estimated Enterprise Value and Equity Value in this section do not constitute a recommendation to any Holder of a Claim or Interest as to how such Holder of a Claim or Interest should vote or otherwise act with respect to the Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated Enterprise Value and Equity Value set forth herein do not constitute an opinion as to fairness from a financial point of view to any Holder of a Claim or Interest of the consideration to be received by such Holder of a Claim or Interest under the Plan, if any, or of the terms and provisions of the Plan.

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Valuation Methodologies

In preparing its valuation, Moelis performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by Moelis, which consisted of: (a) a selected publicly traded companies analysis; and (b) a discounted unlevered cash flow analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Moelis. Moelis also reviewed publicly disclosed merger and acquisition transactions for targets operating in the radio broadcast sector, but concluded that there was either inadequate financial information disclosed to approximate value or the targets did not have comparable operating and financial characteristics to the Reorganized Debtors. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. As such, Moelis’ valuation analysis must be considered as a whole. Reliance on only one of the methodologies used, or portions of the analysis performed, could create a misleading or incomplete conclusion as to enterprise value.

A.	Selected Publicly Traded Companies Analysis The selected publicly traded companies analysis is based on the enterprise values of selected publicly traded radio broadcast companies that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, certain financial multiples that measure financial performance and value are calculated for each selected company and then applied to certain financial metrics for the Reorganized Debtors to imply an enterprise value for the Reorganized Debtors. Moelis reviewed, among other measures, enterprise values (defined as market value of equity, plus book or market value of debt, less cash, subject to adjustments for other items where appropriate) for each selected company as a multiple of such company’s publicly available consensus projected earnings before interest, taxes, depreciation, and amortization plus adjustments, as applicable (“Adjusted EBITDA”) for calendar year 2026.

Although the selected companies were used for comparison purposes, no selected publicly traded company is either identical or directly comparable to the business of the Reorganized Debtors. Accordingly, Moelis’ comparison of selected publicly traded companies to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead involved considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the relative values of the selected publicly traded companies and the Reorganized Debtors. The selection of appropriate companies for this analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

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B.	Discounted Unlevered Cash Flow Analysis. The discounted cash flow (“DCF”) analysis is a valuation methodology that estimates the value of a business or asset by calculating the present value of expected future cash flows to be generated by that business or asset plus a present value of the estimated terminal value of that business or asset. Moelis’ DCF analysis used the Financial Projections’ estimated debt-free, after-tax free cash flows through December 31, 2028. These cash flows were then discounted at a range of estimated weighted average costs of capital (“Discount Rate”) for the Reorganized Debtors. For the period after the Projection Period, Moelis determined an estimated terminal value of the Reorganized Debtors, which was then discounted at the Discount Rate. Moelis utilized the perpetuity growth rate method which estimates a range of values for the Reorganized Debtors at the end of the Projection Period based on applying a range of growth rates to final year unlevered free cash flow. In estimating a range of perpetuity growth rates for its DCF analysis, Moelis took into account: (a) expected growth of the Debtors’ end-markets; and (b) Debtors’ growth, profitability, free cash flow profile in the terminal period.

To determine the Discount Rate, Moelis used the estimated cost of equity and the estimated after-tax cost of debt for the Reorganized Debtors, assuming a targeted, long-term, debt-to-total capitalization ratio. Moelis calculated the cost of equity based on (a) the capital asset pricing model, which assumes that the expected equity return is a function of the risk-free rate, equity risk premium, and the correlation of the stock performance of the selected publicly traded companies to the return on the broader market, and (b) an adjustment related to the estimated equity market capitalization of the Reorganized Debtors, which reflects the historical equity risk premium of small, medium, and large equity market capitalization companies. Moelis utilized Debtors’ management’s assumptions in determining a go-forward blended tax rate. Moelis calculated the cost of debt utilizing its judgment and based on the size, industry, and end-uses for the Reorganized Debtors and on corporate credit spreads in the market environment as of the date of its analysis.

Reorganized Debtors – Valuation Considerations

The estimated Enterprise Value and Equity Value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the ranges set forth herein. Accordingly, none of the Debtors, Moelis or any other person assumes responsibility for the accuracy of such estimated Enterprise Value. Depending on the actual financial results of the Debtors or changes in the economy and the financial markets, the equity value of the Reorganized Debtors as of the Assumed Valuation Date may differ from the estimated Equity Value set forth herein. In addition, the market prices, to the extent there is a market, of Reorganized Debtors’ securities will depend upon, among other things, prevailing interest rates, conditions in the economy and the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), changes in federal and state regulations, and other factors that generally influence the prices of securities.

5

EXHIBIT E

LIQUIDATION ANALYSIS

EXHIBIT E

Liquidation Analysis

1

LIQUIDATION ANALYSIS1

In re CUMULUS MEDIA, INC., et. al.

The Debtors, with the assistance of their professionals, including Alvarez and Marsal, North America LLC (“A&M”), have prepared a hypothetical liquidation analysis (as may be amended, modified, or otherwise supplemented from time to time, the “Liquidation Analysis”) in connection with the Plan and Disclosure Statement for purposes of evaluating whether the Plan meets the so-called “best interests test” under Section 1129(a)(7) of the Bankruptcy Code. Section 1129(a)(7) of the Bankruptcy Code requires that with respect to each impaired class of claims and equity interests, each such holder either (i) accepts the plan or (ii) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code (“Chapter 7”).

A.	Best Interests Test

The “best interests test,” accordingly may require the Court to determine what the Holders of Allowed Claims and Interests in each impaired class would receive from a hypothetical liquidation of the Debtors’ assets and properties in the context of a liquidation under Chapter 7. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the hypothetical liquidation of the debtor’s assets and properties is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that the Plan satisfies the “best interests test,” and that the Holders of Allowed Claims in each Impaired Class will receive at least as much under the Plan as they would if the Debtors were liquidated under Chapter 7.

This Liquidation Analysis was prepared for the sole purpose of providing a good-faith estimate of the realizable liquidation value of the Debtors’ assets and the likely distributions to creditors resulting from the liquidation thereof. This Liquidation Analysis is not intended and should not be used for any other purpose.

B.	Methodology

The first step in determining whether the “best interests test” has been satisfied is to estimate the proceeds that a trustee appointed under Chapter 7 (the “Chapter 7 Trustee”) would be likely to generate if the Debtors’ estates were liquidated in Chapter 7. The next step in the analysis is to reduce this total hypothetical value by the estimated costs of the Chapter 7 liquidation. These costs include the fees and expenses of the Chapter 7 Trustee, as well as costs incidental to liquidating the Debtors’ assets, including such administrative expenses and priority claims that may exist or may result from the termination of the Debtors’ businesses and use of Chapter 7 for the purpose of liquidation. In the third step of the process, the remaining hypothetical value is then reduced by the Carve-Out, any claims secured by enforceable security interests and liens against the assets of the Debtors’ and their estates. Next, any Cash remaining from the hypothetical liquidation is allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code.

1       Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan or Disclosure Statement, as applicable.

2

Finally, to determine whether the “best interests test” has been satisfied, the Holder’s liquidation distribution is compared to the distribution that such Holder is likely to receive if the Plan is confirmed and consummated. If the probable distribution to such Holder in Chapter 7 has a value that is less than the value of the probable distribution under the Plan, the “best interests test” has been satisfied.

C.	Liquidation Analysis

The Liquidation Analysis is based on a number of estimates and assumptions that were developed in good faith and are inherently subject to significant legal, economic, competitive and operational uncertainties and contingencies that are beyond the control of the Debtors or a Chapter 7 Trustee. Further, the actual amounts of Claims against the Debtors’ estates could vary materially from the estimates set forth in the Liquidation Analysis, depending on, among other things, the Claims asserted in a Chapter 7 liquidation. Accordingly, no assurances can be made that the values assumed would be realized or the Claims estimates assumed would not change if the Debtors were in fact liquidated, nor can assurances be made that the Bankruptcy Court would accept this analysis or concur with these assumptions in making its determination under Section 1129(a) of the Bankruptcy Code.

The Liquidation Analysis has been prepared assuming that the Chapter 11 Cases convert to Chapter 7 on or about July 31, 2026 (the “Liquidation Date”). Beginning on the Liquidation Date, the Debtors’ operations are assumed to be wound down in an orderly manner, with assets liquidated in an organized process expected to be substantially completed within a twelve-month period. It is presumed that the Chapter 7 Trustee would resolve all Claims and other matters involving the Debtors’ estates and make additional distributions. Because the transfer of the Debtors’ broadcast licenses would be subject to approval by the FCC, the liquidation process could last longer and costs could run higher than estimated. In order to preserve the value of the broadcast assets pending FCC approval and consummation of a sale, it may be necessary for the Debtors to obtain post-conversion financing to continue limited operations and pursue a going-concern asset sale. The Liquidation Analysis does not account for any FCC regulatory impediments.

The Liquidation Analysis is based on unaudited book values with respect to the assets and liabilities of the Debtors as of December 31, 2025, with several values adjusted on a pro forma basis to the projected balances as of the Liquidation Date (the “Estimated Book Values”). These Estimated Book Values are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date.

The Liquidation Analysis assumes the Debtors would be liquidated in a jointly administered proceeding and that distributions would be made on a consolidated basis. While the Debtors are capable of tracking all intercompany positions, they do not maintain or reconcile all balances in the ordinary course, and doing so would add significant incremental financial burden to the estate. In a Chapter 7 liquidation, although the Debtors’ operations are assumed to be wound down in an orderly manner over the Liquidation Period, the Chapter 7 Trustee would be required to administer the estates during a period of operational transition and workforce reduction. As a result, the Debtors would not have the same operational infrastructure, personnel, or resources necessary to efficiently manage a Debtor-by-Debtor wind-down. For these reasons, the Liquidation Analysis assumes that the wind-down and any distributions would be managed on a consolidated basis.

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In addition, because the ABL Facility Claims and the 2029 Debt Claims are secured by substantially all assets of each of the Debtors, and because the Debtors’ Unencumbered Assets (defined below) are projected to have insufficient value to satisfy in full the costs of liquidation and superpriority, priority, and administrative Claims, insufficient value would exist for distributions to General Unsecured Claims against the Debtors’ estates.

In preparing the Liquidation Analysis, the Debtors and A&M reviewed the Debtors’ books and records, conferred with the Debtors’ restructuring counsel, and relied on A&M’s professional judgments, from all of which the Debtors and A&M estimated an amount of Claims that will ultimately become Allowed Claims. Such Claims have not been evaluated by the Debtors or Allowed by the Bankruptcy Court and, accordingly, the final amount of Allowed Claims against the Debtors may differ from the Claim amounts used to complete this Liquidation Analysis.

The liquidation would likely prompt certain other events to occur, including the rejection and potential breach of Executory Contracts, Unexpired Leases, and other agreements that have not been rejected as of the date thereof. Defaults under customer and supplier agreements would also likely arise. Any such other events would create additional significant Claims, including Claims potentially entitled to priority under the Bankruptcy Code. No attempt has been made to estimate the additional Claims likely to arise in connection with a hypothetical liquidation under Chapter 7.

The Liquidation Analysis does not include estimates for the tax consequences that may be triggered upon a Chapter 7 liquidation and any related asset sales in the manner described above. Such tax consequences may be material. In addition, the Liquidation Analysis does not include recoveries resulting from any potential preference, fraudulent transfer, or other litigation or Avoidance Actions, which are assumed to have zero value for purposes of the Liquidation Analysis.

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D.	Disclaimer

THE LIQUIDATION ANALYSIS WAS PREPARED SOLELY AS A GOOD-FAITH ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE DEBTORS’ ASSETS. THE LIQUIDATION ANALYSIS RELIES ON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE DEBTORS’ AND THEIR RESTRUCTURING ADVISORS’ CONTROL. ADDITIONALLY, VARIOUS DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE.

THERE CAN BE NO GUARANTEE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE HYPOTHETICAL LIQUIDATION VALUES OF THE DEBTORS’ ASSETS REFLECT THE ACTUAL VALUES THAT WOULD BE REALIZED IF THE DEBTORS WERE TO UNDERGO AN ACTUAL LIQUIDATION, AND SUCH ACTUAL VALUES COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN. NEITHER THE DEBTORS NOR THEIR RESTRUCTURING ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE WOULD OR WOULD NOT APPROXIMATE EITHER THE ASSUMPTIONS ON WHICH THIS LIQUIDATION ANALYSIS IS BASED OR THE RESULTS OF THE LIQUIDATION ANALYSIS REFLECTED HEREIN.

THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS AND HAS NOT BEEN PRODUCED IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.

NOTHING CONTAINED IN THIS LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THIS LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE LIQUIDATION ANALYSIS SET FORTH HEREIN.

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E.	Liquidation Analysis

Cumulus Media, Inc.

Chapter 7 Liquidation Analysis

(USD in ‘000s)

Estimated Proceeds

(USD in 000's )
					Potential Recovery
					Recovery Estimate (%)			Liquidation Estimate ($)
		Net Book
		Value		Estimated
Assets	Notes	12/31/25	Adjustments	Book Value	Low	Mid	High	Low	Mid	High
Gross Liquidation Proceeds
Unrestricted Cash	[A]	$81,979	$(61,980)	$19,999	100.0%	100.0%	100.0%	$19,999	$19,999	$19,999
Accounts Receivable, Net	[B]	141,387	(34,275)	107,112	70.0%	77.5%	85.0%	74,979	83,012	91,045
Prepaid Expenses & Other Current Assets	[C]	9,907	(5,929)	3,978	35.0%	42.5%	50.0%	1,392	1,691	1,989
Cumulus Radio Long Term Assets	[D]
(incl. PP&E, FCC Licenses, Intangibles)				190,000	6.2%	7.6%	9.0%	11,800	14,454	17,108

PP&E, Intangibles and Other Long Term Assets, net - Corporate	[E]	698,113	(685,519)	12,593	30.0%	40.0%	50.0%	3,778	5,037	6,297

Net Estimated Proceeds from Liquidation				$333,683	33.5%	37.2%	40.9%	$111,948	$124,193	$136,439

Chapter 7 Liquidation Adjustments

(USD in 000's )
		Percent of Liquidation Proceeds (%)			Expense Estimate ($)
		Low	Mid	High	Low	Mid	High
(+) Post Conversion Cash Flow	[F]				20,195	20,195	20,195
(-) Operational Cost Associated with Wind Down	[G]	15.6%	12.3%	9.6%	(17,446)	(15,265)	(13,084)
(-) Professional Fees	[G]	16.1%	12.1%	8.8%	(18,000)	(15,000)	(12,000)
(-) Chapter 7 Trustee Fees	[H]	3.0%	3.0%	3.0%	(8,072)	(8,439)	(8,806)
(-) Chapter 7 Broker Fees for Asset Sales	[I]	3.0%	3.0%	3.0%	(354)	(434)	(513)

Total Chapter 7 Liquidation Adjustments		21.1%	15.3%	10.4%	$(23,677)	$(18,943)	$(14,209)

Estimated Net Proceeds Available for Distribution					$88,271	$105,250	$122,229

Memo: Estimated Net Proceeds Available for Distribution
Net Estimated Proceeds Allocable to 2029 Debt Claims					-	-	-
Net Estimated Proceeds (ABL Collateral)					87,091	103,805	120,518
Net Estimated Proceeds from Unencumbered Property					1,180	1,445	1,711

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Distribution of Net Liquidation Proceeds to Creditors

(USD in 000's )

		Balances			Recovery Estimate (%)			Recovery Estimate ($)
Liquidation Claims	Notes	Low	Mid	High	Low	Mid	High	Low	Mid	High
Net Estimated Proceeds Attributable to Superpriority Carve Out Claims								87,091	103,805	120,518

Superpriority Carve Out Claims	[J]	16,851	16,851	16,851	100.0%	100.0%	100.0%	16,851	16,851	16,851
Deficiency								-	-	-

Net Remaining Distributable Proceeds (ABL Collateral)								$70,240	$86,954	$103,667

Net Estimated Proceeds Attributable to Adequate Protection Superpriority Claims								71,420	88,399	105,378

Adequate Protection Superpriority Claims	[K]	-	-	-	-	-	-	-	-	-
Deficiency								-	-	-

Net Remaining Distributable Proceeds								$71,420	$88,399	$105,378

Net Estimated Attributable to ABL Facility Claims								70,240	86,954	103,667

ABL Facility Claims	[L]	60,262	60,262	60,262	100.0%	100.0%	100.0%	60,262	60,262	60,262
Deficiency								-	-	-

Net Remaining Distributable Proceeds (ABL Collateral)								$9,978	$26,692	$43,405

(USD in 000's )

		Balances			Recovery Estimate (%)			Recovery Estimate ($)
		Low	Mid	High	Low	Mid	High	Low	Mid	High
First Lien Pari Passu Calculations

Net Remaining Proceeds Allocable to 2029 Debt Claims								-	-	-
Net Remaining Distributable Proceeds (ABL Collateral)								9,978	26,692	43,405
Net Remaining Distributable Unencumbered Value								-	-	-

2029 Debt Claims	[M]
2029 Term Loans	[N]	321,020	321,020	321,020	1.6%	4.2%	6.8%	5,014	13,411	21,809
2029 Notes	[O]	317,881	317,881	317,881	1.6%	4.2%	6.8%	4,965	13,280	21,596
Total 2029 Debt Claims		638,901	638,901	638,901	1.6%	4.2%	6.8%	9,978	26,692	43,405
Deficiency								(628,923)	(612,209)	(595,496)
Net Remaining Proceeds after 2029 Debt Claims								$-	$-	$-

Third-Priority Claims
ABL Facility Deficiency Claims	[L]	-	-	-	-	-	-	-	-	-
Deficiency								-	-	-

Net Proceeds Remaining After Secured Claims								$-	$-	$-

Net Estimated Proceeds Attributable to Chapter 11 Administrative Claims								1,180	1,445	1,711

Chapter 11 Administrative Claims	[P]	38,911	38,911	38,911	3.0%	3.7%	4.4%	1,180	1,445	1,711
Deficiency								(37,731)	(37,466)	(37,201)

Net Remaining Distributable Unencumbered Value								$-	$-	$-

General Unsecured Claims	[Q]	705,007	693,028	681,049	0.0%	0.0%	0.0%	-	-	-
Deficiency								(705,007)	(693,028)	(681,049)

Net Proceeds Remaining								$-	$-	$-

Proceeds Available for Equity Holders								$-	$-	$-

7

Notes to the Liquidation Analysis

The following notes describe the significant assumptions that were made with respect to assets and wind-down expenses:

Asset Recovery

Note A – Unrestricted Cash

The unrestricted cash balance as of July 31, 2026 has been estimated at approximately $20.0 million. It is assumed that cash and cash equivalents of the Debtors would be 100% collectible and available. Cash held with third parties as security (including any utility adequate assurance deposit) are not deemed recoverable for purposes of this analysis.

Note B – Accounts Receivable, net

The accounts receivable balance has been estimated as of the Liquidation Date based on projected revenue and collection estimates. The balance has also been adjusted to remove non-cash barter receivables that are assumed to have no recovery during the liquidation. In all, the accounts receivable balance available for collection as of the Liquidation Date has been estimated to range from $75.0 million to $91.0 million.

The analysis of accounts receivable assumes that the Chapter 7 Trustee would retain certain existing staff of the Debtors to handle an aggressive collection effort of outstanding trade accounts receivable from customers. Collections during a liquidation of the Debtors would likely be significantly compromised as customers may attempt to offset outstanding amounts owed to the Debtors against alleged damage and breach of contract Claims. The liquidation value of accounts receivable was estimated by applying a recovery factor consistent with the Debtors’ experience in collecting accounts receivable and the expectation of additional attempts to offset. The estimates also consider the inevitable difficulty a liquidating company has in collecting its receivables and any concessions that might be required to facilitate the collection of certain accounts. Recoveries of this account are estimated to be between approximately 70% and 85% of the outstanding balance.

Note C – Prepaid Expenses & Other Current Assets

The Liquidation Analysis assumes a recovery value range of prepaid expenses and other current assets of approximately $1.4 million to $2.0 million. Prepaid Expenses and Other Current Assets include prepaid expenses, prepaid insurance, prepaid rent, prepaid programming, and miscellaneous other current assets, in total estimated to be recoverable at 35% to 50% of the Estimated Book Value for such category.

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Note D – Cumulus Radio Long Term Assets (incl. PP&E, FCC Licenses, Intangibles)2

Typically, upon filing Chapter 7, a business is shut down and ceases all operations. For purposes of this Liquidation Analysis, however, the Debtors have assumed that their operations would not necessarily “go dark” following a Chapter 7 conversion, but instead, would continue operations at the two primary operating segments, Radio Station Group and Westwood One (together, “Cumulus Radio”). Given the significant overlap in staffing, infrastructure, and operating resources between Radio Station Group and Westwood One, the segments are assumed to be marketed and sold as a single integrated operating platform (Cumulus Radio). The Debtors expect that they would maintain minimal staff at the corporate level pending a sale after an eight-month marketing period by the Chapter 7 Trustee, as this would be more likely to maximize value.

The Radio Station Group assets include the land, station facilities, towers, FCC Licenses, and other operating assets, including approximately 395 owned and operated radio stations serving approximately 84 different markets, located across approximately 36 states and the District of Columbia. Also included are tower operating contracts, talent and other employment contracts and other intangibles associated with operating a radio station. Westwood One assets include the studio equipment, production facilities, content and service partner agreements, and affiliate base contractual agreements that dictate the terms under which content and services, across multiple verticals including news, talk, sports, and music/entertainment, are produced and distributed to approximately 8,000 station affiliates. Assets for Westwood One also represent agreements with advertisers to purchase advertising time controlled by the network.

The Radio Station Group and Westwood One operate as an integrated and interdependent business segments, leveraging shared infrastructure, personnel, content production capabilities, distribution networks, and advertiser relationships. Westwood One content is distributed across the Radio Station Group’s owned and operated stations, while the Radio Station Group benefits from Westwood One’s national network scale, advertising platform, and syndicated programming. Accordingly, the Liquidation Analysis assumes that the Radio Station Group and Westwood One would be marketed and sold together as a single integrated operating business in a hypothetical Chapter 7 sale process, as a combined sale would be expected to maximize value relative to a standalone or piecemeal disposition.

Recovery from the sale of the Cumulus Radio is expected to be low relative to book value due to several factors, including but not limited to, the unprecedented nature of a liquidation of this magnitude in the radio and broadcasting industry, lack of single buyers for the entire portfolio of stations, as well as lack of buyers in each individual market, the difficulty in liquidating numerous assets across the country in a constrained time period, and regulatory constraints limiting buyers in particular markets. Recovery for Cumulus Radio has been estimated based on an expected EBITDA multiple applied to the projected EBITDA and is in part based upon the valuation reflected by Exhibit D to the Disclosure Statement. EBITDA has been adjusted to reflect the operational impact of a liquidation scenario. Similarly, the multiples utilized in determining this recovery percentage have been discounted in relation to current market multiples to reflect the distressed nature of the transaction as well as the other factors previously described in this note. The Liquidation Analysis assumes recovery value ranges of $11.8 to $17.1 million for Cumulus Radio.

2         The Liquidation Analysis assumes that the Chapter 7 Trustee sells or otherwise monetizes the assets owned by the Debtors as a single integrated operating platform to a third-party purchaser during an approximate eight-month marketing period. Any discounts reflect the potential practical and pragmatic difficulties imposed by: (a) the constraints on the Chapter 7 Trustee of operating the Debtors’ businesses in Chapter 7; (b) the risk of intervention of regulatory authorities in connection with the operation of a project in Chapter 7; and (c) the “as is” nature of the sale including potential reduction in value from the Chapter 7 Trustee’s limited ability to provide representations and warranties as well as indemnification provisions in connection with any sale. The Liquidation Analysis does not reflect the practical difficulties, if any, of combining, or separating and re-combining, assets that may be held by multiple Debtors or any limitations on the assumption and assignment of any contracts and leases. Any such difficulty or additional extension of time to monetize these assets resulting from the need to obtain regulatory authority approvals, or other approvals, would likely further decrease the total value the Chapter 7 Trustee could obtain for certain of these assets on a nominal basis, time value of money basis, or both.

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If the Debtors’ business operations were to be shut down in their entirety as may occur upon conversion to Chapter 7, the Debtors believe the liquidation recoveries on the Cumulus Radio assets would be substantially lower than those reflected in the Liquidation Analysis.

Note E – PP&E, Intangibles and Other Long-Term Assets, net - Corporate

The long-term assets not affiliated with Cumulus Radio operating assets represent leasehold improvements, furniture and fixtures, and various long-term capitalized costs at the corporate level. It is estimated that a minimal recovery of 30% to 50% of the Estimated Book Value would be achieved in the liquidation of these assets. The Liquidation Analysis assumes recovery value estimates ranging from $3.8 million to $6.3 million.

Goodwill serves as an accounting convention related to the Debtors’ prior acquisitions and is deemed to have no value in a Chapter 7 liquidation.

Chapter 7 Liquidation Adjustments

Note F – Post-Conversion Cash Flow

Based on the Debtors’ and their advisors’ financial projections, this adjustment approximates cash flow generated by operating Debtor entities for the period from the Liquidation Date to the end of the eight-month marketing period.

Note G – Operational Cost Associated with Wind-Down

The Liquidation Analysis assumes an orderly wind-down of the Debtors’ operations during a twelve-month period, the first eight months of which are to be utilized to market and sell Cumulus Radio (see Note D). The estimated costs associated with the liquidation of the Debtors include operating expenses and other costs associated with liquidation activities including, but not limited to: (i) collection of accounts receivable, (ii) communication and coordination with Cumulus Radio personnel to continue operations during asset sales, (iii) negotiation of the sale of other tangible and intangible assets, and (iv) the resolution of all employee-related issues. These costs include salaries, occupancy costs, certain general and administrative costs, and professional fees. If the aforementioned activities or other activities associated with the liquidation of the assets take longer than the assumed liquidation period, actual administrative costs may exceed the estimate included in the Liquidation Analysis.

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a)	Operational Costs: As previously mentioned in Note D, the Debtors have assumed that operations would continue at Cumulus Radio. However, only minimal staff will be maintained at the corporate level pending a sale by the Chapter 7 Trustee, as this would be more likely to maximize value.

These estimated expenses are based on an analysis of the run rate of the Debtors’ actual corporate general and administrative expenses incurred from January 2025 through December 2025. As compared to normal going-concern operating expense levels, the liquidation scenario assumes expenses at a reduced headcount and level of spending than ordinary course. A higher level of expense was assumed to be necessary during the initial months to support the marketing and sale of the assets. Thereafter, administrative expenses would be required to principally support other asset sales, collection of receivables and administration of claims. No provision has been made within the operational budget for a formal severance plan, which, if implemented, could increase the wind-down expenses. The Liquidation Analysis estimates Operational Costs to range from 9.6% to 15.6% of gross liquidation proceeds to interested parties.

b)	Professional Fees: Chapter 7 professional fees include legal, appraisal, and accounting fees expected to be incurred during the liquidation period that are not already deducted from liquidation values. Professional fees are assumed to range from $1.0 to $1.5 million per month through the liquidation period or 8.8% to 16.1% of gross liquidation proceeds to interested parties.

Note H - Trustee Fees

The Debtors assume they would pay commissions equal to 3.0% of gross liquidation sale proceeds and operational disbursements prior to the sale of Cumulus Radio for Chapter 7 Trustee fees.

Note I – Chapter 7 Broker Fees

Estimated broker fees and related legal and other professional fees associated with the sale of the Cumulus Radio assets are assumed to be 3.0% of total sale proceeds, subject to a minimum aggregate fee of $250.0 thousand.

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Estimated Claim Amounts

In preparing the Liquidation Analysis, the Debtors have estimated an amount of Allowed Claims for each Class based upon a review of the Debtors’ projected balance sheets as of the Liquidation Date, adjusted as discussed herein. The Debtors currently expect the amount of Allowed Claims to generally correspond to the amounts set forth on the Debtors’ balance sheets, but there can be no assurances that this convergence will occur. Subject to the following paragraphs, the estimate of all Allowed Claims in the Liquidation Analysis is based on the par value of those Claims on the Debtors’ balance sheets.

The Plan contemplates that Holders of Allowed ABL Facility Claims, 2029 Secured Claims, and Other Funded Debt Claims will not waive any recoveries on account of any deficiency Claim and such Claims will be entitled to share in any distributions Pro Rata with Holders of Allowed General Unsecured Claims.

A liquidation also is likely to trigger certain Claims that otherwise would not exist. Examples of these kinds of Claims include various potential employee Claims (e.g., for such items as potential WARN Act Claims), Claims related to the rejection of Unexpired Leases and Executory Contracts that have not previously been rejected, and other potential Allowed Claims. These additional Claims could be significant and some may be entitled to priority in payment over General Unsecured Claims. Those priority Claims may need to be paid in full from the liquidation proceeds before any balance would be made available to pay Allowed General Unsecured Claims or to make any distribution in respect of Interests. No adjustment has been made for these potential Claims.

In sum, the actual amount of Allowed Claims could be materially different from the amount of Allowed Claims estimated in the Liquidation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan. Nothing contained in this Liquidation Analysis is intended to be, or constitutes, a concession, admission, or allowance of any Claim by the Debtors. The Debtors reserve all rights to supplement, modify, or amend the analysis set forth herein.

Intercompany balances have been excluded from the Liquidation Analysis as these Claims have not been historically settled in the ordinary course. It is therefore assumed that such Claims would be expunged in a Chapter 7 liquidation.

Distributions

Note J – Superpriority Carve Out Claims

Pursuant to the Cash Collateral Order, Claims benefitting from the Carve Out (“Superpriority Carve Out Claims”) include fees paid to the U.S. Trustee and Clerk of the Bankruptcy Court and certain allowed Professional Fees. Superpriority Carve Out Claims are estimated to be approximately $16.9 million. Distributions for these claims are paid from estimated proceeds allocable to Superpriority Carve Out Claims. The Liquidation Analysis estimates a full recovery of net proceeds for Holders of Superpriority Carve Out Claims.

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Note K – Adequate Protection Superpriority Claims

Adequate Protection Superpriority Claims include Claims attributed to diminution in the value of the ABL Facility, 2029 Term Loans, and 2029 Notes’ during the pendency of the Chapter 11 Cases. For the purposes of this analysis, these have been assumed to equal $0. To the extent the lenders’ were to suffer diminution in value, the amount of Adequate Protection Superpriority Claims would increase in the manner described in the Cash Collateral Order.

Note L – ABL Facility Claims

The ABL Facility Claims are estimated to be $60.3 million, comprised of $55.2 million of funded debt, $5.0 million of unfunded letters of credit, and $28.0 thousand for estimated fees on the uncommitted ABL Facility. The Liquidation Analysis estimates a full recovery of net proceeds for Holders of ABL Facility Claims.

Note M – 2029 Debt Claims

2029 Debt Claims have a total estimated balance of $638.9 million, consisting of (i) $321.0 million for the 2029 Term Loans and (ii) $317.9 million of the 2029 Notes. Distributions for these claims are paid from estimated proceeds allocable to the 2029 Debt Claims and any excess proceeds after payment of the Chapter 11 Administrative Claims as well as, with respect to ABL Priority Collateral (as defined in the Cash Collateral Order), the ABL Facility in full. Distributions in a hypothetical liquidation on account of the 2029 Debt Claims are presumed to be shared ratably among the 2029 Term Loan Claims and 2029 Notes Claims. Any excess proceeds are presumed to flow to the 2026 Term Loan Claims (Junior Lien), and then to ABL Facility Claims with respect to Term Loan Priority Collateral (as defined in the Cash Collateral Order) and on account of any deficiency with respect to the ABL Priority Collateral, Chapter 11 Administrative Claims on account of any deficiency, 2026 Notes Claims, and General Unsecured Claims.

Note N – 2029 Term Loan Claims

The 2029 Term Loans have an estimated balance of $321.0 million as of the Liquidation Date. The Liquidation Analysis estimates recovery of 1.6% to 6.8% of net proceeds for Holders of 2029 Term Loan Claims.

Note O – 2029 Notes Claims

The 2029 Notes have an estimated balance of $317.9 million as of the Liquidation Date. The Liquidation Analysis estimates recovery of 1.6% to 6.8% of net proceeds for Holders of the 2029 Notes Claims.

Note P – Chapter 11 Administrative Claims

Chapter 11 Administrative Claims include assumed remaining accounts payable and accruals remaining upon conversion to a Chapter 7, the assumed rejection Claims relating to any post-petition agreements or assumed contracts, and certain projected accrued and unpaid bonus obligations. For the purpose of this analysis, 503(b)(9) claims are excluded. These assumed Chapter 11 Administrative Claims have an estimated balance of approximately $38.9 million. Distributions for these claims are paid from estimated unencumbered proceeds allocable to the Chapter 11 Administrative Claims. The Liquidation Analysis estimates recovery rates ranging from 3.0% to 4.4% for Holders of the Administrative Claims.

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Note Q – General Unsecured Claims

For purposes of the Liquidation Analysis, the Debtors have assumed that Allowed General Unsecured Claims will consist of prepetition unpaid and accrued unsecured obligations owed to Holders of Allowed 2026 Term Loan Claims (Junior Lien) and 2026 Notes Claims; deficiency Claims on account of less than full satisfaction of the Allowed 2029 Debt Claims, ABL Facility Claims, Chapter 11 Administrative Claims, and Superpriority Carve-out Claims; accrued legal expenses, accrued rights fees, estimated prepetition trade payables, and other accrued expenses; and Claims for damages arising from the rejection of certain Executory Contracts and Unexpired Leases. The Liquidation Analysis does not attempt to estimate any additional General Unsecured Claims that would arise as a result of the rejection of additional Executory Contracts (including talent and programming contracts) and Unexpired Leases that would otherwise be assumed under the Plan, the failure of the Debtors to perform under existing contracts, or any potential litigation Claims. The amount of such additional Claims would likely be substantial in amount. Additionally, this Liquidation Analysis does not include any estimates for recovery by the Chapter 7 Trustee on account of certain potential Avoidance Actions and other Causes of Action.

The General Unsecured Claims have an estimated balance ranging from $681.0 million to $705.0 million. The Liquidation Analysis assumes no recovery of net proceeds for Holders of General Unsecured Claims.

Best Interest Test Comparison

Best Interest Test Comparison

Class	Claim / Interest	Plan Treatment	Recovery under Plan	Recovery under B.I.T. (Mid)	Test
n/a	Superpriority Carve Out Claims	n/a	n/a	100.0%	n/a
n/a	Superpriority Adequate Protection Claims	n/a	n/a	0.0%	n/a
n/a	Chapter 11 Administrative Claims	n/a	n/a	3.7%	n/a
1	Other Secured Claims	Unimpaired	100.0%	100.0%	Pass
2	Other Priority Claims	Unimpaired	100.0%	100.0%	Pass
3	ABL Facility Claims	Impaired	100.0%	100.0%	Pass
4	2029 Secured Claims	Impaired	96.5%	4.2%	Pass
5	Other Funded Debt Claims	Impaired	1.2%	0.0%	Pass
6	General Unsecured Claims	Unimpaired / Impaired	0.0%	0.0%	Pass
7	Intercompany Claims	Unimpaired / Impaired	0.0%	0.0%	Pass
8	Existing Equity Interests	Impaired	0.0%	0.0%	Pass

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CONCLUSION

BASED ON THIS HYPOTHETICAL LIQUIDATION ANALYSIS VERSUS THE IMPLIED REORGANIZATION VALUE AND ANTICIPATED DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS UNDER THE PLAN, THE PLAN SATISFIES THE REQUIREMENTS OF 1129(A)(7) OF THE BANKRUPTCY CODE.

In addition, the Debtors believe that the present value of distributions from the liquidation proceeds, to the extent available, may be further reduced because such distributions in a Chapter 7 may not occur until after the twelve-month period assumed in the analysis. Moreover, in the event that litigation becomes necessary to resolve claims asserted in the Chapter 7, distributions to creditors could be further delayed, which both decreases the present value of those distributions and increases administrative expenses that could diminish the liquidation proceeds available to prepetition creditors. THE EFFECTS OF THIS DELAY ON THE VALUE OF DISTRIBUTIONS UNDER THE HYPOTHETICAL LIQUIDATION HAVE NOT BEEN CONSIDERED IN THIS LIQUIDATION ANALYSIS.

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EXHIBIT F

FINANCIAL PROJECTIONS

Exhibit F: Financial Projections1

Pursuant to Section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. This confirmation condition is referred to as the “feasibility” test. In connection with the negotiation and development of the Plan, and for the purposes of determining whether the Plan satisfies this feasibility requirement, the Debtors analyzed their ability to satisfy their post-reorganization financial obligations assuming consummation of the transactions contemplated in the Plan while maintaining sufficient liquidity and capital resources.

In connection with developing the Plan, the Debtors prepared financial projections (the “Financial Projections”), based on their longer-term operating and financial business plan. Based on the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan, and therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Plan at or prior to the maturity of such indebtedness. Accordingly, the Debtors believe that the Plan is feasible.

The Financial Projections include a projected balance sheet, a projected income statement and a projected cash flow statement for the Reorganized Debtors covering the period from 2026 through 2028 (the “Projection Period”). The Financial Projections have been prepared on a consolidated basis in sufficient detail to the extent reasonably practicable and provide adequate information with respect to the feasibility of the Plan. The preparation of separate financial projections for each of the Reorganized Debtors would be a time consuming and expensive endeavor that the Debtors believe is not reasonable under the circumstances nor necessary to enable voting creditors to make an informed decision whether to accept or reject the Plan.

A.	Principal Assumptions for the Financial Projections

The Financial Projections have been prepared by the Debtors’ management. The Debtors’ management prepared the Financial Projections in good faith, with the best available estimates as of the date hereof. The Financial Projections are based on a number of assumptions made by the Debtors’ management regarding the future performance of the Reorganized Debtors’ operations and the markets generally, which the Debtors believe were reasonable when made. These include, among other things, the assumption of a 3% annual decline in terrestrial radio advertising revenue as a whole (excluding digital, political and other ancillary businesses) during the Projection Period. The Debtors’ management continues to monitor industry results and reserves the right (but is under no obligation) to modify the Financial Projections to reflect, among other things, any revised assumptions regarding the overall industry growth rate during the Projection Period. While the Debtors’ management believes the assumptions were reasonable when the Financial Projections were prepared, the Debtors can provide no assurance that the results contemplated in or the assumptions underlying the Financial Projections will be realized. In deciding whether to vote to accept or reject the Plan, creditors should make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.

1           Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan or Disclosure Statement, as applicable.

2

The Financial Projections should be read in conjunction with the qualifications, explanations, and risk factors set forth in Article XI of the Disclosure Statement and in the Plan in their entirety, along with the historical consolidated financial statements (including the notes and schedules thereto) and other financial information and risk factors set forth in Cumulus Media Inc.’s reports filed with the SEC prior to the Bankruptcy Court’s approval of this Disclosure Statement. These filings are available by visiting the SEC’s website at http://www.sec.gov.

The Financial Projections are based on, among other things, the following: (a) market conditions and projected market conditions in each of the Reorganized Debtors’ respective markets as of the time the Financial Projections were prepared; (b) the ability to maintain sufficient working capital to fund operations; (c) final approval by the FCC to permit the Transfer of Control (as described in the Disclosure Statement); and (d) confirmation and consummation of the Plan.

The projections have been prepared based on an assumption that the Effective Date of the Plan is September 30, 2026, and assume the successful implementation of the Reorganized Debtors’ business plan. Although the Debtors presently intend for the Effective Date to occur as soon as practical following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions precedent to effectiveness of the Plan. Any significant delay of the Effective Date may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk or inability to meet financial forecasts and incurrence of higher reorganization expenses.

The Debtors did not prepare the Financial Projections with a view toward compliance with published guidelines of the SEC established by the Financial Accounting Standards Board (“FASB”).

Under Accounting Standards Codification “ASC” 852, “Reorganizations” (“ASC 852”), the Reorganized Debtors note that the Financial Projections reflect the operational emergence from Chapter 11 and the consummation of the reorganization and related transactions contemplated in the Plan, but not the impact of fresh start accounting that will likely be required upon emergence. While the Debtors expect that they will be required to implement fresh start accounting upon emergence, they have not yet completed the work required to quantify the impact that this will have on the Financial Projections. When the Debtors fully implement fresh start accounting, differences from the depiction presented are anticipated and those differences could be material. Fresh start accounting requires all assets, liabilities, and equity instruments to be valued at “fair value.”

B.	Disclaimers

THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT INTEND (AND ARE UNDER NO OBLIGATION) TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

3

THE FINANCIAL PROJECTIONS ARE BASED ON, AND ASSUME THE SUCCESSFUL IMPLEMENTATION OF, THE REORGANIZED DEBTORS’ BUSINESS PLAN. BOTH THE BUSINESS PLAN AND THE FINANCIAL PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, INCLUDING VARIOUS ASSUMPTIONS REGARDING THE ANTICIPATED FUTURE PERFORMANCE OF THE REORGANIZED DEBTORS, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE REORGANIZED DEBTORS. IN ADDITION, THE ASSUMPTIONS DO NOT TAKE INTO ACCOUNT THE UNCERTAINTY AND DISRUPTION OF BUSINESS THAT MAY ACCOMPANY A RESTRUCTURING IN BANKRUPTCY COURT. THEREFORE, THE ACTUAL RESULTS ACHIEVED DURING THE PROJECTION PERIOD WILL LIKELY VARY FROM THE PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATION CAN BE OR IS BEING MADE WITH RESPECT TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR THE ABILITY OF THE REORGANIZED DEBTORS TO ACHIEVE THE PROJECTED RESULTS OF OPERATIONS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS WHEN MADE, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE DEBTORS’ AND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT OR HAVE CHANGED FROM THE TIME THEY WERE MADE. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE XI OF THE DISCLOSURE STATEMENT, “CERTAIN RISK FACTORS TO BE CONSIDERED.”

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C.	Financial Projections

NON-GAAP UNAUDITED PROJECTED INCOME STATEMENT

Projected Pro Forma Income Statement

	FY Ending December 31,
($ in mm)	2026	2027	2028
Total Revenue	$721.4	$716.1	$758.3

Operating Expenses
Variable expenses	$261.6	$267.6	$285.7
Fixed expenses	407.7	395.7	399.7

Total Operating Expenses	$669.3	$663.4	$685.4

Adj. EBITDA	$52.1	$52.7	$72.9

Non-Operating Expenses
Non-operating expense, net	$(7.4)	$(19.1)	$(18.2)
Depreciation and amortization	(46.5)	(38.9)	(29.8)
Stock-based compensation expense	(2.4)	(2.4)	(2.4)
Gain on early extinguishment of debt	612.8	–	–
Restructuring and other costs	(7.6)	(7.6)	(7.6)
Chapter 11 costs and professional fees	(40.3)	–	–
Franchise taxes / LMA fees	(0.4)	(0.4)	(0.4)

Pre-Tax Net Income / (Loss)	$560.3	$(15.7)	$14.4

Income tax expense	–	–	–

Net Income / (Loss)	$560.3	$(15.7)	$14.4

5

NON-GAAP UNAUDITED PROJECTED BALANCE SHEET

Projected Pro Forma Balance Sheet

	As of December 31,
($ in mm)	2026	2027	2028
Current Assets
Cash and cash equivalents	$35.0	$35.0	$35.0
Accounts receivable	134.9	136.2	143.2
Trade receivable	7.5	7.6	8.2
Prepaid expenses and other current assets	20.2	20.2	20.2

Total Current Assets	$197.6	$199.0	$206.5

Property and equipment, net	$104.5	$77.7	$57.7
Operating lease right-of-use assets	95.5	90.2	96.3
Broadcast licenses	407.9	407.9	407.9
Other intangible assets, net	47.0	37.0	29.1
Other assets	7.3	7.3	7.3

Total Assets	$859.9	$819.0	$804.9

Current Liabilities
Accounts payable and accrued expenses	$93.5	$94.2	$98.4
Current portion of operating lease liabilities	24.3	21.6	22.1
Trade payable	2.5	2.5	2.5

Total Current Liabilities	$120.2	$118.2	$123.0

Long-term debt	$105.5	$98.8	$74.1
Operating lease liabilities	89.9	83.7	85.8
Financing liabilities, net	164.5	152.4	138.9
Other liabilities	7.4	7.4	7.4
Deferred income tax liabilities	3.0	2.7	3.2

Total Liabilities	$490.5	$463.2	$432.5

Stockholders' (Deficit) Equity:
Treasury stock	(47.1)	(47.1)	(47.1)
Additional paid-in-capital	363.1	365.2	367.4
Accumulated deficit	53.4	37.7	52.1

Total Stockholders' (Deficit) Equity	$369.4	$355.8	$372.4

Total Liabilities and Stockholders' (Deficit) Equity	$859.9	$819.0	$804.9

6

NON-GAAP UNAUDITED PROJECTED STATEMENT OF CASH FLOWS

Projected Pro Forma Statement of Cash Flows

	As of December 31,
($ in mm)	2026	2027	2028
Cash Flow from Operating Activities
Net Income / (Loss)	$560.3	$(15.7)	$14.4

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	$46.5	$38.9	$29.8
Gain on early extinguishment of debt	(612.8)	–	–
Stock-based compensation expense	2.4	2.4	2.4
Other adjustments	0.1	5.4	6.5
Changes in assets and liabilities	(16.8)	(8.8)	(11.4)

Net Cash Used in Operating Activities	$(20.3)	$22.1	$41.7

Cash Flow from Investing Activities
Proceeds from sale of assets or stations	$4.5	$20.0	$20.0
Capital expenditures	(22.0)	(22.0)	(22.0)

Net Cash Used in Investing Activities	$(17.5)	$(2.0)	$(2.0)

Cash Flow from Financing Activities
Borrowings under the ABL facility	(0.8)	(11.8)	(30.4)
Shares returned in lieu of tax payments	(0.3)	(0.3)	(0.3)
Repayments of financing liabilities	(6.9)	(7.9)	(8.9)
Repayments of finance lease obligations	(1.2)	(0.2)	(0.2)

Net Cash Used in Investing Activities	$(9.2)	$(20.1)	$(39.7)

Increase / (Decrease) in Cash and Equivalents	$(47.0)	$0.0	$0.0

Cash and equivalents at beginning of period	82.0	35.0	35.0

Cash and Equivalents at End of Period	$35.0	$35.0	$35.0

7